      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1994


                                                       REGISTRATION NO. 33-52849
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                Amendment No. 3

                                       to

                                    FORM S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                      ------------------------------------

                        SANTA FE ENERGY RESOURCES, INC.
               (Exact name of Registrant as specified in charter)

                  DELAWARE                                        36-2722169
      (State or other jurisdiction of              (I.R.S. Employer Identification Number)
        incorporation or organization)

    1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057 (713) 783-2401 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

    DAVID L. HICKS, 1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057
                                (713) 783-2401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

            ------------------------------------------------------

                                  COPIES TO:

                G. Michael O'Leary                                  Marc S. Rosenberg
                or Robert V. Jewell                              Cravath, Swaine & Moore
              Andrews & Kurth L.L.P.                                 Worldwide Plaza
             4200 Texas Commerce Tower                              825 Eighth Avenue
               Houston, Texas 77002                             New York, New York 10019
                  (713) 220-4200                                     (212) 474-1000

             ------------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

             ------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of Prospectus: one to be used in connection with the offering of Senior Subordinated Debentures Due 2004 (the "Debenture Offering Prospectus") and the other to be used in connection with a concurrent offering of Series A Convertible Preferred Stock (the "Preferred Stock Offering Prospectus"). The closing of the offering being made pursuant to the Debenture Offering Prospectus (the "Debenture Offering") is not conditioned on the closing of the offering being made pursuant to the Preferred Stock Offering Prospectus (the "Preferred Stock Offering"), and the closing of the Preferred Stock Offering is not conditioned on the closing of the Debenture Offering. The form of Debenture Offering Prospectus immediately follows this page and is followed by the form of Preferred Stock Offering Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                                  MAY 17, 1994


PROSPECTUS

$100,000,000

SANTA FE ENERGY RESOURCES, INC.

        % SENIOR SUBORDINATED DEBENTURES DUE 2004

The      % Senior Subordinated Debentures Due 2004 (the "Debentures") of Santa
Fe Energy Resources, Inc. (the "Company") are being offered (the "Offering") by
the Company. The Debentures will mature on           , 2004. Interest on the
Debentures will be payable semi-annually on           and           of each
year, beginning on           , 1994. The Debentures are not redeemable prior to
          , 1999. At any time on or after           , 1999, the Debentures are
redeemable at the option of the Company, in whole at any time or from time to time in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Debentures--Optional Redemption." The holders of the Debentures may require the Company to purchase the Debentures, in whole or in part, upon the occurrence of a Change of Control (as defined) and a subsequent Rating Decline (as defined) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Debentures--Mandatory Repurchase upon Change of Control and Subsequent Rating Decline."

The offering made hereby is part of a refinancing by the Company, consisting of this Offering and a concurrent offering (the "Concurrent DECS Offering") of 10,700,000 shares of Dividend Enhanced Convertible StockSM--DECSSM (the "DECS"). This Offering is not conditioned on the Concurrent DECS Offering, and the Concurrent DECS Offering is not conditioned on this Offering.


The Debentures will be general unsecured senior subordinated obligations of the Company. The Debentures will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined), pari passu with any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. After adjustment for application of the net proceeds of this Offering and the Concurrent DECS Offering, Senior Indebtedness at March 31, 1994 would have been $275.9 million. The Debentures will be structurally subordinated to all liabilities of the Company's subsidiaries, which would have totaled $54.0 million at March 31, 1994 after giving effect to the application of the net proceeds from this Offering and the Concurrent DECS Offering. See "Use of Proceeds."


The Company does not intend to list the Debentures on any securities exchange. No assurance can be given that any market for the Debentures will develop or, if such market develops, as to the liquidity of such market. See "Investment Considerations--Absence of a Previous Market for the Debentures."

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS BEFORE DECIDING TO INVEST IN THE DEBENTURES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                            PRICE TO            UNDERWRITING       PROCEEDS TO
                                            PUBLIC(1)             DISCOUNT        COMPANY(1)(2)
Per Debenture.......................               %                     %                   %
Total...............................        $                   $                 $

- --------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from May   , 1994 to the date of delivery.
(2) Before deducting expenses payable by the Company estimated to be $500,000.

The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Debentures will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through
the facilities of The Depository Trust Company, on or about May   , 1994.

SALOMON BROTHERS INC
                  DILLON, READ & CO. INC.
                                     LAZARD FRERES & CO.
                                                  CHEMICAL SECURITIES INC.

The date of this Prospectus is May   , 1994.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's common stock, par value $0.01 per share (the "Common Stock"), and its Convertible Preferred Stock, Series 7%, are listed for trading on the New York Stock Exchange. The Company's registration statements, reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994; and (iii) the Company's Current Report on Form 8-K dated February 8, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be addressed to Mark A. Older, Senior Counsel and Secretary, Santa Fe Energy Resources, Inc., 1616 South Voss Road, Suite 1000, Houston, Texas 77057 (telephone (713) 783-2401).

                              CERTAIN DEFINITIONS

     As used herein, the following terms have the specific meanings set out:
"Bbl" means barrel, "MBbl" means thousand barrels, "MMBbl" means million barrels, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "BOE" means barrel of oil equivalent, "MBOE" means thousand barrels of oil equivalent and "MMBOE" means million barrels of oil equivalent. Natural gas volumes are converted to barrels of oil equivalent using the ratio of 6.0 Mcf of natural gas to 1.0 barrel of crude oil. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the official temperature and pressure bases of the area in which the reserves are located. "Finding cost" refers to a fraction, of which the numerator is equal to the costs incurred by the Company for property acquisition, exploration and development and of which the denominator is equal to proved reserve additions from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates. "Improved recovery," "enhanced oil recovery" and "EOR" include all methods of supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, such as waterfloods, cyclic steam, steam drive and CO2 (carbon dioxide) injection and fireflood projects. "Heavy oil" is low gravity, high viscosity crude oil.

                               PROSPECTUS SUMMARY

     The following information is a summary of the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus and is qualified in its entirety by reference thereto. Unless otherwise indicated or required by the context, references to "Santa Fe" and the "Company" include its consolidated subsidiaries.

                                  THE COMPANY

GENERAL

     Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") is engaged in the exploration, development and production of oil and natural gas in the continental United States and in certain foreign areas. At December 31, 1993, the Company had estimated worldwide proved reserves of oil and natural gas totaling 292.0 MMBOE (consisting of approximately 248.2 MMBbls of oil and approximately 263.0 Bcf of natural gas), of which approximately 93% were domestic reserves and approximately 7% were foreign reserves. During 1993, the Company's worldwide production aggregated approximately 94.3 MBOE per day, of which approximately 71% was crude oil and approximately 29% was natural gas. A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories. Pursuant to the Company's corporate restructuring program, the Company has focused its activities on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as in Argentina and Indonesia.

     For the five years ended December 31, 1993, the Company has replaced 172% of its production at an average finding cost of $4.80 per BOE. Over the last four years, the Company has increased overall production by increasing production from existing properties and through acquisitions. In addition, the Company has reduced its overall cost structure. For example, over the four-year period ended December 31, 1993, Santa Fe has increased its average daily production from 69.1 MBOE to 94.3 MBOE (including 7.7 MBOE per day in 1993 attributable to production from non-core assets sold pursuant to the corporate restructuring program) and has reduced its average production costs (including related production, severance and ad valorem taxes) from $6.22 per BOE in 1990 to $5.39 per BOE in 1993.

CORPORATE RESTRUCTURING PROGRAM

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program designed to improve its earnings and cash flow while increasing production and replacing reserves in the long-term. The restructuring program is the result of an intensive review of the Company's operations and cost structure and focuses on the concentration of capital spending in the Company's core operating areas and the disposition of non-core assets. The restructuring program also includes an evaluation of the Company's capital and cost structures in an effort to identify and implement ways to increase flexibility and strengthen the Company's financial performance.

     The Company's capital program will be concentrated in its three domestic core areas, as well as in its productive areas in Argentina and Indonesia. In October 1993, Santa Fe announced that its 1994 capital expenditures could increase to up to $240 million. However, as a result of the depressed crude oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage available cash flow in the near term. Based on current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     The non-core asset dispositions identified by the Company's restructuring program included the sale of its natural gas gathering and processing assets for securities as well as the sales of non-core oil and gas properties consisting of approximately 16.7 MMBOE of estimated proved reserves and undeveloped leasehold acreage for approximately $89.3 million. In addition, during the first quarter of 1994, the Company sold its remaining interest in the Santa Fe Energy Trust for $11.3 million and its interest in certain oil and gas properties for $8.3 million. As a result of these transactions, the Company has disposed of substantially all of its inventory of non-core assets.

     Based on a review of its capital structure, the Company determined to proceed with a refinancing of certain of the Company's indebtedness (the "Refinancing") in the belief that it would increase the Company's financial flexibility, strengthen the Company's financial position and permit the Company to pursue aggressively its operating strategy. See "--Financial Strategy." The evaluation of the Company's cost structure resulted in the announcement on April 25, 1994 of the implementation of a cost reduction program designed to reduce the Company's expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Substantially all of this cost reduction program is expected to be implemented by year end 1994.

     As part of its restructuring program, the Company adopted the following operating, financial and cost reduction strategies that should position it to continue to efficiently replace its production and increase its reserves even in a low oil price environment.

OPERATING STRATEGY

     Santa Fe's operating strategy is designed to replace reserves and increase its production in a cost effective manner by (i) exploiting its inventory of lower risk, higher return projects in its domestic core areas, (ii) increasing its light crude oil and natural gas reserves and production, and (iii) increasing its international operations.

     Develop Domestic Properties in Core Areas. A principal focus of the Company's corporate restructuring program is the concentration of capital spending in the Company's core domestic areas-- the Permian Basin of Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California. In these areas, the Company has identified a significant number of attractive development opportunities. Selection and timing of projects will depend upon factors such as oil and natural gas prices and availability of funds. In southeastern New Mexico, the Company has targeted for accelerated development a light oil prospect in the Delaware formation and a light oil and gas project in the Cisco-Canyon zone. The Company has conducted extensive operations in these areas and has identified in excess of 150 development well locations and 20 exploratory prospects to be drilled over the next several years. During 1993, several new fields or field additions in the offshore Gulf of Mexico area were placed on production, and the Company expects to further develop identified prospects in 1994. In the San Joaquin Valley, reservoir engineering studies prepared on behalf of the Company indicate that significant additions to proved reserves can be made through additional EOR and development projects in several of the Company's long-lived fields with well-established production histories.

     Increase Light Crude Oil and Natural Gas. A substantial part of the Company's domestic oil reserves consists of "heavy" oil, which is generally more expensive to produce than, and sells at a significant discount to, lighter crude oils such as the benchmark West Texas Intermediate. See "Investment Considerations--Effects of Heavy Oil Production" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." One of the principal components of the Company's strategy is to reduce the proportion of heavy oil in its reserves by increasing its lighter crude oil and natural gas reserves, primarily through development drilling of its existing project inventory (such as the Permian Basin and offshore Gulf of Mexico, as discussed above) and selective acquisitions. The acquisition of Adobe Resources Corporation ("Adobe") in May 1992 added significantly to the Company's lighter crude oil and natural gas reserves.

     Increase International Operations. The Company is actively engaged in exploration and development activities in two foreign areas, Argentina and Indonesia. The Company believes that it can continue to identify and pursue other projects with the potential for increased reserves and production in these and possibly other foreign areas. Revenues from sales of oil and gas production in these areas have increased from approximately $3.7 million in 1991 to $35.6 million in 1993, with average daily production volumes from these areas increasing from 0.6 MBOE per day in 1991 to 6.5 MBOE per day in 1993. The Company made a significant exploration discovery in 1993--the Sierra Chata natural gas discovery in Argentina. To date, six gross (1.3 net) wells have been drilled with no dry holes. In 1994, the Company plans additional development drilling to further define the limits of the field, and to construct a gas processing plant and a 40-mile pipeline. First sales of production from this discovery are expected in early 1995.

FINANCIAL STRATEGY

     The Company's financial strategy is to provide additional flexibility in the current low oil price environment thereby allowing the Company to further implement its operating strategy. This Offering is part of the Refinancing, consisting of this Offering and the Concurrent DECS Offering. DECS are convertible preferred stock that, if not previously converted or redeemed, will be mandatorily converted into Common Stock on March 31, 1998. The net proceeds from the Refinancing will be utilized to repay a portion of Senior Indebtedness and certain subsidiary debt (on a pro forma basis at March 31, 1994, an aggregate of approximately $180 million of such indebtedness would be repaid with such net proceeds). See "Use of Proceeds."

     Completion of the Refinancing will extend the average life of the Company's debt from approximately 4.5 years to approximately 7.5 years, reduce the Company's overall leverage and reduce required debt amortization in 1994, 1995 and 1996 to $3.7 million, $5.3 million, and $9.6 million, respectively (on a pro forma basis at March 31, 1994). The Refinancing will also provide additional liquidity by increasing the total amount available for borrowing under the Company's existing bank credit facilities and by increasing cash flow in the near term.

COST REDUCTION STRATEGY

     On April 25, 1994, the Company announced the implementation of a major cost reduction program aimed at reducing its expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). The Company intends to reduce its field expenses by approximately $10.0 million, reduce its salaried work force by approximately 20%, significantly improve the efficiency of its information systems activities and substantially reduce other general and administrative costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. The Company recorded a $7.0 million charge during the quarter ended March 31, 1994 in connection with implementation of the cost reduction program.

                             THE DEBENTURE OFFERING


Securities Offered............   $100,000,000 principal amount of    % Senior Subordinated
                                 Debentures Due 2004.
Maturity Date.................          , 2004.
Interest Payment Dates........           and          of each year, commencing        , 1994.
Optional Redemption...........   The Debentures are not redeemable prior to           , 1999.
                                 At any time on or after           , 1999, the Debentures are
                                 redeemable at the option of the Company, in whole or from
                                 time to time in part, at the redemption prices set forth
                                 herein plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Debentures--Optional
                                 Redemption."
Mandatory Redemption..........   Upon the occurrence of a Change of Control (as defined) and a subsequent Rating Decline (as defined), the Company will be required to offer to repurchase the Debentures at 101% of the principal amount thereof, plus accrued and unpaid interest due thereon, if any, to the date of purchase. See
                                 "Description of the Debentures--Mandatory Repurchase upon
                                 Change of Control and Subsequent Rating Decline."
Ranking.......................   The Debentures will be general unsecured senior subordinated obligations of the Company. The Debentures will rank
                                 subordinate in right of payment to all existing and future
                                 Senior Indebtedness, pari passu with any future senior
                                 subordinated indebtedness and senior to any future junior
                                 subordinated indebtedness of the Company. At March 31, 1994, the Company's outstanding Senior Indebtedness was $455.9
                                 million. After adjustment for application of the net proceeds from this Offering and the Concurrent DECS Offering, Senior
                                 Indebtedness at March 31, 1994 would have been $275.9
                                 million. The Debentures will be structurally subordinated to all liabilities of the Company's subsidiaries, which would have totaled $54.0 million at March 31, 1994, after giving effect to the application of the net proceeds from this
                                 Offering and the Concurrent DECS Offering.
Principal Covenants...........   The Indenture for the Debentures contains restrictions on (i)
                                 the ability of the Company to Incur additional Indebtedness,
                                 (ii) the payment of dividends on the Capital Stock of the
                                 Company and the purchase, redemption or retirement of Capital
                                 Stock of the Company, (iii) the making of certain
                                 investments, (iv) the Incurrence of certain Liens, (v) Asset
                                 Sales, (vi) certain transactions with Affiliates, (vii)
                                 payment restrictions affecting Restricted Subsidiaries and
                                 (viii) certain consolidations, mergers and transfers of
                                 assets. All of these limitations will be subject to a number of important qualifications. See "Description of the
                                 Debentures."
Use of Proceeds...............   The net proceeds to the Company from the sale of the
                                 Debentures offered hereby are estimated to be $97.0 million.
                                 Such net proceeds will be used to repay certain existing
                                 Senior Indebtedness. See "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION

     The following table presents summary historical financial information for the periods presented and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table also presents summary pro forma financial information as of and for the year ended December 31, 1993 and the three months ended March 31, 1994 after giving effect to the consummation of this Offering and the Concurrent DECS Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The summary pro forma financial information and the summary historical financial information as of and for the three months ended March 31, 1993 and 1994 is unaudited.


                                PRO FORMA(a)            THREE MONTHS
                             -------------------      ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                             1ST QTR      1993      --------------------    --------------------------------------------------
                               1994       YEAR        1994        1993        1993        1992      1991      1990      1989
                             --------   --------    --------    --------    --------    --------   -------   -------   -------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues.................. $   90.3   $  436.9    $   90.3    $  115.3    $  436.9    $  427.5   $ 379.8   $ 382.9   $ 322.9
  Production and operating
    expenses................     40.6      163.8        40.6        42.7       163.8       153.4     134.6     135.5     107.1
  Exploration expenses......      5.0       31.0         5.0         7.1        31.0        25.5      18.7      21.0      19.4
  General and
    administrative..........      7.6       32.3         7.6         7.0        32.3        30.9      27.8      25.6      28.6
  Depreciation, depletion
    and amortization........     32.1      152.7        32.1        37.6       152.7       146.3     106.6     105.2      99.4
  Impairment of oil and gas
    properties..............       --       99.3(b)       --          --        99.3(b)       --        --       1.4       1.1
  Restructuring charges.....      7.0(c)     38.6(c)      7.0(c)       --       38.6(c)       --        --        --        --
  Income (loss) from
    operations..............       --     (113.0)         --        12.0      (113.0)       57.5      64.4      69.4      45.5
  Interest expense(d).......      9.1       40.7        10.3        13.7        45.8        55.6      47.3      57.1      30.5
  Net income (loss).........     (1.8)     (73.9)       (2.5)       (0.4)      (77.1)       (1.4)     18.5      17.0      49.8
  Earnings (loss) to Common
    Stock...................     (5.2)     (87.3)       (4.3)       (2.2)      (84.1)       (5.7)     18.5      17.0      49.8
  Earnings (loss) per share
    of Common Stock......... $  (0.06)  $  (0.97)   $  (0.05)   $  (0.02)   $  (0.94)   $  (0.07)  $  0.29   $  0.28        --
CASH FLOW DATA:
  Net cash provided by
    operating activities.... $    4.6   $  154.3    $   14.3    $   41.6    $  160.2    $  141.5   $ 128.4   $ 144.1   $ 173.1
  Capital expenditures......     30.5      127.0        30.5        30.0       127.0        76.8     108.1     117.0      93.7
  Preferred dividends.......      3.4       13.4         1.8         1.8         7.0         2.6        --        --        --
  Common Stock
    dividends(e)............       --       14.3          --         3.5        14.3        12.3      10.2       5.1        --
BALANCE SHEET DATA (AT END
  OF PERIOD):
  Properties and equipment,
    net..................... $  818.2   $  832.7    $  818.2    $1,076.5    $  832.7    $1,101.8   $ 797.4   $ 745.0   $ 747.6
  Total assets..............  1,044.5    1,079.0     1,042.2     1,278.9     1,076.9     1,337.2     911.9     911.1     881.8
  Long-term debt............    362.7      365.9       403.5       459.0       405.4       492.8     440.8     417.2     124.7
  Convertible Preferred
    Stock, Series 7%........     80.0       80.0        80.0        80.0        80.0        80.0        --        --        --
  Shareholders' equity......    411.9      414.8       320.7       412.8       323.6       416.6     225.1     215.8     228.1
OTHER DATA:
  EBITDA (in millions)(f)... $   24.1   $  178.0    $   24.1    $   51.4    $  178.0    $  188.0   $ 175.7   $ 190.9   $ 156.5
  EBITDA/Interest expense...      2.8x       4.6x        2.5x        3.9x        4.0x        3.5x      3.8x      3.3x      5.1x
  EBITDA/Preferred dividends
    and interest expense....      2.0x       3.4x        2.1x        3.5x        3.5x        3.3x      3.8x      3.3x      5.1x
  Ratio of earnings to
    combined fixed charges
    and preferred
    dividends(g)............       (h)        (h)         (h)         (h)         (h)         (h)      1.5x      1.3x      2.2x


                                                   (See notes on following page)

- ---------------

(a) Pro forma for the consummation of this Offering and the Concurrent DECS Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." Assumes 10,700,000 DECS are sold at a price of
    $8 7/8 per share.

(b) Reflects a non-cash charge of $99.3 million for the impairment of oil and gas properties recorded as of December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) Reflects non-cash, non-recurring charges relating to implementation of the Company's restructuring program of (a) $38.6 million recorded in 1993 comprised of (i) losses on property dispositions of $27.8 million; (ii) long-term debt prepayment penalties of $8.6 million; and (iii) accruals for certain personnel benefits and related costs of $2.2 million and (b) $7.0 million recorded in the first quarter of 1994 comprised of severance, benefits and relocation expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(d) Includes capitalized interest of $4.3 million, $4.9 million, $7.7 million, $10.6 million and $13.8 million for the years 1993, 1992, 1991, 1990 and 1989, respectively, and $0.9 million and $1.1 million for the three months ended March 31, 1994 and 1993, respectively.

(e) Represents dividends paid subsequent to the Company's initial public offering in March 1990. Prior to such time, the Company was a wholly owned subsidiary of the Santa Fe Pacific Corporation, and dividends paid to its parent are not considered relevant in the context of its dividend policy subsequent to the initial public offering. As part of the Company's 1993 restructuring program, in October 1993, the Company eliminated its $0.04 per share quarterly dividend on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(f) EBITDA is presented because it is a widely accepted financial indication of a company's ability to service and incur debt. EBITDA has the same meaning as in the Indenture since it excludes EBITDA of Unrestricted Subsidiaries (as defined). EBITDA should not be considered by an investor as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA for the Company largely results from sales of oil and gas produced from the Company's properties, which production, if not replaced, will result in depletion of the Company's assets and a reduction of the Company's ability to service and incur debt at constant or declining prices. The calculation of EBITDA for 1993 reflects an average sales price (unhedged) by the Company of $12.93 per barrel of oil. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout 1994, the Company's EBITDA for 1994 will be significantly lower than that for 1993.

(g) For the purpose of calculating such ratios, (i) earnings consist of income
     (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the amount of pre-tax earnings required to cover preferred stock dividend requirements.

(h) Earnings for the three months ended March 31, 1994 and 1993 and the years ended December 31, 1993 and 1992 were insufficient to cover combined fixed charges and preferred dividends by $12.2 million, $3.7 million, $166.0 million and $12.8 million, respectively. Pro forma earnings for the three months ended March 31, 1994 and the year ended December 31, 1993, after giving effect to the consummation of this Offering and the Concurrent DECS Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," would have been insufficient to cover fixed charges by $13.6 million and $171.4 million, respectively.

                             SUMMARY OPERATING DATA

                                                THREE MONTHS ENDED
                                                     MARCH 31,                          YEAR ENDED DECEMBER 31,
                                                -------------------     -------------------------------------------------------
                                                 1994        1993        1993        1992        1991        1990        1989
                                                -------     -------     -------     -------     -------     -------     -------
Production of oil (MBbls per day)(a)..........     66.0(d)     67.3(d)     66.7(d)     62.5        55.5        52.0        50.7
Production of natural gas (MMcf per day)(a)...    155.5(d)    177.8(d)    165.4(d)    126.3        95.2       102.5        81.6
Production of oil equivalent
  (MBOE per day)(a)...........................     91.9(d)     96.9(d)     94.3(d)     83.6        71.4        69.1        64.3
Average sales price:
    Oil (per Bbl).............................  $ 10.00     $ 13.73     $ 12.93     $ 14.54     $ 14.09     $ 17.90     $ 14.11
    Natural gas (per Mcf).....................  $  2.10     $  1.96     $  2.03     $  1.71     $  1.49     $  1.57     $  1.72
Production costs (including related
  production, severance and ad valorem taxes)
  per BOE.....................................  $  5.59     $  5.53     $  5.39     $  5.66     $  6.06     $  6.22     $  5.69
Five-year average finding cost per BOE(b).....                          $  4.80     $  4.05     $  3.66     $  3.73     $  4.31
Annual reserve replacement ratio(c)...........                              121%        262%        127%        108%        251%
Estimated reserve life (in years).............                              8.5(d)      9.9         9.9        10.0        10.7

- ---------------

(a) Includes production attributable to certain net profits interests sold by the Company to unaffiliated persons, which interests burden the Company's working or royalty interests held in certain properties.

(b) Reflects the average finding cost per BOE during the five years ended December 31 as of the year reflected in the column.

(c) The annual reserve replacement ratio is a fraction, of which the numerator is the estimated number of reserves added during a year through additions of estimated proved reserves from exploratory and development drilling, acquisitions of proved properties and revisions of previous estimates, excluding property sales, and of which the denominator is the oil and natural gas produced during that year.

(d) Includes production attributable to the properties sold to Vintage Petroleum, Inc. ("Vintage") (closed in November 1993) and Bridge Oil (U.S.A.) Inc. ("Bridge") (closed in April 1994). Production attributable to such properties during the year ended December 31, 1993 totaled approximately 4.1 MBbls of oil and 21.7 MMcf of natural gas per day (7.7 MBOE per day). Production during the three months ended March 31, 1993 attributable to the properties sold to Vintage totaled approximately 3.2 MBbls of oil per day and approximately 7.0 MMcf of natural gas per day (4.4 MBOE per day). Production during the three months ended March 31, 1993 and 1994 attributable to the properties sold to Bridge totaled approximately
     1.4 MBbls of oil per day and approximately 14.6 MMcf of natural gas per day (3.8 MBOE per day), and approximately 1.3 MBbls of oil per day and approximately 13.5 MMcf of natural gas per day (3.6 MBOE per day), respectively.

                    SUMMARY OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information with respect to the Company's proved oil and gas reserves as of the dates indicated. For additional information relating to reserves, see "Business and Properties--Reserves."

                                                   NET PROVED RESERVES AS OF DECEMBER 31,(A)
                                          ------------------------------------------------------------
                                           1993(B)        1992        1991         1990         1989
                                          ----------     -------     -------     --------     --------
Crude oil, condensate and natural gas
  liquids (MMBbls)....................        248.2        255.1       229.2        222.3        219.8
Natural gas (Bcf).....................        263.0        277.5       170.8        185.9        188.0
Proved reserves (MMBOE)...............        292.0        301.5       257.7        253.3        251.1
Proved developed reserves (MMBOE).....        225.5        248.4       210.3        205.0        204.0
Present value of pre-tax future net
  cash flows (in millions)(c).........     $  567.8      $ 915.2     $ 602.6     $1,231.4     $1,090.1

- ---------------

(a) Includes estimated proved reserves attributable to certain net profits interests sold by the Company to unaffiliated persons, which interests burden the Company's working or royalty interests held in certain properties.

(b) The estimates set forth in this table for 1993 give effect to the sale by the Company of approximately 8.0 MMBOE of proved reserves to Bridge, which sale closed in April 1994.

(c) Represents the present value (discounted at 10%) of the future net cash flows estimated to result from production of the Company's estimated proved reserves using estimated sales prices and estimates of production costs, ad valorem and production taxes and future development costs necessary to produce such reserves. The sales prices used in the determination of proved reserves and of estimated future net cash flows are based on the prices in effect at year end, and for 1993 averaged $9.27 per barrel for oil and $2.17 per Mcf for natural gas. The average sales prices (unhedged) realized by the Company for its production during 1993 was $12.93 per barrel for oil and $2.03 per Mcf for natural gas. The average sales prices (unhedged) realized by the Company for its production during the three months ended March 31, 1994 were $10.00 per barrel of oil and $2.10 per Mcf of natural gas.

                           INVESTMENT CONSIDERATIONS

     Before deciding to invest in the Debentures offered hereby, prospective investors should carefully consider all of the information contained in this Prospectus, and in particular the investment considerations described in the following paragraphs.

SUBSTANTIAL LEVERAGE

     The Company is, and after the Refinancing will continue to be, highly leveraged. At March 31, 1994, the Company had total indebtedness of $446.4 million and shareholders' equity of $320.7 million. After giving effect to the Offering, the Concurrent DECS Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company would have had, on a pro forma basis at March 31, 1994, total indebtedness of $366.4 million and shareholders' equity of $411.9 million. If this Offering is completed but the Concurrent DECS Offering is not consummated, the Company's pro forma total indebtedness and shareholders' equity at March 31, 1994 would have been $455.5 million and $320.4 million, respectively. The Company's high degree of leverage will have important consequences to holders of the Debentures, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures and other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (iv) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EFFECTS OF CHANGING PRODUCT PRICES

     The Company's profitability is determined in large part by the difference between the prices received for the oil and natural gas that it produces and the costs of finding and producing such resources. Prices for oil and gas have been subject to wide fluctuations, which continue to reflect imbalances in supply and demand as well as other market conditions and the world political situation as it affects OPEC, the Middle East (including the current embargo of Iraqi crude oil from worldwide markets) and other producing countries. Moreover, the price of oil and natural gas may be affected by the price and availability of alternative sources of energy, weather conditions and the general state of the economy. Even relatively modest changes in oil and gas prices may significantly change the Company's revenues, results of operations, cash flows and proved reserves. Since the Company is primarily an oil producer, a change in the price paid for its oil production more significantly affects its results of operations than a change in natural gas prices. For example, the Company estimates that a change of $1.00 per barrel in its average realized oil price would have resulted in a change of $21.6 million in its 1993 operating income and $16.2 million in its 1993 cash flow from operating activities, based on its 1993 operating results. The foregoing estimates do not give effect to changes in any other factors, such as the effect of the Company's hedging program or depreciation and depletion, that would result from a change in oil prices. In recent months, spot oil prices have reached their lowest levels in over five years, and no assurance can be given that oil prices will not remain at these levels for the foreseeable future or decline further.

     The Company's cash flow from operating activities is a function of the volumes of oil and gas produced from the Company's properties and the sales prices realized therefor. Crude oil and natural gas are depleting assets. Therefore, unless the Company replaces over the long term the oil and natural gas produced from the Company's properties, the Company's assets will be depleted over time and its ability to service and incur debt at constant or declining prices will be reduced. The Company's cash flow from operations for 1993 reflects an average sales price (unhedged) for the Company's 1993 oil production of $12.93 per barrel. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout

1994, the Company's cash flow from operating activities for 1994 will be significantly lower than that for 1993.

EFFECTS OF HEAVY OIL PRODUCTION

     A substantial portion of the Company's oil production consists of heavy oil produced from the Midway-Sunset Field. The market for such heavy crude oil production differs substantially from the remainder of the domestic crude oil market, due principally to the higher transportation and refining costs associated with heavy crude. As a result, the profit margin realized from the sale of heavy oil is generally lower than that realized from the sale of light oil, because the costs to produce heavy oil are generally higher, and the price paid for heavy crude oil is generally lower, than the price paid for light crudes. Furthermore, there is currently an oversupply of crude oil in the California market that has had an adverse effect on the prices paid for crude oil in that market. See "Business and Properties--Current Markets for Oil and Gas."

POSSIBLE IMPAIRMENT OF OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Under this method, costs (both tangible and intangible) of productive wells and development dry holes, as well as the costs of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not result in proved reserves are expensed upon the determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

     The Company periodically reviews individual proved properties to determine if the carrying value of the field as reflected in its accounting records exceeds the estimated undiscounted future net revenues from proved oil and gas reserves attributable to the field. Based on this review and the continuing evaluation of development plans, economics and other factors, if appropriate, the Company records impairments (additional depletion and depreciation) to the extent that the carrying value exceeds the estimated undiscounted future net revenues. Such impairments constitute a charge to earnings which does not impact the Company's cash flow from operating activities. However, such writedowns impact the amount of the Company's stockholders' equity and, therefore, the ratio of debt-to-equity. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed. In 1993, the Company recorded impairments of $99.3 million. No assurance can be given that the Company will not experience additional impairments in the future.

SUBORDINATION OF DEBENTURES

     The Indenture pursuant to which the Debentures will be issued (the "Indenture") will limit, but not prohibit, the Incurrence by the Company of additional Indebtedness, including Indebtedness that is senior in right of payment to the Debentures (including by reason of structural subordination to liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Debentures offered hereby only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Debentures. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Debentures if a default exists with respect to any Senior Indebtedness. See "Description of the Debentures--Subordination."

FUNDING OF CHANGE OF CONTROL OFFER

     In the event of a Change of Control (as defined) and a subsequent Rating Decline (as defined), the Company will be required, subject to certain conditions, to offer to purchase all outstanding Debentures at a price equal to 101 percent of the principal amount of the Debentures, plus accrued and unpaid interest. Certain Senior Indebtedness also includes, and future Indebtedness of the Company may include, change of control provisions pursuant to which the Company would be required to offer to repurchase, or the lender could demand repayment of, upon a change in control of the Company (as defined thereunder), the Indebtedness due thereunder. Upon such an occurrence, redemption or repayment of Senior Indebtedness would be required to be made before the offer to repurchase Debentures could be consummated. As a result, no assurance can be given that the Company would have available sufficient funds to repurchase Debentures that may be tendered for repurchase upon a Change of Control and a subsequent Rating Decline. As of March 31, 1994, after giving effect to this Offering and the Concurrent DECS Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company would not have sufficient funds available to purchase all of the outstanding Debentures were they to be tendered in response to an offer made as a result of a Change of Control and a subsequent Rating Decline. See "Description of the Debentures--Mandatory Repurchase upon Change of Control and Subsequent Rating Decline."

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     The Company's activities are subject to various federal, state and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and gas exploration, development, production and EOR operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and waste therefrom are subject to stringent environmental regulation by governmental authorities. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities.

     The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future. Although the Company believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. See "Business and Properties--Other Business Matters--Environmental Regulation."

UNCERTAINTIES IN ESTIMATES OF PROVED RESERVES

     Proved reserves of crude oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. All reserve estimates are to some degree speculative and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment and the assumptions used regarding prices for crude oil, natural gas liquids and natural gas. Results of drilling, testing and production and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may require substantial upward or downward revisions. Although a substantial portion of the Company's proved oil reserves is in long-lived fields with well-established production histories where EOR and other development projects are employed to produce such reserves, the external factors discussed above will directly affect the Company's determination to proceed with any of such projects and, therefore, the quantity of reserves in these fields classified as proved. The reserve estimates included and incorporated by reference in this Prospectus were prepared as of December 31, 1993 and could be materially different from the quantities of crude oil, natural gas liquids and natural gas that ultimately will be recovered from the Company's properties.

     In addition, actual future net cash flows from production of the Company's reserves will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

INDUSTRY CONSIDERATIONS

     The Company's business is the exploration for, and the development and production of, oil and natural gas. Exploration for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In addition, there is strong competition relating to all aspects of the oil and gas industry, and in particular in the exploration and development of new oil and gas reserves. The Company must compete with a substantial number of other oil and natural gas companies, many of which have significantly greater financial resources.

     All of the Company's oil and gas activities are subject to the risks normally incident to exploration for and production of oil and gas, including blowouts, cratering, spillage and fires, each of which could result in damage to life and property. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. In accordance with customary industry practices, the Company carries insurance against some, but not all, of the risks associated with the Company's business. Losses and liabilities arising from such events would reduce revenues and increase costs to the Company to the extent not covered by insurance.

     Another risk inherent in the oil and gas industry is the risk that a well will be a dry hole or a marginal producer that will not, in either case, repay the entire cost of drilling, testing, completing and equipping the well. There can be no assurance, therefore, that the Company's future exploration and development wells will be financially successful.

INTERNATIONAL OPERATIONS

     Foreign properties, operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

ABSENCE OF A PREVIOUS MARKET FOR THE DEBENTURES

     The Debentures are a new issue of securities with no established trading market and the Company does not intend to apply for listing of the Debentures on any securities exchange. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, each of them currently intends to make a market in the Debentures; however, they are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market in the Debentures. If an active market does not develop, the market price and liquidity of the Debentures may be adversely affected.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

                                         THREE MONTHS
                                            ENDED
                                          MARCH 31,                   YEAR ENDED DECEMBER 31,
                                        --------------      --------------------------------------------
                                        1994      1993      1993      1992      1991      1990      1989
                                        ----      ----      ----      ----      ----      ----      ----
Earnings to Fixed Charges............   (a)       (a)       (a)       (a)       1.5x      1.3x      2.2x
Earnings to Combined Fixed Charges
  and Preferred Stock Dividends......   (b)       (b)       (b)       (b)       1.5x      1.3x      2.2x

- ---------------

(a) Earnings during the three months ended March 31, 1994 and 1993 and the years 1993 and 1992 were insufficient to cover fixed charges (excluding dividends on preferred stock) by $9.2 million, $0.7 million, $154.5 million and $5.8 million, respectively.

(b) Earnings during the three months ended March 31, 1994 and 1993 and the years 1993 and 1992 were insufficient to cover combined fixed charges and preferred stock dividends by $12.2 million, $3.7 million, $166.0 million and $12.8 million, respectively.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Debentures offered hereby are estimated to be approximately $97.0 million. Such net proceeds will be used to prepay $65.0 million principal amount of the Company's Senior Notes with scheduled maturities in 1995 (Series C, $30.0 million) and 1996 (Series D, $35.0 million), together with prepayment penalties aggregating approximately $6.1 million. The Series C Notes bear interest at 10.04% per year and the Series D Notes bear interest at 10.14% per year. The remaining net proceeds from this Offering and the net proceeds from the Concurrent DECS Offering (estimated to be approximately $91.6 million) will be used (i) to repay the floating rate debt borrowed under the Company's Amended and Restated Revolving Credit Agreement ("Bank Facility"), the balance of which was $30.0 million at May 11, 1994 and which currently bears interest at 5.5% per year; (ii) to repay approximately $30.0 million principal amount of debt previously incurred by Santa Fe Energy Operating Partners, L.P., (plus a prepayment penalty equal to approximately $2.5 million) with a current interest rate of 8.3% per year, $6.0 million of which matures in 1994 and $8.0 million of which is scheduled to mature during each of the succeeding three years; (iii) to repay approximately $12.3 million principal amount of debt of Mission Resources, Inc. assumed by the Company in connection with a property acquisition, with a current interest rate of 9.0% and a scheduled maturity in 1995; and (iv) for working capital purposes.

     After the application of the net proceeds from the Offering and the Concurrent DECS Offering, the Company will have approximately $245.0 million principal amount of Senior Notes outstanding, none of which matures before 1996.

                                 CAPITALIZATION

     The following table sets forth the Company's consolidated capitalization at March 31, 1994 on a historical basis and as adjusted as indicated below. See "Use of Proceeds."

                                                                       MARCH 31, 1994
                                                          ----------------------------------------
                                                                               AS ADJUSTED
                                                                        --------------------------
                                                                                        DEBENTURES
                                                                        DEBENTURES         AND
                                                           ACTUAL        ONLY(a)         DECS(b)
                                                          --------      ----------      ----------
                                                                      (IN MILLIONS)
SHORT-TERM DEBT:
  Current portion of long-term debt..................     $   42.9       $   12.9        $    3.7
                                                          --------      ----------      ----------
                                                          --------      ----------      ----------
LONG-TERM DEBT:
  Senior notes.......................................        280.0          245.0           245.0
  Revolving and term credit agreement................         79.0           53.1             6.3
  Notes payable to bank..............................         11.4           11.4            11.4
  Term loan..........................................         11.1           11.1              --
  Partnership credit agreement.......................         22.0           22.0              --
  Senior subordinated debentures.....................           --          100.0           100.0
                                                          --------      ----------      ----------
     Total long-term debt............................        403.5          442.6           362.7
                                                          --------      ----------      ----------
CONVERTIBLE PREFERRED STOCK, SERIES 7%:..............         80.0           80.0            80.0
                                                          --------      ----------      ----------
SHAREHOLDERS' EQUITY:
  DECS...............................................           --             --            91.6
  Common stock.......................................          0.9            0.9             0.9
  Paid-in capital....................................        498.3          498.3           498.3
  Accumulated deficit................................       (178.1)        (178.4)         (178.5)
  Other..............................................         (0.4)          (0.4)           (0.4)
                                                          --------      ----------      ----------
     Total shareholders' equity......................        320.7          320.4           411.9
                                                          --------      ----------      ----------
  Total capitalization...............................     $  804.2       $  843.0        $  854.6
                                                          --------      ----------      ----------
                                                          --------      ----------      ----------

- ---------------

(a) Pro forma for the issuance of the Debentures only. Net proceeds from the Offering will be applied to prepay $65.0 million of the Senior Notes, fund $6.1 million of prepayment penalties and repay approximately $25.9 million of floating rate debt borrowed under the Bank Facility. If the Concurrent DECS Offering is not consummated, approximately $89.1 million of additional Senior Indebtedness and subsidiary debt will remain outstanding.

(b) Pro forma for the issuance of both the Debentures and the DECS and the application of the net proceeds therefrom (estimated to be $188.6 million) as described in "Use of Proceeds." Assumes 10,700,000 DECS are sold at a price of $8 7/8 per share.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following data for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 has been derived from the Company's consolidated financial statements audited by Price Waterhouse, independent accountants. This selected historical financial data should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto. The Company's consolidated balance sheets at December 31, 1992 and 1993 and the related consolidated statements of operations, of cash flows and of shareholders' equity for the three years ended December 31, 1993 are included elsewhere in this Prospectus. The data for the three months ended March 31, 1993 and 1994 has been derived from the unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                 THREE MONTHS
                                                ENDED MARCH 31,                         YEAR ENDED DECEMBER 31,
                                             ---------------------     ---------------------------------------------------------
                                               1994         1993         1993       1992(a)       1991        1990        1989
                                             --------     --------     --------     --------     -------     -------     -------
                                                                         (IN MILLIONS, EXCEPT AS NOTED)
INCOME STATEMENT DATA:
  Revenues...............................    $   90.3     $  115.3     $  436.9     $  427.5     $ 379.8     $ 382.9     $ 322.9
                                             --------     --------     --------     --------     -------     -------     -------
  Operating expenses
    Production and operating.............        40.6         42.7        163.8        153.4       134.6       135.5       107.1
    Oil and gas systems and pipelines....          --          1.1          4.2          3.2          --          --          --
    Exploration, including dry hole
      costs..............................         5.0          7.1         31.0         25.5        18.7        21.0        19.4
    Depletion, depreciation and
      amortization.......................        32.1         37.6        152.7        146.3       106.6       105.2        99.4
    Impairment of oil and gas
      properties(b)......................          --           --         99.3           --          --         1.4         1.1
    General and administrative...........         7.6          7.0         32.3         30.9        27.8        25.6        28.6
    Taxes (other than income)............         7.4          7.1         27.3         24.3        27.2        22.0        22.3
    Restructuring charges(c).............         7.0           --         38.6           --          --          --          --
    Loss (gain) on disposition of oil and
      gas properties.....................        (9.4)         0.7          0.7        (13.6)        0.5         2.8        (0.5)
                                             --------     --------     --------     --------     -------     -------     -------
  Total operating expenses...............        90.3        103.3        549.9        370.0       315.4       313.5       277.4
                                             --------     --------     --------     --------     -------     -------     -------
  Operating income (loss)................          --         12.0       (113.0)        57.5        64.4        69.4        45.5
  Other income (expense).................         0.9         (0.2)        (4.8)       (10.0)        5.6        (0.3)       18.2
  Interest income........................         0.2          1.2          9.1          2.3         2.3         5.2         4.3
  Interest expense.......................       (10.3)       (13.7)       (45.8)       (55.6)      (47.3)      (57.1)      (30.5)
  Interest capitalized...................         0.9          1.1          4.3          4.9         7.7        10.6        13.8
                                             --------     --------     --------     --------     -------     -------     -------
  Income (loss) before income taxes and
    cumulative effect of accounting
    change...............................        (8.3)         0.4       (150.2)        (0.9)       32.7        27.8        51.3
  Income taxes benefit (expense).........         5.8         (0.8)        73.1         (0.5)      (14.2)      (10.8)      (26.0)
                                             --------     --------     --------     --------     -------     -------     -------
  Income (loss) before cumulative effect
    of accounting change.................        (2.5)        (0.4)       (77.1)        (1.4)       18.5        17.0        25.3
  Cumulative effect of accounting
    change...............................          --           --           --           --          --          --        24.5
                                             --------     --------     --------     --------     -------     -------     -------
  Net income (loss)......................        (2.5)        (0.4)       (77.1)        (1.4)       18.5        17.0        49.8
  Preferred dividend requirement.........        (1.8)        (1.8)        (7.0)        (4.3)         --          --          --
                                             --------     --------     --------     --------     -------     -------     -------
  Earnings (loss) attributable to Common
    Stock................................    $   (4.3)    $   (2.2)    $  (84.1)    $   (5.7)    $  18.5     $  17.0     $  49.8
                                             --------     --------     --------     --------     -------     -------     -------
                                             --------     --------     --------     --------     -------     -------     -------
  Per share data (in dollars):
    Income (loss) before cumulative
      effect of accounting change........    $  (0.05)    $  (0.02)    $  (0.94)    $  (0.07)    $  0.29     $  0.28     $  0.48
    Cumulative effect of change in
      accounting for income taxes........          --           --           --           --          --          --        0.47
  Earnings (loss) to Common Stock........       (0.05)       (0.02)       (0.94)       (0.07)       0.29        0.28        0.95
  Weighted average number of shares
    outstanding..........................        89.9         89.6         89.7         79.0        63.8        61.7        52.1
STATEMENT OF CASH FLOW DATA:
  Net cash provided by operating
    activities...........................    $   14.3     $   41.6     $  160.2     $  141.5     $ 128.4     $ 144.1     $ 173.1
  Net cash used in investing
    activities...........................        10.8         27.8        121.4         15.9       117.2       108.2        86.8

                                             (Table continued on following page)

                                                 THREE MONTHS
                                                ENDED MARCH 31,                         YEAR ENDED DECEMBER 31,
                                             ---------------------     ---------------------------------------------------------
                                               1994         1993         1993       1992(a)       1991        1990        1989
                                             --------     --------     --------     --------     -------     -------     -------
                                                                         (IN MILLIONS, EXCEPT AS NOTED)
BALANCE SHEET DATA (AT PERIOD END):
  Properties and equipment, net..........    $  818.2     $1,076.5     $  832.7     $1,101.8     $ 797.4     $ 745.0     $ 747.6
  Total assets...........................     1,042.2      1,278.9      1,076.9      1,337.2       911.9       911.1       881.8
  Long-term debt.........................       403.5        459.0        405.4        492.8       440.8       417.2       124.7
  Convertible Preferred Stock, Series
    7%...................................        80.0         80.0         80.0         80.0          --          --          --
  Shareholders' equity...................       320.7        412.8        323.6        416.6       225.1       215.8       228.1
SELECTED OPERATING DATA:
  Daily average production(d):
    Crude oil and liquids (MBbls/day)
      Domestic...........................        58.0         61.0         60.2         58.3        54.9        52.0        50.7
      Argentina..........................         2.5          2.0          2.4          2.4         0.6          --          --
      Indonesia..........................         5.5          4.3          4.1          1.8          --          --          --
                                             --------     --------     --------     --------     -------     -------     -------
                                                 66.0         67.3         66.7         62.5        55.5        52.0        50.7
                                             --------     --------     --------     --------     -------     -------     -------
                                             --------     --------     --------     --------     -------     -------     -------
    Natural gas (MMcf/day)...............       155.5        177.8        165.4        126.3        95.2       102.5        81.6
    Total production (MBOE/day)..........        91.9         96.9         94.3         83.6        71.4        69.1        64.3
  Average sales prices:
    Crude oil and liquids ($/Bbl)
      Unhedged
        Domestic.........................    $   9.64     $  13.49     $  12.70     $  14.38     $ 14.07     $ 17.90     $ 14.11
        Argentina........................       10.27        15.45        14.07        15.99       16.24          --          --
        Indonesia........................       13.74        16.25        15.50        17.51          --          --          --
        Total............................       10.00        13.73        12.93        14.54       14.09       17.90       14.11
      Hedged.............................       10.00        13.73        12.93        14.96       16.16       17.34       14.11
    Natural Gas ($/Mcf)
      Unhedged...........................    $   2.10     $   1.96     $   2.03     $   1.71     $  1.49     $  1.57     $  1.72
      Hedged.............................        2.07         1.91         1.89         1.70        1.49        1.57        1.72
  Proved reserves at year end(e):
    Crude oil, condensate and natural gas
      liquids (MMBbls)...................                                 248.2        255.1       229.2       222.3       219.8
    Natural gas (Bcf)....................                                 263.0        277.5       170.8       185.9       188.0
    Proved reserves (MMBOE)..............                                 292.0        301.5       257.7       253.3       251.1
    Proved developed reserves (MMBOE)....                                 225.5        248.4       210.3       205.0       204.0
  Production costs (including related
    production, severance and ad valorem
    taxes) per BOE (in dollars)..........    $   5.59     $   5.53     $   5.39     $   5.66     $  6.06     $  6.22     $  5.69


- ---------------

(a)  On May 19, 1992, Adobe was merged with and into the Company.

(b) Reflects a non-cash charge of $99.3 million for the impairment of oil and gas properties recorded as of December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) Includes losses on property dispositions of $27.8 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $2.2 million in 1993 and $7.0 million of severance, benefits and relocation costs in 1994.

(d) Includes production attributable to the properties sold to Vintage (closed in November 1993) and Bridge (closed in April 1994). Production attributable to such properties during the year ended December 31, 1993 totaled approximately 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day (7.7 MBOE per day). Production during the three months ended March 31, 1993 attributable to the properties sold to Vintage totaled approximately 3.2 MBbls of oil per day and approximately 7.0 MMcf of natural gas per day (4.4 MBOE per day). Production during the three months ended March 31, 1993 and 1994 attributable to the properties sold to Bridge totaled approximately 1.4 MBbls of oil per day and approximately 14.6 MMcf of natural gas per day (3.8 MBOE per day), and approximately 1.3 MBbls of oil per day and approximately 13.5 MMcf of natural gas per day (3.6 MBOE per day), respectively.

(e) The estimates set forth in this table for 1993 give effect to the sale by the Company of approximately 8.0 MMBOE of proved reserves to Bridge, which sale closed in April 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     As an independent oil and gas producer, the Company's results of operations are dependent upon the difference between the prices received for oil and gas and the costs of finding and producing such resources. A substantial portion of the Company's crude oil production is from long-lived fields where EOR methods are being utilized. The market price of the heavy (i.e., low gravity, high viscosity) and sour (i.e., high sulfur content) crude oils produced in these fields is lower than sweeter, light (i.e., low sulfur and low viscosity) crude oils, reflecting higher transportation and refining costs. The lower price received for the Company's domestic heavy and sour crude oil is reflected in the average sales price of the Company's domestic crude oil and liquids (excluding the effect of hedging transactions) for 1993 of $12.70 per barrel, compared to $16.94 per barrel for West Texas Intermediate ("WTI") crude oil (an industry posted price generally indicative of spot prices for sweeter light crude oil). In addition, the lifting costs of heavy crude oils are generally higher than the lifting costs of light crude oils. As a result of these narrower margins, even relatively modest changes in crude oil prices may significantly affect the Company's revenues, results of operations, cash flows and proved reserves. In addition, prolonged periods of high or low oil prices may have a material effect on the Company's financial position.

     Crude oil prices are subject to significant changes in response to fluctuations in the domestic and world supply and demand and other market conditions as well as the world political situation as it affects OPEC, the Middle East and other producing countries. See "Business and Properties--Current Markets for Oil and Gas." The period since mid-1990 has included some of the largest fluctuations in oil prices in recent times, primarily due to the political unrest in the Middle East. The actual average sales price (unhedged) received by the Company ranged from a high of $23.92 per barrel in the fourth quarter of 1990 to a low of $10.00 per barrel during the three months ended March 31, 1994. The Company's average sales price for its 1993 oil production was $12.93 per barrel. Based on operating results of 1993, the Company estimates that a $1.00 per barrel increase or decrease in average oil sales prices would have resulted in a corresponding $21.6 million change in 1993 income from operations and a $16.2 million change in 1993 cash flow from operating activities. The Company also estimates that a $0.10 per Mcf increase or decrease in average natural gas sales prices would have resulted in a corresponding $5.8 million change in 1993 income from operations and a $4.4 million change in 1993 cash flow from operating activities. The foregoing estimates do not give effect to changes in any other factors, such as the effect of the Company's hedging program or depreciation and depletion, that would result from a change in oil and natural gas prices.

     During 1992 and 1993, certain significant events occurred which affect the comparability of prior periods, including the merger of Adobe with and into the Company in May 1992, the formation of the Santa Fe Energy Trust (the "Trust") in November 1992 and implementation of the corporate restructuring program adopted in October 1993. The corporate restructuring program includes (i) the concentration of capital spending in the Company's core operating areas, (ii) the disposition of non-core assets, (iii) the elimination of the $0.04 per share quarterly Common Stock dividend and (iv) the recognition of $38.6 million of restructuring charges. See Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus and "Business and Properties--Corporate Restructuring Program." In addition, the Company's results of operations for 1993 include a charge of $99.3 million for the impairment of oil and gas properties.

     The Company's capital program will be concentrated in three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as its productive areas in Argentina and Indonesia. The domestic program includes development activities in the Delaware and Cisco-Canyon formations in west Texas and southeast New Mexico, a development drilling program for the offshore Gulf of Mexico natural gas properties and relatively low risk infill drilling in the San Joaquin Valley of California. Internationally, the program includes development of the Company's Sierra Chata discovery in Argentina with gas sales expected to commence in early 1995 and the Salawati Basin Joint Venture in Indonesia. See "Business and Properties--Domestic Development Activities" and "--International Development Activities."

     The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson") (completed in December 1993), the sale to Vintage of certain southern California and Gulf Coast oil and gas producing properties (completed in November 1993) and the sale to Bridge of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage (completed in April 1994). See "Business and Properties--Corporate Restructuring Program" for a description of the transactions with Hadson, Vintage and Bridge. In the first quarter of 1994, the Company sold the remaining 575,000 Depositary Units which it held in the Trust for $11.3 million and its interest in certain other oil and gas properties for $8.3 million. As a result of the Vintage and Bridge dispositions described above, the Company has sold properties having combined production during 1993 of
4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and estimated proved reserves of approximately 16.7 MMBOE.

     The restructuring program also includes an evaluation of the Company's capital and cost structures to examine ways to increase flexibility and strengthen the Company's financial performance. Based upon the review of its capital structure, the Company determined to proceed with the Refinancing to accomplish its financial strategy. Based upon the review of its cost structure, the Company has implemented a cost reduction program that includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs. These measures, together with the Company's on-going efforts to reduce production costs and the recent sales of its higher cost, non-core properties, are designed to reduce costs and expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Approximately $10.0 million of the estimated cost reduction is expected to be in production and operating costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. During the quarter ended March 31, 1994, the Company recorded $7.0 million in restructuring charges reflecting the estimated costs of such cost reduction program. See "--Liquidity and Capital Resources."


     In May 1992, Adobe, an oil and gas exploration and production company, was merged with and into the Company (the "Adobe Merger"). The acquisition was accounted for as a purchase and the results of operations of the properties acquired (the "Adobe Properties") are included in the Company's results of operations effective June 1, 1992. Pursuant to the Adobe Merger, the Company issued approximately 25.0 million shares of Common Stock and 5,000,000 shares of its Convertible Preferred Stock, Series 7%, and assumed approximately $175.0 million of long-term debt and other liabilities. Pursuant to the Adobe Merger, the Company also acquired Adobe's proved reserves and inventory of undeveloped acreage. As of December 31, 1991, Adobe's estimated proved reserves totaled approximately 53.2 MMBOE (net of 6.9 MMBOE attributable to Adobe's ownership in certain gas plants), of which approximately 58% was natural gas (approximately 66% of Adobe's estimated domestic proved reserves were natural gas). Approximately 72% of the discounted future net cash flow of Adobe's estimated domestic proved reserves was concentrated in three areas of operation--offshore Gulf of Mexico, onshore Louisiana and in the Spraberry Trend in west Texas. In addition, Adobe's international operations consisted of certain production sharing arrangements in Indonesia, in respect of which approximately 6.0 MMBOE of estimated proved reserves had been attributed to Adobe's interest as of December 31, 1991. The location of the Adobe Properties enhanced the Company's existing domestic operations and added significant operations to the Company's international program.


     In November 1992, 5,725,000 Depositary Units ("Depositary Units") consisting of interests in the Trust were sold in a public offering. After payment of certain costs and expenses, the Company received net proceeds of $70.1 million and 575,000 Depositary Units. For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent necessary to distribute $0.40 per Depositary Unit per quarter. The source of such payments, if needed, will be limited to the Company's remaining royalty interest in certain of the properties conveyed to the Trust. The aggregate amount of such payments are limited to $20.0 million on a revolving basis. The Company was required to make an additional royalty payment of $362,000 with respect to the distribution made by the Trust for operations during the quarter ended December 31, 1993. On April 21, 1994, the Trust announced that a distribution of $0.40 per Depositary Unit would be paid for the calendar quarter ended March 31, 1994 to Unitholders of record on May 16, 1994, which distribution will include an additional royalty payment by the Company of $505,700. See "Business and Properties--Santa Fe Energy Trust."

RESULTS OF OPERATIONS

     The following table sets forth, on the basis of the BOE produced by the Company during the applicable period, certain of the Company's costs and expenses for each of the periods indicated.

                                                        THREE MONTHS
                                                            ENDED
                                                          MARCH 31,           YEAR ENDED DECEMBER 31,
                                                      -----------------     ----------------------------
                                                       1994       1993       1993       1992       1991
                                                      ------     ------     ------     ------     ------
  Production and operating costs per BOE (a).......   $ 4.91     $ 4.90     $ 4.76     $ 5.02     $ 5.17
  Exploration, including dry hole costs per BOE....     0.61       0.82       0.90       0.84       0.72
  Depletion, depreciation and amortization per
     BOE...........................................     3.88       4.31       4.44       4.79       4.09
  General and administrative costs per BOE.........     0.92       0.80       0.94       1.01       1.07
  Taxes other than income per BOE (b)..............     0.90       0.82       0.79       0.80       1.05
  Interest, net, per BOE (c).......................     1.11       1.31       0.94       1.58       1.43

- ---------------

(a) Excluding related production, severance and ad valorem taxes.

(b) Includes production, severance and ad valorem taxes.

(c) Reflects interest expense less amounts capitalized and interest income.

     First Quarter 1994 Compared with First Quarter 1993


     Total revenues declined 22% from $115.3 million in the first quarter of 1993 to $90.3 million in the first quarter of 1994 primarily due to lower oil prices in 1994. The average price realized per barrel of oil in 1994 was $10.00, a 27% decrease from the $13.73 realized in 1993. Daily average oil production decreased 1.3 MBbls per day during the first quarter of 1994 primarily reflecting the sale to Vintage in the fourth quarter of 1993 of properties which produced approximately 3.2 MBbls per day, partially offset by increased production in Indonesia and Argentina. Natural gas production declined to an average of 155.5 MMcf per day in the first quarter of 1994 compared to 177.8 MMcf per day in the first quarter of 1993. However, production for the 1993 period included a positive adjustment of approximately 16.2 MMcf per day related to production in prior periods from certain nonoperated properties. In addition, the 1993 volumes include approximately 7.0 MMcf per day attributable to the properties sold to Vintage. Natural gas sales prices (hedged) for 1994 averaged $2.07 per Mcf, approximately 8% higher than the $1.91 realized in 1993. Natural gas revenues for 1994 and 1993 were reduced by $0.3 million ($0.03 per Mcf) and $0.8 million ($0.05 per Mcf), respectively, by losses on hedging transactions.



     Total costs and expenses for the first quarter of 1994 of $90.3 million were 13% lower than the $103.3 million reported for the first quarter of 1993. Exploration expenses were down $2.1 million primarily reflecting lower geological and geophysical costs with respect to foreign operations and lower dry hole costs. Depletion, depreciation and amortization ("DD&A") decreased $5.5 million primarily reflecting the effect of property impairments taken in the fourth quarter of 1993 and the sale of properties to Vintage. On a BOE basis, DD&A decreased by 10% from $4.31 per barrel to $3.88 per barrel. Costs and expenses for the first quarter of 1994 include $7.0 million in restructuring charges (see "--Liquidity and Capital Resources") and a $9.4 million gain on the sale of certain oil and gas properties and the 575,000 Depositary Units.



     Interest expense for the first quarter of 1994 includes a credit of $2.4 million reflecting adjustments to provisions made in prior periods with respect to interest on certain federal income tax audit adjustments. Other income (expense) for the first quarter of 1994 includes $1.4 million in dividend income on Hadson preferred stock (paid in-kind) and a $0.6 million loss on the Company's equity in Hadson common stock. Income tax expense for the first quarter of 1994 includes a $3.0 million benefit of adjustments to provisions made in prior periods with respect to certain federal income tax audit adjustments.


     1993 Compared with 1992

     Total revenues increased approximately 2% from $427.5 million in 1992 to $436.9 million in 1993, principally due to an increase in oil and natural gas production offset by a decline in average oil prices. Average daily oil production increased 7% from 62.5 MBbls in 1992 to 66.7 MBbls in 1993, principally due to increased domestic and Indonesian production. The average price realized per barrel of oil during 1993 was $12.93, a decrease of 14% versus the average price of $14.96 in 1992. Natural gas production increased 31% from 126.3 MMcf per day in 1992 to 165.4 MMcf per day in 1993, primarily reflecting the effect of a full year's production from the Adobe Properties. Average natural gas prices realized increased approximately 11% from $1.70 per Mcf in 1992 to $1.89 per Mcf in 1993.

     Production and operating costs increased $10.4 million in 1993, primarily reflecting the effect of a full year's costs for the Adobe Properties; however, on a BOE basis such costs declined from $5.02 per barrel in 1992 to $4.76 per barrel in 1993. Exploration costs were $5.5 million higher than in 1992 primarily reflecting higher geological and geophysical costs and higher dry hole costs. DD&A increased $6.4 million in 1993 primarily reflecting a full year's expense on Adobe Properties partially offset by reduced amortization rates with respect to certain unproved properties. DD&A for 1993 includes $12.1 million with respect to the properties sold to Vintage and Bridge. On a BOE basis, DD&A decreased by $0.35 per barrel, from $4.79 to $4.44 per barrel. General and administrative costs increased $1.4 million principally due to a $1.8 million charge related to the adoption of Statement of Financial Standards No. 112--"Employer's Accounting for Postemployment Benefits." Taxes (other than income) increased by $3.0 million in 1993 primarily reflecting the effect of the Adobe Properties.

     Costs and expenses for 1993 also include $99.3 million in impairments of oil and gas properties and $38.6 million in restructuring charges. The Company estimates that the impairments taken in 1993 will result in a $20.0 million reduction in DD&A in 1994. The restructuring charges include losses on property dispositions of $27.8 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $2.2 million. In connection with the property dispositions effected during 1993 (see "--Liquidity and Capital Resources"), the Company sold properties having combined production during 1993 of 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and combined estimated proved reserves of approximately 16.7 MMBOE. The Company's income from operations for 1993 includes $8.5 million with respect to such properties.

     Interest income in 1993 includes $6.8 million related to a $10 million refund received as a result of the completion of the audit of the Company's federal income tax returns for 1971 through 1980. The decrease in interest expenses during 1993 reflects a decrease in the Company's debt outstanding and a $5.7 million credit related to a revision to a tax sharing agreement with the Company's former parent. Other income and expenses of 1993 includes a $4.0 million charge related to the accrual of a contingent loss with respect to the operations of a former affiliate of Adobe.

     1992 Compared with 1991

     Total revenues increased approximately 13% from $379.8 million in 1991 to $427.5 million in 1992 principally due to an increase of approximately $53.2 million attributable to production from properties acquired in the Adobe Merger and an increase of approximately $10.7 million and $10.2 million in revenues from the Company's domestic and Argentine properties, respectively, offset in part by a decline of $32.0 million in crude oil hedging revenues. Oil production increased 13% from 55.5 MBbls per day in 1991 to 62.5 MBbls per day in 1992, reflecting a 3.4 MBbl per day increase in domestic oil production and a 3.6 MBbl per day increase in production in Argentina and Indonesia. The average price realized per barrel of oil during 1992 decreased to $14.96, a decrease of 7% versus the average price of $16.16 in

1991, primarily reflecting a $32.0 million decrease in hedging revenues. Natural gas production increased 33% from 95.2 MMcf per day in 1991 to 126.3 MMcf per day in 1992 as a result of properties acquired in the Adobe Merger. Average natural gas prices realized increased approximately 14% from $1.49 per Mcf in 1991 to $1.70 per Mcf in 1992.

     Total operating expenses of the Company increased $54.6 million from $315.4 million in 1991 to $370.0 million in 1992 primarily reflecting costs associated with the Adobe Merger. Production and operating costs in 1992 were $18.8 million higher than in 1991, primarily reflecting costs related to the Adobe Properties and increased fuel costs associated with the Company's EOR projects. On a BOE basis, production and operating costs declined from $5.17 per barrel in 1991 to $5.02 per barrel in 1992, primarily reflecting the lower cost structure of the Adobe Properties. Exploration costs were $6.8 million higher than in 1991 primarily reflecting higher geological and geophysical costs with respect to foreign projects. Depletion, depreciation and amortization costs were $39.7 million higher in 1992 due to the acquisition of the Adobe Properties and, to a lesser extent, adjustments to oil and gas reserves with respect to certain producing properties. General and administrative costs increased $3.1 million principally due to a $1.2 million charge related to certain stock awards which fully vested upon consummation of the Adobe Merger and certain other merger-related costs. Taxes (other than income) decreased by $2.9 million in 1992, as a result of lower accruals with respect to property taxes. The $13.6 million gain on the disposition of properties in 1992 primarily relates to the sale of certain royalty interest properties, in which the Company had no remaining financial basis.

     The increase in interest expense during 1992 reflects the increase in debt as a result of the Adobe Merger. Other income and expenses for 1992 includes a $10.9 million charge for costs incurred by Adobe in connection with the Adobe Merger and paid by Santa Fe.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has generally funded capital and exploration expenditures and working capital requirements from cash provided by operating activities. Depending upon the future levels of operating cash flows, which are significantly affected by oil and gas prices, the restrictions on additional borrowings included in certain of the Company's debt agreements, together with debt service requirements and dividends, may limit the cash available for future exploration, development and acquisition activities. Net cash provided by operating activities totaled $14.3 million in the first quarter of 1994 and $41.6 million in the first quarter of 1993; net cash used in investing activities (net of proceeds from the sales of properties) in such periods totaled $10.8 million and $27.8 million, respectively. Net cash provided by operating activities totaled $160.2 million, $141.5 million and $128.4 million for the years ended December 31, 1993, 1992 and 1991, respectively; net cash used in investing activities in such periods totaled $121.4 million, $15.9 million and $117.2 million, respectively.

     The Company's cash flow from operating activities is a function of the volumes of oil and gas produced from the Company's properties and the sales prices realized therefor. Crude oil and natural gas are depleting assets. Therefore, unless the Company replaces over the long term the oil and natural gas produced from the Company's properties, the Company's assets will be depleted over time and its ability to service and incur debt at constant or declining prices will be reduced. The Company's cash flow from operations for the first quarter of 1993 reflects an average sales price (unhedged) for the Company's 1993 oil production of $13.73 per barrel and the Company's average sales price for oil production for the full year 1993 (unhedged) was $12.93 per barrel. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout 1994, the Company's cash flow from operating activities for 1994 will be significantly lower than that for 1993.

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program that focuses on the concentration of capital spending in core areas and the disposition of non-core assets. The Company's asset disposition program adopted in connection with the 1993 restructuring program has been substantially completed by the asset sales to Hadson, Vintage and Bridge, the sale of the 575,000 Depositary Units in the Trust and the sale of its interest in certain other oil and gas properties. As a result of such sales, the Company sold a total of 16.7 MMBOE of proved reserves and undeveloped acreage for a total of approximately $108.9 million, and sold certain gas gathering and processing facilities for Hadson securities.

     In conjunction with the 1993 restructuring program, the Company also determined to undertake a review of its capital and cost structures. Based upon such review of its capital structure, the Company determined to proceed with the Refinancing in the belief that it will increase the Company's financial flexibility, strengthen the Company's financial condition and permit the Company to pursue aggressively its operating strategy. The net proceeds from the Refinancing will be used to repay existing indebtedness of the Company. See "Use of Proceeds." Based upon the review of its cost structure, the Company has implemented a cost reduction program that includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs. These measures, together with the Company's on-going efforts to reduce production costs and the recent sales of its higher cost, non-core properties, are designed to reduce costs and expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Approximately $10.0 million of the estimated cost reduction is expected to be in production and operating costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. During the quarter ended March 31, 1994, the Company recorded $7.0 million in restructuring charges reflecting the estimated costs of such cost reduction program.

     Under the most restrictive covenant in the Company's existing credit agreements, as of March 31, 1994 the Company could incur up to $61.7 million of additional indebtedness. After giving effect as of March 31, 1994 to the consummation of this Offering and the Concurrent DECS Offering and the application of the net proceeds therefrom, as described in "Use of Proceeds," the Company would have been able to incur up to $147.3 million of additional indebtedness under its most restrictive covenant. At March 31, 1994, under the Company's most restrictive covenant, the Company had the ability to pay $18.4 million in dividends on its capital stock. Pro forma for this Offering and the Concurrent DECS Offering, the Company would have had the capacity to pay dividends of up to $110.0 million in the aggregate on its capital stock, including its Convertible Preferred Stock, Series 7%, and the DECS. However, pursuant to the terms of the Debentures, upon completion of this Offering and the Concurrent DECS Offering the Company would have the ability to pay only up to $50.0 million on its Common Stock. The amount permitted under these covenants to be used to pay dividends will vary over time depending, among other things, on the Company's earnings and any issuances of capital stock. The Indenture does not restrict the Company from paying preferred dividends on the Convertible Preferred Stock, Series 7%, or the DECS; however, payment of such preferred dividends reduces the Company's capacity under the Indenture to pay Common Stock dividends.

     As a part of the 1993 restructuring program, the Company eliminated its $0.04 per share quarterly dividend on its Common Stock and announced that it might spend up to $240 million in 1994 on an accelerated capital program. However, as a result of the depressed crude oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage cash flow in the near term. Based on current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     The Company is a party to several long-term and short-term credit agreements which restrict the Company's ability to take certain actions, including covenants that restrict the Company's ability to incur additional indebtedness and to pay dividends on its capital stock. For a description of such credit agreements at December 31, 1993, see Note 7 of the Notes to the Company's Consolidated Financial

Statements included elsewhere in this Prospectus. For a description of the proposed terms of the Debentures, see "Description of the Debentures."

     Effective March 16, 1994, the Company entered into the Bank Facility with a group of banks for which Texas Commerce Bank National Association ("Texas Commerce") and NationsBank of Texas act as co-agents. The Bank Facility consists of a five-year secured reducing revolving credit facility maturing December 31, 1998 ("Facility A") and a three-year unsecured reducing revolving credit facility maturing December 31, 1996 ("Facility B"). Assuming completion of this Offering and the Concurrent DECS Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the initial aggregate borrowing limits under the Bank Facility would be $175.0 million (up to $90.0 million under Facility A and up to $85.0 million under Facility B), none of which would be outstanding. Interest rates under the Bank Facility are tied to LIBOR or Texas Commerce's prime rate, with the actual interest rate reflecting certain ratios based upon the Company's ability to repay its outstanding debt and the value and projected timing of production of the Company's oil and gas reserves. These and other similar ratios will also affect the Company's ability to borrow under the Bank Facility and the timing and amount of any required repayments and corresponding commitment reductions. Marc J. Shapiro, a director of the Company, is the Chairman and Chief Executive Officer of Texas Commerce.

EFFECTS OF INFLATION

     Inflation during the three years ended December 31, 1993 has had little effect on the Company's capital costs and results of operations.

ENVIRONMENTAL MATTERS

     Almost all phases of the Company's oil and gas operations are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other facilities. The Company has expended significant financial and managerial resources to comply with such regulations. Although the Company believes its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations. It is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies or claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in significant costs and liabilities in the future. As it has done in the past, the Company intends to fund its cost of environmental compliance from operating cash flows. See also, "Business--Other Business Matters--Environmental Regulation" and Note 12 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

DIVIDENDS

     Dividends on the Company's Convertible Preferred Stock, Series 7%, are cumulative at an annual rate of $1.40 per share. No dividends may be declared or paid with respect to the Common Stock if any dividends with respect to the Convertible Preferred Stock, Series 7%, or, assuming consummation of the Concurrent DECS Offering, the DECS are in arrears. As described elsewhere in this Prospectus, the Company has eliminated the payment of its $0.04 per share quarterly dividend on its Common Stock. The determination of the amount of future cash dividends, if any, to be declared and paid on the Company's Common Stock is in the sole discretion of the Company's Board of Directors and will depend on dividend requirements with respect to the Convertible Preferred Stock, Series 7%, and, assuming consummation of the Concurrent DECS Offering, the DECS, the Company's financial condition, earnings and funds from operations, the level of capital and exploration expenditures, dividend restrictions in financing agreements, future business prospects and other matters the Board of Directors deems relevant.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is engaged in the exploration, development and production of oil and natural gas in the continental United States and in certain foreign areas. At December 31, 1993, the Company had worldwide proved reserves totaling
292.0 MMBOE (consisting of approximately 248.2 MMBbls of oil and approximately
263.0 Bcf of natural gas), of which approximately 93% were domestic reserves and approximately 7% were foreign reserves. During 1993, the Company's worldwide production aggregated approximately 94.3 MBOE per day, of which approximately 71% was crude oil and approximately 29% was natural gas. A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories. Pursuant to the Company's corporate restructuring program (see "--Corporate Restructuring Program" below), the Company has focused its activities on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as in Argentina and Indonesia.

     For the five years ended December 31, 1993, the Company has replaced approximately 172% of its production at an average finding cost of $4.80 per BOE. Over the last four years, the Company has increased overall production by increasing production from existing properties and through acquisitions. In addition, the Company has reduced its overall cost structure. For example, over the four-year period ended December 31, 1993, Santa Fe has increased its average daily production from 69.1 MBOE to 94.3 MBOE (including 7.7 MBOE per day in 1993 attributable to production from non-core assets sold pursuant to the corporate restructuring program) and has reduced its average production costs (including related production, severance and ad valorem taxes) from $6.22 per BOE in 1990 to $5.39 per BOE in 1993.

     Most of the Company's domestic crude oil production is located in California and Texas, while its domestic natural gas production comes primarily from the Gulf of Mexico, New Mexico and Texas. During 1993, the Company's domestic daily production averaged approximately 60.2 MBbls of crude oil and
165.0 MMcf of natural gas. Substantially all of the Company's oil and gas production is sold at market responsive prices. Pursuant to the corporate restructuring program, the Company sold properties having 1993 combined production of 4.1 MBbls per day and 21.7 MMcf per day and estimated proved reserves of approximately 16.7 MMBOE. The domestic crude oil marketing activities of the Company are conducted through its Santa Fe Energy Products Division ("Energy Products"), which is also engaged in crude oil trading. Substantially all of the Company's domestic natural gas production is currently marketed under the terms of a sales contract with Hadson. See "--Current Markets for Oil and Gas."

     A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories and where EOR methods are employed. As of December 31, 1993, approximately 69% of the Company's domestic proved crude oil and liquids reserves and 50% of its 1993 average daily domestic production of crude oil and liquids were attributable to the Midway-Sunset field in the San Joaquin Valley of California, where the Company first began production in 1905. Nearly all of the reserves in this field are heavy oil, the production of which depends primarily on steam injection. As of December 31, 1993, an additional 21% of the Company's domestic proved crude oil and liquids reserves and approximately 25% of its 1993 average daily domestic production of crude oil and liquids were attributable to five other oil producing properties: the Wasson and Reeves fields in the Permian Basin of west Texas and the South Belridge, Kern River and Coalinga fields in the San Joaquin Valley.

     The Company's foreign production is located in the El Tordillo field in Argentina and in the Salawati Basin and Salawati Island area of Indonesia. Production from the El Tordillo field averaged 2.4 MBbls of oil per day in 1993 and production from the Indonesian operations averaged 4.1 MBbls of oil per day in 1993.

     The Company maintains an active exploration and development program, a significant portion of which consists of EOR projects on the producing fields discussed above. During 1993, Santa Fe spent a total of $128.6 million on exploration and development programs and $32.6 million on proved property acquisitions. In October 1993, the Company announced that its 1994 capital expenditures could increase to up to $240 million. However, as a result of depressed oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage cash flow in the near term. Based upon current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     In the United States, at December 31, 1993, the Company held oil and gas rights to approximately 0.8 million net undeveloped leasehold and fee acres in 14 states, excluding approximately 1.1 million net undeveloped acres sold to Bridge in April 1994 and 0.1 million net undeveloped fee acres sold to another company in January 1994. See "--Corporate Restructuring Program." Outside the United States, at December 31, 1993, the Company held exploration rights with respect to an aggregate of approximately 3.5 million net undeveloped acres in Argentina, Bolivia, Canada, Gabon, Indonesia, Morocco, Myanmar and Papua New Guinea.

CORPORATE RESTRUCTURING PROGRAM

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program designed to improve earnings and cash flow while increasing production and replacing reserves in the long-term. The restructuring program is the result of an intensive review of the Company's operations and cash flows and focuses on the concentration of capital spending in the Company's core operating areas and the disposition of non-core assets. To provide additional funding for the capital program, the Company also announced the elimination of the payment of its $0.04 per share quarterly dividend on the Common Stock, which will make available approximately $14 million annually. The dividend on the Company's Convertible Preferred Stock, Series 7%, will remain at its current level and, assuming consummation of the Concurrent DECS Offering,
dividends on the DECS are expected to be approximately $     million per year.

     As a part of the Company's restructuring program, the Company intends to concentrate its capital spending on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf Coast and the San Joaquin Valley of California--as well as its productive areas in Indonesia and Argentina. The domestic program includes development activities in the Delaware formation in southeast New Mexico, a development drilling program for the offshore Gulf of Mexico natural gas properties and infill drilling in the San Joaquin Valley of California. Internationally, the program includes development of the Company's Sierra Chata discovery in Argentina with gas sales expected to commence in early 1995.

     The restructuring program includes an evaluation of the Company's capital and cost structures to examine ways to increase flexibility and strengthen the Company's financial performance. In this respect, in 1994 the Company determined to proceed with the Refinancing, of which this Offering and the Concurrent DECS Offering are a part, pursuant to which approximately $180 million of the Company's long-term indebtedness will be refinanced, assuming consummation of such offerings.

     As a result of the dispositions described below, the Company has sold undeveloped leasehold acreage and properties having combined production during 1993 of 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and estimated proved reserves of approximately 16.7 MMBOE for total proceeds of approximately $89.3 million, has sold its natural gas gathering and processing assets for Hadson securities and has realized approximately $11.3 million from the sale of its remaining Depositary Units in the Trust. In addition, during the first quarter of 1994 the Company sold its interest in certain oil and gas properties for $8.3 million. As a result of these transactions, the Company has disposed of substantially all of its inventory of non-core properties.

     Sale to Hadson. In December 1993, the Company completed a transaction with Hadson under the terms of which the Company sold the common stock of Adobe Gas Pipeline Company ("AGPC"), a wholly owned subsidiary, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of

$52.0 million and 40% of Hadson's common stock. In addition, the Company signed a seven-year gas sales contract under the terms of which Hadson will market substantially all of the Company's domestic natural gas production from specified existing wells and certain domestic development and exploration wells. Pursuant to such contract, Hadson will be required to pay the Company for all production delivered at a price for such gas equal to stipulated published monthly index prices. See "--Current Markets for Oil and Gas." The Company also designated one-half of the members of the Hadson Board of Directors.

     AGPC's assets include approximately 630 miles of gathering and transportation lines in Oklahoma, Texas and New Mexico with three processing plants in west Texas and New Mexico and an intrastate pipeline system supplying gas to commercial customers in Lubbock, Texas. Hadson's natural gas assets are predominantly located in southeastern New Mexico and include two gas processing facilities, a 12 Bcf natural gas storage facility and the 650-mile Llano intrastate pipeline which has six connections to various interstate pipelines serving strategic markets in the Midwest, on the East Coast and in southern California.

     Sale to Vintage. In November 1993, the Company completed the sale to Vintage of certain southern California and Gulf Coast producing properties for net proceeds totaling $42.0 million in cash. The transaction included most of the Company's California interests outside its core area in the San Joaquin Valley as well as certain onshore Gulf Coast properties in Texas, Louisiana and Mississippi. Production from the properties sold to Vintage averaged approximately 2.8 MBbls of oil per day and 6.5 MMcf of natural gas per day during 1993. During 1993, such properties contributed $2.7 million to the Company's income from operations.

     Sale to Bridge. On April 8, 1994, the Company completed the sale to Bridge of certain Mid-Continent and Rocky Mountain producing and nonproducing oil and gas properties. The purchase agreement was originally signed in December 1993. Bridge paid the Company approximately $47.3 million in cash, reflecting the net effect of estimated closing adjustments to the original $51 million sales price.

     The transaction included substantially all of the Company's assets in the Anadarko Basin of Oklahoma and Texas as well as its interests in the Rocky Mountain states, excluding its interests in the Canyon Creek natural gas field in Wyoming. The undeveloped acreage includes approximately 1.7 million mineral and leasehold acres and exploratory options on an additional 8.1 million acres. Production from the properties sold to Bridge averaged approximately 1.3 MBbls of oil per day and 15.2 MMcf of natural gas per day during 1993. During 1993, such properties contributed $5.8 million to the Company's income from operations.

RESERVES

     The following tables set forth information regarding changes in the Company's estimates of proved net reserves from January 1, 1991 to December 31, 1993 and the balance of the Company's estimated proved developed reserves at December 31 of each of the years 1990 through 1993.

                                                                        INCREASES (DECREASES)
                                              -------------------------------------------------------------------------
                                                                                      NET
                                   BALANCE    REVISION               EXTENSIONS,   PURCHASES                 CHANGES IN   BALANCE
                                     AT          OF                  DISCOVERIES   (SALES) OF                OWNERSHIP-   AT END
                                  BEGINNING   PREVIOUS    IMPROVED       AND        MINERALS                  PARTNER-      OF
                                  OF PERIOD   ESTIMATES   RECOVERY    ADDITIONS     IN PLACE    PRODUCTION    SHIP(a)     PERIOD
                                  ---------   ---------   --------   -----------   ----------   ----------   ----------   -------
Proved Reserves at December 31,
  1991:
  Oil and Condensate (MMBbls).....  222.3       (1.9)       15.9          1.8         10.9         (20.2)       0.4        229.2
  Gas (Bcf).......................  185.9        0.4         0.5         19.6         (3.0)        (34.8)       2.2        170.8
  Oil Equivalent (MMBOE)..........  253.3       (1.8)       16.0          5.1         10.4         (26.0)       0.7        257.7
Proved Reserves at December 31,
  1992:
  Oil and Condensate (MMBbls).....  229.2       14.1        17.0          2.6         15.0         (23.0)       0.2        255.1
  Gas (Bcf).......................  170.8        7.3         1.3          5.6        137.1         (46.2)       1.6        277.5
  Oil Equivalent (MMBOE)..........  257.7       15.3        17.2          3.6         37.9         (30.6)       0.4        301.5
Proved Reserves at December 31,
  1993:
  Oil and Condensate (MMBbls).....  255.1      (10.8)       26.7          6.2         (4.8)        (24.3)       0.1        248.2
  Gas (Bcf).......................  277.5       26.7          --         55.9        (37.5)        (60.4)       0.8        263.0
  Oil Equivalent (MMBOE)..........  301.5       (6.3)       26.7         15.4        (11.1)        (34.4)       0.2        292.0 (b)

                                                                                             DECEMBER 31,
                                                                           ------------------------------------------------
                                                                            1993          1992          1991          1990
                                                                           ------        ------        ------        ------
Proved Developed Reserves (MMBOE)......................................     225.5         248.4         210.3         205.0

- ---------------

(a) The information set forth under the column headed "Changes in Ownership--Partnership" reflects reserve additions attributable to the Company's increased ownership interest in Santa Fe Energy Partners, L.P. (the "Partnership") caused by the reinvestment of distributions received by the Company in respect of its interest in the Partnership. At December 31, 1993, the Company (through its subsidiaries) owned an aggregate 100% interest in the Partnership.

(b) At December 31, 1993, 5.2 MMBOE were subject to a 90% net profits interest held by the Trust. See "--Santa Fe Energy Trust."

     Historically, the Company has utilized active development and exploration programs as well as selected acquisitions to replace its reserves depleted by production. The Company has increased its proved reserves (net of production) by approximately 35% over the five years ended December 31, 1993. Most of such increases are attributable to proved reserve additions from the Company's producing oil properties in the San Joaquin Valley of California and the Permian Basin in west Texas, proved reserves acquired in the Adobe Merger and other purchases of oil and gas reserves. At December 31, 1993, the Company's reserves were 9.5 MMBOE lower than at December 31, 1992, primarily reflecting the sale during 1993 of properties with reserves totaling 16.7 MMBOE partially offset by additions.

     The following table sets forth as of December 31, 1993 the Company's estimated proved reserves and the discounted net present value thereof in each of the Company's principal operating areas.

                                                              NATURAL         OIL             PRE-TAX
                                                  OIL           GAS        EQUIVALENT         PV1O(a)
             OPERATING REGION                   (MMBBLS)      (MMCF)        (MMBOE)        (IN MILLIONS)
- -------------------------------------------     --------      -------      ----------      -------------
Permian Basin..............................        41.6         45.8           49.2           $128.1
Offshore Gulf of Mexico....................         3.8        103.8           21.1            169.8
San Joaquin Valley.........................       183.6         11.8          185.6            167.1
Other Domestic.............................         1.9         74.5           14.3             78.2
International..............................        17.3         27.1           21.8             24.6
                                                  -----        -----          -----           ------
  Total....................................       248.2        263.0          292.0           $567.8
                                                  -----        -----          -----           ------
                                                  -----        -----          -----           ------

- ---------------

(a) Represents the net present value (discounted at 10%) of the pre-tax future net cash flows estimated to result from production of the Company's estimated proved reserves using estimated sales prices and estimates of production costs, ad valorem and production taxes and future development costs necessary to produce such reserves. The sales prices used in the determination of proved reserves and of estimated future net cash flows are based on the prices in effect at year end, and for 1993 averaged $9.27 per barrel for oil and $2.17 per Mcf for natural gas. The average sales price (unhedged) realized by the Company for its production during 1993 was $12.93 per barrel for oil and $2.03 per Mcf for natural gas.

     Ryder Scott Company ("Ryder Scott"), a firm of independent petroleum engineers, prepared the above estimates of the Company's total proved reserves as of December 31, 1990 through 1993.

     During 1993 the Company filed Energy Information Administration Form 23 which reported natural gas and oil reserves for the year 1992. On an equivalent barrel basis, the reserve estimates for the year 1992 contained in such report and those reported herein for the year 1992 do not differ by more than five percent.

DOMESTIC DEVELOPMENT ACTIVITIES

     The Company is engaged in development activities primarily through the application of thermal enhanced recovery techniques to its heavy oil properties in the San Joaquin Valley, the use of secondary waterfloods and tertiary CO2 floods on its properties in other mature fields and the development of producing properties acquired by the Company through its exploration successes and its acquisition program. Thermal EOR operations involve the injection of steam into a reservoir to raise the temperature and reduce the viscosity of the heavy oil, facilitating the flow of the oil into producing wellbores. The Company has operated thermal EOR projects in the San Joaquin Valley since the mid-1960s. Similarly, the Company has extensive experience in the use of waterfloods, which involve the injection of water into a reservoir to drive hydrocarbons into producing wellbores. The Company has an interest in more than 50 waterflood projects, and additional projects are planned for the future. Following the waterflood phase, certain fields may continue to produce in response to tertiary EOR projects, such as the injection of CO2 which mixes miscibly with the oil and improves the displacement efficiency of the water injection. The Company's principal CO2 floods are in the Wasson field and are operated by affiliates of Shell Oil Company, ARCO and Amoco.

     Set forth below is a discussion of some of the Company's principal development projects. The Company has operated in the Midway-Sunset and Wasson fields since 1905 and 1939, respectively. The Company acquired interests in the South Belridge field from Petro-Lewis in 1987 and in January 1991 expanded its holdings in the field with the purchase of certain properties from Mission Operating Partnership, L.P. The Company's interests in the Kern River and Coalinga fields were acquired in 1905 and 1977, respectively. The Gulf of Mexico fields were discovered on leases held by the Company or acquired in the Adobe Merger, while the Delaware and Cisco-Canyon properties were acquired as undeveloped properties.

     SAN JOAQUIN VALLEY

     Midway-Sunset. The Company owns a 100% working interest (92% average net revenue interest) in over 10,000 gross acres and 2,200 active wells in the Midway-Sunset field. Substantially all the oil produced from the Midway-Sunset field is heavy crude oil produced principally by cyclic steam and steamflood operations from Pleistocene and Miocene reservoirs at depths less than 2,000 feet. These steam stimulation operations were initiated in the field in the mid-1960s. During 1993 the Midway-Sunset field accounted for approximately 50% of the Company's domestic crude oil and liquids production.

     At December 31, 1993 the Midway-Sunset field accounted for approximately 69% of the Company's domestic proved crude oil and liquid reserves. Reservoir engineering studies prepared on behalf of the Company indicate significant additions to its proved reserves in this field can continue to be made through additional EOR and development projects. The Company has identified a substantial number of locations that could be drilled in the field, depending in part on future prices and economic conditions. The Company is pursuing electrical cogeneration opportunities which could lower Midway-Sunset operating costs.

     South Belridge. The South Belridge field is located approximately 15 miles north of the Midway-Sunset field. The Company operates three leases in the field which produce heavy oil from the shallow Tulare sands and lighter low viscosity oil from the deeper Diatomite reservoirs. Steamflood operations in the lower Tulare sands are in progress on one of these leases and plans call for flooding the remaining Tulare sands on this lease and all Tulare sands on another lease in the coming years. Waterflood operations in the Diatomite reservoir have been initiated on two leases and the Company expects to expand these operations to include the rest of the developed area.

     Coalinga. The Coalinga field is located 55 miles southwest of Fresno, California. Successful steamfloods and a pilot steamflood project have been conducted in the Lower Temblor Sands on three of the six leases in which the Company owns interests in the field. During the next several years, the Company plans to expand the pilot steamflood project in the lower sands to cover the remaining producing area and expand steam floods on the Upper Temblor Sands on all leases after depletion of the lower zones. Most of the facilities required for these projects are already in place as a result of the prior steamfloods.

     Kern River. The Kern River field is located near Bakersfield, California. The Lower Kern River Series sands have been successfully steamflooded on three of the leases in which the Company owns an interest. Over the next several years steamflood operations will be sequentially redeployed in the upper sands of the Kern River Series. Eventually the Company plans to flood all sands on its remaining leases in several stages. The Company has installed and operates a large steam generation plant on these properties.

     PERMIAN BASIN

     Wasson. The Company's interests in the Wasson field principally consist of royalty and working interests in three units which are presently under CO2 flood. Most of the expenditures for plant, facilities, wells and equipment necessary for such tertiary recovery projects have been made. In addition, while expenditures relating to the purchase of CO2 for the Wasson field are expected to continue, CO2 can be recycled and, therefore, such expenditures should decline in the future.

     During 1993, the Wasson field accounted for approximately 9% of the Company's domestic crude oil and liquids production and at December 31, 1993 the field accounted for approximately 8% of the Company's domestic proved crude oil and liquids reserves. Since initiation of CO2 flooding operations in 1984, the field's previous production decline has been reversed. Reservoir engineering studies prepared on behalf of the Company indicate significant additions to proved reserves can be made through additional EOR and development projects.

     Reeves. The Company owns a 72% net interest in the Reeves field, seven miles east of the large Wasson field in west Texas. The field has been under waterflood since 1965. During 1993, six wells were drilled and 16 wells were worked over as part of a program to delineate the extended productive limits of the field, to evaluate the potential for infill drilling and to enhance current waterflood operations. Based on the successes of the prior year's program, the Company plans to initiate an infill drilling and workover program in this field in the near future.

     New Mexico. During 1993, the Company increased its activity in the light-oil Delaware prospect in Lea and Eddy Counties of southeast New Mexico. A total of 51 gross (18.1 net) development wells were completed in 1993 with a 100% success rate and during December 1993 such wells produced approximately 1.4 MBbls of oil per day and 3.1 MMcf of natural gas per day. Net production from this area during December 1993 totaled approximately 1.5 MBbls of oil per day and 4.0 MMcf of natural gas per day. The Company plans to drill additional development wells in 1994.

     Also in southeastern New Mexico, the Company participated in five gross (2.8 net) wells in 1993 in the light oil and gas Cisco-Canyon project. Four wells were completed as producers from the Cisco-Canyon zone by year-end and a fifth continued production testing. The Company plans to continue delineation of this play which contains some 75 identified potential development locations.

     OFFSHORE GULF OF MEXICO

     At December 31, 1993, offshore Gulf of Mexico properties accounted for 39% of the Company's proved natural gas reserves and during 1993 these properties accounted for approximately 56% of the Company's natural gas production.

     In the Gulf Division, several new fields or field additions were placed on production during 1993. Net production from these fields at year-end averaged approximately 29.0 MMcf of gas per day. Further development in these fields is either planned or under study for 1994 and 1995. The Company's activities in the offshore Gulf of Mexico are conducted in shallow water (less than 300 feet), where the costs of drilling, completion and production are not as uncertain as are the costs in the Flextrend and Deepwater areas of the Gulf of Mexico. During 1993, the Company participated in the drilling of four gross (1.3 net) exploratory wells and one gross (0.3 net) well was drilling at year-end (which well resulted in a discovery and a multi-well development program is expected to commence in 1994). For a description of the Company's leasehold position in the offshore Gulf of Mexico, see "--Domestic Exploration Activities."

DOMESTIC EXPLORATION ACTIVITIES

     The Company's domestic exploration focus continues to be in the Permian Basin and the offshore Gulf of Mexico. Overall the Company participated in 22 gross (9.0 net) exploratory wells in 1993. A total of ten gross (3.6 net) were completed as producers for a 40% net well success. At year end there were nine gross (4.3 net) wells in some stage of drilling or completion.

     As of December 31, 1993, the Company held approximately 0.3 million net undeveloped leasehold acres in 14 states and offshore areas, excluding approximately 0.5 million net undeveloped leasehold acres sold to Bridge in April 1994. The primary terms of lease expire with respect to 24% of such acreage in 1994, 25% in 1995, 15% in 1996, 10% in 1997 and the remainder thereafter. In addition, the Company owns approximately 0.5 million net acres of undeveloped fee minerals in Louisiana, Texas and California.

     The Company also controls the oil and gas rights on approximately 8.1 million net undeveloped acres in the western United States through direct ownership and pursuant to lease option agreements from Santa Fe Pacific Railroad Company and other former affiliates. These lands are located in high risk exploration areas. Due to this risk, the Company has historically negotiated with third parties to explore this acreage with the Company to receive a royalty or carried interest in the exploration phase. An agreement relating to substantially all of these oil and gas rights has been entered into with Bridge. This agreement is intended to provide incentive to Bridge to accelerate exploration activities on lands subject to these rights. The Company will receive a small revenue interest in the event such activities are successful.

     Set forth below is a brief discussion of some of the Company's principal exploration programs.

     Permian Basin. This area continues to be one of the Company's most active and successful exploration areas. During 1993, the Company participated in 18 gross (7.7 net) exploratory wells. Eight gross (3.3 net) of these were completed in 1993 as oil or gas discoveries. Additionally, eight gross (4.0 net) were in some phase of drilling or completing at year-end.

     Drilling objectives for the Company's exploratory program target oil and gas zones at depths of between 2,500 to 15,000 feet. The shallower targets such as the Delaware and Cisco-Canyon formations are providing successful results. The Delaware program in southeast New Mexico was the subject of seven gross (3.7 net) exploratory and 51 gross (18.1 net) development wells completed in 1993. A success rate of 58% of the net exploratory wells and 100% of the net development wells was achieved in this increasingly active light oil play. Currently, the Company has identified in excess of 150 development well locations and has 20 exploratory prospects in inventory to be drilled over the next several years.

     In the west Texas Permian Basin, the Company completed the shooting of 3-D seismic over its 250-square mile block near Midland last fall. The joint venture block contains over 100,000 net acres of lands owned or controlled by the Company and its partners. Almost all of the Company's 25% interest in the 3-D seismic was paid by a promoted partner. Drilling began in December 1993 on two prospects identified in this program. Additional drilling is planned on a variety of other prospects in 1994 at depths of 10,000 to 12,000 feet.

     Offshore Gulf of Mexico. The Company participated in four gross (1.3 net) exploratory wells in the offshore Gulf of Mexico in 1993 and one gross (0.3 net) was drilling at year-end. One gross (0.3 net) well resulted in a discovery on which a multi-well development program will commence in the first quarter of 1994.

     The Company acquired 3-D seismic coverage over 12 blocks during 1993 adding to its extensive Gulf of Mexico seismic database which includes 3-D coverage on 57 blocks. Currently, the Company has 35 exploratory prospects in inventory and some 30 development locations identified, a portion of which are exploratory and planned to be drilled in 1994.

     At year-end, the Company owned 179 blocks of acreage in the offshore Gulf of Mexico consisting of approximately 299,800 gross (147,400 net) undeveloped acres and 257,900 gross (79,000 net) developed acres.

INTERNATIONAL DEVELOPMENT ACTIVITIES

     Indonesia. The Company, through a wholly owned subsidiary, is engaged in the production of crude oil in Indonesia through a joint venture (the "Salawati Basin Joint Venture") formed in 1970 to explore for and develop hydrocarbon reserves in the Salawati Basin area of Irian Jaya. At December 31, 1993, the Company held a 33 1/3% participation interest in, and acts as operator for, the Salawati Basin Joint Venture. The Salawati Basin Joint Venture operates under a production sharing contract (the "PSC") with the Indonesia state oil agency ("Pertamina"), which had an initial term of 30 years and expires in the year 2000. The Company is currently negotiating with such state oil agency to extend the contract for an additional 20 years. As of December 31, 1993, the contract covered an area of approximately 235,000 acres. Production occurs from seven oil and three gas condensate fields.

     The PSC entitles the Salawati Basin Joint Venture to recover all of its expenditures related to the operation (the "cost recovery amount") before any additional production is shared with the Indonesian state oil agency, which recovery is effected by allocating to the Salawati Basin Joint Venture a portion of the crude oil production sufficient, at the Indonesian government official crude oil price ("ICP"), to offset the cost recovery amount. The balance of production after the cost recovery amount is divided between the parties, with approximately 66% allocated to Pertamina and 34% allocated to the Salawati Basin Joint Venture. However, 25% of the 34% pre-tax portion (8.5% of total production) must be sold into the Indonesian domestic market for $0.20 per barrel. The entire entitlement of the Salawati Basin Joint Venture under the PSC, including the domestic market obligation, averaged approximately 10.1 MBbls per day (approximately 3.4 MBbls per day net to the Company) for the year ended December 31, 1993. The Salawati Basin Joint Venture is required to pay Indonesian income taxes at the rate of 56%.

     The Company, through another subsidiary, has also entered into a joint venture with Pertamina to explore the Salawati Island Block of Irian Jaya. The effective date of this joint venture is April 23, 1990 with a term of 30 years. At December 31, 1993, the Company held a 16 2/3% participation interest in the block which covers 1.09 million acres. The Company and Pertamina (with its 50% interest) jointly operate the contract area. In 1991, a successful exploratory well tested at a combined rate of 3.6 MBbls of oil per day and was followed by two successful delineation wells. Pertamina declared the field commercial in January 1993 and designated it as the Matoa field. Sales of production began in January 1993. Development activities through 1993 have the Matoa field producing approximately 5.6 MBbls of oil per day from eight wells as of December 31, 1993.

     Under the terms of the PSC, the joint venture participants are allowed to recover the cost recovery amount, after an initial 20% portion (2.9% to the joint venture participants and 17.1% to Pertamina) has been deducted, by allocating to the joint venture participants a portion of the crude oil production ("cost oil") sufficient to offset the cost recovery amount. All unrecovered costs in any calendar year can be carried forward to future years. The balance of production after allocation of cost oil is allocated approximately 85.5% to Pertamina and 14.5% to the other Salawati Island Venture participants. However, 7.25% of the gross production allocated to the joint venture participants must be sold into the Indonesian domestic market for 10% of ICP.

     Argentina. In 1991, the Company, through a wholly owned subsidiary, acquired an 18% non-operated working interest (15.84% net interest) in the El Tordillo field in Chubut Province, Argentina. At that time, the field was producing approximately 10,500 barrels of oil per day. The Company has agreed to spend approximately $16.7 million net during the period from July 1, 1992 to July 1, 1996 on development and maintenance of the field which began with an extensive workover and recompletion program. As of December 31, 1993 the El Tordillo owners have completed 163 such workovers and drilled three new wells. During that time, production increased to approximately 16.0 MBbls of oil per day. The Company expects this program to continue through 1994 and anticipates an expansion of the existing waterflood facilities.

     Under the terms of the contract with the Argentine national oil company, the joint venture group is allowed to sell crude oil produced from this field into the open market. There is a 12% royalty on gross production and the joint venture is taxed at a 30% rate after deductions for capitalized costs and expenses.

     In April 1993, the Company's subsidiary completed the Sierra Chata X-1 as a successful exploratory test in Chihuidos Block, Neuquen Province, Argentina. The well produced at a combined rate of 22.2 MMcf per day and 109 barrels of condensate per day. Carbon dioxide content of the natural gas was 6%. Five successful delineation wells were drilled in 1993. Producing rates on these wells varied from 3.2 MMcf to 27.6 MMcf per day. Engineering and geological studies are presently being undertaken to develop the field through additional drilling, with 4.0 gross (1.0 net) additional wells currently planned for 1994. In addition, the Company and its partners intend to build a gas processing facility and a 40-mile gathering pipeline during 1994 that will transport production from the field and interconnect with a main transmission line owned by a third party that transports gas to Buenos Aires and other major markets. Construction of the gas processing facility and the pipeline and the drilling of the development wells are estimated to cost an aggregate of $76.0 million gross ($17.2 million net to the Company's interest). The Company expects that sales of production from the Sierra Chata discovery will commence in 1995.

INTERNATIONAL EXPLORATION ACTIVITIES

     In 1993, the Company had its most active year ever in the international arena. The Company participated in six gross (1.8 net) exploratory wells of which two gross (0.5 net) were completed as natural gas wells. Additionally, four gross (1.2 net) wells were either drilling or completing at year-end.

     The Company made one exploration discovery in 1993. The Sierra Chata natural gas discovery in the Neuquen Basin of Argentina is being developed from sandstone reservoirs at 6,000 feet. The Company has a 22.5% working interest (20% net revenue interest) and is operator of this field. To date a total of six gross (1.3 net) wells have been drilled with no dry holes. Combined gross flow rates from these six wells are in excess of 100 MMcf of gas and 500 barrels of condensate per day. Additional development drilling will continue during 1994 to increase production capacity and further define the limits of the field. See "--International Development Activities."

     The Company plans to drill eight gross (2.8 net) wells in 1994 in addition to the four gross (1.2 net) wells which carried over from 1993 in either a drilling or completing status. The 1994 drilling and exploratory activity will be centered principally in Indonesia and South America. Of the total wells to be completed in 1994, four gross (1.2 net) are in Indonesia, four gross (1.3 net) are in Argentina and Bolivia, one gross (0.2 net) is in Papua New Guinea, two gross (1.0 net) are in Canada and one gross (0.3 net) is in Gabon (West Africa).

     The Company holds exploration contracts totaling 3.5 million net acres in eight foreign countries. The majority of acreage is in Indonesia (1.1 million net acres) and South America (1.2 million net acres) with the balance in Canada, Morocco, Myanmar, Papua New Guinea and Gabon.

DRILLING ACTIVITIES

     The table below sets forth, for the periods indicated, the number of wells drilled in which the Company had an economic interest. As of December 31, 1993, the Company was in the process of drilling or completing 9 gross (4.3 net) domestic exploratory wells and 13 gross (5.3 net) domestic development wells, 4 gross (1.2 net) foreign exploratory wells and 3 gross (1.0 net) foreign development wells.

                                                                YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------
                                                      1993                1992                1991
                                                ----------------     --------------     ----------------
                                                GROSS      NET       GROSS     NET      GROSS      NET
                                                -----     ------     -----     ----     -----     ------
Development Wells
  Domestic
     Completed as natural gas wells.........      21         6.0        6       1.5       25         7.5
     Completed as oil wells.................     237       180.0       62      39.0      220       167.3
     Dry holes..............................      10         3.6        5       0.4        6         1.6
  Foreign
     Completed as natural gas wells.........       4         1.0       --        --       --          --
     Completed as oil wells.................       3         0.9       --        --       --          --
                                                ----      ------     ----      ----     ----      ------
                                                 275       191.5       73      40.9      251       176.4
                                                ----      ------     ----      ----     ----      ------
Exploratory Wells
  Domestic
     Completed as natural gas wells.........       3         0.9        1       0.3        6         2.0
     Completed as oil wells.................       7         2.7        4       1.2        6         1.9
     Dry holes..............................      12         5.4        2       0.6       19         7.2
  Foreign
     Completed as natural gas wells.........       2         0.4       --        --       --          --
     Completed as oil wells.................      --          --        1       0.3       --          --
     Dry holes..............................       4         1.3        4       1.3        3         0.4
                                                ----      ------     ----      ----     ----      ------
                                                  28        10.7       12       3.7       34        11.5
                                                ----      ------     ----      ----     ----      ------
                                                 303       202.2       85      44.6      285       187.9
                                                ----      ------     ----      ----     ----      ------
                                                ----      ------     ----      ----     ----      ------

DOMESTIC ACREAGE

     The following table summarizes the Company's developed and undeveloped fee and leasehold acreage in the United States at December 31, 1993. Excluded from such information is acreage in which the Company's interest is limited to royalty, overriding royalty and other similar interests.

                                                          UNDEVELOPED                DEVELOPED
                                                     ---------------------     ---------------------
                                                      GROSS         NET         GROSS         NET
                                                     --------     --------     --------     --------
Alabama--Offshore................................          --           --       23,040       12,480
Alabama--Onshore.................................       3,089          108        6,063          382
Arkansas.........................................         633          493        4,177        3,173
California--Offshore.............................          --           --       17,280        2,074
California--Onshore..............................     249,207      248,990        7,391        7,011
Colorado.........................................          --           --        6,368        5,657
Illinois.........................................         202           50           43           13
Kansas...........................................      19,433       19,373        4,591        1,002
Louisiana--Offshore..............................     222,376      116,843      190,675       57,721
Louisiana--Onshore...............................      17,575       16,620       14,635        2,941
Michigan.........................................          --           --           71           11
Mississippi......................................         114           30        3,724          810
Montana..........................................          --           --        3,196          142
Nevada...........................................       3,491          764        9,455        9,455
New Mexico.......................................     195,750      155,594       41,427       18,852
New York.........................................          --           --          189           47
North Dakota.....................................       1,509          544        4,337        1,377
Oklahoma.........................................       1,917        1,917       29,589        9,940
Texas--Offshore..................................      77,397       30,545       67,194       21,243
Texas--Onshore...................................     180,828      174,912      246,287      168,421
Utah.............................................       1,348          575        8,389        3,494
Wyoming..........................................      13,785       10,804       25,888       11,312
                                                     --------     --------     --------     --------
                                                      988,654      778,162      714,009      337,558
                                                     --------     --------     --------     --------
                                                     --------     --------     --------     --------

     The foregoing table excludes approximately 2,033,400 gross (1,682,000 net) undeveloped fee and leasehold acres and 80,200 gross (45,900 net) developed acres sold to Bridge in April 1994 pursuant to a purchase agreement signed in December 1993 and 123,000 gross (123,000 net) undeveloped acres sold in January 1994.

FOREIGN ACREAGE

     The following table summarizes the Company's foreign acreage at December 31, 1993:

                                                          UNDEVELOPED                 DEVELOPED
                                                   -------------------------     -------------------
                                                      GROSS           NET         GROSS        NET
                                                   -----------     ---------     -------     -------
Argentina......................................      2,103,010       550,457      53,988      10,858
Bolivia........................................      1,442,446       649,100          --          --
Canada (Alberta)...............................        150,703        68,071          --          --
Gabon..........................................        701,000       175,250          --          --
Indonesia......................................      4,439,569     1,059,193       9,360       2,870
Morocco........................................      1,300,000       422,500          --          --
Myanmar........................................        394,000       315,200          --          --
Papua New Guinea...............................      1,970,000       295,500          --          --
                                                   -----------     ---------     -------     -------
                                                    12,500,728     3,535,271      63,348      13,728
                                                   -----------     ---------     -------     -------
                                                   -----------     ---------     -------     -------

CURRENT MARKETS FOR OIL AND GAS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and gas. For the last several years, prices of these products have reflected a worldwide surplus of supply over demand. The price received by the Company for its crude oil and natural gas depends upon numerous factors beyond the Company's control, including economic conditions in the United States and elsewhere and the world political situation as it affects OPEC, the Middle East (including the current embargo of Iraqi crude oil from worldwide markets) and other producing countries, the actions of OPEC and governmental regulation. The fluctuation in world oil prices continues to reflect market uncertainty regarding OPEC's ability to control member country production and underlying concern about the balance of world demand for and supply of oil and natural gas. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the Company's development and exploration programs, proved reserves, revenues, profitability, cash flow and dividend levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     The Company believes the market for heavy crude oil produced in California differs substantially from the remainder of the domestic crude oil market. It is necessary to heat or dilute heavy oil to make it flow, which increases transportation and handling costs, and it is also more costly to refine. As a result, the price paid for heavy crude oil is generally lower than the price paid for light crudes. In addition, there is currently an oversupply of crude oil in the California market that has had an adverse effect on the prices for crude oil in that market. Although no assurance can be given, the Company believes that such oversupply will not continue for the long term due to the availability of crude oil pipelines to transport excess crude oils, including blended oils, to markets in the Midwest and west Texas, and due to the decline of crude oil produced from the North Slope of Alaska.

     From time to time the Company has hedged a portion of its oil and natural gas production to manage its exposure to volatility in prices of oil and natural gas. The Company used several instruments whereby monthly settlements were based on the difference between the price, or a range of prices, specified in the instruments and the monthly average of the daily settlement prices of certain WTI crude oil futures contracts or of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the actual average of the daily settlement price was less than the price specified in the contract, the Company received a settlement based on the difference; in instances where the actual average of the daily settlement price was higher than the specified price, the Company paid an amount based on the difference. The instruments utilized by the Company differed from futures contracts in that there was no contractual obligation which required or allowed for the future delivery of the product. Settlements were included in revenues in the period in which the oil and natural gas were sold.


     In 1990, oil hedges resulted in a $10.7 million reduction in oil revenues and in 1991 and 1992 oil hedges resulted in an increase in oil revenues of $41.7 million and $9.7 million, respectively. The Company has had no oil hedging contracts subsequent to 1992. In 1992 and 1993, natural gas hedges resulted in a reduction in natural gas revenues of $0.5 million and $8.2 million, respectively. The Company currently has open natural gas hedging contracts covering an aggregate of approximately 6.0 Bcf of natural gas during the period March through September 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.89 per Mcf. The Company has no other outstanding natural gas hedging instruments.


     During 1993, affiliates of Shell Oil Company and Celeron Corporation accounted for approximately 23% and 15%, respectively, of the Company's domestic crude oil and liquids and natural gas revenues. No other individual customer accounted for more than 10% of such revenues during 1993. Substantially all of the Company's oil and natural gas production is currently sold at market-responsive prices that approximate spot prices. Availability of a ready market for the Company's oil and gas production depends on numerous factors, including the level of consumer demand, the extent of worldwide oil production, the cost and availability of alternative fuels, the cost of and proximity of pipelines and other transportation facilities, regulation by state and federal authorities and the cost of complying with applicable environmental regulations.

     In December 1993, the Company signed a seven-year gas sales contract with Hadson pursuant to the terms of which Hadson will market substantially all of the Company's domestic natural gas production. Pursuant to such gas contract, Santa Fe dedicated to Hadson all of its domestic natural gas production from specified existing wells, which consist of essentially all of the Company's domestic natural gas production, except to the extent such production was dedicated under pre-existing contracts. Upon the expiration of any such pre-existing contracts, that production shall also be dedicated to Hadson.

     In addition to production from existing wells, such gas contract provides for the dedication by the Company of gas production from certain domestic development wells and exploration wells to the extent that the Company accepts proposals from Hadson to gather and market production from such exploration wells. Production from gas wells acquired by the Company pursuant to an acquisition of producing oil and gas properties will not be dedicated under the gas contract but may be dedicated by the mutual agreement of the Company and Hadson.

     Pursuant to the gas contract, Hadson will be required to pay the Company for all production delivered at a price for such gas equal to stipulated published monthly index prices. Hadson is obligated to use its best efforts to receive gas from the Company at delivery points so as to maximize the net price received by the Company for such production. Payment for purchases by Hadson are to be made in immediately available funds no later than the last working day of the month following the month of production.

SANTA FE ENERGY TRUST

     In November 1992, 5,725,000 Depositary Units, each consisting of beneficial ownership of one unit of undivided interest in the Trust and a $20 face amount beneficial ownership interest in a $1,000 face amount zero-coupon United States Treasury obligation maturing on February 15, 2008, were sold in a public offering. The assets of the Trust consist of certain oil and gas properties conveyed by the Company. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. The Company received the remaining $70.1 million of proceeds and retained 575,000 Depositary Units. A portion of the proceeds received by the Company was used to retire $30.0 million of the debt incurred in connection with the Adobe Merger and the remainder was used for general corporate purposes. In the first quarter of 1994, the Company sold the remaining 575,000 Depositary Units it held for $11.3 million.

     The properties conveyed to the Trust consisted of two term royalty interests in two production units in the Wasson field in west Texas and a net profits royalty interest in certain royalty and working interests in a diversified portfolio of properties located in 12 states. At December 31, 1993,
5.2 MMBOE of the Company's estimated proved reserves were subject to such net profits interest. The reserve estimates included herein reflect the conveyance of the Wasson term royalties to the Trust.

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that such payments are required to provide distributions of $0.40 per Depositary Unit per quarter. Such additional royalty payments, if needed, will come from the Company's remaining royalty interest in one of the production units in the Wasson field described above, and are non-recourse to the Company. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) are limited to $20.0 million on a revolving basis. The Company was required to make an additional royalty payment of $362,000 with respect to the distribution made by the Trust for operations during the quarter ended December 31, 1993. On April 21, 1994, the Trust announced that a distribution of $0.40 per Depositary

Unit would be paid for the calendar quarter ended March 31, 1994 to Unitholders of record on May 16, 1994, which distribution will include an additional royalty payment by the Company of $505,700.

OTHER BUSINESS MATTERS

     Competition

     The Company faces competition in all aspects of its business, including, but not limited to, acquiring reserves, leases, licenses and concessions; obtaining goods, services and labor needed to conduct its operations and manage the Company; and marketing its oil and gas. The Company's competitors include multinational energy companies, government-owned oil and gas companies, other independent producers and individual producers and operators. The Company believes that its competitive position is affected by price, its geological and geophysical capabilities and ready access to markets for production. Many competitors have greater financial and other resources than the Company, more favorable exploration prospects and ready access to more favorable markets for their production. The Company believes that the well-defined nature of the reservoirs in its long-lived oil fields, its expertise in EOR methods in these fields, its active development and exploration position and its experienced management may give it a competitive advantage over some other producers.

     Regulation of Crude Oil and Natural Gas

     The petroleum industry is subject to various types of regulation throughout the world, including regulation in the United States by state and federal agencies. Domestic legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and which may carry substantial penalties for non-compliance. Although the regulatory burden on the oil and gas industry increases the cost of doing business and, consequently, affects profitability, generally these burdens do not appear to affect the Company any differently or to any greater or lesser extent than other companies in the industry with similar types and quantities of production. While the Company is a party to several regulatory proceedings before governmental agencies arising in the ordinary course of business, management does not believe that the outcome of such proceedings will have a material adverse affect on the operations or financial condition of the Company. Set forth below is a general description of certain state and federal regulations which have an effect on the Company's operations.

     State Regulation. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Most states in which the Company operates also have statutes and regulations governing the conservation of oil and gas and the prevention of waste, including the unitization or pooling of oil and gas properties and rates of production from oil and gas wells. Rates of production may be regulated through the establishment of maximum daily production allowables on a market demand or conservation basis or both.

     Federal Regulation. A portion of the Company's oil and gas leases are granted by the federal government and administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS"), both of which are federal agencies. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed BLM and MMS regulations and orders (which are subject to change by the BLM and the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, Army Corps of Engineers and Environmental Protection Agency), lessees must obtain a permit from the BLM or the MMS prior to the commencement of drilling.

     The interstate transportation of natural gas is regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and, to a lesser extent, the Natural Gas Policy Act of 1978 (collectively, the "Acts"). Numerous questions have been raised concerning the interpretation and implementation of several significant provisions of the Acts, as well as the regulations and policies promulgated by FERC thereunder. A number of lawsuits and administrative proceedings have been instituted which challenge the validity of regulations implementing the Acts. In addition, as described below, FERC currently has under consideration various policies and proposals which will affect the marketing of gas under new and existing contracts.

     Since 1991, FERC's regulatory efforts have centered largely around its generic rulemaking proceedings, Order No. 636. Through Order No. 636 and successor orders, FERC has undertaken to restructure the interstate pipeline industry with the goal of providing enhanced access to, and competition among, alternative gas suppliers. By requiring interstate pipelines to "unbundle" their sales services and to provide its customers with direct access to any upstream pipeline capacity held by pipelines, Order No. 636 has enabled pipeline customers to choose the levels of transportation and storage service they require, as well as to purchase gas directly from third-party merchants other than the pipelines.

     Although the implementation of Order No. 636 on individual interstate pipelines is nearing completion, this process is not yet final. Moreover, nearly all of these individual restructuring proceedings, as well as Order No. 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be substantially modified by the courts. Thus, while Order No. 636, if ultimately implemented without substantial change, should generally facilitate the transportation of gas and the direct access to end-user markets, the precise impact of these regulations on marketing production cannot be predicted at this time.

     Beyond Order No. 636, FERC is now considering a number of other important policies, all of which could significantly affect the marketing of gas. Some of the more notable of these regulatory initiatives include FERC's rulemakings on gathering and production-area rate design, regulation of pipeline marketing affiliates under Order No. 497, and standards for pipeline electronic bulletin boards and electronic data exchange.

     The U.S. Congress has historically been active in the area of oil and natural gas regulation. Although no prediction can be made concerning future regulation or legislation which may affect the competitive status of the Company, or affect the prices at which it may sell its oil and gas, any regulation or legislation that, directly or indirectly, lowers price levels for oil and gas sold or increases the costs of production could have an adverse effect on the Company's operations.

     Environmental Regulation

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs. In particular, the Company's oil and gas exploration, development, production and EOR operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the cost of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities. The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future in order to comply with stricter industry and regulatory safety standards such as those described below. Although the Company believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. Although the resulting costs cannot be accurately estimated at this time, these requirements and risks typically apply to companies with types and quantities of production similar to those of the Company and to the oil and gas industry in general.

     Offshore Production. Offshore oil and gas operations are subject to regulations of the United States Department of the Interior, the Department of Transportation, the United States Environmental Protection Agency ("EPA") and certain state agencies. In particular, the Federal Water Pollution Control Act of 1972, as amended ("FWPCA"), imposes strict controls on the discharge of oil and its derivatives into navigable waters. The FWPCA provides for civil and criminal penalties for any discharges of petroleum in reportable quantities and, along with the Oil Pollution Act of 1990 and similar state laws, imposes substantial liability for the costs of oil removal, remediation and damages.

     Solid and Hazardous Waste. The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the properties owned or leased by the Company. State and federal laws applicable to oil and gas wastes and properties have gradually become more strict. Under these new laws, the Company has been, and in the future could be, required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     The Company generates hazardous and nonhazardous wastes that are subject to the federal Resource Conservation and Recovery Act and comparable state statutes. The EPA has limited the disposal options for certain hazardous wastes and has recently issued stricter disposal standards for nonhazardous wastes. Furthermore, it is possible that additional wastes (which could include certain wastes generated by the Company's oil and gas operations) could in the future be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements. In response to the changing regulatory environment, the Company has made certain changes in its operations and disposal practices. For example, the Company has commenced remediation of sites or replacement of facilities in some locations where its wastes have previously been disposed.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in responses to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, the Company has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed.

     The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The EPA is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989 the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phase of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be

$130 million. The Company's share of costs for this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work which may be required by the EPA.

     In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the Gulf Coast Vacuum Services and D.
L. Mud superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRPs at the site a settlement order pursuant to Section 122 of CERCLA. On December 15, 1993 the Company entered into a cost-sharing agreement with other PRPs to participate in the final remediation of the Gulf Coast site, which is presently estimated to cost $15.0 million. The Company's share of the remediation is approximately $600,000 and reflects its proportionate share of the "orphans' share" for this site. With respect to the D. L. Mud site, a former property owner has already conducted remedial activities at the site under a state agency agreement. To date, the Company has not been requested to share in the remediation costs. The extent, if any, of any further necessary remedial activity at, and the prospective PRPs and the Company's financial obligations for, the D. L. Mud site has not been finally determined.

     The Company has received a request for information from the EPA regarding the Lee Acres Landfill CERCLA site in New Mexico. The Company advised the EPA that it was not able to locate any information indicating that it had used that facility. The Company is investigating its potential connection, if any, to this facility and is not able to estimate its share of costs, if any, for the site at this time.

     On April 4, 1994, the Company received a request from the EPA for information pursuant to Section 104(a) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Sante Fe Springs, California. The Company owned the property on which the site is located from 1921 to 1932. After the Company sold the property, hazardous wastes were allegedly disposed there by a third party who operated a disposal site. The EPA estimates that the total past and future costs for remediation will approximate $9 million. The Company believes that it has valid defenses to liability. While it is still investigating its exposure, if any, for the remedial costs, the Company does not believe that any such costs would be material.

     Air Emissions. The operations of the Company, including its operations in the San Joaquin Valley, are subject to local, state and federal regulations for the control of emissions from sources of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, the 1990 Clean Air Act Amendments will impose additional requirements that may affect the Company's operations, including permitting of existing sources and control of hazardous air pollutants. However, it is impossible to predict accurately the effects, if any, of the Clean Air Act Amendments on the Company at this time. The Company has been and may in the future be subject to administrative enforcement actions for failure to comply strictly with air regulations or permits. These administrative actions are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Alternatively, regulatory agencies may require the Company to forego construction or operation of certain air emission sources.

     Other. The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes (such as California Proposition 65) require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. The Company's facilities in California are also subject to California Proposition 65, which was adopted in 1986 to address discharges and releases of, or exposures to, toxic chemicals in the environment. Proposition 65 makes it illegal to knowingly discharge a listed chemical if the chemical will pass (or probably will pass) into any source of drinking water. It also prohibits companies from knowingly and intentionally exposing any individual to such chemicals through ingestion, inhalation or other exposure pathways without first giving a clear and reasonable warning.

     Although generally less stringent, the Company's foreign operations are subject to similar foreign laws respecting environmental and worker safety matters.

     Insurance Coverage Maintained with Respect to Operations

     The Company maintains insurance policies covering its operations in amounts and areas of coverage normal for a company of its size in the oil and gas exploration and production industry. These coverages include, but are not limited to, workers' compensation, employers' liability, automotive liability and general liability. In addition, an umbrella liability and operator's extra expense policies are maintained. All such insurance is subject to normal deductible levels. The Company does not insure against all risks associated with its business either because insurance is not available or because it has elected not to insure due to prohibitive premium costs.

     Employees

     As of December 31, 1993, the Company had approximately 777 employees, 210 of whom were covered by a collective bargaining agreement which expires on January 31, 1996. The Company believes that its relations with its employees are satisfactory.

     Legal Proceedings

     The Company, its subsidiaries and other related companies are named defendants in several lawsuits and named parties in certain governmental proceedings arising in the ordinary course of business. For a description of certain proceedings in which the Company is involved, see
"--Environmental Regulation." While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company and their ages (as of January 1, 1994) and positions are listed below.

              NAME                   AGE                         POSITION
- ---------------------------------    ---     -------------------------------------------------
James L. Payne...................    56      Chairman of the Board, President and Chief
                                             Executive Officer
Hugh L. Boyt.....................    48      Senior Vice President--Production
Jerry L. Bridwell................    50      Senior Vice President--Exploration and Land
Keith P. Hensler.................    62      Senior Vice President--Marketing
Richard B. Bonneville............    51      Vice President--Planning and Administration
E. Everett Deschner..............    53      Vice President--Reservoir Engineering and
                                             Evaluation
C. Ed Hall.......................    51      Vice President--Public Affairs
Charles G. Hain, Jr..............    47      Vice President--Employee Relations
David L. Hicks...................    44      Vice President--Law and General Counsel
Michael J. Rosinski..............    48      Vice President and Chief Financial Officer
John R. Womack...................    55      Vice President--Business Development
Rod F. Dammeyer..................    53      Director
Marc J. Shapiro..................    47      Director
William E. Greehey...............    57      Director
Robert F. Vagt...................    47      Director
Melvyn N. Klein..................    52      Director
Robert D. Krebs..................    51      Director
David M. Schulte.................    47      Director
Allan V. Martini.................    66      Director
Michael A. Morphy................    61      Director
Kathryn D. Wriston...............    55      Director
Reuben F. Richards...............    64      Director

     The business experience of the above officers and directors for the past five years is described below. Unless otherwise stated, all offices were held with Santa Fe Energy Company prior to its merger with the Company. Each executive officer holds office until his successor is elected or appointed or until his earlier death, resignation or removal.

     James L. Payne has served as a Director since 1986 and has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990. Mr. Payne was President of Santa Fe Energy Company from January 1986 to January 1990 when he became President of the Company. From 1982 to January 1986 Mr. Payne was Senior Vice President--Exploration and Land of Santa Fe Energy Company. Mr. Payne is also a director of Pool Energy Services Co. (oilfield services) and Hadson (natural gas transportation and marketing).

     Hugh L. Boyt has been Senior Vice President--Production since March 1, 1990. From 1989 until March 1990, Mr. Boyt served as Corporate Production Manager. From 1983, when Mr. Boyt joined the Company, until 1989 he served as District Production Manager--Permian Basin.

     Jerry L. Bridwell has been Senior Vice President--Exploration and Land since 1986. Mr. Bridwell served in various other capacities, including Vice President--Exploration, Central Division, since joining the Company in 1974.

     Keith P. Hensler has been Senior Vice President--Marketing since January 1990. From 1980, when Mr. Hensler joined the Company, until January 1990, he served as Vice President--Marketing. Mr. Hensler is also Senior Vice President of Energy Products.

     Richard B. Bonneville has been Vice President--Planning and Administration since 1988. Prior to such time Mr. Bonneville served as Secretary of Santa Fe Pacific Corporation ("SFP").

     E. Everett Deschner has been Vice President--Reservoir Engineering and Evaluation since April 1990. From 1982, when Mr. Deschner joined the Company, until 1990, he served as Manager-- Engineering and Evaluation.

     C. Ed Hall has been Vice President--Public Affairs since March 1991. Prior to such time Mr. Hall served as Director--Public Affairs since joining the Company in 1984.

     Charles G. Hain, Jr. has been Vice President--Employee Relations since 1988. From 1981, when Mr. Hain joined the Company, until 1988, Mr. Hain served as Director--Employee Relations.

     David L. Hicks has been Vice President--Law and General Counsel since March 1991. From 1988 until March 1991, Mr. Hicks was General Counsel and prior to that time was General Attorney for SFP.

     Michael J. Rosinski has been Vice President and Chief Financial Officer since September 1992. Prior to joining the Company, Mr. Rosinski was with Tenneco Inc. and its subsidiaries for 24 years. From 1988 until 1990, Mr. Rosinski served as Deputy Project Executive for the Colombian Crude Oil Pipeline Project and from 1990 until August 1992 he was Executive Director of Investor Relations. Mr. Rosinski is also a director of Hadson (natural gas transportation and marketing).

     John R. Womack has been Vice President--Business Development since 1987. From 1982, when Mr. Womack joined the Company, until 1987, Mr. Womack served as Vice President--Land.

     Rod F. Dammeyer has served as a Director since 1990. Mr. Dammeyer has been President and a director since 1985 and Chief Executive Officer since 1993 of Itel Corporation (holding company involved primarily in distribution of wiring systems products). Mr. Dammeyer is also a director of Q-Tel S.A., Servicios Financieros Quadrum, S.A., Lomas Financial Corporation, Jacor Communications, Inc., Revco D.S., Inc., Capsure Holdings Corp. and the Vigoro Corporation and a trustee of Van Kampen Merritt Closed-End Mutual Funds. In addition, Mr. Dammeyer is President, Chief Executive Officer and a director of Great American Management and Investment, Inc.

     Marc J. Shapiro has served as a Director since 1990. Mr. Shapiro has been Chairman, President and Chief Executive Officer of Texas Commerce Bancshares, Inc. (banking) since January 1994. He has been President and Chief Executive Officer of Texas Commerce Bancshares, Inc. since December 1989, Chairman and Chief Executive Officer of Texas Commerce Bank National Association since 1987 and a member of the Management Committee of Chemical Banking Corporation since December 1991. Mr. Shapiro was a member of the Office of the Chairman of Chemical Banking Corporation from August 1990 to December 1991 , Vice Chairman of Texas Commerce Bancshares, Inc. from 1982 to 1989, and Vice Chairman of Texas Commerce Bank National Association from 1982 to 1987. Mr. Shapiro is also a director of Browning-Ferris Industries and a trustee of Weingarten Realty Investors.

     William F. Greehey has served as a Director since 1991. Mr. Greehey has been Chairman of the Board, Chief Executive Officer and director of Valero Energy Corporation (refining and marketing, gas transmission and processing) since 1983. Mr. Greehey is also a director of Weatherford International.

     Robert F. Vagt has served as a Director since 1992. Mr. Vagt has been President, Chief Executive Officer and director of Global Natural Resources Inc. (oil and gas exploration and production) since May 1992; President and Chief Operating Officer of Adobe (oil and gas exploration and production) from November 1990 to May 1992; Executive Vice President of Adobe from August 1987 to October 1990; and Senior Vice President of Adobe from October 1985 to August 1987. Mr. Vagt is also a director of First Albany Corporation (brokerage firm).

     Melvyn N. Klein has served as a Director since February 1993, when he was elected to fill the vacancy created by the resignation of L.G. Dodd. Mr. Klein is an Attorney and Counselor at Law, private investor and the sole stockholder of a general partner in GKH Partners, L.P. Mr. Klein is also a director of Itel Corporation, American Medical Holdings, Inc. (hospital ownership and management), Bayou Steel

Corporation (specialty steel manufacturer) and Savoy Pictures Entertainment, Inc. (distributor of motion pictures).

     Robert D. Krebs has served as a Director since 1985. Mr. Krebs has been Chairman, President and Chief Executive Officer of SFP since 1988. Prior to such time, Mr. Krebs was President and Chief Operating Officer of SFP. Mr. Krebs is also a director of SFP, Catellus Development Corporation, the Atchison, Topeka and Santa Fe Railway Company, Santa Fe Pacific Pipelines, Inc., Phelps Dodge Corporation and Northern Trust Corporation.

     David M. Schulte has served as a Director since February 1994. Mr. Schulte has been, for the past five years, Managing Partner of Chilmark Partners, L.P. (investments) and since July 1990, General Partner of ZC Limited Partnership, the General Partner of Zell/Chilmark Fund, L.P. (investments). Mr. Schulte is also a director of Carter Hawley Hale Stores, Inc., Revco D.S., Inc., Sealy Corporation and Jacor Communications, Inc.

     Allan V. Martini has served as a Director since 1990. Mr. Martini retired as Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) in August 1988. Mr. Martini served in that position from July 1986 until his retirement.

     Michael A. Morphy has served as a Director since 1990. Mr. Morphy has been, for the past five years, retired Chairman and Chief Executive Officer of California Portland Cement Company. Mr. Morphy is also a director of Cyprus Amax Minerals Co. and SFP.

     Kathryn D. Wriston has served as a Director since 1990. Ms. Wriston has been, for the past five years, director of various corporations and organizations, including Northwestern Mutual Life Insurance Company and a Trustee of the Financial Accounting Foundation.

     Reuben F. Richards has served as a Director since 1992. Mr. Richards has been Chairman of the Board of Terra Industries Inc. (agribusiness) since December 1982; Chief Executive Officer of Terra Industries Inc. from December 1982 to May 1991 and President of Terra Industries Inc. from July 1983 to May 1991; Chairman of the Board of Engelhard Corporation (specialty chemicals and engineered materials) since May 1985; Chairman of the Board of Minorco (U.S.A.) Inc. ("Minorco (USA)") since May 1990 and Chief Executive Officer and President of Minorco (USA) since February 1994. Mr. Richards is also a director of Ecolab, Inc. (cleaning and sanitizing products), Potlatch Corporation (forest products), and Minorco.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures will be issued under an indenture to be dated as of May   ,
1994 (the "Indenture"), between the Company and The First National Bank of Boston, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Debentures and the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the TIA and all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. References herein are to articles and sections in the Indenture. All references to the "Company" in this Section of the Prospectus are to Santa Fe Energy Resources, Inc., and do not include its subsidiaries.

GENERAL

     The Debentures will mature on           , 2004, and will be limited to an
aggregate principal amount of $100,000,000. The Debentures will bear interest at
the rate set forth on the cover page of this Prospectus from           , 1994
(the "Issue Date"), or from the most recent interest payment date to which
interest has been paid, payable semi-annually on           and           of each
year, beginning on           , 1994, to the person in whose name the Debenture
(or any predecessor Debenture) is registered at the close of business on the
preceding           or           , as the case may be.

     Principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the Corporate Trust Office of the Trustee, at 55 Broadway, 3rd Floor) or such other office or agency permitted under the Indenture; provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Security Register. The Debentures will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Debentures, except for any tax or other governmental charge that may be imposed in connection therewith.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debentures that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company, and the Holder of such Debenture thereafter may look only to the Company for payment thereof. (Section 8.04)

SUBORDINATION


     The Debentures will be general unsecured senior subordinated obligations of the Company. The payment of the principal of, premium, if any, and interest on, the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the payment when due in cash of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust will not be subordinate to any Senior Indebtedness or subject to the restrictions described herein. The Debentures will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined), pari passu with any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. At March 31, 1994, after giving effect to the application of the proceeds of the Offerings, the pro forma amount of Senior Indebtedness outstanding would have been $275.9 million. The Debentures will be structurally subordinated to all liabilities of the Company's subsidiaries, which would have totaled $54.0 million at March 31, 1994, after giving effect to the application of the proceeds of the Offerings. The amounts referred to above include only liabilities included on the Company's consolidated balance sheet under GAAP; the Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of subsidiaries (to which the Debentures will be structurally subordinated). See "--Certain Covenants-Limitation on Indebtedness" below.

     The Company may not pay principal of, premium, if any, or interest on, the Debentures or make any deposit pursuant to the provisions described under "--Defeasance and Covenant Defeasance" below and may not repurchase, redeem or otherwise retire any Debentures, including pursuant to the obligation described below under "--Mandatory Repurchase upon Change of Control and Subsequent Rating Decline" (collectively, "pay the Debentures"), if (a) any principal, premium or interest (including interest (if any) occurring on or after the commencement of a proceeding in bankruptcy) in respect of any Senior Indebtedness is due and payable and is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, that the Company may pay the Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), the Company may not pay the Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative to the holders of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless earlier terminated (i) by written notice to the Trustee and the Company from the Representative that submitted such Payment Blockage Notice, (ii) because such default is no longer continuing or (iii) because the Senior Indebtedness in respect of which such Blockage Notice was given has been repaid in full in cash). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Senior Indebtedness and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Debentures after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to any number of issues of Senior Indebtedness during such period. (Section 10.03)

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the Holders of the Debentures are entitled to receive any payment of principal of, or premium, if any, or interest on, the Debentures. In addition, until the Senior Indebtedness is paid in full, any distribution to which Holders of Debentures would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness, except that Holders of Debentures may receive and retain shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Debentures. (Section 10.02)

     By reason of such subordination provisions contained in the Indenture, in the event of bankruptcy, insolvency or winding up, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Debentures, and creditors of the Company who are not holders of Senior Indebtedness or the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Debentures.

     Claims of creditors of the Company's subsidiaries, including trade creditors, and holders of Preferred Stock of the Company's subsidiaries (if any), will generally have a priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's Indebtedness. Under the

Indenture, and subject to certain limitations, Indebtedness may be incurred by subsidiaries of the Company.

OPTIONAL REDEMPTION

     Except as provided below, the Debentures are not redeemable prior to
          , 1999. At any time on or after           , 1999, the Debentures are
redeemable at the option of the Company, in whole or from time to time in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption.

     If redeemed during the 12-month period commencing           :

                                    YEAR                           REDEMPTION PRICE
            ----------------------------------------------------   ----------------
            1999................................................             %
            2000................................................             %
            2001................................................             %

and thereafter, beginning           , 2002, at 100% of the principal amount of
the Debentures plus accrued and unpaid interest (if any) to the date of redemption.

SINKING FUND

     There will be no mandatory sinking fund payments for the Debentures.

MANDATORY REPURCHASE UPON CHANGE OF CONTROL AND SUBSEQUENT RATING DECLINE

     Upon the occurrence of a Change of Control and a subsequent Rating Decline, the Company will, within 30 days after the occurrence of such Rating Decline, notify each Holder of the Debentures, with a copy of such notice to the Trustee, in writing of the occurrence of the Change of Control and accompanying such notice will be an offer to purchase (the "Change of Control Offer") the Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, due thereon to the Change of Control Purchase Date (as defined below) (such price, together with such interest, the "Change of Control Purchase Price") on or before the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Purchase Date"). The Change of Control Offer will remain open from the time such offer is made until the Change of Control Purchase Date. The Company will purchase all Debentures properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that holders of the Debentures must follow to accept the Change of Control Offer.

     The occurrence of certain of the events which would constitute a Change of Control could constitute a default under the Company's existing and future indebtedness. In addition, the exercise by the holders of the Debentures of their right to require the Company to repurchase the Debentures could cause a default under existing or future indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, if a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the Debentures that might be delivered by Holders thereof seeking to accept the Change of Control Offer.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a change in a majority of the members of the Board of Directors of the Company which is approved by a majority of the then-present Board of Directors of the Company. One of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all the property of the Company and its Subsidiaries, taken as a whole. The phrase "all or substantially all" is subject to judicial interpretation depending on the facts and circumstances of the subject transaction. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly, in certain circumstances it may be unclear whether a Change of Control has occurred and whether the Company may therefore be required to make a Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures pursuant to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control covenant by virtue thereof. (Section 4.08)

CERTAIN COVENANTS

     Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless (i) no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (ii) such Indebtedness is Permitted Indebtedness.


     Permitted Indebtedness means any and all of the following: (a) Indebtedness Incurred if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio exceeds 3.0 to 1.0; (b) Indebtedness evidenced by the Debentures; (c) Indebtedness under Bank Credit Facilities but only to the extent that the aggregate principal amount of all such Indebtedness under Bank Credit Facilities equals or is less than $175 million (subject to adjustment as described in the "Limitation on Sales of Assets" covenant); (d) Indebtedness under Interest Rate Protection Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (e) Indebtedness to the Company or any Restricted Subsidiary by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Restricted Subsidiaries, provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a wholly owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Restricted Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;
(f) Capital Expenditure Indebtedness (provided that the principal amount of such Indebtedness does not exceed the fair market value of the property or asset with respect to which such expenditure is made, such fair market value to be determined after giving effect to such expenditure) but only to the extent the aggregate principal amount of all Capital Expenditure Indebtedness Incurred under this clause (f) during any calendar year equals or is less than $100 million; (g) Indebtedness under Oil and Gas Purchase and Sale Contracts, provided that such contracts were entered into for the purpose of limiting risks that arise in connection with the sale of oil and gas produced by the Company and its Subsidiaries in the ordinary course of business; (h) Indebtedness of any Person which shall merge into or consolidate with the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant, which Indebtedness was not Incurred in anticipation of such merger or consolidation and was outstanding prior to such merger or consolidation; (i) Indebtedness in connection with one or more standby letters of credit, Guarantees or performance bonds issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself); (j) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (j) does not exceed $50 million; (k) Indebtedness outstanding on the date of the Indenture; (l) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance,

Indebtedness referred to in clauses (a) through (k) of this paragraph or Indebtedness previously incurred pursuant to this clause (l), provided that (i) such Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being exchanged or refinanced, (ii) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being exchanged or refinanced, (iii) such Indebtedness has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being exchanged or refinanced and (iv) such Indebtedness is subordinated in right of payment to Senior Indebtedness or the Debentures to at least the same extent, if any, as the Indebtedness being exchanged or refinanced; and (m) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services. The Company and its Restricted Subsidiaries may Incur Indebtedness under a single debt facility or instrument in reliance on two or more of the aforementioned clauses of the definition of Permitted Indebtedness. (Section 4.03)

     Limitation on Liens. The Company will not, directly or indirectly, Incur any Lien on or with respect to any Property of the Company or any interest therein or any income or profits therefrom, unless the Debentures are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company may without restriction Incur Liens securing Senior Indebtedness and except for: (a) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the Company; (b) any Lien existing on any Property at the time of the acquisition thereof (and not Incurred in anticipation of such transaction); (c) any Lien incidental to the normal conduct of the business of the Company or the ownership of its property or the conduct in the ordinary course of its business (including without limitation (i) easements, rights of way and similar encumbrances, (ii) rights of lessees or lessors under leases, (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company on deposit with or in the possession of such banks, (iv) Liens imposed by law, including without limitation mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, (v) Oil and Gas Liens, and (vi) Liens incurred to secure performance of bids, tenders, contracts (other than contracts for the payment or repayment of money), statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice) in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit (other than the extension of credit represented by such bond or other instrument) or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole; (d) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by GAAP; (e) Liens existing as of the date of the Indenture; and (f) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in the foregoing clauses (a) through (e), provided that such Liens do not extend to any other Property and the principal amount of the Indebtedness secured by such Liens is not increased. (Section 4.11)

     Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution on or in respect of, its Capital Stock or Redeemable Stock (including any such payment (other than payments solely in its Capital Stock or in options, warrants or other rights to purchase its Capital Stock) in connection with any merger or consolidation involving the Company), except dividends or distributions payable solely in its Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or any Restricted Subsidiary, (ii) purchase, redeem or otherwise acquire for value any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted

Subsidiary, (iii) make any principal payment on, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value prior to any scheduled repayment, scheduled sinking fund payment or other scheduled maturity, any Indebtedness that is subordinated in right of payment to the Debentures or
(iv) make any Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment (a) no Default or Event of Default shall have occurred and be continuing under the Indenture, (b) the Company could Incur at least $1.00 of additional Indebtedness under clause (a) of the definition of "Permitted Indebtedness" and (c) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a resolution of such Board) declared or made since the date of the Indenture, would not exceed, without duplication, the sum of (1) 50% of the Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) from the quarter end on or before the date of the Indenture, to the end of the Company's most recent fiscal quarter immediately preceding such proposed Restricted Payment (or, if such Consolidated Adjusted Net Income shall be a deficit, minus 50% of such deficit), (2) the aggregate net proceeds, including cash and the Fair Market Value of Property other than cash, received by the Company from the issue or sale of its Capital Stock (including pursuant to the exercise of options or warrants or the making of any equity contribution by stockholders of the Company subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of the Company or any employee stock ownership plan or other trust established by the Company or any of its Subsidiaries), (3) the amount by which the Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company), subsequent to the date of the Indenture, of any Indebtedness or Redeemable Stock of the Company or any Restricted Subsidiary into or for Capital Stock of the Company (less the amount of any cash (other than cash distributed in payment of interest on such Indebtedness accrued and unpaid to the date of such conversion or exchange) or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange) and (4) $50 million.


     Any payments made pursuant to clauses (a) through (f) of the definition of "Permitted Investment" shall be excluded for purposes of any calculation of the aggregate amount of Restricted Payments. Any payments made pursuant to clauses
(g), (h) and (i) of the definition of "Permitted Investment" shall be included for purposes of any calculation of the aggregate amount of Restricted Payments.


     The foregoing limitations will not prevent the Company or any Restricted Subsidiary from (a) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with the Indenture or (b) making Permitted Investments, so long as no Default or Event of Default shall have occurred and be continuing. (Section 4.04)


     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company will not (a) permit any Restricted Subsidiary to issue any Capital Stock or Redeemable Stock other than to the Company or one of its Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Capital Stock (except to the Company or any Restricted Subsidiary) will, in each case, be deemed for purposes of the Indenture to constitute the issuance of such Capital Stock by the issuer thereof or (b) permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); provided, however, that clauses (a) and (b) will not prohibit a sale of 100% of the Capital Stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary effected in accordance with the "Limitation on Asset Sales" covenant. (Section 4.13)

     Incurrence of Layered Indebtedness. The Company will not Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness constitutes Indebtedness that is junior to, or pari passu with, the Debentures in right of payment. (Section 4.14)

     Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company, unless (i) an Officer will have determined, in his good faith judgment, that such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, and on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, and the Company delivers an Officers' Certificate to the Trustee to that effect, (ii) with respect to a transaction or series of transactions involving aggregate payments by the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of $10 million, the Board of Directors of the Company (including a majority of the disinterested Directors) approves such transaction or series of transactions and determines, in its good faith judgment, that such transaction or series of transactions complies with the standards set forth in clause (i) of this paragraph, and the Company delivers a certified resolution to the Trustee to that effect and (iii) with respect to a transaction or series of transactions involving aggregate payments by the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of $25 million, the Company receives the written opinion of a nationally recognized investment banking firm or other nationally recognized expert having sufficient expertise to the effect that such transaction (or series of transactions) is fair to the Company from a financial point of view, which opinion shall be delivered promptly to the Trustee. With respect to any capital contribution to, or transaction with, a Subsidiary, the requirement that a transaction be on "terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Company" shall be satisfied if such transaction is fair, from a financial point of view, to the Company.

     The limitations of the preceding paragraph do not apply to (i) transactions with Affiliates in accordance with the terms of agreements as in effect on the date of the Indenture (and not otherwise in violation of the Indenture) provided that any renewal or modification of the terms of any such agreement after the date of the Indenture shall comply with the preceding paragraph, or (ii) transactions with Restricted Subsidiaries. The requirements of clause (iii) of the preceding paragraph shall not apply (i) to a transaction that constitutes a Permitted Business Investment if none of the parties to such transaction (other than the Company, the Restricted Subsidiary (if any) making such Permitted Business Investment, other Restricted Subsidiaries of the Company and the entity (if any) receiving such Permitted Business Investment) (x) are Affiliates of the Company or (y) were during the preceding 12 months, or are expected during the following 12 months to be, associated with more than 10% of the net oil and gas production of the Company and its Subsidiaries (whether by reason of purchases of oil and gas or any kind of shared or cooperative production arrangements) or
(ii) to additional sales of or commitments to sell to Hadson natural gas on terms no less favorable to the Company than those obtained as of the date of the Indenture pursuant to the Hadson Agreement (Section 4.07)

     Limitation on Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares and assets subject to such Asset Sale, (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities or the assumption by the purchaser of liabilities other than Subordinated Indebtedness (provided, however, that (x) the Fair Market Value of oil and gas properties with proved reserves received by the Company or a Restricted Subsidiary in trade for other such properties (and, if the assets traded by the Company or a Restricted Subsidiary consist of properties without proved reserves, the Fair Market Value of properties with or without proved reserves received in exchange for such traded properties) shall be treated as cash for purposes of this clause (ii) and (y) the Company and its Restricted Subsidiaries shall be permitted to receive securities other than cash equivalents or Liquid Securities with an aggregate Fair Market Value (measured as of the date of the then-proposed Asset Sale) not in excess of: (1) in connection with any one or series of related Asset Sales, 10% of

Consolidated Net Tangible Assets and (2) when considered with all other such securities received in connection with Asset Sales after the date of the Indenture and held by the Company or a Restricted Subsidiary as of the date of the determination, 25% of Consolidated Net Tangible Assets) and (iii) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with clauses (i) and (ii).

     The Net Available Cash from Asset Sales may (but need not) be applied by the Company or a Restricted Subsidiary to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), (A) to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than Redeemable Stock) of a Restricted Subsidiary (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company);
(B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or (C) to purchase Debentures (excluding Debentures owned by the Company or an Affiliate of the Company).

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to purchase Debentures tendered pursuant to an offer by the Company for Debentures (the "Prepayment Offer") at a purchase price of at least 100% of their principal amount plus accrued and unpaid interest thereon (if any) to the Purchase Date (as defined below) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Debentures have been given the opportunity to tender their Debentures for repurchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

     Promptly, and in any event within 10 days after the Company becomes obligated to make a Prepayment Offer, the Company will deliver to the Trustee and send to each holder of the Debentures a written notice stating that such holder may elect to have its Debentures purchased by the Company, either in whole or in part (subject to prorationing in the event the Prepayment Offer is oversubscribed) and in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice will specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and will contain information concerning the business of the Company which the Company in good faith believes will enable such holder to make an informed decision and will contain all instructions and materials necessary to tender Debentures pursuant to the Prepayment Offer and the procedures for withdrawing such a tender (such procedures as set forth in the Indenture).

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures as described above. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) or an offer to repurchase Debentures using Excess Proceeds, the Company or such Restricted Subsidiary will permanently retire such Indebtedness and, if the Indebtedness permanently retired constitutes Indebtedness under a Bank Credit Facility, then the amount of Indebtedness permitted under clause (c) of the definition of "Permitted Indebtedness" shall thereafter be deemed to have been permanently reduced by the amount of such retirement; provided, however, that notwithstanding any permanent retirement of Indebtedness under a Bank Credit Facility in accordance with this provision, the related loan commitment (if any) need not be reduced and the Company may continue to Incur Indebtedness pursuant to such commitment to the extent permitted under such clause (c) (as so reduced) and/or under any other clause of the definition of "Permitted Indebtedness." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash will be invested in Permitted Short Term Investments or will be applied temporarily to reduce amounts outstanding under one or more revolving credit facilities of the Company or its Restricted Subsidiaries. (Section 4.06)

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock or any other interest in, or measured by, its profits owned by, or pay any Indebtedness or other obligation owed to, the Company or any other Restricted Subsidiary of the Company, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (b) and (c) of the preceding sentence only, to encumbrances and restrictions (i) in existence under or by reason of any agreements in effect on the date of the Indenture, (ii) existing at such Subsidiary at the time it became a Restricted Subsidiary of the Company if (A) such encumbrance or restriction was not created in anticipation of such Subsidiary becoming a Restricted Subsidiary of the Company and (B) immediately following such Subsidiary becoming a Restricted Subsidiary of the Company, on a pro forma basis, the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the second paragraph of "--Limitation on Indebtedness" or (iii) which result from the renewal, refinancing, extension or amendment of an agreement referred to in the immediately preceding clause (i) or (ii) provided such replacement or encumbrance or restriction is no more restrictive to the Company or any Restricted Subsidiary and is released or removed by its terms no later than that which it replaced, (2) with respect to clause (c) of the preceding sentence only, to restrictions in the form of Liens that are not prohibited as described under "Limitation on Liens" and which contain customary limitations on the transfer of collateral and (3) with respect to clauses (a), (b) and (c) of the preceding sentence, to encumbrances and restrictions on a Restricted Subsidiary so long as (x) such Restricted Subsidiary (together with all other Restricted Subsidiaries subject to encumbrances or restrictions permitted under this clause
(3)) does not, during the four full fiscal quarters immediately prior to the incurrence of such encumbrance or restriction, represent 10% or more of the EBITDA of the Company during such period and (y) at the date of the incurrence of such encumbrance or restriction (after giving pro forma effect to the exclusion of such Restricted Subsidiary from the calculation of the Consolidated Interest Coverage Ratio) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the definition of "Permitted Indebtedness". (Section 4.05)

     Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary of the Company, (ii) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less, or (B) such designation is effective immediately upon such Person becoming a Subsidiary of the Company or of a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. An Unrestricted Subsidiary may not be redesignated as a Restricted Subsidiary.

     Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions. (Section 4.12)

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property to any Person, unless (a) the entity formed by or surviving any such consolidation or merger (if the Company is a party to the transaction and is not the surviving entity) or to which such sale, transfer or conveyance is made (the "Surviving Entity") shall be an entity organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such Surviving Entity expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Entity, the due and punctual payment of the principal of, premium, if any, and interest on all the Debentures, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company; (b) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the second paragraph of "--Limitation on Indebtedness"; and (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions. (Section 5.01)

     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Company as an entirety or virtually as an entirety in accordance with the preceding paragraph, the successor entity formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor entity had been named as the Company therein. (Section 5.02)

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any Property (other than cash, cash equivalents or securities) used in any business in which the Company or any Restricted Subsidiary is engaged as of the date of the Indenture or any business ancillary thereto, (ii) securities representing 100% of the equity of an issuer engaged in any such business or (iii) Permitted Business Investments.

     "Affiliate" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, or (ii) which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock or Voting Redeemable Stock of such specified Person or of any Subsidiary of such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger, but excluding any Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests of another Person (including transfers of outstanding Capital Stock of, and issuances of Capital Stock by, Restricted Subsidiaries and Unrestricted Subsidiaries that are owned directly by the Company or a Restricted Subsidiary) or (b) any other Property of such Person or any of its Restricted Subsidiaries; provided, however, that the term "Asset Sale" shall not include (i) the sale or transfer of Permitted Short-Term Investments, inventory or other Property (or interests therein) in the ordinary course of business, or the sale or transfer of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties and interests do not have associated with them any proved reserves (whether or not in the ordinary course of business); (ii) a sale or transfer of hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production or marketing operations conducted by the Company and its Restricted Subsidiaries; (iii) the liquidation of Property received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary; (iv) when used with respect to the Company, any asset disposition permitted pursuant to the covenant described under "--Merger, Amalgamation, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's assets; or (v) the sale or transfer of any Property or Capital Stock by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or by a Restricted Subsidiary to a Restricted Subsidiary.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by
(y) the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Facilities" means with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders, whether or not in effect on the date of the Indenture, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit. Notwithstanding the foregoing, if the Company or any Restricted Subsidiary chooses to Incur Indebtedness under any such facility after the Issue Date of the Debentures in compliance with the "Limitation on Indebtedness" covenant but not in reliance on the exception provided by clause (c) thereof or clause (l) thereof (with respect to a refinancing of Indebtedness under Bank Credit Facilities), such Indebtedness shall not constitute Indebtedness under Bank Credit Facilities for purposes of the Indenture.

     "Capital Expenditure Indebtedness" means Indebtedness Incurred by any Person to finance a capital expenditure so long as (i) such capital expenditure is or should be included as an "addition to oil and gas properties and equipment, net" or "to property, plant or equipment" in accordance with GAAP, and (ii) such Indebtedness is Incurred within 360 days of the date such capital expenditure is made.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capitalized lease or a liability on the face of a balance sheet of such Person in accordance with GAAP, to the extent required pursuant to GAAP. For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; provided, however, that "Capital Stock" shall not include Redeemable Stock but shall, with respect to the Company, include the 7% Preferred Stock.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (iii) the Company, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, leases or otherwise transfers or one or more such Subsidiaries sell, convey, lease or otherwise transfer all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary).

     "Consolidated Adjusted Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication, (i) items classified as extraordinary (other than the tax benefit of the utilization of net operating loss carryforwards and alternative minimum tax credits), (ii) gains and losses from asset sales outside the ordinary course of business, (iii) except to the extent of the amount of cash dividends or other cash distributions actually paid to such specified Person or its Restricted Subsidiaries by any other Person during such period, the net income (or loss) of such other Person other than a Restricted Subsidiary of such specified Person,
(iv) the net income of any Person acquired by such specified Person or any of its consolidated Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (v) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, and
(vi) the net income of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is restricted by contract or otherwise, except for any dividends or distributions actually paid by such subsidiary to such Person.

     "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (i) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date to (ii) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness expected to be outstanding on the Transaction Date), assuming the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates in effect as of the Transaction Date; provided, however, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreements which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for all (or any portion of ) such four-quarter period, the resulting rate shall be used for such four-quarter period (or corresponding portion thereof); provided, further, that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of such fiscal quarter. In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (x) the Company or any of its Restricted Subsidiaries shall have engaged in any asset sale out of the ordinary course of business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such asset sale for such period calculated on a pro forma basis as if such sale and the receipt and application of the proceeds therefrom (including, without limitation, any related retirement of Indebtedness) had occurred on the first day of such period or (y) the Company or any of its Restricted Subsidiaries shall have acquired any assets out of the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such four-quarter period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with any Interest Rate Protection Agreement (including any amortization of discounts),
(x) the interest portion of any deferred payment obligation, (y) all accrued interest, and (z) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued, during such period; (ii) dividends declared and payable on Redeemable Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries); (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable during such period to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable during such period to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries and on any determination date such Indebtedness is in default or the Company should reasonably expect to make any payments in respect of such Indebtedness during the four fiscal quarters immediately following such date, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs (other than discounts) of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

     "Consolidated Net Tangible Assets", as of any date of determination, means the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) as the total assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries), determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of (without duplication): (i) the aggregate amount of liabilities of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) which may properly be classified as current liabilities (including taxes accrued as estimated), determined on a consolidated basis in accordance with GAAP; (ii) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) the excess of cost over Fair Market Value of assets or businesses acquired; (iv) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items (if included in total assets); (vi) treasury stock (if included in total assets); and (vii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock or Indebtedness or restricted cash (determined in accordance with GAAP).

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means any Senior Indebtedness which has, at the time of determination, an aggregate principal amount outstanding of at
least $          million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) and is specifically designated in the instrument evidencing such Senior Indebtedness or is designated in an irrevocable notice delivered by the Company to the holders or a Representative of the holders of such Senior Indebtedness and the Trustee as "Designated Senior Indebtedness" of the Company.

     "Dollar-Denominated Production Payments" mean dollar-denominated production payment obligations that are or, upon the occurrence of a contingent event, would be recorded as liabilities in accordance with GAAP. Such obligations will be deemed to constitute Indebtedness for borrowed money for purposes of the Indenture.

     "EBITDA" means with respect to any Person for any period, the Consolidated Adjusted Net Income of such Person and its consolidated Restricted Subsidiaries for such period, plus (a) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Adjusted Net Income is determined and deducted in the determination of such Consolidated Adjusted Net Income, without duplication, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation and depletion expense, (iv) amortization expense, and (v) any other non-cash charges including, without limitation, unrealized foreign exchange losses, less (b) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Adjusted Net Income is determined and added in the determination of such Consolidated Adjusted Net Income, without duplication (i) income tax recovery and (ii) unrealized foreign exchange gains.

     "Fair Market Value" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or Property transferred or received by any Person, the fair market value of such consideration or property as determined in good faith by (i) any Officer of the Company if such fair market value does not exceed $10 million and
(ii) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value exceeds $10 million; provided that if such resolution indicates that such fair market value exceeds $25 million and such Transaction involves any Affiliate of the Company (other than a Restricted Subsidiary), such resolution shall be accompanied by the written opinion delivered to the Trustee of a nationally recognized investment banking firm or another nationally recognized expert having sufficient expertise to the effect that such consideration or property is fair, from a financial point of view, to such Person.

     "GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any Lien on the assets of such Person securing obligations of the primary obligor and any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that a Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Hedging Agreements" means Interest Rate Protection Agreements and Oil and Gas Purchase and Sale Contracts.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with the acquisition of Property, assets or businesses, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or third party services, (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Hedging Agreements at the time of determination, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (ix) any Production Payment, and (x) any obligation of the type referred to in clauses (i) through (ix) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date.

     "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rates, as in effect from time to time.

     "Investment" means, with respect to any Person (i) any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person (the amount of any investment made other than in cash to be determined by the fair market value of such non-cash investment at the time so made) or (ii) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business), but excluding any increase in equity ownership in a Person resulting from retained earnings of such Person.

     "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

     "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held and (iv) that are subsequently sold or exchanged for cash or cash equivalents within 180 days of the receipt thereof.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" from an Asset Sale means cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, however, that any non-cash consideration received in connection with an Asset Sale which is subsequently converted to cash shall be deemed to be Net Available Cash at such time and shall thereafter be applied in accordance with the "Limitation on Sales of Assets" covenant.

     "Oil and Gas Business" means the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons and other related energy and natural resource businesses.

     "Oil and Gas Liens" means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, construction, alteration, repair or improvement of, in, under or on such property (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens or the creation of encumbrances on an oil and/or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases provided that such Liens are limited to the oil and gas subject to the relevant leases; (iv) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitization and pooling designations, declarations, orders and agreements, development agreements, operating agreements, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement and (v) Liens on pipelines or pipeline facilities that arise by operation of law.

     "Oil and Gas Purchase and Sale Contract" means, with respect to any Person, any oil and gas agreements, and other agreements or arrangements, or any combination thereof, designed to provide protection against oil and gas price fluctuations.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature customary for companies actively engaged in, the Oil and Gas Business including, without limitation, (i) ownership interests in oil and gas properties and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), capital stock in corporations and subscription agreements, in, to or with third parties (including Unrestricted Subsidiaries), pursuant to which the Company or a Restricted Subsidiary actively engages in the Oil and Gas Business through agreements, transactions, interests or arrangements which permit it to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties.

     "Permitted Holders" means Itel Corporation, HC Associates, Minorco and Minorco (U.S.A.) Inc.

     "Permitted Investment" means any and all of the following: (a) Permitted Short-Term Investments; (b) Investments in property, plant, equipment and other assets used in the ordinary course of the Oil and Gas Business and Permitted Business Investments; (c) Investments in a Restricted Subsidiary or in any other Person as a result of which such other Person becomes a Restricted Subsidiary in compliance with the "Restricted and Unrestricted Subsidiaries" covenant; (d) negotiable instruments held for collection; outstanding travel, moving and other like advances to officers, employees and consultants; lease, utility and other similar deposits; or stock, obligations or securities received in settlement of debts owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary; (e) other advances and loans to officers and employees of the Company or any Subsidiary, provided such loans and advances do not exceed $2 million at any one time outstanding; (f) Investments in the form of securities received from Asset Sales, provided, that such Asset Sales are made in compliance with the "Limitation on Sales of Asset" covenant; (g) payment of scheduled dividends on the 7% Preferred Stock and the DECS in accordance with their terms (as well as payment of any arrearages in such scheduled dividends) on the date of the Indenture; (h) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the date of the Indenture (other than Investments described in clauses (a) through (g) above) and (i) other Investments with an aggregate Fair Market Value at any time not in excess of $5 million.

     "Permitted Short-Term Investments" means any of the following: (i) Investments in U.S. Government Obligations maturing within 180 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million (or the Dollar

Equivalent thereof) and whose long-term Indebtedness is rated "A" or higher according to Moody's (or such equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (iii) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualification described in clause (ii), (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (v) pooled investments and Investments in mutual funds all the assets of which consist of the Investments and other obligations of the types described in clauses (i) through (iv) hereof.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however, that "Preferred Stock" shall not include Redeemable Stock.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

     "Rating Agency" means S&P and Moody's or, if S&P or Moody's shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or shall have ceased to make publicly available a rating on any outstanding securities of any company engaged primarily in the Oil and Gas Business, such other organization or organizations, as the case may be, then making publicly available a rating on the Debentures as is (or are) selected by the Company.

     "Rating Date" means the date which is 90 days prior to the occurrence of a Change of Control.


     "Rating Decline" means the occurrence on any date within the 90-day period following the occurrence of a Change of Control (which period shall be extended so long as prior to the end of such 90-day period and continuing thereafter the rating of the Debentures is under publicly announced consideration for possible downgrade by either Rating Agency) of: (i) the rating of the Debentures by either Rating Agency within such period shall be at least one Gradation below the rating of the Debentures by such Rating Agency on the Rating Date or (ii) either Rating Agency shall withdraw its rating of the Debentures. A Gradation shall include changes within rating categories (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one Gradation).


     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could be required to be redeemed for cash or other Property or is redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Debentures; or by its terms is or could be exchangeable for Indebtedness at any time, in whole or in part, on or prior to the Stated Maturity of the Debentures; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder or of the Company for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the

Company and provided, further, that Redeemable Stock shall not include the 7% Preferred Stock or the DECS.

     "Representative" means the trustee, agent or other representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means as of the date of determination any Subsidiary of the Company all of the outstanding Capital Stock and outstanding Voting Redeemable Stock of which is held directly or indirectly by the Company and other Restricted Subsidiaries.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Restricted Subsidiary of such Person or between one or more Restricted Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Senior Indebtedness" means (i) all obligations of the Company consisting of the principal of and premium, if any, and accrued and unpaid interest due in respect of (A) Indebtedness of the Company for borrowed money and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (ii) all Capital Lease Obligations of the Company; (iii) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction or (B) under Hedging Agreements; and (iv) all obligations of other persons of the type referred to in clauses (i), (ii) and (iii) for the payment of which the Company is responsible or liable as Guarantor; provided that Senior Indebtedness does not include any obligations in respect of (i) Indebtedness of the Company that is by its terms subordinate or pari passu in right of payment to the Debentures;
(ii) any Indebtedness Incurred or outstanding in violation of the provisions of the Indenture; (iii) accounts payable or any other obligations of the Company to trade creditors created, Incurred or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services;
(iv) any liability for Federal, state, local or other taxes owed or owing by the Company; or (v) any obligation of the Company to any Affiliate of the Company other than an obligation or obligations constituting Permitted Business Investments.

     "7% Preferred Stock" means the Company's Convertible Preferred Stock, Series 7%.

     "Subsidiary" of a Person means another Person a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by (i) the first Person, (ii) the first Person and one or more of its Subsidiaries or (iii) one or more of the first Person's Subsidiaries.

     "Unrestricted Subsidiary" means (i) each Subsidiary of the Company that the Company has designated pursuant to the covenant described under "Certain Covenants--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Volumetric Production Payments" mean volumetric production payment obligations that are or, upon the occurrence of a contingent event, would be recorded as liabilities in accordance with GAAP. Such obligations will be deemed to constitute Indebtedness for borrowed money for purposes of the Indenture.

     "Voting Redeemable Stock" of any Person means Redeemable Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such

Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Voting Stock" of any Person means Capital Stock or Voting Redeemable Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

DEFEASANCE

     The Indenture provides that the Company, at its option, (a) will be Discharged from any and all obligations in respect of the Debentures (except in each case for certain obligations to register the transfer or exchange of Debentures, replace stolen, lost or mutilated Debentures, maintain paying agencies and hold moneys for payment in trust) on the 123rd day after satisfaction of the conditions therein specified, including those set forth below, or (b) will not thereafter be subject to certain provisions of the Indenture (including the Events of Default described below other than defaults on payments due on the Debentures), in each case if the Company irrevocably deposits or causes to be deposited with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Debentures not later than one day before the Stated Maturity or the applicable redemption date, as the case may be, of such principal of, premium, if any, and interest to the payment date. To exercise any such option, there shall not exist any Default or Event of Default which shall have occurred and be continuing, and the Company shall deliver to the Trustee an Opinion of Counsel to the effect that, among other things, (1) the deposit and related defeasance would not cause the Holders of the Debentures to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service, (2) the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or such trust is qualified thereunder or exempt from regulation thereunder, and (3) if the Debentures are then listed on any national securities exchange, the Debentures would not be delisted as a result of the exercise of such option. (Sections 8.01 and 8.02)

EVENTS OF DEFAULT AND NOTICE

     The following are summaries of Events of Default under the Indenture: (a) failure to pay any interest on the Debentures when due, continued for 30 days;
(b) failure to pay principal of (or premium, if any, on) the Debentures when due; (c) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (d) a default under any Indebtedness for borrowed money by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such indebtedness of the Company, or failure to pay any such Indebtedness at maturity, in an amount greater than $25 million if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (e) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or effectively unindemnified aggregate amount in excess of $25 million and such judgments or orders are not discharged, waived, stayed or satisfied for a period of 60 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 6.01)

     The Indenture provides that if an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Debentures shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures by notice as provided in the Indenture may declare the principal amount of the Debentures to be due and payable on the fifth day after written notice of such declaration has been delivered to the Representative for each issue of Designated Senior Indebtedness. If an Event of Default described in clause (f) above with respect to the Debentures shall occur, the principal amount of all the Debentures will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 6.02)

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures. (Section 6.05)

     No Holder of Debentures will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debentures, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debentures a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 6.06) However, such limitations do not apply to a suit instituted by a Holder of Debentures for the enforcement of payment of the principal of or any premium or interest on such Debentures on or after the applicable due date specified in the Debentures. (Section 6.07)

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate stating whether or not any Default exists. (Section 4.09)

MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debentures, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debentures, except that no such supplemental indenture may, without the consent of all the Holders of Debentures, among other things, (a) reduce the principal amount of the Debentures; (b) reduce the rate of or change the time for payment of interest on any Debentures; (c) change the currency in which any amount due in respect of the Debentures is payable; (d) reduce the principal of or any premium on or change the Stated Maturity of any Debentures or alter the redemption or repurchase provisions with respect thereto; (e) reduce the relative ranking of any Debentures; or (f) release any security that may have been granted in respect of the Debentures. (Section 9.01)

     The Holders of a majority in principal amount of the Outstanding Debentures may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 9.02) The Holders of a majority in principal amount of the Outstanding Debentures may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of all Outstanding Debentures. (Section 6.04)

NOTICES

     Notices to Holders of Debentures will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 11.01)

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law. (Section 11.08)

THE TRUSTEE

     The First National Bank of Boston is the Trustee under the Indenture. The Trustee may perform certain services for and transact other business with the Company and its subsidiaries from time to time in the ordinary course of business.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company the aggregate principal amount of Debentures set forth opposite their respective names. The Underwriters are committed to purchase all of the Debentures if any are purchased.

                                                                      PRINCIPAL
                                UNDERWRITERS                           AMOUNT
            ----------------------------------------------------    -------------
            Salomon Brothers Inc................................    $
            Dillon, Read & Co. Inc..............................
            Lazard Freres & Co..................................
            Chemical Securities Inc.............................
                                                                    -------------
              Total.............................................    $ 100,000,000
                                                                    -------------
                                                                    -------------

     The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of    % of the principal amount of the Debentures. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of    % of the principal amount of the Debentures on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company in an offering to the public (or in a private offering where holders of the debt securities are granted rights to have such debt securities registered under the Securities Act or to exchange such debt securities for other debt securities that are so registered) for a period of 120 days from the date of this Prospectus without the prior consent of Salomon Brothers Inc.

     Chemical Securities Inc. is an affiliate of Texas Commerce Bank N.A. which is an agent bank and a lender to the Company under the Bank Facility. Texas Commerce Bank N.A. will receive its proportionate share of the repayment by the Company of borrowings outstanding under the Bank Facility from the proceeds of the offering of the Debentures. In addition, Texas Commerce Bank N.A., or its affiliates, participates on a regular basis in various general financing and banking transactions for the Company. Mr. Marc J. Shapiro, who is the Chairman and Chief Executive Officer of Texas Commerce Bank N.A., is a director of the Company.

     From time to time an affiliate of Salomon Brothers Inc conducts business with the Company on customary terms and in the ordinary course of business.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act.

                           VALIDITY OF THE DEBENTURES

     The validity of the Debentures will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information appearing in this Prospectus regarding the estimated quantities of reserves of the oil and natural gas properties owned by the Company, the future net revenues from such reserves and the present value thereof is based on estimates of such reserves and present values prepared by Ryder Scott Company, independent petroleum engineers.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                          ------
Audited Financial Statements
          Report of Independent Accountants............................................    F-2
          Consolidated Statement of Operations for the years ended December 31, 1993,
         1992 and 1991.................................................................    F-3
          Consolidated Balance Sheet -- December 31, 1993 and 1992.....................    F-4
          Consolidated Statement of Cash Flows for the years ended December 31, 1993,
         1992 and 1991.................................................................    F-5
          Consolidated Statement of Shareholders' Equity for the years ended December
         31, 1993, 1992 and 1991.......................................................    F-6
          Notes to Consolidated Financial Statements...................................    F-7
Unaudited Financial Information
          Supplemental Information to the Consolidated Financial Statements............   F-26
Unaudited Financial Statements
          Consolidated Statement of Operations for the three months ended March 31,
         1994
            and 1993...................................................................   F-35
          Consolidated Balance Sheet -- March 31, 1994 and December 31, 1993...........   F-36
          Consolidated Statements of Cash Flows for the three months ended March 31,
         1994 and 1993.................................................................   F-37
          Consolidated Statements of Shareholders' Equity for the three months ended
         March 31, 1994 and 1993.......................................................   F-38
          Notes to Consolidated Financial Statements...................................   F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Santa Fe Energy Resources, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows, and of shareholders' equity present fairly, in all material respects, the financial position of Santa Fe Energy Resources, Inc. and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

Houston, Texas
February 18, 1994

                        SANTA FE ENERGY RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                       1993      1992        1991
                                                                                    ---------  ---------  ---------
Revenues
    Crude oil and liquids.........................................................  $   307.3  $   333.6  $   320.3
    Natural gas...................................................................      107.8       74.8       47.9
    Natural gas systems...........................................................        8.2        7.3         --
    Crude oil marketing and trading...............................................        9.9        5.9        7.2
    Other.........................................................................        3.7        5.9        4.4
                                                                                    ---------  ---------  ---------
                                                                                        436.9      427.5      379.8
                                                                                    ---------  ---------  ---------
Costs and Expenses
    Production and operating......................................................      163.8      153.4      134.6
    Oil and gas systems and pipelines.............................................        4.2        3.2         --
    Exploration, including dry hole costs.........................................       31.0       25.5       18.7
    Depletion, depreciation and amortization......................................      152.7      146.3      106.6
    Impairment of oil and gas properties..........................................       99.3         --         --
    General and administrative....................................................       32.3       30.9       27.8
    Taxes (other than income).....................................................       27.3       24.3       27.2
    Restructuring charges.........................................................       38.6         --         --
    Loss (gain) on disposition of oil and gas properties..........................        0.7      (13.6)       0.5
                                                                                    ---------  ---------  ---------
                                                                                        549.9      370.0      315.4
                                                                                    ---------  ---------  ---------
Income (Loss) from Operations.....................................................     (113.0)      57.5       64.4
    Interest income...............................................................        9.1        2.3        2.3
    Interest expense..............................................................      (45.8)     (55.6)     (47.3)
    Interest capitalized..........................................................        4.3        4.9        7.7
    Other income (expense)........................................................       (4.8)     (10.0)       5.6
                                                                                    ---------  ---------  ---------
Income (Loss) Before Income Taxes.................................................     (150.2)      (0.9)      32.7
    Income taxes..................................................................       73.1       (0.5)     (14.2)
                                                                                    ---------  ---------  ---------
Net Income (Loss).................................................................      (77.1)      (1.4)      18.5
Preferred dividend requirement....................................................       (7.0)      (4.3)        --
                                                                                    ---------  ---------  ---------
Earnings (Loss) Attributable to Common Shares.....................................  $   (84.1) $    (5.7) $    18.5
                                                                                    =========  =========  =========
Earnings (Loss) Attributable to Common Shares Per Share...........................  $   (0.94) $   (0.07) $    0.29
                                                                                    =========  =========  =========
Weighted Average Number of Shares Outstanding (in millions).......................       89.7       79.0       63.8
                                                                                    =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1993          1992
                                                                                        -----------   ------------
                                        ASSETS
Current Assets
    Cash and cash equivalents.........................................................  $        4.8  $       83.8
    Accounts receivable...............................................................          87.4          90.0
    Income tax refund receivable......................................................            --          16.2
    Inventories.......................................................................           8.7           4.8
    Assets held for sale..............................................................          59.5            --
    Other current assets..............................................................          12.2          10.6
                                                                                        ------------  ------------
                                                                                               172.6         205.4
                                                                                        ------------  ------------
Investment in Hadson Corporation......................................................          56.2            --
                                                                                        ------------  ------------
Properties and Equipment, at cost
    Oil and gas (on the basis of successful efforts accounting).......................       2,064.3       2,330.9
    Other.............................................................................          27.3          26.8
                                                                                        ------------  ------------
                                                                                             2,091.6       2,357.7
    Accumulated depletion, depreciation, amortization and impairment..................      (1,258.9)     (1,255.9)
                                                                                        ------------  ------------
                                                                                               832.7       1,101.8
                                                                                        ------------  ------------
Other Assets
    Receivable under gas balancing arrangements.......................................           3.9           7.7
    Other.............................................................................          11.5          22.3
                                                                                        ------------  ------------
                                                                                                15.4          30.0
                                                                                        ------------  ------------
                                                                                        $    1,076.9  $    1,337.2
                                                                                        ============  ============
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts payable..................................................................  $       93.5  $       90.9
    Interest payable..................................................................          10.2          11.0
    Current portion of long-term debt.................................................          44.3          53.4
    Other current liabilities.........................................................          18.1          17.1
                                                                                        ------------  ------------
                                                                                               166.1         172.4
                                                                                        ------------  ------------
Long-Term Debt........................................................................         405.4         492.8
                                                                                        ------------  ------------
Deferred Revenues.....................................................................           8.6          13.0
                                                                                        ------------  ------------
Other Long-Term Obligations...........................................................          48.8          43.4
                                                                                        ------------  ------------
Deferred Income Taxes.................................................................          44.4         119.0
                                                                                        ------------  ------------
Commitments and Contingencies (Note 12)...............................................            --            --
                                                                                        ------------  ------------
Convertible Preferred Stock, $0.01 par value, 5.0 million shares authorized, issued
  and outstanding.....................................................................          80.0          80.0
                                                                                        ------------  ------------
Shareholders' Equity
    Preferred stock, $0.01 par value, 45.0 million shares authorized, none issued.....            --            --
    Common stock, $0.01 par value, 200.0 million shares authorized....................           0.9           0.9
    Paid-in capital...................................................................         496.9         494.3
    Unamortized restricted stock awards...............................................          (0.1)         (0.4)
    Accumulated deficit...............................................................        (173.8)        (78.0)
    Foreign currency translation adjustment...........................................          (0.3)         (0.2)
                                                                                        ------------  ------------
                                                                                               323.6         416.6
                                                                                        ------------  ------------
                                                                                        $    1,076.9  $    1,337.2
                                                                                        ============  ============

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1992        1991
                                                                                ----------  ----------  ----------
Operating Activities:
    Net income (loss).........................................................  $    (77.1) $     (1.4) $     18.5
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Depletion, depreciation and amortization..............................       152.7       146.3       106.6
        Impairment of oil and gas properties..................................        99.3          --          --
        Restructuring charges.................................................        27.8          --          --
        Deferred income taxes.................................................       (71.9)       (6.3)        1.5
        Net loss (gain) on disposition of properties..........................         0.7       (13.6)       (5.5)
        Exploratory dry hole costs............................................         8.9         4.7         3.8
        Expenses related to acquisition of Adobe Resources Corporation........          --        10.9          --
        Other.................................................................         4.2         2.0         0.3
    Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable............................        12.4        (8.3)       23.6
        Decrease (increase) in inventories....................................        (3.8)        0.3         5.6
        Increase (decrease) in accounts payable...............................        (2.6)        5.9       (24.9)
        Increase (decrease) in interest payable...............................        (0.8)        0.4         0.2
        Decrease in income taxes payable......................................        (0.6)       (0.4)       (3.6)
        Net change in other assets and liabilities............................        11.0         1.0         2.3
                                                                                ----------  ----------  ----------
Net Cash Provided by Operating Activities.....................................       160.2       141.5       128.4
                                                                                ----------  ----------  ----------
Investing Activities:
    Capital expenditures, including exploratory dry hole costs................      (127.0)      (76.8)     (108.1)
    Acquisitions of producing properties, net of related debt.................        (4.4)      (14.2)      (28.5)
    Acquisition of Adobe Resources Corporation................................          --       (11.9)         --
    Acquisition of Santa Fe Energy Partners, L.P..............................       (28.3)         --          --
    Net proceeds from sales of properties.....................................        39.9        89.1        22.1
    Increase in partnership interest due to reinvestment......................        (1.6)       (2.1)       (2.7)
                                                                                ----------  ----------  ----------
Net Cash Used in Investing Activities.........................................      (121.4)      (15.9)     (117.2)
                                                                                ----------  ----------  ----------
Financing Activities:
    Net change in short-term debt.............................................          --        (4.6)       (4.2)
    Proceeds from long-term borrowings........................................          --         5.0          --
    Principal payments on long-term borrowings................................       (41.5)      (55.5)      (16.3)
    Net change in revolving credit agreement..................................       (55.0)         --          --
    Cash dividends paid to others.............................................       (21.3)      (14.9)      (10.2)
                                                                                ----------  ----------  ----------
Net Cash Used in Financing Activities.........................................      (117.8)      (70.0)      (30.7)
                                                                                ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..........................       (79.0)       55.6       (19.5)
Cash and Cash Equivalents at Beginning of Year................................        83.8        28.2        47.7
                                                                                ----------  ----------  ----------
Cash and Cash Equivalents at End of Year......................................  $      4.8  $     83.8  $     28.2
                                                                                ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                        (SHARES AND DOLLARS IN MILLIONS)


                                                                                                         FOREIGN
                                                                            UNAMORTIZED                  CURRENCY
                                                 COMMON STOCK               RESTRICTED                   TRANSLA-       TOTAL
                                                ---------------   PAID-IN      STOCK      ACCUMULATED      TION     SHAREHOLDERS'
                                                SHARES   AMOUNT   CAPITAL     AWARDS        DEFICIT     ADJUSTMENT     EQUITY
                                                ------   ------   -------  ------------   -----------   ----------  -------------
Balance at December 31, 1990..................    63.8    $0.6    $ 282.4     $    --      $   (67.2)     $   --       $ 215.8
  Net income..................................      --      --         --          --           18.5          --          18.5
  Issuance of common stock....................     0.3      --        2.5        (1.4)            --          --           1.1
  Dividends declared..........................      --      --         --          --          (10.3)         --         (10.3)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance at December 31, 1991..................    64.1     0.6      284.9        (1.4)         (59.0)         --         225.1
  Issuance of common stock
    Acquisition of Adobe
     Resources Corporation....................    24.9     0.3      205.3          --             --          --         205.6
    Employee stock compensation and savings
     plans....................................     0.5      --        4.1        (0.5)            --          --           3.6
  Amortization of restricted stock awards.....      --      --         --         1.5             --          --           1.5
  Foreign currency translation adjustments....      --      --         --          --             --        (0.2)         (0.2)
  Net loss....................................      --      --         --          --           (1.4)         --          (1.4)
  Dividends declared..........................      --      --         --          --          (17.6)         --         (17.6)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance at December 31, 1992..................    89.5     0.9      494.3        (0.4)         (78.0)       (0.2)        416.6
  Issuance of common stock
    Employee stock compensation and savings
     plans....................................     0.3      --        2.6        (0.1)            --          --           2.5
  Amortization of restricted
   stock awards...............................      --      --         --         0.4             --          --           0.4
  Pension liability adjustment................      --      --         --          --           (0.9)         --          (0.9)
  Foreign currency transaction adjustments....      --      --         --          --             --        (0.1)         (0.1)
  Net loss....................................      --      --         --          --          (77.1)         --         (77.1)
  Dividends declared..........................      --      --         --          --          (17.8)         --         (17.8)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance December 31, 1993.....................    89.8    $0.9    $ 496.9     $  (0.1)     $  (173.8)     $ (0.3)      $ 323.6
                                                  ====    ====    =======     =======      =========      ======       =======

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

    The consolidated financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") and its subsidiaries include the accounts of all wholly owned subsidiaries. The accounts of Santa Fe Energy Partners, L.P., (the "Partnership") are included on a proportional basis until September 1993 when Santa Fe purchased all the Partnership's outstanding Depositary Units and undeposited LP Units other than those units held by Santa Fe and its affiliates.

    On September 27, 1993 the Company exercised its right under the Agreement of Limited Partnership to purchase all of the Partnership's outstanding Depositary Units and undeposited LP Units, other than those units held by the Company and its affiliates, at a redemption price of $4.9225 per unit. Consideration for the 5,749,500 outstanding units totalled $28.3 million. The acquisition of the units has been accounted for as a purchase and the results of operations of the Partnership attributable to the units acquired is included in the Company's results of operations with effect from October 1, 1993. The purchase price has been allocated primarily to oil and gas properties.

    References herein to the "Company" or "Santa Fe" relate to Santa Fe Energy Resources, Inc., individually or together with its consolidated subsidiaries; references to the "Partnership" relate to Santa Fe Energy Partners, L.P.

    All significant intercompany accounts and transactions have been eliminated. Prior years' financial statements include certain reclassifications to conform to current year's presentation.

  Oil and Gas Operations

    The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Costs (both tangible and intangible) of productive wells and development dry holes, as well as the cost of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not find proved reserves are expensed upon determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

    Depletion and depreciation of proved properties are computed on an individual field basis using the unit-of-production method based upon proved oil and gas reserves attributable to the field. Certain other oil and gas properties are depreciated on a straight-line basis. Individual proved properties are reviewed periodically to determine if the carrying value of the field exceeds the estimated undiscounted future net revenues from proved oil and gas reserves attributable to the field. Based on this review and the continuing evaluation of development plans, economics and other factors, if appropriate, the Company records impairments (additional depletion and depreciation) to the extent that the carrying value exceeds the estimated undiscounted future net revenues. Such impairments totaled $99.3 million in 1993 and there were none in 1992 and 1991.

    The Company provides for future abandonment and site restoration costs with respect to certain of its oil and gas properties. The Company estimates that with respect to these properties such future costs total approximately $24.7 million and such amount is being accrued over the expected life of the properties. At December 31, 1993 Accumulated Depletion, Depreciation, Amortization and Impairment includes $14.6 million with respect to such costs.

    The value of undeveloped acreage is aggregated and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized to expense over the average holding period. Additional amortization may be recognized based upon periodic assessment of prospect evaluation results. The cost of properties determined to be productive is transferred to proved

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

properties; the cost of properties determined to be nonproductive is charged to accumulated amortization.

    Maintenance and repairs are expensed as incurred; major renewals and improvements are capitalized. Gains and losses arising from sales of properties are included in income currently.

  Revenue Recognition

    Revenues from the sale of petroleum produced are generally recognized upon the passage of title, net of royalties and net profits interests. Crude oil revenues include the effect of hedging transactions; see Note 12 -- Commitments and Contingencies -- Crude Oil Hedging Program. Crude oil revenues also include the value of crude oil consumed in operations with an equal amount charged to operating expenses. Such amounts totalled $15.4 million in 1991, $4.8 million in 1992 and $1.2 million in 1993.

    Revenues from natural gas production are generally recorded using the entitlement method, net of royalties and net profits interests. Sales proceeds in excess of the Company's entitlement are included in Deferred Revenues and the Company's share of sales taken by others is included in Other Assets. At December 31, 1993 the Company's deferred revenues for sales proceeds received in excess of the Company's entitlement was $6.8 million with respect to 5.2 MMcf and the asset related to the Company's share of sales taken by others was $3.9 million with respect to 2.7 MMcf. Natural gas revenues are net of the effect of hedging transactions; see Note 12 -- Commitments and Contingencies -- Natural Gas Hedging Program.

    Revenues from crude oil marketing and trading represent the gross margin resulting from such activities. Revenues from such activities are net of costs of sales of $210.5 million in 1991, $247.3 million in 1992 and $225.9 million in 1993.

    Revenues from natural gas systems are net of the cost of natural gas purchased and resold. Such costs totalled $43.8 million in 1992 and $49.9 million in 1993.

  Earnings Per Share

    Earnings per share are based on the weighted average number of common shares outstanding during the year.

  Accounts Receivable

    Accounts Receivable relates primarily to sales of oil and gas and amounts due from joint interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint interest agreements. At December 31, 1993 and 1992 the Company's allowance for doubtful accounts receivable, which is reflected in the consolidated balance sheet as a reduction in accounts receivable, totaled $6.3 million and $5.0 million, respectively. Accounts receivable totalling $0.2 million, $1.1 million and $0.1 million were written off as uncollectible in 1991, 1992 and 1993, respectively.

  Inventories

    Inventories are valued at the lower of cost (average price or first.in, first.out) or market. Crude oil inventories at December 31, 1993 and 1992 were $1.1 million and $1.5 million, respectively, and materials and supplies inventories at such dates were $7.6 million and $3.3 million, respectively.

  Environmental Expenditures

    Environmental expenditures relating to current operations are expensed or capitalized, as appropriate, depending on whether such expenditures provide future economic benefits. Liabilities

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

  Income Taxes

    The Company follows the asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are determined using the tax rate for the period in which those amounts are expected to be received or paid, based on a scheduling of temporary differences between the tax bases of assets and liabilities and their reported amounts. Under this method of accounting for income taxes, any future changes in income tax rates will affect deferred income tax balances and financial results.

(2) CORPORATE RESTRUCTURING PROGRAM

    In October 1993 the Company's Board of Directors endorsed a broad corporate restructuring program that focuses on the disposition of non-core assets, the concentration of capital spending in core areas, the refinancing of certain long-term debt and the elimination of the payment of its $0.04 per share quarterly dividend on common stock.

    In implementing the restructuring program the Company recorded a nonrecurring charge of $38.6 million in 1993 comprised of (1) losses on property dispositions of $27.8 million: (2) long-term debt repayment penalties of $8.6 million; and (3) accruals for certain personnel benefits and related costs of $2.2 million.

    The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson"), the sale to Vintage Petroleum, Inc. of certain southern California and Gulf Coast oil and gas producing properties and the sale to Bridge Oil (U.S.A.) Inc. ("Bridge") of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage. The Company also plans to dispose of other non-core oil and gas properties during 1994.

    In 1994 the Company intends to refinance a portion of its existing long-term debt and is currently evaluating a combination of debt and equity financing arrangements with which to effect the refinancing.

    Sale to Hadson. In December 1993 the Company completed a transaction with Hadson under the terms of which the Company sold the common stock of Adobe Gas Pipeline Company ("AGPC"), a wholly-owned subsidiary which held the Company's natural gas gathering and processing assets, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of $52.0 million and 40% of Hadson's common stock. In addition, the Company signed a seven-year gas sales contract under the terms of which Hadson will market substantially all of the Company's domestic natural gas production at market prices as defined by published monthly indices for relevant production locations.

    The Company accounted for the sale as a non-monetary transaction and the investment in Hadson has been valued at $56.2 million, the carrying value of the Company's investment in AGPC. The Company's investment in Hadson is being accounted for on the equity basis. At December 31, 1993 the Company's investment in Hadson's common stock exceeded the net book value attributable to such common shares by approximately $11.3 million. The Company's income from operations for 1993 includes $1.6 million attributable to the assets sold to Hadson.

    Sale to Vintage. In November 1993 the Company completed the sale of certain southern California and Gulf Coast producing properties for net proceeds totalling $41.3 million in cash, $31.5

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

million of which was collected in 1993. The Company's income from operations for 1993 includes $2.7 million attributable to the assets sold to Vintage.

    Sale to Bridge. In December 1993 the Company signed a Purchase and Sales Agreement with Bridge under the terms of which Bridge will purchase certain Mid-Continent and Rocky Mountain producing and nonproducing oil and gas properties. The sale price of $51.0 million, subject to certain adjustments, will be received by the Company either in the form of cash plus 10% of the outstanding shares of Bridge, following the contemplated public offering of that stock in the first quarter of 1994, or entirely in cash. The transaction is expected to close in the second quarter of 1994.

    The net book value of these assets is included in Assets Held for Sale at December 31, 1993. The Company's income from operations for 1993 includes $5.8 million attributable to the assets to be sold to Bridge.

    Other Dispositions. The Company has identified certain other oil and gas properties which it plans to dispose of in 1994. The estimated realizable value of these properties, $1.0 million, is included in Assets Held for Sale at December 31, 1993. In the first quarter of 1994 the Company sold its interest in certain other oil and gas properties for $8.3 million.

(3)  MERGER WITH ADOBE RESOURCES CORPORATION

    On May 19, 1992 Adobe Resources Corporation ("Adobe"), an oil and gas exploration and production company, was merged with and into Santa Fe (the "Merger"). The acquisition has been accounted for as a purchase and the results of operations of the properties acquired (the "Adobe Properties") are included in Santa Fe's results of operations effective June 1, 1992.

    To consummate the Merger, the Company issued 24.9 million shares of common stock valued at $205.5 million, 5.0 million shares of convertible preferred stock valued at $80.0 million, assumed long-term bank debt and other liabilities of $140.0 million and $35.0 million, respectively, and incurred $13.8 million in related costs. The Company also recorded a $19.7 million deferred tax liability with respect to the difference between the book and tax basis in the assets acquired. Certain merger.related costs incurred by Adobe and paid by Santa Fe totaling $10.9 million were charged to income in the second quarter of 1992.

    The Merger constituted a "change of control" as defined in certain of the Company's employee benefit plans and employment agreements (see Notes 10 and 12).

    In a separate transaction in January 1992, the Company purchased three producing properties from Adobe for $14.2 million.

(4)  SANTA FE ENERGY TRUST

    In November 1992 5,725,000 Depository Units ("Trust Units"), each consisting of beneficial ownership of one unit of undivided beneficial interest in the Santa Fe Energy Trust (the "Trust") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on or about February 15, 2008, were sold in a public offering. The Trust consists of certain oil and gas properties conveyed by Santa Fe. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. Santa Fe received the remaining $70.1 million and 575,000 Trust Units. A portion of the proceeds received by the Company was used to retire $30.0 million of the debt incurred in connection with the Merger and the remainder will be used for general corporate purposes including possible acquisitions.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that it needs such payments to distribute $0.40 per Depository Unit per quarter. The source of such additional royalty payments, if needed, will be limited to the Company's remaining royalty interest in certain of the properties conveyed to the Trust. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) will be limited to $20.0 million on a revolving basis.

    At December 31, 1993 the Company held 575,000 Trust Units. At December 31, 1993 Accounts Receivable includes $0.2 million due from the Trust and Accounts Payable includes $1.9 million due to the Trust. In the first quarter of 1994 the Company sold the Trust Units for $11.3 million, the Company's investment in the Trust Units, $10.4 million, is included in Assets Held for Sale at December 31, 1993.

(5)  ACQUISITIONS OF OIL AND GAS PROPERTIES

    In January 1991 the Company completed the purchase of Mission Operating Partnership, L.P.'s ("Mission") interest in certain oil and gas properties, effective from November 1, 1990, for approximately $55.0 million. The Company formed a partnership, with an institutional investor as a limited partner, to acquire and operate the properties. The investor contributed $27.5 million for a 50% interest in the partnership, which will be reduced to 15% upon the occurence of payout. Payout will occur when the investor has received distributions from the partnership totalling an amount equal to its original contribution plus a 12% rate of return on such contribution. Prior to payout, the Company will bear 100% of the capital expenditures of the partnership. Under the terms of the partnership agreement a total of $36.8 million must be expended on development of the property by the year 2000, $12.4 million of which had been expended through the end of 1993.

    The Company funded $16.8 million of its share of the purchase of the properties with the assumption of a term loan and paid the remainder from working capital. The Company has given the lender the equivalent of an overriding royalty interest in certain production from the properties. The royalty is payable only if such production occurs and is limited to a maximum of $3.0 million.

    In June 1991 the Company acquired a 10% interest in a producing field in Argentina for approximately $18.3 million and in October 1991 purchased an additional 8% interest in the field for approximately $15.7 million. The Company financed $17.8 million of the total purchase price with loans from an Argentine bank. The Company has agreed to spend approximately $16.7 million over a five-year period on development and maintenance of the field.

(6)  CASH FLOWS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    The Merger included certain non-cash investing and financing activities not reflected in the Statement of Cash Flows as follows (in millions of dollars):

          Common stock issued.............................................      205.5
          Convertible preferred stock issued..............................       80.0
          Deferred tax liability..........................................       19.7
          Long-term debt..................................................      140.0
          Assets acquired, other than cash, net of liabilities assumed....     (457.1)
                                                                               ------
          Cash paid.......................................................      (11.9)
                                                                               ======

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In 1991, the Company sold a producing property for $0.9 million in cash and a note receivable for $1.2 million. In 1991, the Partnership purchased certain surface properties for $6.2 million, $5.5 million of which was funded by the issuance of promissory notes and the Company also purchased producing properties for $63.1 million, $34.6 million of which was funded with debt (see Notes 5 and 7).

    The Company made interest payments of $45.5 million, $49.0 million and $48.0 million in 1991, 1992 and 1993, respectively. In 1991, 1992 and 1993, the Company made tax payments of $18.4 million, $4.4 million and $5.0 million, respectively, and in 1993 received refunds of $4.1 million, primarily related to the audit of prior years' returns.

(7)  FINANCING AND DEBT

    Long-term debt at December 31, 1993 and 1992 consisted of (in millions of dollars):


                                                                                      DECEMBER 31,
                                                                      --------------------------------------------
                                                                              1993                    1992
                                                                      --------------------    --------------------
                                                                      CURRENT    LONG-TERM    CURRENT    LONG-TERM
                                                                      -------    ---------    -------   ----------
SFER
    Senior Notes...................................................     30.0        310.0       25.0        340.0
    Revolving and Term Credit Agreement............................      1.3         48.7       12.8         92.2
    Notes Payable to Bank..........................................      3.8         11.3        2.5         15.1
    Term.Loan......................................................      1.2         11.4        1.2         12.6
Partnership
    Credit Agreement...............................................      8.0         24.0       11.1         29.5
    Promissory Notes...............................................       --           --        0.8          3.4
                                                                        ----        -----       ----        -----
                                                                        44.3        405.4       53.4        492.8
                                                                        ====        =====       ====        =====

    Aggregate total maturities of long-term debt during the next five years are as follows: 1994 -- $44.3 million; 1995 -- $78.9 million; 1996 -- $73.5 million;
1997 -- $43.0 million; and 1998 -- $35.0 million. These maturities will be affected by the refinancing discussed in Note 2 -- Corporate Restructuring Program.

    On April 11, 1990 SFER issued $365.0 million of serial unsecured Senior Notes with interest rates averaging 10.35%. The Note Agreement pursuant to which the Senior Notes were issued includes certain covenants which, among other things, restrict the Company's ability to incur additional indebtedness and to pay dividends. Under the terms of the Note Agreement, at December 31, 1993 the Company had the ability to incur at least $64.0 million in additional long-term debt and pay $26.0 million in dividends and other restricted payments. At December 31, 1993 $340.0 million in Senior Notes were outstanding and are to be repaid, $30.0 million in 1994 and 1995, $35.0 million in 1996 through 1998 and $25.0 million per year in 1999 through 2005.

    In January 1991 the Company executed a $16.8 million term.loan agreement, with interest at 9.0%, in connection with the purchase of certain producing properties from Mission. At December 31, 1993 $12.6 million was outstanding under the terms of the agreement and is to be repaid $1.2 million in 1994 and $11.4 million in 1995. The Company made principal payments on the loan totalling $1.8 million in 1991, $1.2 million in 1992 and $1.2 million in 1993.

    In June 1991 the Company borrowed $10.4 million from an Argentine bank in connection with the purchase of an interest in a producing oil field in Argentina. The loan bore interest at the higher of 12% or the interbank offering rate plus 2%. In October 1991 the Company borrowed an additional $7.8 million in connection with the purchase of an additional interest in the field. The second loan bore interest at the higher of rates ranging from 13.4% to 14.0% or the London Interbank Offering

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Rate ("LIBOR") plus 2%. During 1993 the two loans were combined in a new loan which bears interest at the higher of 13.06% or LIBOR plus 2%.

    In connection with the Merger the Company entered into a $195.0 million Revolving and Term Credit Agreement (the "Credit Agreement") with a group of banks. Upon consummation of the Merger the Company drew down the $145.0 million available under the term loan feature of the Credit Agreement and repaid the $140.0 million of long-term debt assumed in the Merger. The borrowings under the term loan feature of the Credit Agreement are secured by properties acquired in the Merger. Interest rates on borrowings are determined from time to time and at December 31, 1993 amounts outstanding under the term loan feature bore interest at an average of 5.5% per annum.

    In April 1993 the term loan feature was amended to allow the Company to make voluntary prepayments and reborrowings. At December 31, 1993 the balance outstanding under the term loan feature was $50.0 million and the total amount available under the term loan feature, including amounts then outstanding, was $87.7 million. The amount available will be reduced, in semi.annual increments, to $48.6 million in December 31, 1994 and $24.3 million at December 31, 1995. The Credit Agreement expires December 31, 1996. In certain circumstances, primarily related to the sale of properties securing the loans, the amount available may be reduced or the Company may be required to make mandatory repayments. The Company is currently negotiating an amendment to the Credit Agreement which would extend the maturities and under certain circumstances increase the amount available for borrowings.

    Under the revolving credit feature of the Credit Agreement the Company may borrow and issue letters of credit totalling up to $50.0 million. Borrowings under the revolving credit feature are unsecured but are subject to compliance with covenants identical to existing covenants under the Company's other long-term debt agreeements including covenants related to debt incurrence, dividends and other restricted payments, investments and limitations on liens, mergers and sales of assets. In addition, the Company must comply annually with certain borrowing base coverage ratios relating to projected cash flows from oil and gas revenues. The amount available under the revolving credit feature will be reduced to $10.0 million on February 28, 1994 and this feature expires on February 28, 1995. At December 31, 1993, the Company had $8.7 million in letters of credit outstanding under the revolving credit feature of the Credit Agreement.

    The Company has two uncommitted lines of credit totalling $35.0 million which is used to meet short-term cash needs. Interest rates on borrowings under this line of credit is typically lower than rates paid under the Credit Agreement. At December 31, 1993 no amounts were outstanding under these lines of credit.

    In December 1991 the Partnership issued two promissory notes for a total of $5.5 million in connection with the purchase of certain surface lands. The notes, which bore interest at 10.0%, were retired in 1993. The Company's proportionate share of such debt at December 31, 1992 was $4.2 million.

    At December 31, 1993 and 1992 the Partnership had $32.0 million and $44.0 million, respectively, outstanding under the terms of long-term credit agreement which expires in 1997. The Company's proportionate share of such debt totaled $40.6 million at December 31, 1992. Interest on 65% of principal amount outstanding is fixed at 10.13% with interest on the remaining amount outstanding at floating rates which averaged 4.3% in 1993 and 5.46% in 1992. The credit agreement imposes certain restrictions on future indebtedness and the transfer or sale of principal properties and requires the maintenance of certain financial ratios to avoid collateralization or default.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  SEGMENT INFORMATION

    The principal business of the Company is oil and gas, which consists of the acquisition, exploration and development of oil and gas properties and the production and sale of crude oil and liquids and natural gas. Pertinent information with respect to the Company's oil and gas business is presented in the following table (in millions of dollars):


                                                                  OIL AND GAS
                                                 ---------------------------------------------
                                                                                        OTHER      GENERAL
                                                   U.S.      ARGENTINA    INDONESIA    FOREIGN    CORPORATE     TOTAL
                                                 --------    ---------    ---------    -------    ---------   ---------
1993
  Revenues.....................................    401.2         12.5          23.2         --           --        436.9
  Income (Loss) from Operations................    (33.6)         3.0         (13.4)     (18.4)       (50.6)      (113.0)
  Depletion, Depreciation, Amortization and
    Impairment.................................    218.8          3.6          21.2        6.7          1.7        252.0
  Additions to Property and Equipment..........    116.1          7.3          16.8        6.1          4.4        150.7
  Identifiable Assets at December 31...........    862.0         48.2          65.3        2.8         98.6      1,076.9
1992
  Revenues.....................................    400.0         13.9          13.6       --          --           427.5
  Income (Loss) from Operations................    100.6          2.5           2.3      (10.7 )      (37.2)        57.5
  Depletion, Depreciation and Amortization.....    136.7          3.7           2.7        1.6          1.6        146.3
  Additions to Property and Equipment..........    452.6          4.0          71.6        5.7          2.4        536.3
  Identifiable Assets at December 31...........  1,076.5         39.2          73.9        5.8        141.8      1,337.2
1991
  Revenues.....................................    376.1          3.7         --          --          --           379.8
  Income (Loss) from Operations................    103.7         (2.2)           .2       (2.5 )      (34.8)        64.4
  Depletion, Depreciation and Amortization.....    101.3          1.8         --            .7          2.8        106.6
  Additions to Property and Equipment..........    125.8         35.4         --           3.7          8.8        173.7
  Identifiable Assets at December 31...........    816.5         37.5            .2        3.9         53.8        911.9


    Crude oil and liquids and natural gas accounted for more than 95% of revenues in 1991, 1992 and 1993. The following table reflects sales revenues from crude oil purchasers who accounted for more than 10% of the Company's crude oil and liquids revenues (in millions of dollars):


                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                             1993       1992      1991
                                                                             ----       ----      ----
Texaco Trading and Transportation, Inc...................................      --       46.8      55.9
Celeron Corporation......................................................    56.8       56.3      45.6
Shell Oil Company........................................................    86.3         --        --


    None of the Company's purchasers of natural gas accounted for more than 10% of revenues in 1991, 1992 or 1993. The Company does not believe the loss of any purchaser would have a material adverse effect on its financial position since the Company believes alternative sales arrangements could be made on relatively comparable terms.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  CONVERTIBLE PREFERRED STOCK

    The convertible preferred stock issued in connection with the Merger is non-voting and entitled to receive cumulative cash dividends at an annual rate equivalent to $1.40 per share. The holders of the convertible preferred shares may, at their option, convert any or all such shares into 1.3913 shares of the Company's common stock. The Company may, at any time after the fifth anniversary of the effective date of the Merger and upon the occurrence of a "Special Conversion Event", convert all outstanding shares of convertible preferred stock into common stock at the initial conversion rate of 1.3913 shares of common stock, subject to certain adjustments, plus additional shares in respect to accrued and unpaid dividends. A Special Conversion Event is deemed to have occurred when the average daily closing price for a share of the Company's common stock for 20 of 30 consecutive trading days equals or exceeds 125% of the quotient of $20.00 divided by the then applicable conversion rate (approximately $18.00 per share at a conversion rate of 1.3913).

    Upon the occurrence of the "First Ownership Change" of Santa Fe, each holder of shares of convertible preferred stock shall have the right, at the holder's option, to elect to have all of such holder's shares redeemed for $20.00 per share plus accrued and unpaid interest and dividends. The First Ownership Change shall be deemed to have occurred when any person or group, together with any affiliates or associates, becomes the beneficial owner of 50% or more of the outstanding common stock of Santa Fe.

(10)  SHAREHOLDERS' EQUITY

  Common Stock

    In 1991, 1992 and 1993 the Company issued 1.1 million previously unissued shares of common stock in connection with certain employee benefit and compensation plans. Also in 1992, the Company issued 24.9 million previously unissued shares of common stock in connection with the Merger.

    The Company declared dividends to common shares of $0.16 per share in 1991 and 1992 and $0.12 per share in 1993.

  Preferred Stock

    The Board of Directors of the Company is empowered, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, and to determine the number of shares in each series and the rights, preferences and limitations of each series. Among the specific matters which may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any.

  Accumulated Deficit

    At December 31, 1993 Accumulated Deficit included dividends in excess of retained earnings of $89.8 million.

  1990 Incentive Stock Compensation Plan

    The Company has adopted the Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan (the "Plan") under the terms of which the Company may grant options and awards with respect to no more than 5,000,000 shares of common stock to officers and key employees.

    Options granted in 1991 and prior are fully vested and expire in 2000. Options granted in 1992 have a ten year term and vest as to 33.33 percent one year after grant, as to a cumulative 66.67

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

percent two years after grant and as to the entire amount three years after grant. The options granted in 1993 have a ten year term and vest as to 50 percent 5 years after grant, as to a cumulative 75 percent 6 years after grant and as to the entire amount 7 years after grant. The options are exercisable on an accelerated basis beginning one year and ending three years after grant in certain circumstances. If the market value per share of the Company's common stock (sustained in all events for at least 60 days) exceeds $15, 25 percent of the options shall become exercisable; in the event the market value per share exceeds $20, 50 percent of the options shall become exercisable; and in the event the market value exceeds $25, 100 percent shall become exercisable. Unexercised options would be forfeited in the event of voluntary or involuntary termination. Vested options are exercisable for a period of one year following termination due to death, disability or retirement. In the event of termination by the Company for any reason there is no prorata vesting of unvested options.

    The following table reflects activity with respect to Non-Qualified Stock Options during 1991 through 1993:


                                                                                        OPTION
                                                                     OPTIONS             PRICE
                                                                   OUTSTANDING         PER SHARE
                                                                   -----------     ------------------
Outstanding at December 31, 1990................................     1,803,923     $14.4375 to $24.24
Grants..........................................................         4,500     $14.625
Cancellations...................................................       (45,332)    $14.4375 to $24.24
                                                                     ---------
Outstanding at December 31, 1991................................     1,763,091     $14.4375 to $24.24
Grants..........................................................     1,099,000     $ 9.5625
Cancellations...................................................       (50,163)    $14.4375 to $24.24
                                                                     ---------
Outstanding at December 31, 1992................................     2,811,928     $ 9.5625 to $24.24
Grants..........................................................       800,000     $ 9.5625
Cancellations...................................................       (95,398)    $ 9.5625 to $24.24
Exercises.......................................................        (6,945)    $ 9.5625
                                                                     ---------
Outstanding at December 31, 1993................................     3,509,585     $ 9.5625 to $24.24
                                                                     =========

    At December 31, 1993 options on 780,790 shares were available for future grants.

    A "Phantom Unit" is the right to receive a cash payment in an amount equal to the average trading price of the shares of common stock at the time the award becomes payable. Awards are made for a specified period and are dependent upon continued employment and the achievement of performance objectives established by the Company. In December 1990 the Company awarded 211,362 Phantom Units and in December 1991 313,262 shares of restricted stock were issued in exchange for such units. Compensation expense is recognized over the period the awards are earned based on the market price of the restricted stock on the date it was issued ($8.00 per share). During 1990 and 1991 $0.2 million and $0.8 million, respectively, were charged to expense with respect to such awards. The unamortized portion of the award at December 31, 1991 ($1.4 million) was reflected in Shareholders' Equity. The consummation of the Merger resulted in a "change of control" as defined in the Plan and resulted in the vesting of the awards and $1.4 million in compensation expense was recognized in 1992.

    In 1993 the Company issued 6,432 shares of restricted stock to certain employees and 118,039 common shares in accordance with the terms of certain other employee compensation plans.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11)  PENSION AND OTHER EMPLOYEE BENEFIT PLANS

  Pension Plans

    Prior to the Spin-Off the Company was included in certain non-contributory pension plans of SFP. The Santa Fe Pacific Corporation Retirement Plan (the "SFP Plan") covered substantially all of the Company's officers and salaried employees who were not covered by collective bargaining agreements. The Santa Fe Pacific Corporation Supplemental Retirement Plan was an unfunded plan which provided supplementary benefits, primarily to senior management personnel.

    The Company adopted, effective as of the date of the Spin-Off, a defined benefit retirement plan (the "SFER Plan") covering substantially all salaried employees not covered by collective bargaining agreements and a nonqualified supplemental retirement plan (the "Supplemental Plan"). The Supplemental Plan will pay benefits to participants in the SFER Plan in those instances where the SFER Plan formula produces a benefit in excess of limits established by ERISA and the Tax Reform Act of 1986. Benefits payable under the SFER Plan are based on years of service and compensation during the five highest paid years of service during the ten years immediately preceding retirement. Benefits accruing to the Company's employees under the SFP Plan have been assumed by the SFER Plan. The Company's funding policy is to contribute annually not less than the minimum required by ERISA and not more than the maximum amount deductible for income tax purposes. In the fourth quarter of 1993 the Company established a new pension plan with respect to certain persons employed in foreign locations.

    The following table sets forth the funded status of the SFER Plan and the Supplemental Plan at December 31, 1993 and 1992 (in millions of dollars):


                                                                   SFER PLAN         SUPPLEMENTAL PLAN
                                                              --------------------  --------------------
                                                                1993       1992       1993       1992
                                                              --------   ---------  --------   ---------
Plan assets at fair value, primarily invested in common
  stocks and U.S. and corporate bonds.....................       30.2       28.9         --         --
Actuarial present value of projected benefit obligations:
    Accumulated benefit obligations
        Vested............................................      (30.9)     (24.5)      (0.6)      (0.5)
        Nonvested.........................................       (1.5)      (1.4)        --         --
        Effect of projected future salary increases.......       (8.3)      (6.4)      (0.3)      (0.2)
                                                                -----      -----       ----       ----
Excess of projected benefit obligation over plan
  assets..................................................      (10.5)      (3.4)      (0.9)      (0.7)
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions......        6.4        0.7        0.3        0.2
Unrecognized net (asset) obligation being recognized over
  plan's average remaining service life...................       (1.0)      (1.1)       0.2        0.3
Additional minimum liability..............................         --         --       (0.3)      (0.3)
                                                                -----      -----       ----       ----
Accrued pension liability.................................       (5.1)      (3.8)      (0.7)      (0.5)
                                                                =====      =====       ====       ====
Major assumptions at year-end
    Discount rate.........................................        7.0%      8.25%       7.0%      8.25%
    Long-term asset yield.................................        9.5%       9.5%       9.5%       9.5%
    Rate of increase in future compensation...............       5.25%      5.25%      5.25%      5.25%


                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table sets forth the components of pension expense for the SFER Plan and Supplemental Plan for 1993, 1992 and 1991 (in millions of dollars):


                                                     SFER PLAN                    SUPPLEMENTAL PLAN
                                          -------------------------------  -------------------------------
                                            1993       1992       1991       1993       1992       1991
                                          ---------  ---------  ---------  ---------  ---------  ---------
    Service cost.....................        1.4        1.2        1.1         --         --         --
    Interest cost....................        2.6        2.4        2.3        0.1        0.1        0.1
    Return on plan assets............       (2.7)      (2.5)      (2.4)        --         --         --
    Net amortization and deferral....         --         --       (0.1)        --         --         --
                                            ----       ----       ----        ---        ---        ---
                                             1.3        1.1        0.9        0.1        0.1        0.1
                                            ====       ====       ====        ===        ===        ===


    The Company also sponsors a pension plan covering certain hourly-rated employees in California (the "Hourly Plan"). The Hourly Plan provides benefits that are based on a stated amount for each year of service. The Company annually contributes amounts which are actuarially determined to provide the Hourly Plan with sufficient assets to meet future benefit payment requirements.

    The following table sets forth the components of pension expense for the Hourly Plan for the years 1993, 1992 and 1991 (in millions of dollars):


                                                                                   YEAR ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                                 1993       1992       1991
                                                                               ---------  ---------  ---------
    Service cost.............................................................    0.2        0.2        0.2
    Interest cost............................................................    0.7        0.7        0.7
    Return on plan assets....................................................   (0.8)      (0.1)      (0.5)
    Net amortization and deferral............................................    0.4       (0.4)       0.1
                                                                                ----       ----       ----
                                                                                 0.5        0.4        0.5
                                                                                ====       ====       ====

    The following table sets forth the funded status of the Hourly Plan at December 31, 1993 and 1992 (in millions of dollars):


                                                                                             1993       1992
                                                                                             ----       ----
    Plan assets at fair value, primarily invested in fixed-rate securities...........         7.7         7.2
    Actual present value of projected benefit obligations
        Accumulated benefit obligations
            Vested...................................................................       (11.2)       (9.1)
            Nonvested................................................................        (0.4)       (0.3)
                                                                                            -----        ----
    Excess of projected benefit obligation over plan assets..........................        (3.9)       (2.2)
    Unrecognized net (gain) loss from past experience different from that
        assumed and effects of changes in assumptions................................         1.5        (0.3)
    Unrecognized prior service cost..................................................         0.5         0.6
    Unrecognized net obligation......................................................         1.5         1.6
    Additional minimum liability.....................................................        (3.5)       (2.1)
                                                                                            -----        ----
        Accrued pension liability....................................................        (3.9)       (2.4)
    Major assumptions at year-end                                                           =====        ====
        Discount rate................................................................         7.0%       8.25%
        Expected long-term rate of return on plan assets.............................         8.5%       8.5 %


    At December 31, 1993 the Company's additional minimum liability exceeded the total of its unrecognized prior service cost and unrecognized net obligation by $1.5 million. Accordingly, at

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1993 the Company's retained earnings have been reduced by such amount, net of related taxes of $0.6 million.

  Postretirement Benefits Other Than Pensions

    The Company provides health care and life insurance benefits for substantially all employees who retire under the provisions of a Company-sponsored retirement plan and their dependents. Participation in the plans is voluntary and requires a monthly contribution by the employee. Effective January 1, 1993 the Company adopted the provisions of SFAS No.
106 -- "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Statement requires the accrual, during the years the employee renders service, of the expected cost of providing postretirement benefits to the employee and the employee's beneficiaries and covered dependents. The following table sets forth the plan's funded status at December 31, 1993 and January 1, 1993 (in millions of dollars):


                                                                           DECEMBER 31,     JANUARY 1,
                                                                               1993            1993
                                                                           ------------     ----------
    Plan assets, at fair value............................................       --             --
    Accumulated postretirement benefit obligation
      Retirees............................................................      (3.6)          (3.1)
      Eligible active participants........................................      (1.2)          (0.9)
      Other active participants...........................................      (1.4)          (1.2)
                                                                               -----           ----
    Accumulated postretirement benefit obligation in excess of plan
      assets..............................................................      (6.2)          (5.2)
    Unrecognized transition obligation....................................       5.0            5.2
    Unrecognized net loss from past experience different from
      that assumed and from changes in assumptions........................       0.5            --
                                                                               -----           ----
    Accrued postretirement benefit cost...................................      (0.7)           --
                                                                               =====           ====
    Assumed discount rate.................................................       7.5%          8.25%
    Assumed rate of compensation increase.................................      5.25%          5.25%


    The Company's net periodic postretirement benefit cost for 1993 includes the following components (in millions of dollars):

    Service costs........................................................          0.3
    Interest costs.......................................................          0.4
    Amortization of unrecognized transition obligation...................          0.3
                                                                                   ---
                                                                                   1.0
                                                                                   ===

    In periods prior to 1993 the cost to the Company of providing health care and life insurance benefits for qualified retired employees was recognized as expenses when claims were paid. Such amounts totalled $0.4 million in 1991 and $0.3 million in 1992.

    Estimated costs and liabilities have been developed assuming trend rates for growth in future health care costs beginning with 10% for 1993 graded to 6% (5.5% for post age 65) by the year 2000 and remaining constant thereafter. Increasing the assumed health care cost trend rate by one percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $0.9 million and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1994 by $0.2 million.

  Savings Plan

    The Company has a savings plan, which became effective November 1, 1990, available to substantially all salaried employees and intended to qualify as a deferred compensation plan under

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The
Company will match employee contributions for an amount up to 4% of each employee's base salary. In addition, if at the end of each fiscal year the Company's performance for such year has exceeded certain predetermined criteria, each participant will receive an additional matching contribution equal to 50% of the regular matching contribution. The Company's contributions to the 401(k) Plan, which are charged to expense, totaled $1.2 million in 1991, $1.3 million in 1992 and $1.5 million in 1993. In the fourth quarter of 1993 the Company established a new savings plan with respect to certain personnel employed in foreign locations.

  Other Postemployment Benefits

    In the fourth quarter of 1993 the Company adopted SFAS No.
112 -- "Employers' Accounting for Postemployment Benefits". The Statement requires the accrual of the estimated costs of benefits provided by an employer to former or inactive employees after employment but before retirement. Such benefits include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and counseling and continuation of benefits such as health care and life insurance coverage. The adoption of SFAS No. 112 resulted in a charge to earnings of $1.8 million in 1993.

(12)  COMMITMENTS AND CONTINGENCIES

  Crude Oil Hedging Program

    In the third quarter of 1990, the Company initiated a hedging program designed to provide a certain minimum level of cash flow from its sales of crude oil. Settlements were included in oil revenues in the period the oil is sold. In the year ended December 31, 1990 hedges resulted in a reduction in oil revenues of $10.7 million; in 1991 hedges resulted in an increase in oil revenues of $41.7 million and in 1992 hedges resulted in an increase in oil revenues of $9.7 million. The Company had no open crude oil hedging contracts during 1993.

  Natural Gas Hedging Program

    In the third quarter of 1992 the Company initiated a hedging program with respect to its sales of natural gas. The Company has used various instruments whereby monthly settlements are based on the differences between the price or range of prices specified in the instruments and the settlement price of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified prices the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. In 1992 and 1993 hedges resulted in a reduction in natural gas revenues of $0.5 million and $8.2 million, respectively.

    At December 31, 1993 the Company had two open natural gas hedging contracts covering approximately 1.2 Bcf during the six month period beginning March 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.82 per Mcf. In addition, certain parties hold options on contracts covering approximately 4.8 Bcf during the seven month period beginning March 1994 at an approximate break even price of $1.90 per Mcf. The Company has no other outstanding natural gas hedging instruments.

  Indemnity Agreement With SFP

    At the time of the Spin-Off, the Company and SFP entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Spin-off were determined to be a taxable event resulting primarily from actions taken by the Company during a one-year period that ended December 4, 1991. If the Company were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Company does not believe that it took any actions during such one-year period that would have such an effect on the Spin-Off.

  Environmental Regulation

    Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989, the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree (which has not been finally entered by the court) with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be $130.0 million. The Company's share of costs of this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work or final remediation which may be required by the EPA.

    In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the D.L. Mud and Gulf Coast Vacuum Services superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRP's at the site a settlement order pursuant to Section 122 of CERCLA. Earlier, an emergency order pursuant to Section 106 of CERLA was issued on December 11, 1992, for purposes of containment due to the Louisiana rainy season. On December 15, 1993 the Company entered into a sharing agreement with other PRP'S to participate in the final remediation of the Gulf Coast site. The Company's share of the remediation is approximately $600,000 and includes its proportionate share of those PRPs who do not have the financial resources to provide their share of the work at the site. A former site owner has already conducted remedial activities at the D.L. Mud Site under a state agency agreement. The extent, if any, of any further necessary remedial activity at the D.L. Mud Site has not been finally determined.

  Employment Agreements

    The Company has entered into employment agreements with certain key employees. The initial term of each agreement expired on December 31, 1990 and, on January 1, 1991 and beginning on each January 1 thereafter, is automatically extended for one-year periods, unless by September 30 of any year the Company gives notice that the agreement will not be extended. The term of the agreements is automatically extended for 24 months following a change of control. The consummation of the Merger constituted a change of control as defined in the agreements.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In the event that following a change of control employment is terminated for reasons specified in the agreements, the employee would receive: (i) a lump sum payment equal to two years' base salary; (ii) the maximum possible bonus under the terms of the Company's incentive compensation plan; (iii) a lapse of restrictions on any outstanding restricted stock grants and full payout of any outstanding Phantom Units; (iv) cash payment for each outstanding stock option equal to the amount by which the fair market value of the common stock exceeds the exercise price of the option; and, (v) life, disability and health benefits for a period of up to two years. In addition, payments and benefits under certain employment agreements are subject to further limitations based on certain provisions of the Internal Revenue Code.

  Interest Rate Swaps

    Prior to the Merger, Adobe had entered into two interest rate swaps with a bank with notional principal amounts of $15.0 mllion and $20.0 million. Under the terms of the $20.0 million swap, which expires in April 1994, during any quarterly period at the beginning of which a floating rate specified in the agreement is less than 7.84%, the Company must pay the bank interest for such period on the principal amount at the difference between the rates. Should the floating rate be in excess of 7.84%, the bank must pay the Company interest for such period on the principal amount at the difference between the rates. For the period from the effective date of the Merger to December 31, 1992 the amount due the bank in accordance with the terms of the $20.0 million swap totalled $0.6 million and the amount due the bank in 1993 totalled $0.9 million. For the quarterly period which ends in April 1994, the amount due the bank is based on a floating rate of 3.375%. The $15.0 million swap, which expired December 31, 1992, had terms similar to the $20.0 million swap and the amount due the bank for the period subsequent to the Merger totaled $0.5 million.

  Operating Leases

    The Company has noncancellable agreements with terms ranging from one to ten years to lease office space and equipment. Minimum rental payments due under the terms of these agreements are: 1994 -- $6.1 million, 1995 -- $6.0 million, 1996 -- $5.5 million, 1997 -- $5.2 million, 1998 -- $4.4 million and $4.7 million thereafter. Rental payments made under the terms of noncancellable agreements totaled $4.0 million in 1991,$4.5 million in 1992 and $5.5 million in 1993.

  Other Matters

    The Company has several long-term contracts ranging up to fifteen years for the supply and transportation of approximately 30 million cubic feet per day of natural gas. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $10 million per year.

    There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.

(13)  INCOME TAXES

    Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The adoption of SFAS No. 109 had no significant impact on the Company's provision for income taxes.

    Through the date of the Spin-Off the taxable income or loss of the Company was included in the consolidated federal income tax return filed by SFP. The Company has filed separate consolidated federal income tax returns for periods subsequent to the Spin-Off. The consolidated federal income

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tax returns of SFP have been examined through 1988 and all years prior to 1981 are closed. Issues relating to the years 1981 through 1985 are being contested through various stages of administrative appeal. The Company is evaluating its position with respect to issues raised in a 1986 through 1988 audit. The Company believes adequate provision has been made for any adjustments which might be assessed for all open years.

    During 1989, the Company received a notice of deficiency for certain state franchise tax returns filed for the years 1978 through 1983 as part of the consolidated tax returns of SFP. The years subsequent to 1983 are still subject to audit. At December 31, 1993 Other Long-Term Obligations includes $20.6 million with respect to this matter. The Company intends to contest this matter.

    With the Merger of Adobe the Company succeeded to a net operating loss carryforward that is subject to Internal Revenue Code Section 382 limitations which annually limit taxable income that can be offset by such losses. Certain changes in the Company's shareholders may impose additional limitations as well. Losses carrying forward of $133.3 million expire beginning in 1998.

    At date of the Merger, Adobe had ongoing tax litigation related to a refund claim for carryback of certain net operating losses denied by the Internal Revenue Service. During 1991 Adobe successfully defended its claim in Federal District Court and prevailed again in 1992 in the United States Court of Appeals for the Fifth Circuit. The Internal Revenue Service had no further recourse to litigation and a $16.2 million refund was reflected as Income Tax Refund Receivable at December 31, 1992 and collected in 1993.

    Pretax income from continuing operations for the years ended December 31, 1993, 1992 and 1991 was taxed under the following jurisdictions:


                                                                                 1993        1992        1991
                                                                                -------     ------      -----
    Domestic...............................................................     (120.9)       2.7       34.8
    Foreign................................................................      (29.3)      (3.6)      (2.1)
                                                                                ------       ----       ----
                                                                                (150.2)      (0.9)      32.7
                                                                                ======       ====       ====

    The Company's income tax expense (benefit) for the years ended December 31, 1993, 1992 and 1991 consisted of (in millions of dollars):


                                                                                    1993    1992    1991
                                                                                   ------   -----   ----
    Current
        U.S. federal...........................................................     (1.3)    3.5    11.0
        State..................................................................     (1.2)    1.4     1.7
        Foreign................................................................      1.3     1.9     --
                                                                                    ----    ----    ----
                                                                                    (1.2)    6.8    12.7
                                                                                   -----    ----    ----
    Deferred
        U.S. federal...........................................................    (65.6)   (3.5)    0.2
        U.S. federal tax rate change...........................................      2.6     --      --
        State..................................................................     (8.0)   (2.5)    1.3
        Foreign................................................................     (0.9)   (0.3)    --
                                                                                   -----    ----    ----
                                                                                   (71.9)   (6.3)    1.5
                                                                                   -----    ----    ----
                                                                                   (73.1)    0.5    14.2
                                                                                   =====    ====    ====

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The Company's deferred income tax liabilities (assets) at December 31, 1993 and 1992 are composed of the following differences between financial and tax reporting (in millions of dollars):


                                                                                      1993         1992
                                                                                      -----       -----
    Capitalized costs and write-offs..............................................     83.0       150.8
    Differences in Partnership basis..............................................     15.1        29.3
    State deferred liability......................................................      5.8        13.4
    Foreign deferred liability....................................................     13.7        15.5
                                                                                      -----       -----
    Gross deferred liabilities....................................................    117.6       209.0
                                                                                      -----       -----
    Accruals not currently deductible for tax purposes............................    (17.7)      (28.3)
    Alternative minimum tax carryforwards.........................................     (8.3)       (5.3)
    Net operating loss carryforwards..............................................    (46.7)      (56.4)
    Other.........................................................................     (0.5)       --
                                                                                      -----       -----
    Gross deferred assets.........................................................    (73.2)      (90.0)
                                                                                      -----       -----
    Deferred tax liability........................................................     44.4       119.0
                                                                                      =====       =====

    The Company had no deferred tax asset valuation allowance at December 31, 1993 or 1992.

    A reconciliation of the Company's U.S. income tax expense (benefit) computed by applying the statutory U.S. federal income tax rate to the Company's income
(loss) before income taxes for the years ended December 31, 1993, 1992 and 1991 is presented in the following table (in millions of dollars):


                                                                              1993      1992      1991
                                                                             ------     -----     ----
    U.S. federal income taxes (benefit) at statutory rate................    (52.6)     (0.3)     11.1
    Increase (reduction) resulting from:
      State income taxes, net of federal effect..........................     (1.0)      1.4       2.2
      Foreign income taxes in excess of U.S. rate........................     (0.8)      0.3       --
      Nondeductible amounts..............................................     (0.2)     (2.4)      --
      Effect of increase in statutory rate on deferred taxes.............      2.6       --        --
      Federal audit refund...............................................     (3.2)      --        --
      Amendment to tax sharing agreement with SFP........................     (1.2)      --        --
      Benefit of tax losses..............................................    (11.2)      --        --
      Prior period adjustments...........................................     (5.5)      --        --
      Other..............................................................     --         1.5       0.9
                                                                             -----      ----      ----
                                                                             (73.1)      0.5      14.2
                                                                             =====      ====      ====

    The Company increased its deferred tax liability in 1993 as a result of legislation enacted during 1993 increasing the corporate tax rate from 34% to 35% commencing in 1993.

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences, if any, of realization or settlement. The following table reflects the

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

financial instruments for which the fair value differs from the carrying amount of such financial instrument in the Company's December 31, 1993 and 1992 balance sheets (in millions of dollars):


                                                                  1993                      1992
                                                          -------------------       -------------------
                                                          CARRYING       FAIR       CARRYING       FAIR
                                                           AMOUNT       VALUE        AMOUNT       VALUE
                                                          --------      -----       --------      -----
    Assets
        Trust Units....................................      10.4         11.3         10.4         10.5
    Liabilities
        Long-Term Debt (including current
          portion).....................................     449.7        482.2        546.2        572.2
        Convertible Preferred Stock....................      80.0        103.8         80.0         93.8
        Interest rate swap.............................        --          0.4           --          1.1


    The fair value of the Trust Units and convertible preferred stock is based on market prices. The fair value of the Company's fixed-rate long-term debt is based on current borrowing rates available for financings with similar terms and maturities. With respect to the Company's floating-rate debt, the carrying amount approximates fair value. The fair value of the interest rate swap represents the estimated cost to the Company over the remaining life of the contract.

    At December 31, 1993 the Company had two open natural gas hedging contracts and options outstanding on five additional contracts (see Note 12 -- Commitments and Contingencies -- Natural Gas Hedging Contracts). Based on the settlement prices of certain natural gas futures contracts as quoted on the New York Mercantile Exchange on December 30, 1993, assuming all options are exercised, the cost to the Company with respect to such contracts during 1994 would be approximately $0.6 million.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OIL AND GAS RESERVES AND RELATED FINANCIAL DATA

    Information with respect to the Company's oil and gas producing activities is presented in the following tables. Reserve quantities as well as certain information regarding future production and discounted cash flows were determined by independent petroleum consultants, Ryder Scott Company.

  Oil and Gas Reserves

    The following table sets forth the Company's net proved oil and gas reserves at December 31, 1990, 1991, 1992 and 1993 and the changes in net proved oil and gas reserves for the years ended December 31, 1991, 1992 and 1993.


                                                       CRUDE OIL AND LIQUIDS (MMBBLS)                  NATURAL GAS (BCF)
                                                   --------------------------------------      ------------------------------------
                                                   U.S.     ARGENTINA   INDONESIA   TOTAL      U.S.   ARGENTINA   INDONESIA   TOTAL
                                                   ----     ---------   ---------   -----      ----   ---------   ---------   -----
Proved reserves at
 December 31, 1990..............................   222.3        --          --      222.3      185.9      --          --      185.9
  Revisions of previous estimates...............    (1.9)       --          --       (1.9)       0.4      --          --        0.4
  Improved recovery techniques..................    15.9        --          --       15.9        0.5      --          --        0.5
  Extensions, discoveries and other
   additions....................................     1.8        --          --        1.8       19.6      --          --       19.6
  Purchases of minerals-in-place................     4.6       8.7          --       13.3        2.5      --          --        2.5
  Sales of minerals-in-place....................    (2.4)       --          --       (2.4)      (5.5)     --          --       (5.5)
  Increase in ownership in Partnership..........     0.4        --          --        0.4        2.2      --          --        2.2
  Production....................................   (20.0)     (0.2)         --      (20.2)     (34.8)     --          --      (34.8)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
 December 31, 1991..............................   220.7       8.5          --      229.2      170.8      --          --      170.8
  Revisions of previous estimates...............    14.4      (0.3)         --       14.1        7.3      --          --        7.3
  Improved recovery techniques..................    17.0        --          --       17.0        1.3      --          --        1.3
  Extensions, discoveries and other
   additions....................................     1.3       1.3          --        2.6        5.6      --          --        5.6
  Purchases of minerals-in-place................    13.5        --         7.2       20.7      141.5      --         0.6      142.1
  Sales of minerals-in-place....................    (5.7)       --          --       (5.7)      (5.0)     --          --       (5.0)
  Increase in ownership in Partnership..........     0.2        --          --        0.2        1.6      --          --        1.6
  Production....................................   (21.4)     (0.8)       (0.8)     (23.0)     (46.2)     --          --      (46.2)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
 December 31, 1992..............................   240.0       8.7         6.4      255.1      276.9      --         0.6      277.5
  Revisions to previous estimates...............   (11.9)      0.5         0.6      (10.8)      26.6      --         0.1       26.7
  Improved recovery techniques..................    26.7        --          --       26.7         --      --          --         --
  Extensions, discoveries and other
   additions....................................     3.4       0.5         2.3        6.2       29.5    26.4          --       55.9
  Purchases of minerals-in-place................     3.2        --         0.7        3.9        9.8      --         0.1        9.9
  Sales of minerals in place....................    (8.7)       --          --       (8.7)     (47.4)     --          --      (47.4)
  Increase in ownership in Partnership..........     0.1        --          --        0.1        0.8      --          --        0.8
  Production....................................   (21.9)     (0.9)       (1.5)     (24.3)     (60.3)     --        (0.1)     (60.4)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
  December 31, 1993.............................   230.9       8.8         8.5      248.2      235.9    26.4         0.7      263.0
                                                   =====      ====        ====      =====      =====    ====        ====      =====

                                             (Table continued on following page)

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


                                             CRUDE OIL AND LIQUIDS (MMBBLS)                       NATURAL GAS (BCF)
                                          --------------------------------------      ---------------------------------------
                                          U.S.     ARGENTINA   INDONESIA  TOTAL       U.S.     ARGENTINA   INDONESIA    TOTAL
                                          ----     ---------   ---------  ------      ----     ---------   ---------    -----
    Proved developed reserves
      at December 31
        1990........................      176.8       --          --      176.8       169.4       --          --        169.4
        1991........................      179.2      5.4          --      184.6       154.2       --          --        154.2
        1992........................      194.6      5.6         6.4      206.6       250.2       --         0.6        250.8
        1993........................      178.8      5.5         6.7      191.0       206.0       --         0.7        206.7


    Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

    Indonesian reserves represent an entitlement to gross reserves in accordance with a production sharing contract. These reserves include estimated quantities allocable to the Company for recovery of operating costs as well as quantities related to the Company's net equity share after recovery of costs. Accordingly, these quantities are subject to fluctuations with an inverse relationship to the price of oil. If oil prices increase, the reserve quantities attributable to the recovery of operating costs decline. Although this reduction would be offset partially by an increase in the net equity share, the overall effect would be a reduction of reserves attributable to the Company. At December 31, 1993, the quantities include 0.6 million barrels which the Company is contractually obligated to sell for $.20 per barrel.

    At December 31, 1993 the Company's reserves were 6.9 million barrels of crude oil and liquids and 14.5 Bcf of natural gas lower than at December 31, 1992, reflecting the sale in 1993 of properties with reserves totalling 8.7 million barrels of crude oil and liquids and 47.4 Bcf of natural gas.

    At December 31, 1993, 1.9 million barrels of crude oil reserves and 19.7 billion cubic feet of natural gas reserves were subject to a 90% net profits interest held by Santa Fe Energy Trust.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Estimated Present Value of Future Net Cash Flows

    Estimated future net cash flows from the Company's proved oil and gas reserves at December 31, 1991, 1992 and 1993 are presented in the following table (in millions of dollars, except as noted):


                                                                       U.S.      ARGENTINA    INDONESIA      TOTAL
                                                                       ----      ---------    ---------      -----
    1993
        Future cash inflows......................................     2,654.9      117.9        115.6       2,888.4
        Future production costs..................................    (1,547.2)     (65.9)       (78.7)     (1,691.8)
        Future development costs.................................      (216.7)     (32.4)        (8.9)       (258.0)
        Future income tax expenses...............................      (100.5)        --         (6.9)       (107.4)
                                                                     --------      -----        -----      --------
            Net future cash flows................................       790.5       19.6         21.1         831.2
        Discount at 10% for timing of cash flows.................      (308.5)     (12.1)        (8.2)       (328.8)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       482.0        7.5         12.9         502.4
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................        9.10       9.74        13.50
            Natural gas ($/Mcf)..................................        2.28       1.23         0.97
    1992
        Future cash inflows......................................     3,709.8      132.9        105.8       3,948.5
        Future production costs..................................    (1,982.6)     (82.1)       (79.5)     (2,144.2)
        Future development costs.................................      (292.2)     (13.5)          --        (305.7)
        Future income tax expenses...............................      (286.9)      (1.0)        (9.5)       (297.4)
                                                                     --------      -----        -----      --------
            Net future cash flows................................     1,148.1       36.3         16.8       1,201.2
        Discount at 10% for timing of cash flows.................      (450.5)     (14.0)        (3.2)       (467.7)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       697.6       22.3         13.6         733.5
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................       13.30      15.28        16.46
            Natural gas ($/Mcf)..................................        2.01         --         0.97
    1991
        Future cash inflows......................................     2,899.9      117.2           --       3,017.1
        Future production costs..................................    (1,655.3)     (76.1)          --      (1,731.4)
        Future development costs.................................      (242.2)     (13.7)          --        (255.9)
        Future income tax expenses...............................      (236.6)        --           --        (236.6)
                                                                     --------      -----        -----      --------
            Net future cash flows................................       765.8       27.4           --         793.2
        Discount at 10% for timing of cash flows.................      (320.0)      (9.6)          --        (329.6)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       445.8       17.8           --         463.6
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................       11.80      13.72           --
            Natural gas ($/Mcf)..................................        1.78         --           --


                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

    The following tables sets forth the changes in the present value of estimated future net cash flows from proved reserves during 1991, 1992 and 1993 (in millions of dollars):


                                                                     U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                     ----       ---------     ---------     -----
    1993
      Balance at beginning of year..............................     697.6         22.3          13.6        733.5
                                                                    ------        -----         -----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $189.5 million.....................................    (230.1)        (7.3)        (10.0)      (247.4)
        Net changes in prices and production costs..............    (325.1)        (7.7)          1.7       (331.1)
        Extensions, discoveries and improved recovery...........      94.8         14.8           7.0        116.6
        Purchases of minerals-in-place..........................      20.4           --           2.1         22.5
        Sales of minerals-in-place..............................     (84.7)          --            --        (84.7)
        Development costs incurred..............................      50.0          5.1            --         55.1
        Changes in estimated volumes............................      28.3          1.5           1.8         31.6
        Changes in estimated development costs..................      25.6        (24.1)         (8.9)        (7.4)
        Interest factor -- accretion of discount................      87.1          2.3           2.1         91.5
        Income taxes............................................     112.0          0.6           3.5        116.1
        Increase in ownership in Partnership....................       1.2           --            --          1.2
        Other...................................................       4.9           --            --          4.9
                                                                    ------        -----         -----       ------
                                                                    (215.6)       (14.8)         (0.7)      (231.1)
                                                                    ------        -----         -----       ------
                                                                     482.0          7.5          12.9        502.4
                                                                    ======        =====         =====       ======

                                                                     U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                     ----       ---------     ---------     -----
    1992
      Balance at beginning of year..............................     445.8         17.8            --        463.6
                                                                    ------        -----         -----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $176.2 million.....................................    (236.6)        (8.4)         (6.3)      (251.3)
        Net changes in prices and production costs..............     191.7          7.8           3.5        203.0
        Extensions, discoveries and improved recovery...........      70.9          4.6            --         75.5
        Purchases of minerals-in-place..........................     230.6           --          24.1        254.7
        Sales of minerals-in-place..............................     (77.7)          --            --        (77.7)
        Development costs incurred..............................      26.5          3.1            --         29.6
        Changes in estimated volumes............................      63.4         (1.0)           --         62.4
        Changes in estimated development costs..................     (76.9)        (2.8)           --        (79.7)
        Interest factor -- accretion of discount................      58.7          1.8            --         60.5
        Income taxes............................................     (14.8)        (0.6)         (7.7)       (23.1)
        Increase in ownership in Partnership....................       1.9           --            --          1.9
        Other...................................................      14.1           --            --         14.1
                                                                    ------        -----         -----       ------
                                                                     251.8          4.5          13.6        269.9
                                                                    ------        -----         -----       ------
                                                                     697.6         22.3          13.6        733.5
                                                                    ======        =====         =====       ======

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


                                                                    U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                    ----       ---------     ---------     -----
    1991
      Balance at beginning of year..............................     839.4         --            --        839.4
                                                                    ------       ----          ----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $157.6 million.....................................    (221.0)      (1.2)           --       (222.2)
        Net changes in prices and production costs..............    (617.6)       7.9            --       (609.7)
        Extensions, discoveries and improved recovery...........      71.6         --            --         71.6
        Purchases of minerals-in-place..........................      10.4       24.8            --         35.2
        Sales of minerals-in-place..............................     (30.7)        --            --        (30.7)
        Development costs incurred..............................      54.0        0.7            --         54.7
        Changes in estimated volumes............................       2.3         --            --          2.3
        Changes in estimated development costs..................    (117.5)     (14.4)           --       (131.9)
        Interest factor -- accretion of discount................     123.5         --            --        123.5
        Income taxes............................................     233.5         --            --        233.5
        Increase in ownership in Partnership....................       4.6         --            --          4.6
        Other...................................................      93.3         --            --         93.3
                                                                    ------       ----          ----       ------
                                                                    (393.6)      17.8            --       (375.8)
                                                                    ------       ----          ----       ------
                                                                     445.8       17.8            --        463.6
                                                                    ======       ====          ====       ======

    Estimated future cash flows represent an estimate of future net cash flows from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes, and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

    The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at year end. Such prices have been held constant except for known and determinable escalations.

    Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

    Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved. While applicable investment tax credits and other permanent differences are considered in computing taxes, no recognition is given to tax benefits applicable to future exploration costs or the activities of the Company that are unrelated to oil and gas producing activities.

    The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at year-end and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Costs Incurred in Oil and Gas Producing Activities

    The following table includes all costs incurred, whether capitalized or charged to expense at the time incurred (in millions of dollars):


                                                                                                    OTHER
                                                              U.S.     ARGENTINA      INDONESIA     FOREIGN      TOTAL
                                                             ------    ---------      ---------     -------      -----
     1993
       Property acquisition costs
         Unproved.......................................        6.4        --             1.8         3.8         12.0
         Proved.........................................       29.7        --             2.9          --         32.6
         Other..........................................        0.8        --              --          --          0.8
       Exploration costs................................       20.9       0.7             5.2        11.7         38.5
       Development costs................................       85.3       7.3             7.6          --        100.2
                                                              -----      ----            ----        ----        -----
                                                              143.1       8.0            17.5        15.5        184.1
                                                              =====      ====            ====        ====        =====

     1992
       Property acquisition costs
         Unproved.......................................       29.3       0.2             8.8         3.5         41.8
         Proved.........................................      294.1        --            59.4          --        353.5
         Other..........................................       65.6        --              --          --         65.6
       Exploration costs................................       18.4       2.1             2.9         8.9         32.3
       Development costs................................       56.8       3.0             1.8          --         61.6
                                                              -----      ----            ----        ----        -----
                                                              464.2       5.3            72.9        12.4        554.8
                                                              =====      ====            ====        ====        =====
     1991
       Property acquisition costs
         Unproved.......................................        4.4        --              --         3.2          7.6
         Proved.........................................       29.0        --              --        34.1         63.1
         Other..........................................         --        --              --          --           --
       Exploration costs................................       20.7        --              --         4.1         24.8
       Development costs................................       85.8        --              --         0.7         86.5
                                                              -----      ----            ----        ----        -----
                                                              139.9        --              --        42.1        182.0
                                                              =====      ====            ====        ====        =====

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Capitalized Costs Related to Oil and Gas Producing Activities

    The following table sets forth information concerning capitalized costs at December 31, 1993 and 1992 related to the Company's oil and gas operations (in millions of dollars):


                                                   1993                                               1992
                           -------------------------------------------------   --------------------------------------------------
                                                            OTHER                                                OTHER
                             U.S.    ARGENTINA  INDONESIA  FOREIGN   TOTAL      U.S.    ARGENTINA   INDONESIA   FOREIGN    TOTAL
                           ------    ---------  ---------  -------  --------   -----    ---------   ---------   -------   -------
Oil and gas properties
    Unproved............       40.3      1.3       12.0     10.7        64.3       80.1      1.3        10.2       7.3        98.9
    Proved..............    1,869.9     48.9       68.0       --     1,986.8    2,049.8     37.5        62.7        --     2,150.0
    Other...............       13.2       --         --       --        13.2       82.0       --                    --        82.0
Accumulated amortization
  of unproved
  properties............      (14.6)    (1.2)      (2.8)    (9.9)      (28.5)     (23.6)    (1.0)       (1.7)     (2.6)      (28.9)
Accumulated depletion,
  depreciation and
  impairment of proved
  properties............   (1,181.9)    (7.9)     (22.4)      --    (1,212.2)  (1,200.0)    (4.6)       (2.3)       --    (1,206.9)
Accumulated depreciation
  of other oil and gas
  properties                   (4.3)      --         --       --        (4.3)      (7.5)      --          --        --        (7.5)
                           --------     ----      -----     ----    --------   --------     ----        ----      ----    --------
                              722.6     41.1       54.8      0.8       819.3      980.8     33.2        68.9       4.7     1,087.6
                           ========     ====      =====     ====    ========   ========     ====        ====      ====    ========


                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Results of Operations From Oil and Gas Producing Activities

    The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 1993, 1992 and 1991 (in millions of dollars):


                                                                                                    OTHER
                                                                 U.S.    ARGENTINA    INDONESIA    FOREIGN      TOTAL
                                                               -------   ---------    ---------    -------    ---------
1993
  Revenues..................................................     401.2       12.5          23.2         --        436.9
  Production costs..........................................    (166.9)      (5.2)        (13.2)        --       (185.3)
  Oil and gas systems and pipelines.........................      (4.2)        --            --         --         (4.2)
  Exploration, including dry hole costs.....................     (16.4)      (0.7)         (2.2)     (11.7)       (31.0)
  Depletion, depreciation, amortization and impairments.....    (218.8)      (3.6)        (21.2)      (6.7)      (250.3)
  Restructuring charges.....................................     (27.8)        --            --         --        (27.8)
  Gain (loss) on disposition of properties..................      (0.7)        --            --         --         (0.7)
                                                                ------      -----         -----      -----       ------
                                                                 (33.6)       3.0         (13.4)     (18.4)       (62.4)
  Income taxes..............................................      24.1       (0.9)          1.9         --         25.1
                                                                ------      -----         -----      -----       ------
                                                                  (9.5)       2.1         (11.5)     (18.4)       (37.3)
                                                                ======      =====         =====      =====       ======
1992
  Revenues..................................................     400.0       13.9          13.6         --        427.5
  Production costs..........................................    (160.2)      (5.5)         (7.3)        --       (173.0)
  Oil and gas systems and pipelines.........................      (3.2)        --            --         --         (3.2)
  Exploration, including dry hole costs.....................     (12.9)      (2.2)         (1.3)      (9.1)       (25.5)
  Depletion, depreciation, amortization and impairments.....    (136.7)      (3.7)         (2.7)      (1.6)      (144.7)
  Gain (loss) on disposition of properties..................      13.6         --            --         --         13.6
                                                                ------      -----         -----      -----       ------
                                                                 100.6        2.5           2.3      (10.7)        94.7
  Income taxes..............................................     (37.9)        --          (1.6)        --        (39.5)
                                                                ------      -----         -----      -----       ------
                                                                  62.7        2.5           0.7      (10.7)        55.2
                                                                ======      =====         =====      =====       ======
1991
  Revenues..................................................     376.1        3.7            --         --        379.8
  Production costs..........................................    (155.1)      (2.5)           --         --       (157.6)
  Exploration, including dry hole costs.....................     (15.5)      (1.5)           --       (1.7)       (18.7)
  Depletion, depreciation, amortization and impairments.....    (101.3)      (1.8)           --       (0.7)      (103.8)
  Gain (loss) on disposition of properties..................      (0.5)        --            --         --         (0.5)
                                                                ------      -----         -----      -----       ------
                                                                 103.7       (2.1)           --       (2.4)        99.2
  Income Taxes..............................................     (42.3)        --            --         --        (42.3)
                                                                ------      -----         -----      -----       ------
                                                                  61.4       (2.1)           --       (2.4)        56.9
                                                                ======      =====         =====      =====       ======

    Income taxes are computed by applying the appropriate statutory rate to the results of operations before income taxes. Applicable tax credits and allowances related to oil and gas producing activities have been taken into account in computing income tax expenses. No deduction has been made for indirect cost such as corporate overhead or interest expense.

                       SANTA FE ENERGY RESOURCES, INC.
                         SUPPLEMENTAL INFORMATION TO
         CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

SUMMARIZED QUARTERLY FINANCIAL DATA


                                                                          1 QTR      2 QTR      3 QTR       4 QTR       YEAR
                                                                          -----      -----      -----       -----       ----
                                                                             (IN MILLIONS OF DOLLARS EXCEPT PER SHARE DATE)
  1993
    Revenues...........................................................    115.3      116.3      102.7       102.6       436.9
    Gross profit (a)...................................................     19.0       22.5        8.5      (130.7)      (80.7)
    Income (loss) from operations......................................     12.0       15.4        1.2      (141.6)(b)  (113.0)
    Net income (loss)..................................................     (0.4)       4.0        2.4       (83.1)      (77.1)
    Earnings (loss) attributable to common shares......................     (2.2)       2.3        0.6       (84.8)      (84.1)
    Earnings (loss) attributable to common shares per share............    (0.02)      0.02       0.01       (0.95)      (0.94)
    Average shares outstanding (millions)..............................     89.6       89.7       89.8        89.8        89.7
  1992
    Revenues...........................................................     78.5       97.7      127.9       123.4       427.5
    Gross profit (a)...................................................      2.9       34.1       32.0        19.4        88.4
    Income (loss) from operations......................................     (3.5)      25.1       24.4        11.5        57.5
    Net income (loss)..................................................     (8.8)       1.8        7.3        (1.7)       (1.4)
    Earnings (loss) attributable to common shares......................     (8.8)       1.0        5.5        (3.4)       (5.7)
    Earnings (loss) attributable to common shares per share............     (.14)       .01        .06        (.04)       (.07)
    Average shares outstanding (millions)..............................     64.3       72.7       89.4        89.5        79.0

__________

  (a) Revenues less operating expenses other than general and administrative.

  (b) Includes charges of $99.3 million for impairment of oil and gas properties and $38.6 million for restructuring charges.

                        SANTA FE ENERGY RESOURCES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED
                                            MARCH 31,
                                       --------------------
                                         1994       1993
                                       ---------  ---------
Revenues
    Crude oil and liquids............  $    58.6  $    80.5
    Natural gas......................       28.1       28.6
    Natural gas systems..............         --        3.0
    Crude oil marketing and
      trading........................        2.7        2.3
    Other............................        0.9        0.9
                                       ---------  ---------
                                            90.3      115.3
                                       ---------  ---------
Costs and Expenses
    Production and operating.........       40.6       42.7
    Oil and gas systems and
      pipelines......................         --        1.1
    Exploration, including dry hole
      costs..........................        5.0        7.1
    Depletion, depreciation and
      amortization...................       32.1       37.6
    General and administrative.......        7.6        7.0
    Taxes (other than income)........        7.4        7.1
    Restructuring charges............        7.0         --
    Loss (gain) on disposition of oil
      and gas properties.............       (9.4)       0.7
                                       ---------  ---------
                                            90.3      103.3
                                       ---------  ---------
Income (Loss) from Operations........         --       12.0
    Interest income..................        0.2        1.2
    Interest expense.................      (10.3)     (13.7)
    Interest capitalized.............        0.9        1.1
    Other income (expense)...........        0.9       (0.2)
                                       ---------  ---------
Income (Loss) Before Income Taxes....       (8.3)       0.4
    Income tax benefit (expense).....        5.8       (0.8)
                                       ---------  ---------
Net Income (Loss)....................       (2.5)      (0.4)
Preferred dividend requirement.......       (1.8)      (1.8)
                                       ---------  ---------
Earnings (Loss) Attributable to
  Common Shares......................  $    (4.3) $    (2.2)
                                       =========  =========
Earnings (Loss) Attributable to
  Common Shares Per Share............  $   (0.05) $   (0.02)
                                       =========  =========
Weighted Average Number of Shares
  Outstanding (in millions)..........       89.9       89.6
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                        MARCH 31,     DECEMBER 31,
                                           1994           1993
                                       ------------   ------------
                                       (UNAUDITED)
               ASSETS
Current Assets
    Cash and cash equivalents........  $        3.2    $      4.8
    Accounts receivable..............          78.4          87.4
    Inventories......................           9.7           8.7
    Assets held for sale.............          49.1          59.5
    Other current assets.............          11.7          12.2
                                       ------------    ----------
                                              152.1         172.6
                                       ------------    ----------
Investment in Hadson Corporation.....          57.0          56.2
                                       ------------    ----------
Properties and Equipment, at cost
    Oil and gas (on the basis of
      successful efforts
      accounting)....................       2,081.0       2,064.3
    Other............................          27.0          27.3
                                       ------------    ----------
                                            2,108.0       2,091.6
    Accumulated depletion,
      depreciation, amortization and
      impairment.....................      (1,289.8)     (1,258.9)
                                       ------------    ----------
                                              818.2         832.7
                                       ------------    ----------
Other Assets
    Receivable under gas balancing
      arrangements...................           4.0           3.9
    Other............................          10.9          11.5
                                       ------------    ----------
                                               14.9          15.4
                                       ------------    ----------
                                       $    1,042.2    $  1,076.9
                                       ============    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts payable.................  $       85.0    $     93.5
    Interest payable.................           0.8          10.2
    Current portion of long-term
      debt...........................          42.9          44.3
    Other current liabilities........          16.2          18.1
                                       ------------    ----------
                                              144.9         166.1
                                       ------------    ----------
Long-Term Debt.......................         403.5         405.4
                                       ------------    ----------
Deferred Revenues....................           8.2           8.6
                                       ------------    ----------
Other Long-Term Obligations..........          43.9          48.8
                                       ------------    ----------
Deferred Income Taxes................          41.0          44.4
Commitments and Contingencies
  (Note 5)...........................            --            --
                                       ------------    ----------
Convertible Preferred Stock..........          80.0          80.0
                                       ------------    ----------
Shareholders' Equity
    Preferred stock..................            --            --
    Common stock.....................           0.9           0.9
    Paid-in capital..................         498.3         496.9
    Unamortized restricted stock
      awards.........................          (0.1)         (0.1)
    Accumulated deficit..............        (178.1)       (173.8)
    Foreign currency translation
      adjustment.....................          (0.3)         (0.3)
                                       ------------    ----------
                                              320.7         323.6
                                       ------------    ----------
                                       $    1,042.2    $  1,076.9
                                       ============    ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)

                                         THREE MONTHS ENDED
                                             MARCH 31,
                                       ----------------------
                                          1994        1993
                                       ----------  ----------
Operating Activities:
    Net income (loss)................  $     (2.5) $     (0.4)
    Adjustments to reconcile net
      income (loss) to net cash
      provided by operating
      activities:
        Depletion, depreciation and
          amortization...............        32.1        37.6
        Restructuring charges........         1.0          --
        Deferred income taxes........        (3.4)       (0.4)
        Net loss (gain) on
          disposition of
          properties.................        (9.4)        0.7
        Exploratory dry hole
          costs......................         0.6         1.3
        Other........................        (0.1)        0.7
    Changes in operating assets and
      liabilities:
        Decrease (increase) in
          accounts receivable........         9.0         2.3
        Decrease (increase) in income
          tax refund receivable......          --        16.2
        Decrease (increase) in
          inventories................        (1.0)       (4.7)
        Increase (decrease) in
          accounts payable...........         2.8        (3.4)
        Increase (decrease) in
          interest payable...........        (9.4)       (8.9)
        Increase (decrease) in income
          taxes payable..............        (0.1)        1.3
        Net change in other assets
          and liabilities............        (5.3)       (0.7)
                                       ----------  ----------
Net Cash Provided by Operating
  Activities.........................        14.3        41.6
                                       ----------  ----------
Investing Activities:
    Capital expenditures, including
      exploratory dry hole costs.....       (30.5)      (30.0)
    Acquisitions of producing
      properties, net of related
      debt...........................        (0.6)       (4.7)
    Net proceeds from sales of
      properties.....................        20.3         7.4
    Increase in partnership interest
      due to reinvestment............          --        (0.5)
                                       ----------  ----------
Net Cash Used in Investing
  Activities.........................       (10.8)      (27.8)
                                       ----------  ----------
Financing Activities:
    Net change in debt...............        (3.3)      (30.1)
    Cash dividends paid..............        (1.8)       (5.3)
                                       ----------  ----------
Net Cash Used in Financing
  Activities.........................        (5.1)      (35.4)
                                       ----------  ----------
Net Decrease in Cash and Cash
  Equivalents........................        (1.6)      (21.6)
Cash and Cash Equivalents at
  Beginning of Period................         4.8        83.8
                                       ----------  ----------
Cash and Cash Equivalents at End of
  Period.............................  $      3.2  $     62.2
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
                        (SHARES AND DOLLARS IN MILLIONS)

                                                                                                 FOREIGN
                                                                    UNAMORTIZED                  CURRENCY
                                        COMMON STOCK                RESTRICTED                   TRANSLA-       TOTAL
                                       ---------------   PAID-IN      STOCK       ACCUMULATED      TION       SHAREHOLDERS'
                                       SHARES   AMOUNT   CAPITAL      AWARDS        DEFICIT     ADJUSTMENT      EQUITY
                                       ------   ------   -------    -----------   ------------  ----------    -------------
Balance at December 31, 1993.........    89.8    $0.9    $ 496.9     $  (0.1)     $  (173.8)     $ (0.3)       $ 323.6
  Issuance of common stock...........     0.1      --        1.4          --             --          --            1.4
  Net loss...........................      --      --         --          --           (2.5)         --           (2.5)
  Dividends declared.................      --      --         --          --           (1.8)         --           (1.8)
                                         ----    ----    -------     -------      ---------      ------        -------
Balance at March 31, 1994............    89.9    $0.9    $ 498.3     $  (0.1)     $  (178.1)     $ (0.3)       $ 320.7
                                         ====    ====    =======     =======      =========      ======        =======

Balance at December 31, 1992.........    89.5    $0.9    $ 494.3     $  (0.4)     $   (78.0)     $ (0.2)       $ 416.6
  Issuance of common stock...........     0.2      --        1.8          --             --          --            1.8
  Amortization of restricted
   stock awards......................      --      --         --         0.1             --          --            0.1
  Net loss...........................      --      --         --          --           (0.4)         --           (0.4)
  Dividends declared.................      --      --         --          --           (5.3)         --           (5.3)
                                         ----    ----    -------     -------      ---------      ------        -------
Balance March 31, 1993...............    89.7    $0.9    $ 496.1     $  (0.3)     $   (83.7)     $ (0.2)       $ 412.8
                                         ====    ====    =======     =======      =========      ======        =======


   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  ACCOUNTING POLICIES

    The unaudited consolidated financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's financial position at March 31, 1994 and the Company's results of operations and cash flows for the three-month periods ended March 31, 1994 and 1993. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.

    These financial statements and the notes thereto should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 1993.

(2)  CORPORATE RESTRUCTURING PROGRAM

    In the fourth quarter of 1993 the Company adopted a corporate restructuring program which includes (i) the concentration of capital spending in the Company's core operating areas; (ii) the disposition of non-core assets; (iii) the elimination of the $0.04 per share quarterly common stock dividend; and
(iv) an evaluation of the Company's capital and cost structures.

    The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson"), the sale to Vintage Petroleum, Inc. of certain southern California and Gulf Coast oil and gas producing properties and the sale to Bridge Oil (U.S.A.) Inc. of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage. Based on the evaluation of its capital and cost structures, the Company (i) implemented a cost reduction program which includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs and (ii) determined to proceed with a refinancing of certain of its long-term debt.

    In implementing the corporate restructuring program, in 1993 the Company recorded restructuring charges of $38.6 million comprised of (i) losses on property dispositions of $27.8 million; (ii) long-term debt repayment penalties of $8.6 million; and (iii) accruals for certain personnel benefits and related costs of $2.2 million. In the first quarter of 1994 the Company recorded additional restructuring charges of $7.0 million comprised of severance, benefits and relocation expenses associated with the cost reduction program.

(3)  STATEMENT OF CASH FLOWS

    The Company made interest and income tax payments as follows during the three months ended March 31, 1994 and 1993 (in millions of dollars):

                                            1994       1993
                                            ----       ----
Interest payments....................       21.2       21.5
Income tax payments..................        0.8        0.8

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

(4)  INVESTMENT IN HADSON CORPORATION

    The following table summarizes the Company's investment in Hadson Corporation ("Hadson") and the changes in such investment during the three months ended March 31, 1994 (in millions of dollars):

                                           INVESTMENT IN
                                        -------------------
                                        PREFERRED    COMMON
                                          STOCK      STOCK     TOTAL
                                        ---------    ------    -----
Investment at December 31, 1993......      48.7        7.5      56.2
Preferred dividends, paid in-kind....       1.4         --       1.4
Equity in loss attributable to common
  shares.............................        --       (0.6)     (0.6)
                                           ----       ----      ----
Investment at March 31, 1994.........      50.1        6.9      57.0
                                           ====       ====      ====

    The following table summarizes Hadson's results of operations for the three months ended March 31, 1994 (in millions of dollars):

Revenues.............................      193.2
Expenses.............................     (192.8)
                                          ------
Income before income taxes...........        0.4
Income taxes.........................         --
                                          ------
Net income...........................        0.4
Preferred dividend requirement.......       (1.4)
                                          ------
Loss attributable to common
  shares.............................       (1.0)
                                          ======

(5)  COMMITMENTS AND CONTINGENCIES

  NATURAL GAS HEDGING PROGRAM

    In the third quarter of 1992 the Company initiated a hedging program with respect to its sales of natural gas. The Company has used various instruments whereby monthly settlements are based on the differences between the price or range of prices specified in the instruments and the settlement price of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified prices the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. For the three months ended March 31, 1994 and 1993, hedges resulted in a reduction in natural gas revenues of $0.3 million and $0.8 million, respectively.

    The Company has open natural gas hedging contracts covering approximately
6.0 Bcf during the period March through September 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.89 per Mcf. The Company has no other outstanding natural gas hedging instruments.

  ENVIRONMENTAL REGULATION

    Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989, the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be $130.0 million. The Company's share of costs of this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work or final remediation which may be required by the EPA.

    In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the D. L. Mud and Gulf Coast Vacuum Services superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRP's at the site a settlement order pursuant to Section 122 of CERCLA. Earlier, an emergency order pursuant to Section 106 of CERLA was issued on December 11, 1992, for purposes of containment due to the Louisiana rainy season. On December 15, 1993 the Company entered into a sharing agreement with other PRP'S to participate in the final remediation of the Gulf Coast site. The Company's share of the remediation is approximately $600,000 and includes its proportionate share of those PRPs who do not have the financial resources to provide their share of the work at the site. A former site owner has already conducted remedial activities at the D. L. Mud Site under a state agency agreement. The extent, if any, of any further necessary remedial activity at the
D. L. Mud Site has not been finally determined.

    The Company has received a request for information from the EPA regarding the Lee Acres Landfill CERCLA site in New Mexico. The Company advised the EPA that it was not able to locate any information indicating that it had used that facility. The Company is investigating its potential connection, if any, to this facility and is not able to estimate its share of costs, if any, for the site at this time.

    On April 4, 1994, the Company received a request from the EPA for information pursuant to Section 104(a) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California. The Company owned the property on which the site is located from 1921 to 1932. After the Company sold the property, hazardous wastes were allegedly disposed there by a third party who operated a disposal site. The EPA estimates that the total past and future costs for remediation will approximate $9 million. The Company believes that it has valid defenses to liability. While it is still investigating its exposure, if any, for the remedial costs, the Company does not believe that any such costs would be material.

  EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain key employees. The initial term of each agreement expired on December 31, 1990 and, on January 1, 1991 and beginning on each January 1 thereafter, is automatically extended for one-year periods, unless by September 30 of any year the Company gives notice that the agreement will not be extended. The term of the

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

agreements is automatically extended for 24 months following a change of control. The consummation of the merger of Adobe Resources into the Company in 1992 constituted a change of control as defined in the agreements.

In the event that following a change of control employment is terminated for reasons specified in the agreements, the employee would receive: (i) a lump sum payment equal to two years' base salary; (ii) the maximum possible bonus under the terms of the Company's incentive compensation plan; (iii) a lapse of restrictions on any outstanding restricted stock grants and full payout of any outstanding Phantom Units; (iv) cash payment for each outstanding stock option equal to the amount by which the fair market value of the common stock exceeds the exercise price of the option; and, (v) life, disability and health benefits for a period of up to two years. In addition, payments and benefits under certain employment agreements are subject to further limitations based on certain provisions of the Internal Revenue Code.

  OTHER MATTERS

    The Company has several long-term contracts ranging up to fifteen years for the supply and transportation of approximately 30 million cubic feet per day of natural gas. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $10 million per year.

    There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.

NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE                       $100,000,000
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY OF THE
UNDERWRITERS. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE                      SANTA FE ENERGY
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,              RESOURCES, INC.
CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS
OF THE COMPANY SINCE THE DATE
HEREOF. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION
BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS
NOT AUTHORIZED OR IN WHICH THE
PERSON MAKING SUCH OFFER IS NOT
QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO                      % SENIOR SUBORDINATED
MAKE SUCH SOLICITATION.                                DEBENTURES DUE 2004

         -----------------

         TABLE OF CONTENTS

                                          PAGE
                                         ------             (LOGO)
Available Information..................      2
Documents Incorporated by Reference....      2
Certain Definitions....................      2
Prospectus Summary.....................      3
Investment Considerations..............     11
Ratios of Earnings to Fixed Charges....     15
Use of Proceeds........................     15         SALOMON BROTHERS INC
Capitalization.........................     16       DILLON, READ & CO. INC.
Selected Financial and Operating                       LAZARD FRERES & CO.
  Data.................................     17       CHEMICAL SECURITIES INC.
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     19
Business and Properties................     26
Management.............................     44
Description of the Debentures..........     47
Underwriting...........................     68
Validity of the Debentures.............     69
Experts................................     69            PROSPECTUS
Index to Financial Statements..........    F-1        DATED MAY   , 1994

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                                  MAY 17, 1994


PROSPECTUS

10,700,000 DECSSM                                                        (LOGO)
(DIVIDEND ENHANCED CONVERTIBLE STOCKSM--DECSSM)

SANTA FE ENERGY RESOURCES, INC.
$              SERIES A CONVERTIBLE PREFERRED STOCK
(PAR VALUE $0.01 PER SHARE)

(SUBJECT TO CONVERSION INTO OR REDEMPTION FOR SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE)

The DECS offered hereby (the "Offering") are 10,700,000 shares of
$        Series A Convertible Preferred Stock of Santa Fe Energy Resources,
Inc., a Delaware corporation (the "Company"), and are referred to herein as Dividend Enhanced Convertible Stock (the "DECS").

On March 31, 1998 (the "Mandatory Conversion Date"), each of the outstanding DECS will automatically convert into one share of the Company's common stock, par value $0.01 per share (the "Common Stock"), subject to adjustment in certain events, if not previously redeemed by the Company or converted at the option of the holder. The DECS are redeemable, at the option of the Company, in whole or in part, on or after March 31, 1997 (the "Initial Redemption Date"), at a call price payable in shares of Common Stock, and are convertible at the option of
the holder at any time into    shares of Common Stock, in each case as described
below. The number of shares of Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Common Stock at the time of redemption or conversion, all as described herein.

Dividends on the DECS are cumulative at the annual rate of $        per share
and are payable quarterly in arrears on the first day of January, April, July and October, commencing July 1, 1994. Each DECS has a liquidation preference equal to the sum of (i) the per share price to public shown below and (ii) the amount of accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up.

The DECS are not redeemable by the Company prior to the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Company may redeem the outstanding DECS, in whole or in part. Upon any such redemption, each holder of DECS will receive, in exchange for each DECS so redeemed, shares of Common Stock having a Current Market Price equal to the sum of (i) beginning on the Initial Redemption
Date, $        , and declining thereafter on the schedule set forth herein to
$        per share on January 1, 1998 and (ii) all accrued and unpaid dividends thereon (the "Call Price"). See "Description of the DECS."

The DECS are convertible at the option of the holder, at any time prior to the
Mandatory Conversion Date, into    shares of Common Stock for each DECS
(equivalent to a conversion price of $      per share of Common Stock (the
"Conversion Price")), subject to adjustment upon certain events.

The opportunity for equity appreciation afforded by an investment in the DECS is less than the opportunity for equity appreciation afforded by an investment in the Common Stock because the Company may, at its option, redeem the DECS at any time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, and may be expected to do so if, prior to the Mandatory Conversion Date, the current market price of the Common Stock exceeds the Conversion Price. In such event, holders of the DECS will receive less than one share of Common Stock for each DECS. However, because holders of DECS called for redemption will have the option to surrender DECS for conversion at the Conversion Price up to the close of business on the redemption date (and may be expected to do so if the market price of the Common Stock exceeds the Conversion
Price), a holder that elects to convert will receive    shares of Common Stock
for each DECS. Because the price of Common Stock is subject to market fluctuations, the value of the Common Stock received by an owner of DECS upon mandatory conversion of the DECS may be more or less than the amount paid for the DECS offered hereby.

The offering made hereby is part of a refinancing by the Company (the "Refinancing"), consisting of this Offering and a concurrent offering (the "Concurrent Debenture Offering") of $100 million of Senior Subordinated Debentures Due 2004 (the "Debentures"). This Offering is not conditioned on the Concurrent Debenture Offering, and the Concurrent Debenture Offering is not conditioned on this Offering.


The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol SFR. On May 13, 1994, the last reported sale price of the Common Stock on the NYSE was $9 per share. See "Price Range of Common Stock and Dividends."


The DECS have been approved for listing on the NYSE under the symbol SFRPRA.

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS BEFORE DECIDING TO INVEST IN THE DECS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------------------------------
                                                                 PRICE TO               UNDERWRITING         PROCEEDS TO
                                                                PUBLIC(1)                 DISCOUNT          COMPANY(1)(2)
Per DECS.............................................       $                        $                        $
Total(3).............................................    $                        $                        $
- -------------------------------------------------------------------------------------------------------------------------

(1) Plus accrued dividends, if any, from the date of original issuance.
(2) Before deducting expenses payable by the Company estimated to be $500,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to an aggregate of 1,605,000 additional DECS at the Price to Public, less Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, and
    Proceeds to Company will be $        , $        , and $        ,
    respectively. See "Underwriting."

The DECS are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the DECS will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about May   , 1994.

SALOMON BROTHERS INC
                     LAZARD FRERES & CO.
                                                        PAINEWEBBER INCORPORATED
The date of this Prospectus is May   , 1994.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS AND THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock and its Convertible Preferred Stock, Series 7%, are listed for trading on the NYSE. The Company's registration statements, reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994; (iii) the Company's Current Report on Form 8-K dated February 8, 1994; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-7667) filed on February 21, 1990.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be addressed to Mark A. Older, Senior Counsel and Secretary, Santa Fe Energy Resources, Inc., 1616 South Voss Road, Suite 1000, Houston, Texas 77057 (telephone (713) 783 2401).

                              CERTAIN DEFINITIONS

     As used herein, the following terms have the specific meanings set out:
"Bbl" means barrel, "MBbl" means thousand barrels, "MMBbl" means million barrels, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "BOE" means barrel of oil equivalent, "MBOE" means thousand barrels of oil equivalent and "MMBOE" means million barrels of oil equivalent. Natural gas volumes are converted to barrels of oil equivalent using the ratio of 6.0 Mcf of natural gas to 1.0 barrel of crude oil. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the official temperature and pressure bases of the area in which the reserves are located. "Finding cost" refers to a fraction, of which the numerator is equal to the costs incurred by the Company for property acquisition, exploration and development and of which the denominator is equal to proved reserve additions from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates. "Improved recovery," "enhanced oil recovery" and "EOR" include all methods of supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, such as waterfloods, cyclic steam, steam drive and CO2 (carbon dioxide) injection and fireflood projects. "Heavy oil" is low gravity, high viscosity crude oil.

                               PROSPECTUS SUMMARY

     The following information is a summary of the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus and is qualified in its entirety by reference thereto. Unless otherwise indicated or required by the context, references to "Santa Fe" and the "Company" include its consolidated subsidiaries and the information set forth herein assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

GENERAL

     Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") is engaged in the exploration, development and production of oil and natural gas in the continental United States and in certain foreign areas. At December 31, 1993, the Company had estimated worldwide proved reserves of oil and natural gas totaling 292.0 MMBOE (consisting of approximately 248.2 MMBbls of oil and approximately 263.0 Bcf of natural gas), of which approximately 93% were domestic reserves and approximately 7% were foreign reserves. During 1993, the Company's worldwide production aggregated approximately 94.3 MBOE per day, of which approximately 71% was crude oil and approximately 29% was natural gas. A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories. Pursuant to the Company's corporate restructuring program, the Company has focused its activities on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as in Argentina and Indonesia.

     For the five years ended December 31, 1993, the Company has replaced 172% of its production at an average finding cost of $4.80 per BOE. Over the last four years, the Company has increased overall production by increasing production from existing properties and through acquisitions. In addition, the Company has reduced its overall cost structure. For example, over the four-year period ended December 31, 1993, Santa Fe has increased its average daily production from 69.1 MBOE to 94.3 MBOE (including 7.7 MBOE per day in 1993 attributable to production from non-core assets sold pursuant to the corporate restructuring program) and has reduced its average production costs (including related production, severance and ad valorem taxes) from $6.22 per BOE in 1990 to $5.39 per BOE in 1993.

CORPORATE RESTRUCTURING PROGRAM

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program designed to improve its earnings and cash flow while increasing production and replacing reserves in the long-term. The restructuring program is the result of an intensive review of the Company's operations and cost structure and focuses on the concentration of capital spending in the Company's core operating areas and the disposition of non-core assets. The restructuring program also includes an evaluation of the Company's capital and cost structures in an effort to identify and implement ways to increase flexibility and strengthen the Company's financial performance.

     The Company's capital program will be concentrated in its three domestic core areas, as well as in its productive areas in Argentina and Indonesia. In October 1993, Sante Fe announced that its 1994 capital expenditures could increase to up to $240 million. However, as a result of the depressed crude oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage available cash flow in the near term. Based on current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     The non-core asset dispositions identified by the Company's restructuring program included the sale of its natural gas gathering and processing assets for securities as well as the sales of non-core oil and gas properties consisting of approximately 16.7 MMBOE of estimated proved reserves and undeveloped leasehold acreage for approximately $89.3 million. In addition, during the first quarter of 1994, the Company sold its remaining interest in the Santa Fe Energy Trust for $11.3 million and its interest in certain oil and gas properties for $8.3 million. As a result of these transactions, the Company has disposed of substantially all of its inventory of non-core assets.

     Based on a review of its capital structure, the Company determined to proceed with a refinancing of certain of the Company's indebtedness (the "Refinancing") in the belief that it would increase the Company's financial flexibility, strengthen the Company's financial position and permit the Company to pursue aggressively its operating strategy. See "--Financial Strategy." The evaluation of the Company's cost structure resulted in the announcement on April 25, 1994 of the implementation of a cost reduction program designed to reduce the Company's expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Substantially all of this cost reduction program is expected to be implemented by year end 1994.

     As part of its restructuring program the Company adopted the following operating, financial and cost reduction strategies that should position it to continue to efficiently replace its production and increase its reserves even in a low oil price environment.

OPERATING STRATEGY

     Santa Fe's operating strategy is designed to replace reserves and increase its production in a cost effective manner by (i) exploiting its inventory of lower risk, higher return projects in its domestic core areas, (ii) increasing its light crude oil and natural gas reserves and production, and (iii) increasing its international operations.

     Develop Domestic Properties in Core Areas. A principal focus of the Company's corporate restructuring program is the concentration of capital spending in the Company's core domestic areas-- the Permian Basin of Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California. In these areas, the Company has identified a significant number of attractive development opportunities. Selection and timing of projects will depend upon factors such as oil and natural gas prices and availability of funds. In southeastern New Mexico, the Company has targeted for accelerated development a light oil prospect in the Delaware formation and a light oil and gas project in the Cisco-Canyon zone. The Company has conducted extensive operations in these areas and has identified in excess of 150 development well locations and 20 exploratory prospects to be drilled over the next several years. During 1993, several new fields or field additions in the Offshore Gulf of Mexico area were placed on production, and the Company expects to further develop identified prospects in 1994. In the San Joaquin Valley, reservoir engineering studies prepared on behalf of the Company indicate that significant additions to proved reserves can be made through additional EOR and development projects in several of the Company's long-lived fields with well-established production histories.

     Increase Light Crude Oil and Natural Gas. A substantial part of the Company's domestic oil reserves consists of "heavy" oil, which is generally more expensive to produce than, and sells at a significant discount to, lighter crude oils such as the benchmark West Texas Intermediate. See "Investment Considerations--Effects of Heavy Oil Production" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." One of the principal components of the Company's strategy is to reduce the proportion of heavy oil in its reserves by increasing its lighter crude oil and natural gas reserves, primarily through development drilling of its existing project inventory (such as the Permian Basin and offshore Gulf of Mexico, as discussed above) and selective acquisitions. The acquisition of Adobe Resources Corporation ("Adobe")in May 1992 added significantly to the Company's lighter crude oil and natural gas reserves.

     Increase International Operations. The Company is actively engaged in exploration and development activities in two foreign areas, Argentina and Indonesia. The Company believes that it can continue to identify and pursue other projects with the potential for increased reserves and production in these and possibly other foreign areas. Revenues from sales of oil and gas production in these areas have increased from approximately $3.7 million in 1991 to $35.6 million in 1993, with average daily production volumes from these areas increasing from 0.6 MBOE per day in 1991 to 6.5 MBOE per day in 1993. The Company made a significant exploration discovery in 1993--the Sierra Chata natural gas discovery in Argentina. To date, six gross (1.3 net) wells have been drilled with no dry holes. In 1994, the Company plans additional development drilling to further define the limits of the field, and to construct a gas processing plant and a 40-mile pipeline. First sales of production from this discovery are expected in early 1995.

FINANCIAL STRATEGY

     The Company's financial strategy is to provide additional flexibility in the current low oil price environment thereby allowing the Company to further implement its operating strategy. This Offering is part of the Refinancing, consisting of this Offering and the Concurrent Debenture Offering. The net proceeds from the Refinancing will be utilized to repay a portion of the Company's senior indebtedness (on a pro forma basis at March 31, 1994, an aggregate of approximately $180 million of senior indebtedness would be repaid with such net proceeds). See "Use of Proceeds."

     Completion of the Refinancing will extend the average life of the Company's debt from approximately 4.5 years to approximately 7.5 years, reduce the Company's overall leverage and reduce required debt amortization in 1994, 1995 and 1996 to $3.7 million, $5.3 million and $9.6 million, respectively (on a pro forma basis at March 31, 1994). The Refinancing will also provide additional liquidity by increasing the total amount available for borrowing under the Company's existing bank credit facilities and by increasing cash flow in the near term.

COST REDUCTION STRATEGY

     On April 25, 1994, the Company announced the implementation of a major cost reduction program aimed at reducing its expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). The Company intends to reduce its field expenses by approximately $10.0 million, reduce its salaried work force by approximately 20%, significantly improve the efficiency of its information systems activities and substantially reduce other general and administrative costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. The Company recorded a $7.0 million charge during the quarter ended March 31, 1994 in connection with implementation of the cost reduction program.

                               THE DECS OFFERING

Securities Offered............   10,700,000 shares (12,305,000 shares if the Underwriters'
                                 over-allotment option is exercised in full) of Series A
                                 Convertible Preferred Stock, referred to as Dividend
                                 Enhanced Convertible Stock (the "DECS").
Securities....................   The DECS are shares of convertible preferred stock and rank prior to the Common Stock both as to payment of dividends
                                 and distribution of assets upon liquidation. Each
                                 outstanding DECS mandatorily converts into one share of
                                 Common Stock on March 31, 1998 (the "Mandatory Conversion
                                 Date"), and the Company has the option to redeem the shares of DECS, in whole or in part, at any time and from time to time on or after March 31, 1997 (the "Initial Redemption
                                 Date") and prior to the Mandatory Conversion Date at the
                                 Call Price (as defined herein), payable in shares of Common
                                 Stock. In addition, each DECS is convertible into
                                 shares of Common Stock at the option of the holder at any
                                 time prior to the Mandatory Conversion Date as set forth
                                 below.
Dividends.....................   The holders of DECS are entitled to receive, when, as and if dividends are declared by the Board of Directors of the
                                 Company out of funds legally available therefor, cumulative preferential dividends from the issue date of the DECS,
                                 accruing at the rate per share of $       per annum
                                 ($       per quarter) for each DECS, payable quarterly in
                                 arrears on the first day of each January, April, July and
                                 October or, if any such date is not a business day, on the next succeeding business day. The first dividend payment
                                 will be for the

                                 period from the issue date of the DECS to and including June
                                 30, 1994 and will be payable on July 1, 1994. Dividends are payable in cash except in connection with certain
                                 redemptions by the Company. Accumulated and unpaid dividends will not bear interest. See "Description of the
                                 DECS--Dividends."
Mandatory Conversion of
DECS..........................   On the Mandatory Conversion Date, each outstanding DECS will convert (the "Mandatory Conversion") automatically into
                                 shares of Common Stock at the Common Equivalent Rate and the right to receive an amount of cash equal to all accrued and unpaid dividends on such DECS (other than dividends payable to a holder of record on a prior date). The "Common
                                 Equivalent Rate" is initially one share of Common Stock for each DECS, subject to adjustment in the event of certain
                                 stock dividends or distributions, subdivisions, splits,
                                 combinations, issuances of certain rights or warrants or
                                 distributions of certain assets with respect to the Common
                                 Stock. The Mandatory Conversion is, however, subject to the
                                 Company's right to redeem all or a portion of the
                                 outstanding DECS on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, and to the
                                 conversion of the DECS at the option of the holder at any
                                 time prior to the Mandatory Conversion Date. See
                                 "--Description of the DECS--Right to Redeem DECS" and
                                 "Description of the DECS-- Mandatory Conversion of DECS."
                                 Because the price of the Common Stock is subject to market fluctuations, the value of the Common Stock received upon
                                 Mandatory Conversion of the DECS may be more or less than
                                 the amount paid for the DECS offered hereby.
Right to Redeem DECS..........   The DECS are not redeemable by the Company prior to the
                                 Initial Redemption Date. At any time or from time to time on or after the Initial Redemption Date and prior to the
                                 Mandatory Conversion Date, the Company may redeem the
                                 outstanding DECS, in whole or in part. Upon any such
                                 redemption, each holder of DECS will receive, in exchange
                                 for each DECS so called, a number of shares of Common Stock equal to the Call Price of the DECS in effect on the date of redemption divided by the Current Market Price of the Common
                                 Stock determined as of the date which is one trading day
                                 prior to the public announcement of the call for redemption.
                                 The "Call Price" of each DECS is the sum of (i) $       on
                                 and after the Initial Redemption Date through June 30, 1997,
                                 $       on and after July 1, 1997 through September 30,
                                 1997, $       on and after October 1, 1997 through December
                                 31, 1997, $       on and after January 1, 1998 until the
                                 Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon to the date fixed for redemption (other
                                 than dividends payable to a holder of record as of a prior date). The number of shares of Common Stock to be delivered in payment of the applicable Call Price will be based upon the current market price of the Common Stock prior to the
                                 announcement of the redemption, and the market price of the
                                 Common Stock may vary between the date of such determination and the subsequent delivery of such shares. See "Description of the DECS--Right to Redeem DECS."
Conversion at Option of
Holder........................   The DECS are convertible, in whole or in part, at the option of the holder at any time prior to the Mandatory Conversion
                                 Date, unless previously redeemed, into    shares of Common
                                 Stock for each DECS (equivalent to a Conversion Price of
                                 $       per share of Common Stock), subject to adjustment in
                                 the event of certain stock dividends or distributions,
                                 subdivisions, splits, combinations, issuances of certain
                                 rights or warrants or distributions of certain assets with respect to the Common Stock. The right of holders to convert
                                 DECS called for redemption will terminate immediately prior to the close of business on the redemption date. See
                                 "Description of the DECS--Conversion at Option of Holders."
Enhanced Dividend Yield; Less
Equity Appreciation Than
Common Stock..................   No dividends are currently paid on the Common Stock. The
                                 opportunity for equity appreciation afforded by an
                                 investment in the DECS is less than that afforded by an
                                 investment in the Common Stock because the Conversion Price is higher than the per share price to public of the DECS and the Company may, at its option, redeem the DECS at any time on or after the Initial Redemption Date, and prior to the
                                 Mandatory Conversion Date, and may be expected to do so, if, among other circumstances, the applicable Current Market
                                 Price of the Common Stock exceeds the Call Price. In such
                                 event, a holder of a DECS will receive less than one share
                                 of Common Stock, but in no event less than    shares of
                                 Common Stock. A holder may also surrender for conversion any
                                 DECS called for redemption up to the close of business on
                                 the redemption date, and a holder that so elects to convert
                                 will receive    shares of Common Stock per DECS. The value
                                 of Common Stock received by a holder of a DECS may be more or less than the per share amount paid for the DECS offered hereby, due to market fluctuations in the price of Common
                                 Stock. See "Description of the DECS--Mandatory Conversion of
                                 DECS" and "--Right to Redeem DECS."
Liquidation Preference........   The DECS rank senior to the Common Stock upon liquidation
                                 and pari passu with the Company's outstanding shares of
                                 Convertible Preferred Stock, Series 7% (of which 5,000,000 shares are outstanding with a liquidation preference of
                                 $20.00 per share plus accrued and unpaid dividends thereon).
                                 The liquidation preference of each of the DECS will be in an amount equal to the sum of (i) the per share price to the
                                 public shown on the cover page hereof and (ii) all accrued and unpaid dividends thereon to the date of liquidation,
                                 dissolution or winding up.
Voting Rights.................   The holders of DECS shall have the right with the holders of
                                 Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the
                                 stockholders on the basis of 4/5 votes for each DECS held;
                                 the holders of DECS and the holders of Common Stock will
                                 vote together as one class. In addition, (i) whenever
                                 dividends on the DECS shall be in arrears and unpaid in an aggregate amount of dividends payable thereon for four
                                 quarterly dividend periods, the holders of the DECS (voting separately as a class with holders of shares of Convertible
                                 Preferred Stock, Series 7%, and shares of all other series of Preferred Stock, if any, upon which like voting rights
                                 have been conferred and are exercisable) will be entitled to vote for the election of two directors of the Company, such directors to be in addition to the number of directors
                                 constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of the DECS will have voting rights with respect to certain alterations of
                                 the Company's Restated Certificate of Incorporation. See
                                 "Description of the DECS --Voting Rights."
Use of Proceeds...............   The net proceeds to the Company from the sale of the DECS
                                 offered hereby are estimated to be $91.6 million. Such net proceeds will be used to repay certain of the Company's
                                 senior indebtedness. See "Use of Proceeds."
Listing.......................   The DECS have been approved for listing on the NYSE under
                                 the symbol SFRPRA.

                         SUMMARY FINANCIAL INFORMATION

     The following table presents summary historical financial information for the periods presented and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table also presents summary pro forma financial information as of and for the year ended December 31, 1993 and the three months ended March 31, 1994 after giving effect to the consummation of this Offering and the Concurrent Debenture Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The summary pro forma financial information and the summary historical financial information as of and for the three months ended March 31, 1993 and 1994 is unaudited.


                                   PRO FORMA(A)            THREE MONTHS
                               ---------------------      ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                               1ST QTR        1993      -------------------   --------------------------------------------------
                                 1994         YEAR        1994       1993       1993        1992      1991      1990      1989
                               --------     --------    --------   --------   --------    --------   -------   -------   -------
                               (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues.................... $   90.3     $  436.9    $   90.3   $  115.3   $  436.9    $  427.5   $ 379.8   $ 382.9   $ 322.9
  Production and operating
    expenses..................     40.6        163.8        40.6       42.7      163.8       153.4     134.6     135.5     107.1
  Exploration expenses........      5.0         31.0         5.0        7.1       31.0        25.5      18.7      21.0      19.4
  General and
    administrative............      7.6         32.3         7.6        7.0       32.3        30.9      27.8      25.6      28.6
  Depreciation, depletion and
    amortization..............     32.1        152.7        32.1       37.6      152.7       146.3     106.6     105.2      99.4
  Impairment of oil and gas
    properties................       --         99.3(b)       --         --       99.3(b)       --        --       1.4       1.1
  Restructuring charges.......      7.0(c)      38.6(c)      7.0(c)       --      38.6(c)       --        --        --        --
  Income (loss) from
    operations................       --       (113.0)         --       12.0     (113.0)       57.5      64.4      69.4      45.5
  Interest expense(d).........      9.1         40.7        10.3       13.7       45.8        55.6      47.3      57.1      30.5
  Net income (loss)...........     (1.8)       (73.9)       (2.5)      (0.4)     (77.1)       (1.4)     18.5      17.0      49.8
  Earnings (Loss) to Common
    Stock.....................     (5.2)       (87.3)       (4.3)      (2.2)     (84.1)       (5.7)     18.5      17.0      49.8
  Earnings (loss) per share of
    Common Stock.............. $  (0.06)    $  (0.97)   $  (0.05)  $  (0.02)  $  (0.94)   $  (0.07)  $  0.29   $  0.28        --
CASH FLOW DATA:
  Net cash provided by
    operating activities...... $    4.6     $  154.3    $   14.3   $   41.6   $  160.2    $  141.5   $ 128.4   $ 144.1   $ 173.1
  Capital expenditures........     30.5        127.0        30.5       30.0      127.0        76.8     108.1     117.0      93.7
  Preferred dividends.........      3.4         13.4         1.8        1.8        7.0         2.6        --        --        --
  Common stock dividends(e)...       --         14.3          --        3.5       14.3        12.3      10.2       5.1        --


BALANCE SHEET DATA (AT END OF
  PERIOD):
  Properties and equipment,
    net....................... $  818.2     $  832.7    $  818.2   $1,076.5   $  832.7    $1,101.8   $ 797.4   $ 745.0   $ 747.6
  Total assets................  1,044.5      1,079.0     1,042.2    1,278.9    1,076.9     1,337.2     911.9     911.1     881.8
  Long-term debt..............    362.7        365.9       403.5      459.0      405.4       492.8     440.8     417.2     124.7
  Convertible Preferred Stock,
    Series 7%.................     80.0         80.0        80.0       80.0       80.0        80.0        --        --        --
  Shareholders' equity........    411.9        414.8       320.7      412.8      323.6       416.6     225.1     215.8     228.1
OTHER DATA:
  EBITDA (in millions)(f)..... $   24.4     $  174.9    $   24.4   $   51.7   $  174.9    $  183.6   $ 173.3   $ 186.1   $ 153.8
  EBITDA/Interest expense.....      2.7x         4.3x        2.4x       3.8x       3.8x        3.3x      3.7x      3.3x      5.0x
  EBITDA/Preferred dividends
    and
    interest expense..........      2.0x         3.2x        2.0x       3.3x       3.3x        3.1x      3.7x      3.3x      5.0x
  Ratio of earnings to
    combined fixed charges and
    preferred dividends(g)....       (h)          (h)         (h)        (h)        (h)         (h)      1.5x      1.3x      2.2x

                                                   (See notes on following page)

- ---------------

(a) Pro forma for the consummation of this Offering and the Concurrent Debenture Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." Assumes 10,700,000 DECS are sold at a price of
    $8 7/8 per share.

(b) Reflects a non-cash charge of $99.3 million for the impairment of oil and gas properties recorded as of December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) Reflects non-cash, non-recurring charges relating to implementation of the Company's restructuring program of (a) $38.6 million recorded in 1993, comprised of (i) losses on property dispositions of $27.8 million; (ii) long-term debt prepayment penalties of $8.6 million; and (iii) accruals for certain personnel benefits and related costs of $2.2 million and (b) $7.0 million recorded in the first quarter of 1994 comprised of severance, benefits and relocation expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(d) Includes capitalized interest of $4.3 million, $4.9 million, $7.7 million, $10.6 million and $13.8 million for the years 1993, 1992, 1991, 1990 and 1989, respectively, and $0.9 million and $1.1 million for the three months ended March 31, 1994 and 1993, respectively.

(e) Represents dividends paid subsequent to the Company's initial public offering in March 1990. Prior to such time, the Company was a wholly owned subsidiary of the Santa Fe Pacific Corporation, and dividends paid to its parent are not considered relevant in the context of its dividend policy subsequent to the initial public offering. As part of the Company's 1993 restructuring program, in October 1993, the Company eliminated its $0.04 per share quarterly dividend on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(f) EBITDA is presented because it is a widely accepted financial indication of a company's ability to service and incur debt and preferred stock dividends. EBITDA is defined as income before taxes, interest expense (including capitalized interest but excluding long-term debt prepayment penalties), depletion, depreciation, amortization and other non-cash charges. EBITDA should not be considered by an investor as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA for the Company largely results from sales of oil and gas produced from the Company's properties, which production, if not replaced, will result in depletion of the Company's assets and a reduction of the Company's ability to service and incur debt at constant or reducing prices. The calculation of EBITDA for 1993 reflects an average sales price (unhedged) by the Company of $12.93 per barrel of oil. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout 1994, the Company's EBITDA for 1994 will be significantly lower than that for 1993.

(g) For the purpose of calculating such ratios, (i) earnings consist of income
     (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the amount of pre-tax earnings required to cover preferred stock dividend requirements.

(h) Earnings for the three months ended March 31, 1994 and 1993 and the years ended December 31, 1993 and 1992 were insufficient to cover combined fixed charges and preferred dividends by $12.2 million, $3.7 million, $166.0 million and $12.8 million, respectively. Pro forma earnings for the three months ended March 31, 1994 and the year ended December 31, 1993, after giving effect to the consummation of this Offering and the Concurrent DECS Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," would have been insufficient to cover fixed charges by $13.6 million and $171.4 million, respectively.

                             SUMMARY OPERATING DATA

                                         THREE MONTHS
                                       ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                      ------------------    ----------------------------------------------------
                                       1994       1993       1993       1992        1991       1990       1989
                                      -------    -------    -------    -------     -------    -------    -------
Production of oil (MBbls per
  day)(a)............................    66.0(d)    67.3(d)    66.7(d)    62.5        55.5       52.0       50.7
Production of natural gas (MMcf per
  day)(a)............................   155.5(d)   177.8(d)   165.4(d)   126.3        95.2      102.5       81.6
Production of oil equivalent
  (MBOE per day)(a)..................    91.9(d)    96.9(d)    94.3(d)    83.6        71.4       69.1       64.3
Average sales price:
    Oil (per Bbl).................... $ 10.00    $ 13.73    $ 12.93    $ 14.54     $ 14.09    $ 17.90    $ 14.11
    Natural gas (per Mcf)............ $  2.10    $  1.96    $  2.03    $  1.71     $  1.49    $  1.57    $  1.72
Production costs (including related
  production, severance and ad
  valorem taxes) per BOE............. $  5.59    $  5.53    $  5.39    $  5.66     $  6.06    $  6.22    $  5.69
Five-year average finding cost per
  BOE(b).............................                       $  4.80    $  4.05     $  3.66    $  3.73    $  4.31
Annual reserve replacement
  ratio(c)...........................                           121%       262%        127%       108%       251%
Estimated reserve life(in years).....                           8.5(d)     9.9         9.9       10.0       10.7

- ---------------

(a) Includes production attributable to certain net profits interests sold by the Company to unaffiliated persons, which interests burden the Company's working or royalty interests held in certain properties.

(b) Reflects the average finding cost per BOE during the five years ended December 31 as of the year reflected in the column.

(c) The annual reserve replacement ratio is a fraction, of which the numerator is the estimated number of reserves added during a year through additions of estimated proved reserves from exploratory and development drilling, acquisitions of proved properties and revisions of previous estimates, excluding property sales, and of which the denominator is the oil and natural gas produced during that year.

(d) Includes production attributable to the properties sold to Vintage Petroleum, Inc. ("Vintage") (closed in November 1993) and Bridge Oil (U.S.A.) Inc. ("Bridge") (closed in April 1994). Production attributable to such properties during the year ended December 31, 1993 totaled approximately 4.1 MBbls of oil and 21.7 MMcf of natural gas per day (7.7 MBOE per day). Production during the three months ended March 31, 1993 attributable to the properties sold to Vintage totaled approximately 3.2 MBbls of oil per day and approximately 7.0 MMcf of natural gas per day (4.4 MBOE per day). Production during the three months ended March 31, 1993 and 1994 attributable to the properties sold to Bridge totaled approximately
     1.4 MBbls of oil per day and approximately 14.6 MMcf of natural gas per day (3.8 MBOE per day), and approximately 1.3 MBbls of oil per day and approximately 13.5 MMcf of natural gas per day (3.6 MBOE per day), respectively.

                    SUMMARY OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information with respect to the Company's proved oil and gas reserves as of the dates indicated. For additional information relating to reserves, see "Business and Properties--Reserves."

                                                   NET PROVED RESERVES AS OF DECEMBER 31,(A)
                                          ------------------------------------------------------------
                                           1993(B)        1992        1991         1990         1989
                                          ----------     -------     -------     --------     --------
Crude oil, condensate and natural gas
  liquids (MMBbls)....................        248.2        255.1       229.2        222.3        219.8
Natural gas (Bcf).....................        263.0        277.5       170.8        185.9        188.0
Proved reserves (MMBOE)...............        292.0        301.5       257.7        253.3        251.1
Proved developed reserves (MMBOE).....        225.5        248.4       210.3        205.0        204.0
Present value pre-tax future net cash
  flows (in millions)(c)..............     $  567.8      $ 915.2     $ 602.6     $1,231.4     $1,090.1

- ---------------

(a) Includes estimated proved reserves attributable to certain net profits interests sold by the Company to unaffiliated persons, which interests burden the Company's working or royalty interests held in certain properties.

(b) The estimates set forth in this table for 1993 give effect to the sale by the Company of approximately 8.0 MMBOE of proved reserves to Bridge, which sale closed in April 1994.

(c) Represents the present value (discounted at 10%) of the future net cash flows estimated to result from production of the Company's estimated proved reserves using estimated sales prices and estimates of production costs, ad valorem and production taxes and future development costs necessary to produce such reserves. The sales prices used in the determination of proved reserves and of estimated future net cash flows are based on the prices in effect at year end, and for 1993 averaged $9.27 per barrel for oil and $2.17 per Mcf for natural gas. The average sales prices (unhedged) realized by the Company for its production during 1993 was $12.93 per barrel for oil and $2.03 per Mcf for natural gas. The average sales prices (unhedged) realized by the Company for its production during the three months ended March 31, 1994 were $10.00 per barrel of oil and $2.10 per Mcf of natural gas.

                           INVESTMENT CONSIDERATIONS

     Before deciding to invest in the shares of DECS offered hereby, prospective investors should carefully consider all of the information contained in this Prospectus, and in particular the investment considerations described in the following paragraphs.

LIMITED OPPORTUNITY FOR EQUITY APPRECIATION; RISK OF DECLINE IN EQUITY VALUE

     The opportunity for equity appreciation afforded by an investment in the DECS is less substantial than the opportunity for equity appreciation afforded by an investment in the Common Stock, in part because the Conversion Price exceeds the initial price to public per DECS. In addition, the Company may, at its option, redeem the DECS at any time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, and may be expected to do so if the Current Market Price of the Common Stock exceeds the Call Price. In such event, holders of the DECS will receive less than one share of Common Stock for each DECS. However, because the holders of DECS called for redemption will have the option to surrender DECS for conversion prior to the close of business on the
redemption date, a holder that elects to convert will receive      of a share of
Common Stock for each DECS. If the Company elects to redeem the DECS, in whole or in part, or the DECS are converted into Common Stock on the Mandatory Conversion Date, the equity appreciation, exclusive of accrued and unpaid dividends, realized on an investment in the DECS will, for any owner of DECS so redeemed or converted, be limited to the excess, if any, of (i) the value of the Common Stock received for the DECS so redeemed or converted, over (ii) the price paid by such owner for such DECS. Because the number of shares of Common Stock to be delivered in payment of the Call Price will be determined on the basis of the market price of the Common Stock prior to the announcement of the call, the value per share of the shares of Common Stock to be delivered may be more or less than the Call Price on the date of delivery.

     As a result of these provisions, holders of DECS would be expected to realize no equity appreciation if the market price of one share of Common Stock is equal to or below the Conversion Price, and less than all of such appreciation if the market price of one share of Common Stock is above the Conversion Price. Holders of DECS will realize the entire decline in equity value if the market price of the Common Stock at the time of conversion is less than the price paid for a DECS.

EFFECTS OF REDEMPTION PRIOR TO MANDATORY CONVERSION

     At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Company may redeem the outstanding DECS, in whole or in part. Upon redemption, holders of DECS will receive a number of shares of Common Stock equal to the Call Price of the DECS in effect on the date of redemption divided by the Current Market Price of the Common Stock determined as of the date which is the trading day prior to the public announcement of the call for redemption. The Company may be expected to exercise such right at a time when the holders of DECS would receive less than one share of Common Stock per DECS (that is, when the market price of the Common Stock exceeds the Call Price), although the right of such holders to surrender DECS for conversion prior to the close of business on the redemption date serves to assure holders exercising such right that they will receive no less than of a share of Common Stock for each DECS. The Call Price of each DECS is
the sum of (i) $     on and after the Initial Redemption Date through June 30,
1997, $     on and after July 1, 1997 through September 30, 1997, $     on and
after October 1, 1997 through December 31, 1997, and $     on and after January
1, 1998 until the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon to the date fixed for redemption (other than dividends payable to a holder of record as of a prior date). Dividends will cease to accrue on DECS on the date fixed for their redemption.

SUBSTANTIAL LEVERAGE

     The Company is, and after the Refinancing will continue to be, highly leveraged. At March 31, 1994, the Company had total indebtedness of $446.4 million and shareholders' equity of $320.7 million. After giving effect to the Offering, the Concurrent Debenture Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company would have had, on a pro forma basis at March 31, 1994, total indebtedness of $366.4 million and shareholders' equity of $411.9 million. If this Offering is completed but the Concurrent Debenture Offering is not consummated, the Company's pro forma total indebtedness and shareholders' equity at March 31, 1994 would have been $357.3 million and $412.2 million, respectively. The Company's high degree of leverage will have important consequences to holders of the DECS, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures and other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (iv) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EFFECTS OF CHANGING PRODUCT PRICES

     The Company's profitability is determined in large part by the difference between the prices received for the oil and natural gas that it produces and the costs of finding and producing such resources. Prices for oil and gas have been subject to wide fluctuations, which continue to reflect imbalances in supply and demand as well as other market conditions and the world political situation as it affects OPEC, the Middle East (including the current embargo of Iraqi crude oil from worldwide markets) and other producing countries. Moreover, the price of oil and natural gas may be affected by the price and availability of alternative sources of energy, weather conditions and the general state of the economy. Even relatively modest changes in oil and gas prices may significantly change the Company's revenues, results of operations, cash flows and proved reserves. Since the Company is primarily an oil producer, a change in the price paid for its oil production more significantly affects its results of operations than a change in natural gas prices. For example, the Company estimates that a change of $1.00 per barrel in its average realized oil price would have resulted in a change of $21.6 million in its 1993 operating income and $16.2 million in its 1993 cash flow from operating activities, based on its 1993 operating results. The foregoing estimates do not give effect to changes in any other factors, such as the effect of the Company's hedging program or depreciation and depletion, that would result from a change in oil prices. In recent months, spot oil prices have reached their lowest levels in over five years, and no assurance can be given that oil prices will not remain at these levels for the foreseeable future or decline further.

     The Company's cash flow from operating activities is a function of the volumes of oil and gas produced from the Company's properties and the sales prices realized therefor. Crude oil and natural gas are depleting assets. Therefore, unless the Company replaces over the long term the oil and natural gas produced from the Company's properties, the Company's assets will be depleted over time and its ability to service and incur debt at constant or declining prices will be reduced. The Company's cash flow from operations for 1993 reflects an average sales price (unhedged) for the Company's 1993 oil production of $12.93 per barrel. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout 1994, the Company's cash flow from operating activities for 1994 will be significantly lower than that for 1993.

EFFECTS OF HEAVY OIL PRODUCTION

     A substantial portion of the Company's oil production consists of heavy oil produced from the Midway-Sunset Field. The market for such heavy crude oil production differs substantially from the remainder of the domestic crude oil market, due principally to the higher transportation and refining costs associated with heavy crude. As a result, the profit margin realized from the sale of heavy oil is generally lower than that realized from the sale of light oil, because the costs to produce heavy oil are generally higher, and the price paid for heavy crude oil is generally lower, than the price paid for light crudes. Furthermore, there is currently an oversupply of crude oil in the California market that has had an adverse effect on the prices paid for crude oil in that market. See "Business and Properties--Current Markets for Oil and Gas."

DIVIDEND RIGHTS AND RESTRICTIONS ON PAYMENT OF DIVIDENDS

     Holders of the DECS will be entitled to receive cumulative preferential dividends in the amount specified on the cover page of this Prospectus when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. Certain of the Company's credit agreements, however, restrict the payment of dividends to the holders of the Company's capital stock, including the DECS. For a description of the aggregate amount that the Company could pay as a dividend on its capital stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the terms of the Convertible Preferred Stock, Series 7%, restrict, and the terms of the DECS will restrict, any dividend payment by the Company to holders of Common Stock unless all dividends on the Convertible Preferred Stock, Series 7%, and the DECS for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart. As discussed in "Business and Properties--Corporate Restructuring Program," the Company has eliminated the payment of its $0.04 per share quarterly dividend on its Common Stock. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of the Company's Board of Directors and will depend on dividend requirements with respect to the Company's Convertible Preferred Stock, Series 7%, and, assuming consummation of this Offering, the DECS, the Company's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions in its financing agreements, its future business prospects and other matters as the Company's Board of Directors deems relevant. Pro forma for this Offering and the Concurrent Debenture Offering, at March 31, 1994 the Company would have had the capacity to pay dividends of up to $110.0 million in the aggregate on capital stock, including its Convertible Preferred Stock, Series 7%, and the DECS. However, pursuant to the terms of the Debentures, and upon completion of this Offering and the Concurrent Debenture Offering, at March 31, 1994 the Company would have had the ability to pay only up to $50.0 million on its Common Stock. The amount permitted under the Debentures to be used to pay dividends will vary over time depending, among other things, on the Company's earnings and any issuances of capital stock. The Debentures will not restrict the Company from paying preferred dividends on the Convertible Preferred Stock, Series 7%, or the DECS; however, payment of such preferred dividends will reduce the Company's capacity under the Debentures to pay Common Stock dividends.

POSSIBLE IMPAIRMENT OF OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Under this method, costs (both tangible and intangible) of productive wells and development dry holes, as well as the costs of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not result in proved reserves are expensed upon the determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

     The Company periodically reviews individual proved properties to determine if the carrying value of the field as reflected in its accounting records exceeds the estimated undiscounted future net revenues from proved oil and gas reserves attributable to the field. Based on this review and the continuing evaluation of development plans, economics and other factors, if appropriate, the Company records impairments (additional depletion and depreciation) to the extent that the carrying value exceeds the estimated undiscounted future net revenues. Such impairments constitute a charge to earnings which does not impact the Company's cash flow from operating activities. However, such writedowns impact the amount of the Company's stockholders' equity and, therefore, the ratio of debt-to-equity. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed. In 1993, the Company recorded impairments of $99.3 million. No assurance can be given that the Company will not experience additional impairments in the future.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     The Company's activities are subject to various federal, state and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and gas exploration, development, production and EOR operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and waste therefrom are subject to stringent environmental regulation by governmental authorities. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities.

     The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future. Although the Company believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. See "Business and Properties--Other Business Matters--Environmental Regulation."

UNCERTAINTIES IN ESTIMATES OF PROVED RESERVES

     Proved reserves of crude oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. All reserve estimates are to some degree speculative and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment and the assumptions used regarding prices for crude oil, natural gas liquids and natural gas. Results of drilling, testing and production and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may require substantial upward or downward revisions. Although a substantial portion of the Company's proved oil reserves is in long-lived fields with well-established production histories where EOR and other development projects are employed to produce such reserves, the external factors discussed above will directly affect the Company's determination to proceed with any of such projects and, therefore, the quantity of reserves in these fields classified as proved. The reserve estimates included and incorporated by reference in this Prospectus were prepared as of December 31, 1993 and could be materially different from the quantities of crude oil, natural gas liquids and natural gas that ultimately will be recovered from the Company's properties.

     In addition, actual future net cash flows from production of the Company's reserves will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

INDUSTRY CONSIDERATIONS

     The Company's business is the exploration for, and the development and production of, oil and natural gas. Exploration for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In addition, there is strong competition relating to all aspects of the oil and gas industry, and in particular in the exploration and development of new oil and gas reserves. The Company must compete with a substantial number of other oil and natural gas companies, many of which have significantly greater financial resources.

     All of the Company's oil and gas activities are subject to the risks normally incident to exploration for and production of oil and gas, including blowouts, cratering, spillage and fires, each of which could result in damage to life and property. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. In accordance with customary industry practices, the Company carries insurance against some, but not all, of the risks associated with the Company's business. Losses and liabilities arising from such events would reduce revenues and increase costs to the Company to the extent not covered by insurance.

     Another risk inherent in the oil and gas industry is the risk that a well will be a dry hole or a marginal producer that will not, in either case, repay the entire cost of drilling, testing, completing and equipping the well. There can be no assurance, therefore, that the Company's future exploration and development wells will be financially successful.

INTERNATIONAL OPERATIONS

     Foreign properties, operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

ABSENCE OF A PREVIOUS MARKET FOR THE DECS

     The DECS are a new issue of securities with no established trading market. The DECS have been approved for listing on the NYSE, but no assurance can be given as to the development or liquidity of any trading market in the DECS. If an active market does not develop, the market price and liquidity of the DECS may be adversely affected.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

                                        THREE MONTHS
                                           ENDED
                                         MARCH 31,                    YEAR ENDED DECEMBER 31,
                                       --------------      --------------------------------------------
                                       1994      1993      1993      1992      1991      1990      1989
                                       ----      ----      ----      ----      ----      ----      ----
Earnings to Fixed Charges.........     (a)       (a)       (a)       (a)       1.5x      1.3x      2.2x
Earnings to Combined Fixed Charges
  and Preferred Stock Dividends...     (b)       (b)       (b)       (b)       1.5x      1.3x      2.2x

- ---------------

(a) Earnings during the three months ended March 31, 1994 and 1993 and the years 1993 and 1992 were insufficient to cover fixed charges (excluding dividends on preferred stock) by $9.2 million, $0.7 million, $154.5 million and $5.8 million, respectively.

(b) Earnings during the three months ended March 31, 1994 and 1993 and the years 1993 and 1992 were insufficient to cover combined fixed charges and preferred stock dividends by $12.2 million, $3.7 million, $166.0 million and $12.8 million, respectively.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the DECS offered hereby are estimated to be approximately $91.6 million. Such net proceeds will be used
(i) to repay the floating rate debt borrowed under the Company's Amended and Restated Revolving Credit Agreement ("Bank Facility"), the balance of which was $30.0 million at May 11, 1994 and which currently bears interest at 5.5% per year; (ii) to repay approximately $30.0 million principal amount of debt previously incurred by Santa Fe Energy Operating Partners, L.P. (the "Operating Partnership") (plus a prepayment penalty equal to approximately $2.5 million), with a current interest rate of 8.3% per year, $6.0 million of which matures in 1994 and $8.0 million of which is scheduled to mature during each of the succeeding three years; (iii) to repay approximately $12.3 million principal amount of debt of Mission Resources, Inc. assumed by the Company in connection with a property acquisition, with a current interest rate of 9.0% and a scheduled maturity in 1995; and (iv) the balance, if any, will be used for working capital purposes. If the Concurrent Debenture Offering is consummated, the net proceeds (estimated to be approximately $97.0 million) from that offering will be used (i) to prepay $65.0 million principal amount of the Company's Senior Notes with scheduled maturities in 1995 (Series C, $30.0 million) and 1996 (Series D, $35.0 million), together with prepayment penalties aggregating approximately $6.1 million; (ii) to repay any additional debt under the Bank Facility; and (iii) the balance, if any, will be used for working capital purposes. The Senior Notes (Series C) bear interest at 10.04% per year and the Senior Notes (Series D) bear interest at 10.14% per year.

     After the application of the net proceeds from this Offering and the Concurrent Debenture Offering, the Company will have approximately $245.0 million principal amount of Senior Notes outstanding, none of which matures before 1996.

                                 CAPITALIZATION

     The following table sets forth the Company's consolidated capitalization at March 31, 1994 on an historical basis and as adjusted as indicated below. See "Use of Proceeds."

                                                                    MARCH 31, 1994
                                                     ---------------------------------------------
                                                                             AS ADJUSTED
                                                                   -------------------------------
                                                                                       DECS AND
                                                      ACTUAL       DECS ONLY(a)      DEBENTURES(b)
                                                     --------      ------------      -------------
                                                                     (IN MILLIONS)
SHORT-TERM DEBT:
  Current portion of long-term debt.............     $   42.9        $   33.7          $     3.7
                                                     --------      ------------      -------------
                                                     --------      ------------      -------------
LONG-TERM DEBT:
  Senior notes..................................        280.0           280.0              245.0
  Revolving and term credit agreement...........         79.0            32.2                6.3
  Notes payable to bank.........................         11.4            11.4               11.4
  Term loan.....................................         11.1              --                 --
  Partnership credit agreement..................         22.0              --                 --
  Senior subordinated debentures................           --              --              100.0
                                                     --------      ------------      -------------
     Total long-term debt.......................        403.5           323.6              362.7
                                                     --------      ------------      -------------
CONVERTIBLE PREFERRED STOCK, SERIES 7%:.........         80.0            80.0               80.0
                                                     --------      ------------      -------------
SHAREHOLDERS' EQUITY:
  DECS..........................................           --            91.6               91.6
  Common stock..................................          0.9             0.9                0.9
  Paid-in capital...............................        498.3           498.3              498.3
  Accumulated deficit...........................       (178.1)         (178.2)            (178.5)
  Other.........................................         (0.4)           (0.4)              (0.4)
                                                     --------      ------------      -------------
     Total shareholders' equity.................        320.7           412.2              411.9
                                                     --------      ------------      -------------
       Total capitalization.....................     $  804.2        $  815.8          $   854.6
                                                     --------      ------------      -------------
                                                     --------      ------------      -------------

- ---------------

(a) Pro forma for the issuance of the DECS only. Assumes 10,700,000 DECS are sold at a price of $8 7/8 per share. Net proceeds from the Offering will be applied to prepay approximately $46.8 million of floating rate debt borrowed under the Bank Facility, approximately $30.0 million of debt incurred by the Operating Partnership and approximately $12.3 million of debt assumed by the Company in connection with a property acquisition, in each case on a pro forma basis at March 31, 1994.

(b) Pro forma for the issuance of both the DECS and the Debentures and the application of the net proceeds therefrom (estimated to be $188.6 million) as described in "Use of Proceeds." Assumes 10,700,000 DECS are sold at a price of $8 7/8 per share.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is listed on the NYSE and trades under the symbol SFR. The following table sets forth information as to the high and low closing prices per share of the Common Stock as reported by the NYSE and cash dividends paid per share for each calendar quarter in 1992 and 1993 and the first quarter and second quarter of 1994.


                                                                                           CASH
                                                                    LOW       HIGH       DIVIDENDS
                                                                    ----     ------      ---------
1992
  1st Quarter.................................................     $7        $ 9 3/8       $0.04
  2nd Quarter.................................................      7 7/8      9 3/4        0.04
  3rd Quarter.................................................      7 7/8      9 7/8        0.04
  4th Quarter.................................................      7 3/4      9 7/8        0.04
1993
  1st Quarter.................................................     $7 3/4    $11           $0.04
  2nd Quarter.................................................      9 5/8     11 1/8        0.04
  3rd Quarter.................................................      9 1/8     10 5/8        0.04
  4th Quarter.................................................      8 3/8     10 7/8         (a)
1994
  1st Quarter.................................................     $8 1/2    $ 9 7/8         (a)
  2nd Quarter (through May 13)(b).............................     $7 5/8    $ 9 1/8         (a)


- ---------------

(a) As discussed in "Business and Properties--Corporate Restructuring Program," the Company has eliminated the payment of its $0.04 per share quarterly dividend on its Common Stock. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of the Company's Board of Directors and will depend on dividend requirements with respect to the Company's Convertible Preferred Stock, Series 7%, and, assuming consummation of this Offering, the DECS, the Company's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions in its financing agreements, its future business prospects and other matters as the Company's Board of Directors deems relevant. For a discussion of certain restrictions on the Company's ability to pay dividends, see "Description of Capital Stock--Common Stock."

(b) See the cover page of this Prospectus for a recent closing price of the Common Stock on the NYSE.

     At March 14, 1994, there were 89,936,650 shares of Common Stock issued and outstanding held by approximately 57,755 shareholders of record.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following data for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 has been derived from the Company's consolidated financial statements audited by Price Waterhouse, independent accountants. This selected historical financial data should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto. The Company's consolidated balance sheets at December 31, 1992 and 1993 and the related consolidated statements of operations, of cash flows and of shareholders' equity for the three years ended December 31, 1993 are included elsewhere in this Prospectus. The data for the three months ended March 31, 1993 and 1994 has been derived from the unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                        THREE MONTHS
                                                      ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                    --------------------    -----------------------------------------------------
                                                      1994        1993        1993      1992(a)      1991       1990       1989
                                                    --------    --------    --------    --------    -------    -------    -------
                                                                           (IN MILLIONS, EXCEPT AS NOTED)
 INCOME STATEMENT DATA:
   Revenues......................................   $   90.3    $  115.3    $  436.9    $  427.5    $ 379.8    $ 382.9    $ 322.9
                                                    --------    --------    --------    --------    -------    -------    -------
   Operating expenses
     Production and operating....................       40.6        42.7       163.8       153.4      134.6      135.5      107.1
     Oil and gas system and pipelines............         --         1.1         4.2         3.2         --         --         --
     Exploration, including dry hole costs.......        5.0         7.1        31.0        25.5       18.7       21.0       19.4
     Depletion, depreciation and amortization....       32.1        37.6       152.7       146.3      106.6      105.2       99.4
     Impairment of oil and gas properties(b).....         --          --        99.3          --         --        1.4        1.1
     General and administrative..................        7.6         7.0        32.3        30.9       27.8       25.6       28.6
     Taxes (other than income)...................        7.4         7.1        27.3        24.3       27.2       22.0       22.3
     Restructuring charges (c)...................        7.0          --        38.6          --         --         --         --
     Loss (gain) on disposition of oil and gas
       properties................................       (9.4)        0.7         0.7       (13.6)       0.5        2.8       (0.5)
                                                    --------    --------    --------    --------    -------    -------    -------
   Total operating expenses......................       90.3       103.3       549.9       370.0      315.4      313.5      277.4
                                                    --------    --------    --------    --------    -------    -------    -------
   Operating income (loss).......................         --        12.0      (113.0)       57.5       64.4       69.4       45.5
   Other income (expense)........................        0.9        (0.2)       (4.8)      (10.0)       5.6       (0.3)      18.2
   Interest income...............................        0.2         1.2         9.1         2.3        2.3        5.2        4.3
   Interest expense..............................      (10.3)      (13.7)      (45.8)      (55.6)     (47.3)     (57.1)     (30.5)
   Interest capitalized..........................        0.9         1.1         4.3         4.9        7.7       10.6       13.8
                                                    --------    --------    --------    --------    -------    -------    -------
   Income (loss) before income taxes and
     cumulative effect of accounting charge......       (8.3)        0.4      (150.2)       (0.9)      32.7       27.8       51.3
   Income taxes benefit (expense)................        5.8        (0.8)       73.1        (0.5)     (14.2)     (10.8)     (26.0)
                                                    --------    --------    --------    --------    -------    -------    -------
   Income (loss) before cumulative effect of
     accounting change...........................       (2.5)       (0.4)      (77.1)       (1.4)      18.5       17.0       25.3
   Cumulative effect of accounting change........         --          --          --          --         --         --       24.5
                                                    --------    --------    --------    --------    -------    -------    -------
   Net income (loss).............................       (2.5)       (0.4)      (77.1)       (1.4)      18.5       17.0       49.8
   Preferred dividend requirement................       (1.8)       (1.8)       (7.0)       (4.3)        --         --         --
                                                    --------    --------    --------    --------    -------    -------    -------
   Earnings (loss) attributable to Common
     Stock.......................................   $   (4.3)   $   (2.2)   $  (84.1)   $   (5.7)   $  18.5    $  17.0    $  49.8
                                                    --------    --------    --------    --------    -------    -------    -------
                                                    --------    --------    --------    --------    -------    -------    -------
   Per share data (in dollars):
     Income (loss) before cumulative effect of
       accounting change.........................   $  (0.05)   $   (0.2)   $  (0.94)   $  (0.07)   $  0.29    $  0.28    $  0.48
     Cumulative effect of change in accounting
       for income taxes..........................         --          --          --          --         --         --       0.47
     Earnings (loss) to Common Stock.............      (0.05)      (0.02)      (0.94)      (0.07)      0.29       0.28       0.95
   Weighted average number of shares
     outstanding.................................       89.9        89.6        89.7        79.0       63.8       61.7       52.1
 STATEMENT OF CASH FLOW DATA:
   Net cash provided by operating activities.....   $   14.3    $   41.6    $  160.2    $  141.5    $ 128.4    $ 144.1    $ 173.1
   Net cash used in investing activities.........       10.8        27.8       121.4        15.9      117.2      108.2       86.8

                                             (Table continued on following page)

                                                        THREE MONTHS
                                                      ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                    --------------------    -----------------------------------------------------
                                                      1994        1993        1993      1992(a)      1991       1990       1989
                                                    --------    --------    --------    --------    -------    -------    -------
                                                                           (IN MILLIONS, EXCEPT AS NOTED)
 BALANCE SHEET DATA (AT PERIOD END):
   Properties and equipment, net.................   $  818.2    $1,076.5    $  832.7    $1,101.8    $ 797.4    $ 745.0    $ 747.6
   Total assets..................................    1,042.2     1,278.9     1,076.9     1,337.2      911.9      911.1      881.8
   Long-term debt................................      403.5       459.0       405.4       492.8      440.8      417.2      124.7
   Convertible Preferred Stock, Series 7%........       80.0        80.0        80.0        80.0         --         --         --
   Shareholders' equity..........................      320.7       412.8       323.6       416.6      225.1      215.8      228.1
 SELECTED OPERATING DATA:
   Daily average production(d):
     Crude oil and liquids (MBbls/day)
       Domestic..................................       58.0        61.0        60.2        58.3       54.9       52.0       50.7
       Argentina.................................        2.5         2.0         2.4         2.4        0.6         --         --
       Indonesia.................................        5.5         4.3         4.1         1.8         --         --         --
                                                    --------    --------    --------    --------    -------    -------    -------
                                                        66.0        67.3        66.7        62.5       55.5       52.0       50.7
                                                    --------    --------    --------    --------    -------    -------    -------
                                                    --------    --------    --------    --------    -------    -------    -------
     Natural gas (MMcf/day)......................      155.5       177.8       165.4       126.3       95.2      102.5       81.6
     Total production (MBOE/day).................       91.9        96.9        94.3        83.6       71.4       69.1       64.3
   Average sales prices:
     Crude oil and liquids ($/Bbl)
       Unhedged
         Domestic................................   $   9.64    $  13.49    $  12.70    $  14.38    $ 14.07    $ 17.90    $ 14.11
         Argentina...............................      10.27       15.45       14.07       15.99      16.24         --         --
         Indonesia...............................      13.74       16.25       15.50       17.51         --         --         --
         Total...................................      10.00       13.73       12.93       14.54      14.09      17.90      14.11
       Hedged....................................      10.00       13.73       12.93       14.96      16.16      17.34      14.11
     Natural Gas ($/Mcf)
       Unhedged..................................   $   2.10    $   1.96    $   2.03    $   1.71    $  1.49    $  1.57    $  1.72
       Hedged....................................       2.07        1.91        1.89        1.70       1.49       1.57       1.72
   Proved reserves at year end(e):
     Crude oil, condensate and natural gas
       liquids (MMBbls)..........................                              248.2       255.1      229.2      222.3      219.8
     Natural gas (Bcf)...........................                              263.0       277.5      170.8      185.9      188.0
     Proved reserves (MMBOE).....................                              292.0       301.5      257.7      253.3      251.1
     Proved developed reserves (MMBOE)...........                              225.5       248.4      210.3      205.0      204.0
   Production costs (included related production,
     severance and ad valorem taxes) per BOE (in
     dollars)....................................   $   5.59    $   5.53    $   5.39    $   5.66    $  6.06    $  6.22    $  5.69


- ---------------

(a)  On May 19, 1992, Adobe was merged with and into the Company.

(b) Reflects a non-cash charge of $99.3 million for the impairment of oil and gas properties recorded as of December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) Includes losses on property dispositions of $27.8 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $2.2 million in 1993 and $7.0 million of severance, benefits and relocation costs in 1994.

(d) Includes production attributable to the properties sold to Vintage (closed in November 1993) and Bridge (closed in April 1994). Production attributable to such properties during the year ended December 31, 1993 totaled approximately 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day (7.7 MBOE per day). Production during the three months ended March 31, 1993 attributable to the properties sold to Vintage totaled approximately 3.2 MBbls of oil per day and approximately 7.0 MMcf of natural gas per day (4.4 MBOE per day). Production during the three months ended March 31, 1993 and 1994 attributable to the properties sold to Bridge totaled approximately 1.4 MBbls of oil per day and approximately 14.6 MMcf of natural gas per day (3.8 MBOE per day), and approximately 1.3 MBbls of oil per day and approximately 13.5 MMcf of natural gas per day (3.6 MBOE per day), respectively.

(e) The estimates set forth in this table for 1993 give effect to the sale by the Company of approximately 8.0 MMBOE of proved reserves to Bridge, which sale closed in April 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     As an independent oil and gas producer, the Company's results of operations are dependent upon the difference between the prices received for oil and gas and the costs of finding and producing such resources. A substantial portion of the Company's crude oil production is from long-lived fields where EOR methods are being utilized. The market price of the heavy (i.e., low gravity, high viscosity) and sour (i.e., high sulfur content) crude oils produced in these fields is lower than sweeter, light (i.e., low sulfur and low viscosity) crude oils, reflecting higher transportation and refining costs. The lower price received for the Company's domestic heavy and sour crude oil is reflected in the average sales price of the Company's domestic crude oil and liquids (excluding the effect of hedging transactions) for 1993 of $12.70 per barrel, compared to $16.94 per barrel for West Texas Intermediate ("WTI") crude oil (an industry posted price generally indicative of spot prices for sweeter light crude oil). In addition, the lifting costs of heavy crude oils are generally higher than the lifting costs of light crude oils. As a result of these narrower margins, even relatively modest changes in crude oil prices may significantly affect the Company's revenues, results of operations, cash flows and proved reserves. In addition, prolonged periods of high or low oil prices may have a material effect on the Company's financial position.

     Crude oil prices are subject to significant changes in response to fluctuations in the domestic and world supply and demand and other market conditions as well as the world political situation as it affects OPEC, the Middle East and other producing countries. See "Business and Properties--Current Markets for Oil and Gas." The period since mid-1990 has included some of the largest fluctuations in oil prices in recent times, primarily due to the political unrest in the Middle East. The actual average sales price (unhedged) received by the Company ranged from a high of $23.92 per barrel in the fourth quarter of 1990 to a low of $10.00 per barrel during the three months ended March 31, 1994. The Company's average sales price for its 1993 oil production was $12.93 per barrel. Based on operating results of 1993, the Company estimates that a $1.00 per barrel increase or decrease in average oil sales prices would have resulted in a corresponding $21.6 million change in 1993 income from operations and a $16.2 million change in 1993 cash flow from operating activities. The Company also estimates that a $0.10 per Mcf increase or decrease in average natural gas sales prices would have resulted in a corresponding $5.8 million change in 1993 income from operations and a $4.4 million change in 1993 cash flow from operating activities. The foregoing estimates do not give effect to changes in any other factors, such as the effect of the Company's hedging program or depreciation and depletion, that would result from a change in oil and natural gas prices.

     During 1992 and 1993, certain significant events occurred which affect the comparability of prior periods, including the merger of Adobe with and into the Company in May 1992, the formation of the Santa Fe Energy Trust (the "Trust") in November 1992 and implementation of the corporate restructuring program adopted in October 1993. The corporate restructuring program includes (i) the concentration of capital spending in the Company's core operating areas, (ii) the disposition of non-core assets, (iii) the elimination of the $0.04 per share quarterly Common Stock dividend and (iv) the recognition of $38.6 million of restructuring charges. See Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus and "Business and Properties--Corporate Restructuring Program." In addition, the Company's results of operations for 1993 include a charge of $99.3 million for the impairment of oil and gas properties.

     The Company's capital program will be concentrated in three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as its productive areas in Argentina and Indonesia. The domestic program includes development activities in the Delaware and Cisco-Canyon formations in west Texas and southeast New Mexico, a development drilling program for the offshore Gulf of Mexico natural gas properties and relatively low risk infill drilling in the San Joaquin Valley of California. Internationally, the program includes development of the Company's Sierra Chata discovery in Argentina with gas sales expected to commence in early 1995 and the Salawati Basin Joint Venture in Indonesia. See "Business and Properties--Domestic Development Activities" and "--International Development Activities."

     The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson") (completed in December 1993), the sale to Vintage of certain southern California and Gulf Coast oil and gas producing properties (completed in November 1993) and the sale to Bridge of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage (completed in April 1994). See "Business and Properties--Corporate Restructuring Program" for a description of the transactions with Hadson, Vintage and Bridge. In the first quarter of 1994, the Company sold the remaining 575,000 Depositary Units which it held in the Trust for $11.3 million and its interest in certain other oil and gas properties for $8.3 million. As a result of the Vintage and Bridge dispositions described above, the Company has sold properties having combined production during 1993 of
4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and estimated proved reserves of approximately 16.7 MMBOE.

     The restructuring program also includes an evaluation of the Company's capital and cost structures to examine ways to increase flexibility and strengthen the Company's financial performance. Based upon the review of its capital structure, the Company determined to proceed with the Refinancing to accomplish its financial strategy. Based upon the review of its cost structure, the Company has implemented a cost reduction program that includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs. These measures, together with the Company's on-going efforts to reduce production costs and the recent sales of its higher cost, non-core properties, are designed to reduce costs and expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Approximately $10.0 million of the estimated cost reduction is expected to be in production and operating costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. During the quarter ended March 31, 1994, the Company recorded $7.0 million in restructuring charges reflecting the estimated costs of such cost reduction program. See "--Liquidity and Capital Resources."


     In May 1992, Adobe, an oil and gas exploration and production company, was merged with and into the Company (the "Adobe Merger"). The acquisition was accounted for as a purchase and the results of operations of the properties acquired (the "Adobe Properties") are included in the Company's results of operations effective June 1, 1992. Pursuant to the Adobe Merger, the Company issued approximately 25.0 million shares of Common Stock and 5,000,000 shares of its Convertible Preferred Stock, Series 7%, and assumed approximately $175.0 million of long-term debt and other liabilities. Pursuant to the Adobe Merger, the Company also acquired Adobe's proved reserves and inventory of undeveloped acreage. As of December 31, 1991, Adobe's estimated proved reserves totaled approximately 53.2 MMBOE (net of 6.9 MMBOE attributable to Adobe's ownership in certain gas plants), of which approximately 58% was natural gas (approximately 66% of Adobe's estimated domestic proved reserves were natural gas). Approximately 72% of the discounted future net cash flow of Adobe's estimated domestic proved reserves was concentrated in three areas of operation--offshore Gulf of Mexico, onshore Louisiana and in the Spraberry Trend in west Texas. In addition, Adobe's international operations consisted of certain production sharing arrangements in Indonesia, in respect of which approximately 6.0 MMBOE of estimated proved reserves had been attributed to Adobe's interest as of December 31, 1991. The location of the Adobe Properties enhanced the Company's existing domestic operations and added significant operations to the Company's international program.


     In November 1992, 5,725,000 Depositary Units ("Depositary Units") consisting of interests in the Trust were sold in a public offering. After payment of certain costs and expenses, the Company received net proceeds of $70.1 million and 575,000 Depositary Units. For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent necessary to distribute $0.40 per Depositary Unit per quarter. The source of such payments, if needed, will be limited to the Company's remaining royalty interest in certain of the properties conveyed to the Trust. The aggregate amount of such payments are limited to $20.0 million on a revolving basis. The Company was required to make an additional royalty payment of $362,000 with respect to the distribution made by the Trust for operations during the quarter ended December 31, 1993. On April 21, 1994, the Trust announced that a distribution of $0.40 per Depositary Unit would be paid for the calendar quarter ended March 31, 1994 to Unitholders of record on May 16, 1994, which distribution will include an additional royalty payment by the Company of $505,700. See "Business and Properties--Santa Fe Energy Trust."

RESULTS OF OPERATIONS

     The following table sets forth, on the basis of the BOE produced by the Company during the applicable period, certain of the Company's costs and expenses for each of the periods indicated.

                                                       THREE MONTHS
                                                      ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                                                     -----------------     ----------------------------
                                                      1994       1993       1993       1992       1991
                                                     ------     ------     ------     ------     ------
  Production and operating costs per BOE (a).......  $ 4.91     $ 4.90     $ 4.76     $ 5.02     $ 5.17
  Exploration, including dry hole costs per BOE....    0.61       0.82       0.90       0.84       0.72
  Depletion, depreciation and amortization per
     BOE...........................................    3.88       4.31       4.44       4.79       4.09
  General and administrative costs per BOE.........    0.92       0.80       0.94       1.01       1.07
  Taxes other than income per BOE (b)..............    0.90       0.82       0.79       0.80       1.05
  Interest, net, per BOE (c).......................    1.11       1.31       0.94       1.58       1.43

- ---------------

(a) Excluding related production, severance and ad valorem taxes.

(b) Includes production, severance and ad valorem taxes.

(c) Reflects interest expense less amounts capitalized and interest income.

     First Quarter 1994 Compared with First Quarter 1993


     Total revenues declined 22% from $115.3 million in the first quarter of 1993 to $90.3 million in the first quarter of 1994 primarily due to lower oil prices in 1994. The average price realized per barrel of oil in 1994 was $10.00, a 27% decrease from the $13.73 realized in 1993. Daily average oil production decreased 1.3 MBbls per day during the first quarter of 1994 primarily reflecting the sale to Vintage in the fourth quarter of 1993 of properties which produced approximately 3.2 MBbls per day, partially offset by increased production in Indonesia and Argentina. Natural gas production declined to an average of 155.5 MMcf per day in the first quarter of 1994 compared to 177.8 MMcf per day in the first quarter of 1993. However, production for the 1993 period included a positive adjustment of approximately 16.2 MMcf per day related to production in prior periods from certain nonoperated properties. In addition, the 1993 volumes include approximately 7.0 MMcf per day attributable to the properties sold to Vintage. Natural gas sales prices (hedged) for 1994 averaged $2.07 per Mcf, approximately 8% higher than the $1.91 realized in 1993. Natural gas revenues for 1994 and 1993 were reduced by $0.3 million ($0.03 per Mcf) and $0.8 million ($0.05 per Mcf), respectively, by losses on hedging transactions.



     Total costs and expenses for the first quarter of 1994 of $90.3 million were 13% lower than the $103.3 million reported for the first quarter of 1993. Exploration expenses were down $2.1 million primarily reflecting lower geological and geophysical costs with respect to foreign operations and lower dry hole costs. Depletion, depreciation and amortization ("DD&A") decreased $5.5 million primarily reflecting the effect of property impairments taken in the fourth quarter of 1993 and the sale of properties to Vintage. On a BOE basis, DD&A decreased by 10% from $4.31 per barrel to $3.88 per barrel. Costs and expenses for the first quarter of 1994 include $7.0 million in restructuring charges (see "--Liquidity and Capital Resources") and a $9.4 million gain on the sale of certain oil and gas properties and the 575,000 Depositary Units.



     Interest expense for the first quarter of 1994 includes a credit of $2.4 million reflecting adjustments to provisions made in prior periods with respect to interest on certain federal income tax audit adjustments. Other income (expense) for the first quarter of 1994 includes $1.4 million in dividend income on Hadson preferred stock (paid in-kind) and a $0.6 million loss on the Company's equity in Hadson common stock. Income tax expense for the first quarter of 1994 includes a $3.0 million benefit of adjustments to provisions made in prior periods with respect to certain federal income tax audit adjustments.


     1993 Compared with 1992

     Total revenues increased approximately 2% from $427.5 million in 1992 to $436.9 million in 1993, principally due to an increase in oil and natural gas production offset by a decline in average oil prices. Average daily oil production increased 7% from 62.5 MBbls in 1992 to 66.7 MBbls in 1993, principally due to increased domestic and Indonesian production. The average price realized per barrel of oil during 1993 was $12.93, a decrease of 14% versus the average price of $14.96 in 1992. Natural gas production increased 31% from 126.3 MMcf per day in 1992 to 165.4 MMcf per day in 1993, primarily reflecting the effect of a full year's production from the Adobe Properties. Average natural gas prices realized increased approximately 11% from $1.70 per Mcf in 1992 to $1.89 per Mcf in 1993.

     Production and operating costs increased $10.4 million in 1993, primarily reflecting the effect of a full year's costs for the Adobe Properties; however, on a BOE basis such costs declined from $5.02 per barrel in 1992 to $4.76 per barrel in 1993. Exploration costs were $5.5 million higher than in 1992 primarily reflecting higher geological and geophysical costs and higher dry hole costs. DD&A increased $6.4 million in 1993 primarily reflecting a full year's expense on Adobe Properties partially offset by reduced amortization rates with respect to certain unproved properties. DD&A for 1993 includes $12.1 million with respect to the properties sold to Vintage and Bridge. On a BOE basis, DD&A decreased by $0.35 per barrel, from $4.79 to $4.44 per barrel. General and administrative costs increased $1.4 million principally due to a $1.8 million charge related to the adoption of Statement of Financial Standards No. 112--"Employer's Accounting for Postemployment Benefits." Taxes (other than income) increased by $3.0 million in 1993 primarily reflecting the effect of the Adobe Properties.

     Costs and expenses for 1993 also include $99.3 million in impairments of oil and gas properties and $38.6 million in restructuring charges. The Company estimates that the impairments taken in 1993 will result in a $20.0 million reduction in DD&A in 1994. The restructuring charges include losses on property dispositions of $27.8 million, long-term debt repayment penalties of $8.6 million and accruals of certain personnel benefits and related costs of $2.2 million. In connection with the property dispositions effected during 1993 (see "--Liquidity and Capital Resources"), the Company sold properties having combined production during 1993 of 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and combined estimated proved reserves of approximately 16.7 MMBOE. The Company's income from operations for 1993 includes $8.5 million with respect to such properties.

     Interest income in 1993 includes $6.8 million related to a $10 million refund received as a result of the completion of the audit of the Company's federal income tax returns for 1971 through 1980. The decrease in interest expenses during 1993 reflects a decrease in the Company's debt outstanding and a $5.7 million credit related to a revision to a tax sharing agreement with the Company's former parent. Other income and expenses of 1993 includes a $4.0 million charge related to the accrual of a contingent loss with respect to the operations of a former affiliate of Adobe.

     1992 Compared with 1991

     Total revenues increased approximately 13% from $379.8 million in 1991 to $427.5 million in 1992 principally due to an increase of approximately $53.2 million attributable to production from properties acquired in the Adobe Merger and an increase of approximately $10.7 million and $10.2 million in revenues from the Company's domestic and Argentine properties, respectively, offset in part by a decline of $32.0 million in crude oil hedging revenues. Oil production increased 13% from 55.5 MBbls per day in 1991 to 62.5 MBbls per day in 1992, reflecting a 3.4 MBbl per day increase in domestic oil production and a 3.6 MBbl per day increase in production in Argentina and Indonesia. The average price realized per barrel of oil during 1992 decreased to $14.96, a decrease of 7% versus the average price of $16.16 in

1991, primarily reflecting a $32.0 million decrease in hedging revenues. Natural gas production increased 33% from 95.2 MMcf per day in 1991 to 126.3 MMcf per day in 1992 as a result of properties acquired in the Adobe Merger. Average natural gas prices realized increased approximately 14% from $1.49 per Mcf in 1991 to $1.70 per Mcf in 1992.

     Total operating expenses of the Company increased $54.6 million from $315.4 million in 1991 to $370.0 million in 1992 primarily reflecting costs associated with the Adobe Merger. Production and operating costs in 1992 were $18.8 million higher than in 1991, primarily reflecting costs related to the Adobe Properties and increased fuel costs associated with the Company's EOR projects. On a BOE basis, production and operating costs declined from $5.17 per barrel in 1991 to $5.02 per barrel in 1992, primarily reflecting the lower cost structure of the Adobe Properties. Exploration costs were $6.8 million higher than in 1991 primarily reflecting higher geological and geophysical costs with respect to foreign projects. Depletion, depreciation and amortization costs were $39.7 million higher in 1992 due to the acquisition of the Adobe Properties and, to a lesser extent, adjustments to oil and gas reserves with respect to certain producing properties. General and administrative costs increased $3.1 million principally due to a $1.2 million charge related to certain stock awards which fully vested upon consummation of the Adobe Merger and certain other merger-related costs. Taxes (other than income) decreased by $2.9 million in 1992 as a result of lower accruals with respect to property taxes. The $13.6 million gain on the disposition of properties in 1992 primarily relates to the sale of certain royalty interest properties, in which the Company had no remaining financial basis.

     The increase in interest expense during 1992 reflects the increase in debt as a result of the Adobe Merger. Other income and expenses for 1992 includes a $10.9 million charge for costs incurred by Adobe in connection with the Adobe Merger and paid by Santa Fe.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has generally funded capital and exploration expenditures and working capital requirements from cash provided by operating activities. Depending upon the future levels of operating cash flows, which are significantly affected by oil and gas prices, the restrictions on additional borrowings included in certain of the Company's debt agreements, together with debt service requirements and dividends, may limit the cash available for future exploration, development and acquisition activities. Net cash provided by operating activities totaled $14.3 million in the first quarter of 1994 and $41.6 million in the first quarter of 1993; net cash used in investing activities (net of proceeds from the sales of properties) in such periods totaled $10.8 million and $27.8 million, respectively. Net cash provided by operating activities totaled $160.2 million, $141.5 million and $128.4 million for the years ended December 31, 1993, 1992 and 1991, respectively; net cash used in investing activities in such periods totaled $121.4 million, $15.9 million and $117.2 million, respectively.

     The Company's cash flow from operating activities is a function of the volumes of oil and gas produced from the Company's properties and the sales prices realized therefor. Crude oil and natural gas are depleting assets. Therefore, unless the Company replaces over the long term the oil and natural gas produced from the Company's properties, the Company's assets will be depleted over time and its ability to service and incur debt at constant or declining prices will be reduced. The Company's cash flow from operations for the first quarter of 1993 reflects an average sales price (unhedged) for the Company's 1993 oil production of $13.73 per barrel and the Company's average sales price for oil production for the full year 1993 (unhedged) was $12.93 per barrel. For the three months ended March 31, 1994, the average sales price (unhedged) for the Company's 1994 oil production was $10.00 per barrel. If such lower oil prices prevail throughout 1994, the Company's cash flow from operating activities for 1994 will be significantly lower than that for 1993.

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program that focuses on the concentration of capital spending in core areas and the disposition of non-core assets. The Company's asset disposition program adopted in connection with the 1993 restructuring program has been substantially completed by the asset sales to Hadson, Vintage and Bridge, the sale of the 575,000 Depositary Units in the Trust and the sale of its interest in certain other oil and gas properties. As a result of such sales, the Company sold a total of 16.7 MMBOE of proved reserves and undeveloped acreage for a total of approximately $108.9 million, and sold certain gas gathering and processing facilities for Hadson securities.


     In conjunction with the 1993 restructuring program, the Company also determined to undertake a review of its capital and cost structures. Based upon such review of its capital structure, the Company determined to proceed with the Refinancing in the belief that it will increase the Company's financial flexibility, strengthen the Company's financial condition and permit the Company to pursue aggressively its operating strategy. The net proceeds from the Refinancing will be used to repay existing indebtedness of the Company. See "Use of Proceeds." Based upon the review of its cost structure, the Company has implemented a cost reduction program that includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs. These measures, together with the Company's on-going efforts to reduce production costs and the recent sales of its higher cost, non-core properties, are designed to reduce costs and expenses by approximately $30.0 million from the 1993 level (which reduction includes approximately $5.0 million of non-recurring costs). Approximately $10.0 million of the estimated cost reduction is expected to be in production and operating costs. Substantially all of this cost reduction program is expected to be implemented by year end 1994. During the quarter ended March 31, 1994, the Company recorded $7.0 million in restructuring charges reflecting the estimated costs of such cost reduction program.

     Under the most restrictive covenant in the Company's existing credit agreements, as of March 31, 1994 the Company could incur up to $61.7 million of additional indebtedness. After giving effect as of March 31, 1994 to the consummation of this Offering and the Concurrent Debenture Offering and the application of the net proceeds therefrom, as described in "Use of Proceeds," the Company would have been able to incur up to $147.3 million of additional indebtedness under its most restrictive covenant. At March 31, 1994, under the Company's most restrictive covenant, the Company had the ability to pay $18.4 million in dividends on its capital stock. Pro forma for this Offering and the Concurrent Debenture Offering, the Company would have had the capacity to pay dividends of up to $110.0 million in the aggregate on its capital stock, including its Convertible Preferred Stock, Series 7%, and the DECS. However, pursuant to the terms of the Debentures, upon completion of this Offering and the Concurrent Debenture Offering, the Company would have the ability to pay only up to $50.0 million on its Common Stock. The amount permitted under these covenants to be used to pay dividends will vary over time depending, among other things, on the Company's earnings and any issuances of capital stock. The Indenture pursuant to which the Debentures will be issued does not restrict the Company from paying preferred dividends on the Convertible Preferred Stock, Series 7%, or the DECS; however, payment of such preferred dividends reduces the Company's capacity under the Indenture to pay Common Stock dividends.

     As a part of the 1993 restructuring program, the Company eliminated its $0.04 per share quarterly dividend on its Common Stock and announced that it might spend up to $240 million in 1994 on an accelerated capital program. However, as a result of the depressed crude oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage cash flow in the near term. Based on current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     The Company is a party to several long-term and short-term credit agreements which restrict the Company's ability to take certain actions, including covenants that restrict the Company's ability to incur additional indebtedness and to pay dividends on its capital stock. For a description of such credit agreements at December 31, 1993, see Note 7 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

     Effective March 16, 1994, the Company entered into the Bank Facility with a group of banks for which Texas Commerce Bank National Association ("Texas Commerce") and NationsBank of Texas act as co-agents. The Bank Facility consists of a five-year secured reducing revolving credit facility maturing December 31, 1998 ("Facility A") and a three-year unsecured reducing revolving credit facility maturing December 31, 1996 ("Facility B"). Assuming completion of this Offering and the Concurrent Debenture Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the initial aggregate borrowing limits under the Bank Facility would be $175.0 million (up to $90.0 million under Facility A and up to $85.0 million under Facility B) none of which would be outstanding. Interest rates under the Bank Facility are tied to LIBOR or Texas Commerce's prime rate, with the actual interest rate reflecting certain ratios based upon the Company's ability to repay its outstanding debt and the value and projected timing of production of the Company's oil and gas reserves. These and other similar ratios will also affect the Company's ability to borrow under the Bank Facility and the timing and amount of any required repayments and corresponding commitment reductions. Marc J. Shapiro, a director of the Company, is the Chairman and Chief Executive Officer of Texas Commerce.

EFFECTS OF INFLATION

     Inflation during the three years ended December 31, 1993 has had little effect on the Company's capital costs and results of operations.

ENVIRONMENTAL MATTERS

     Almost all phases of the Company's oil and gas operations are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other facilities. The Company has expended significant financial and managerial resources to comply with such regulations. Although the Company believes its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations. It is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies or claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in significant costs and liabilities in the future. As it has done in the past, the Company intends to fund its cost of environmental compliance from operating cash flows. See also, "Business--Other Business Matters--Environmental Regulation" and Note 12 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

DIVIDENDS

     Dividends on the Company's Convertible Preferred Stock, Series 7%, are cumulative at an annual rate of $1.40 per share. No dividends may be declared or paid with respect to the Common Stock if any dividends with respect to the Convertible Preferred Stock, Series 7%, or the DECS are in arrears. As described elsewhere in this Prospectus, the Company has eliminated the payment of its $0.04 per share quarterly dividend on its Common Stock. The determination of the amount of future cash dividends, if any, to be declared and paid on the Company's Common Stock is in the sole discretion of the Company's Board of Directors and will depend on dividend requirements with respect to the Convertible Preferred Stock, Series 7%, and the DECS, the Company's financial condition, earnings and funds from operations, the level of capital and exploration expenditures, dividend restrictions in financing agreements, future business prospects and other matters the Board of Directors deems relevant.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is engaged in the exploration, development and production of oil and natural gas in the continental United States and in certain foreign areas. At December 31, 1993, the Company had worldwide proved reserves totaling
292.0 MMBOE (consisting of approximately 248.2 MMBbls of oil and approximately
263.0 Bcf of natural gas), of which approximately 93% were domestic reserves and approximately 7% were foreign reserves. During 1993, the Company's worldwide production aggregated approximately 94.3 MBOE per day, of which approximately 71% was crude oil and approximately 29% was natural gas. A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories. Pursuant to the Company's corporate restructuring program (see "--Corporate Restructuring Program" below), the Company has focused its activities on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as in Argentina and Indonesia.

     For the five years ended December 31, 1993, the Company has replaced approximately 172% of its production at an average finding cost of $4.80 per BOE. Over the last four years, the Company has increased overall production by increasing production from existing properties and through acquisitions. In addition, the Company has reduced its overall cost structure. For example, over the four-year period ended December 31, 1993, Santa Fe has increased its average daily production from 69.1 MBOE to 94.3 MBOE (including 7.7 MBOE per day in 1993 attributable to production from non-core assets sold pursuant to the corporate restructuring program) and has reduced its average production costs (including related production, severance and ad valorem taxes) from $6.22 per BOE in 1990 to $5.39 per BOE in 1993.

     Most of the Company's domestic crude oil production is located in California and Texas, while its domestic natural gas production comes primarily from the Gulf of Mexico, New Mexico and Texas. During 1993, the Company's domestic daily production averaged approximately 60.2 MBbls of crude oil and
165.0 MMcf of natural gas. Substantially all of the Company's oil and gas production is sold at market responsive prices. Pursuant to the corporate restructuring program, the Company sold properties having 1993 combined production of 4.1 MBbls per day and 21.7 MMcf per day and estimated proved reserves of approximately 16.7 MMBOE. The domestic crude oil marketing activities of the Company are conducted through its Santa Fe Energy Products Division ("Energy Products"), which is also engaged in crude oil trading. Substantially all of the Company's domestic natural gas production is currently marketed under the terms of a sales contract with Hadson. See "--Current Markets for Oil and Gas."

     A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories and where EOR methods are employed. As of December 31, 1993, approximately 69% of the Company's domestic proved crude oil and liquids reserves and 50% of its 1993 average daily domestic production of crude oil and liquids were attributable to the Midway-Sunset field in the San Joaquin Valley of California, where the Company first began production in 1905. Nearly all of the reserves in this field are heavy oil, the production of which depends primarily on steam injection. As of December 31, 1993, an additional 21% of the Company's domestic proved crude oil and liquids reserves and approximately 25% of its 1993 average daily domestic production of crude oil and liquids were attributable to five other oil producing properties: the Wasson and Reeves fields in the Permian Basin of west Texas and the South Belridge, Kern River and Coalinga fields in the San Joaquin Valley.

     The Company's foreign production is located in the El Tordillo field in Argentina and in the Salawati Basin and Salawati Island area of Indonesia. Production from the El Tordillo field averaged 2.4 MBbls of oil per day in 1993 and production from the Indonesian operations averaged 4.1 MBbls of oil per day in 1993.

     The Company maintains an active exploration and development program, a significant portion of which consists of EOR projects on the producing fields discussed above. During 1993, Santa Fe spent a total of $128.6 million on exploration and development programs and $32.6 million on proved property acquisitions. In October 1993, the Company announced that its 1994 capital expenditures could increase to up to $240 million. However, as a result of depressed oil prices that have prevailed since November 1993, the Company, consistent with industry practice, has determined to defer certain of its capital projects in order to prudently manage cash flow in the near term. Based upon current market conditions, the Company has authorized up to $130 million of capital expenditures during 1994, a level which should allow the Company to replace its estimated 1994 production, although no assurance can be given regarding such replacement. The Company intends to continue to monitor its capital expenditure program throughout the balance of 1994 and may, in response to industry conditions, including, without limitation, prevailing oil and natural gas prices and the outlook therefor, revise such program.

     In the United States, at December 31, 1993, the Company held oil and gas rights to approximately 0.8 million net undeveloped leasehold and fee acres in 14 states, excluding approximately 1.1 million net undeveloped acres sold to Bridge in April 1994 and 0.1 million net undeveloped fee acres sold to another company in January 1994. See "--Corporate Restructuring Program." Outside the United States, at December 31, 1993, the Company held exploration rights with respect to an aggregate of approximately 3.5 million net undeveloped acres in Argentina, Bolivia, Canada, Gabon, Indonesia, Morocco, Myanmar and Papua New Guinea.

CORPORATE RESTRUCTURING PROGRAM

     In October 1993, the Company's Board of Directors adopted a broad corporate restructuring program designed to improve earnings and cash flow while increasing production and replacing reserves in the long-term. The restructuring program is the result of an intensive review of the Company's operations and cash flows and focuses on the concentration of capital spending in the Company's core operating areas and the disposition of non-core assets. To provide additional funding for the capital program, the Company also announced the elimination of the payment of its $0.04 per share quarterly dividend on the Common Stock, which will make available approximately $14 million annually. The dividend on the Company's Convertible Preferred Stock, Series 7%, will remain at its current level and dividends on the DECS are expected to be approximately
$   million per year.

     As a part of the Company's restructuring program, the Company intends to concentrate its capital spending on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf Coast and the San Joaquin Valley of California--as well as its productive areas in Indonesia and Argentina. The domestic program includes development activities in the Delaware formation in southeast New Mexico, a development drilling program for the offshore Gulf of Mexico natural gas properties and infill drilling in the San Joaquin Valley of California. Internationally, the program includes development of the Company's Sierra Chata discovery in Argentina with gas sales expected to commence in early 1995.

     The restructuring program includes an evaluation of the Company's capital and cost structures to examine ways to increase flexibility and strengthen the Company's financial performance. In this respect, in 1994 the Company determined to proceed with the Refinancing, of which this Offering and the Concurrent Debenture Offering are a part, pursuant to which approximately $180 million of the Company's long-term indebtedness will be refinanced, assuming consummation of such offerings.

     As a result of the dispositions described below, the Company has sold undeveloped leasehold acreage and properties having combined production during 1993 of 4.1 MBbls of oil per day and 21.7 MMcf of natural gas per day and estimated proved reserves of approximately 16.7 MMBOE for total proceeds of approximately $89.3 million, has sold its natural gas gathering and processing assets for Hadson securities and has realized approximately $11.3 million from the sale of its remaining Depositary Units in the Trust. In addition, during the first quarter of 1994 the Company sold its interest in certain oil and gas properties for $8.3 million. As a result of these transactions, the Company has disposed of substantially all of its inventory of non-core properties.

     Sale to Hadson. In December 1993, the Company completed a transaction with Hadson under the terms of which the Company sold the common stock of Adobe Gas Pipeline Company ("AGPC"), a wholly owned subsidiary, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of $52.0 million and 40% of Hadson's common stock. In addition, the Company signed a seven-year gas sales contract under the terms of which Hadson will market substantially all of the Company's domestic natural gas production from specified existing wells and certain domestic development and exploration wells. Pursuant to such contract, Hadson will be required to pay the Company for all production delivered at a price for such gas equal to stipulated published monthly index prices. See "--Current Markets for Oil and Gas." The Company also designated one-half of the members of the Hadson Board of Directors.

     AGPC's assets include approximately 630 miles of gathering and transportation lines in Oklahoma, Texas and New Mexico with three processing plants in west Texas and New Mexico and an intrastate pipeline system supplying gas to commercial customers in Lubbock, Texas. Hadson's natural gas assets are predominantly located in southeastern New Mexico and include two gas processing facilities, a 12 Bcf natural gas storage facility and the 650-mile Llano intrastate pipeline which has six connections to various interstate pipelines serving strategic markets in the Midwest, on the East Coast and in southern California.

     Sale to Vintage. In November 1993, the Company completed the sale to Vintage of certain southern California and Gulf Coast producing properties for net proceeds totaling $42.0 million in cash. The transaction included most of the Company's California interests outside its core area in the San Joaquin Valley as well as certain offshore Gulf Coast properties in Texas, Louisiana and Mississippi. Production from the properties sold to Vintage averaged approximately 2.8 MBbls of oil per day and 6.5 MMcf of natural gas per day during 1993. During 1993 such properties contributed $2.7 million to the Company's income from operations.

     Sale to Bridge. On April 8, 1994, the Company completed the sale to Bridge of certain Mid-Continent and Rocky Mountain producing and nonproducing oil and gas properties. The purchase agreement was originally signed in December 1993. Bridge paid the Company approximately $47.3 million in cash, reflecting the net effect of estimated closing adjustments to the original $51 million sales price.

     The transaction included substantially all of the Company's assets in the Anadarko Basin of Oklahoma and Texas as well as its interests in the Rocky Mountain states, excluding its interests in the Canyon Creek natural gas field in Wyoming. The undeveloped acreage includes approximately 1.7 million mineral and leasehold acres and exploratory options on an additional 8.1 million acres. Production from the properties sold to Bridge averaged approximately 1.3 MBbls of oil per day and 15.2 MMcf of natural gas per day during 1993. During 1993, such properties contributed $5.8 million to the Company's income from operations.

RESERVES

     The following table sets forth information regarding changes in the Company's estimates of proved net reserves from January 1, 1991 to December 31, 1993 and the balance of the Company's estimated proved developed reserves at December 31 of each of the years 1990 through 1993.

                                                                    INCREASES (DECREASES)
                                        ------------------------------------------------------------------------------
                            BALANCE                                                NET                       CHANGES
                              AT        REVISION                 EXTENSIONS,    PURCHASES                       IN        BALANCE
                           BEGINNING       OF                    DISCOVERIES    (SALES) OF                  OWNERSHIP-    AT END
                              OF        PREVIOUS     IMPROVED        AND         MINERALS                    PARTNER-       OF
                            PERIOD      ESTIMATES    RECOVERY     ADDITIONS      IN PLACE     PRODUCTION     SHIP(a)      PERIOD
                           ---------    ---------    --------    -----------    ----------    ----------    ----------    -------
Proved Reserves at
  December 31, 1991:
  Oil and Condensate
    (MMBbls)............      222.3         (1.9)      15.9           1.8           10.9         (20.2)         0.4        229.2
  Gas (Bcf).............      185.9          0.4        0.5          19.6           (3.0)        (34.8)         2.2        170.8
  Oil Equivalent
    (MMBOE).............      253.3         (1.8)      16.0           5.1           10.4         (26.0)         0.7        257.7
Proved Reserves at
  December 31, 1992:
  Oil and Condensate
    (MMBbls)............      229.2         14.1       17.0           2.6           15.0         (23.0)         0.2        255.1
  Gas (Bcf).............      170.8          7.3        1.3           5.6          137.1         (46.2)         1.6        277.5
  Oil Equivalent
    (MMBOE).............      257.7         15.3       17.2           3.6           37.9         (30.6)         0.4        301.5
Proved Reserves at
  December 31, 1993:
  Oil and Condensate
    (MMBbls)............      255.1        (10.8)      26.7           6.2           (4.8)        (24.3)         0.1        248.2
  Gas (Bcf).............      277.5         26.7         --          55.9          (37.5)        (60.4)         0.8        263.0
  Oil Equivalent
    (MMBOE).............      301.5         (6.3)      26.7          15.4          (11.1)        (34.4)         0.2        292.0 (b)

                                                                                                DECEMBER 31,
                                                                                 ------------------------------------------
                                                                                  1993        1992        1991        1990
                                                                                 ------      ------      ------      ------
Proved Developed Reserves (MMBOE)...........................................      225.5       248.4       210.3       205.0

- ---------------

(a) The information set forth under the column headed "Changes in Ownership--Partnership" reflects reserve additions attributable to the Company's increased ownership interest in Santa Fe Energy Partners, L.P. (the "Partnership") caused by the reinvestment of distributions received by the Company in respect of its interest in the Partnership. At December 31, 1993, the Company (through its subsidiaries) owned an aggregate 100% interest in the Partnership.

(b) At December 31, 1993, 5.2 MMBOE were subject to a 90% net profits interest held by the Trust. See "--Santa Fe Energy Trust."

    Historically, the Company has utilized active development and exploration programs as well as selected acquisitions to replace its reserves depleted by production. The Company has increased its proved reserves (net of production) by approximately 35% over the five years ended December 31, 1993. Most of such increases are attributable to proved reserve additions from the Company's producing oil properties in the San Joaquin Valley of California and the Permian Basin in west Texas, proved reserves acquired in the Adobe Merger and other purchases of oil and gas reserves. At December 31, 1993, the Company's reserves were 9.5 MMBOE lower than at December 31, 1992, primarily reflecting the sale during 1993 of properties with reserves totaling 16.7 MMBOE partially offset by additions.

     The following table sets forth as of December 31, 1993 the Company's estimated proved reserves and the discounted net present value thereof in each of the Company's principal operating areas.

                                                              NATURAL         OIL             PRE-TAX
                                                  OIL           GAS        EQUIVALENT         PV1O(a)
             OPERATING REGION                   (MMBBLS)      (MMCF)        (MMBOE)        (IN MILLIONS)
- -------------------------------------------     --------      -------      ----------      -------------
Permian Basin..............................        41.6         45.8           49.2           $ 128.1
Offshore Gulf of Mexico....................         3.8        103.8           21.1             169.8
San Joaquin Valley.........................       183.6         11.8          185.6             167.1
Other Domestic.............................         1.9         74.5           14.3              78.2
International..............................        17.3         27.1           21.8              24.6
                                                --------      -------      ----------      -------------
  Total....................................       248.2        263.0          292.0           $ 567.8
                                                --------      -------      ----------      -------------
                                                --------      -------      ----------      -------------

- ---------------

(a) Represents the net present value (discounted at 10%) of the pre-tax future net cash flows estimated to result from production of the Company's estimated proved reserves using estimated sales prices and estimates of production costs, ad valorem and production taxes and future development costs necessary to produce such reserves. The sales prices used in the determination of proved reserves and of estimated future net cash flows are based on the prices in effect at year end, and for 1993 averaged $9.27 per barrel for oil and $2.17 per Mcf for natural gas. The average sales price (unhedged) realized by the Company for its production during 1993 was $12.93 per barrel for oil and $2.03 per Mcf for natural gas.

    Ryder Scott Company ("Ryder Scott"), a firm of independent petroleum engineers, prepared the above estimates of the Company's total proved reserves as of December 31, 1990 through 1993.

    During 1993 the Company filed Energy Information Administration Form 23 which reported natural gas and oil reserves for the year 1992. On an equivalent barrel basis, the reserve estimates for the year 1992 contained in such report and those reported herein for the year 1992 do not differ by more than five percent.

DOMESTIC DEVELOPMENT ACTIVITIES

    The Company is engaged in development activities primarily through the application of thermal enhanced recovery techniques to its heavy oil properties in the San Joaquin Valley, the use of secondary waterfloods and tertiary CO2 floods on its properties in other mature fields and the development of producing properties acquired by the Company through its exploration successes and its acquisition program. Thermal EOR operations involve the injection of steam into a reservoir to raise the temperature and reduce the viscosity of the heavy oil, facilitating the flow of the oil into producing wellbores. The Company has operated thermal EOR projects in the San Joaquin Valley since the mid-1960s. Similarly, the Company has extensive experience in the use of waterfloods, which involve the injection of water into a reservoir to drive hydrocarbons into producing wellbores. The Company has an interest in more than 50 waterflood projects, and additional projects are planned for the future. Following the waterflood phase, certain fields may continue to produce in response to tertiary EOR projects, such as the injection of CO2 which mixes miscibly with the oil and improves the displacement efficiency of the water injection. The Company's principal CO2 floods are in the Wasson field and are operated by affiliates of Shell Oil Company, ARCO and Amoco.

    Set forth below is a discussion of some of the Company's principal development projects. The Company has operated in the Midway-Sunset and Wasson fields since 1905 and 1939, respectively. The Company acquired interests in the South Belridge field from Petro-Lewis in 1987 and in January 1991 expanded its holdings in the field with the purchase of certain properties from Mission Operating Partnership, L.P. The Company's interests in the Kern River and Coalinga fields were acquired in 1905 and 1977, respectively. The Gulf of Mexico fields were discovered on leases held by the Company or acquired in the Adobe Merger, while the Delaware and Cisco-Canyon properties were acquired as undeveloped properties.

     SAN JOAQUIN VALLEY

     Midway-Sunset. The Company owns a 100% working interest (92% average net revenue interest) in over 10,000 gross acres and 2,200 active wells in the Midway-Sunset field. Substantially all the oil produced from the Midway-Sunset field is heavy crude oil produced principally by cyclic steam and steamflood operations from Pleistocene and Miocene reservoirs at depths less than 2,000 feet. These steam stimulation operations were initiated in the field in the mid-1960s. During 1993 the Midway-Sunset field accounted for approximately 50% of the Company's domestic crude oil and liquids production.

     At December 31, 1993 the Midway-Sunset field accounted for approximately 69% of the Company's domestic proved crude oil and liquid reserves. Reservoir engineering studies prepared on behalf of the Company indicate significant additions to its proved reserves in this field can continue to be made through additional EOR and development projects. The Company has identified a substantial number of locations that could be drilled in the field, depending in part on future prices and economic conditions. The Company is pursuing electrical cogeneration opportunities which could lower Midway-Sunset operating costs.

     South Belridge. The South Belridge field is located approximately 15 miles north of the Midway-Sunset field. The Company operates three leases in the field which produce heavy oil from the shallow Tulare sands and lighter low viscosity oil from the deeper Diatomite reservoirs. Steamflood operations in the lower Tulare sands are in progress on one of these leases and plans call for flooding the remaining Tulare sands on this lease and all Tulare sands on another lease in the coming years. Waterflood operations in the Diatomite reservoir have been initiated on two leases and the Company expects to expand these operations to include the rest of the developed area.

     Coalinga. The Coalinga field is located 55 miles southwest of Fresno, California. Successful steamfloods and a pilot steamflood project have been conducted in the Lower Temblor Sands on three of the six leases in which the Company owns interests in the field. During the next several years, the Company plans to expand the pilot steamflood project in the lower sands to cover the remaining producing area and expand steamfloods on the Upper Temblor Sands on all leases after depletion of the lower zones. Most of the facilities required for these projects are already in place as a result of the prior steamfloods.

     Kern River. The Kern River field is located near Bakersfield, California. The Lower Kern River Series sands have been successfully steamflooded on three of the leases in which the Company owns an interest. Over the next several years steamflood operations will be sequentially redeployed in the upper sands of the Kern River Series. Eventually the Company plans to flood all sands on its remaining leases in several stages. The Company has installed and operates a large steam generation plant on these properties.

     PERMIAN BASIN

     Wasson. The Company's interests in the Wasson field principally consist of royalty and working interests in three units which are presently under CO2 flood. Most of the expenditures for plant, facilities, wells and equipment necessary for such tertiary recovery projects have been made. In addition, while expenditures relating to the purchase of CO2 for the Wasson field are expected to continue, CO2 can be recycled and, therefore, such expenditures should decline in the future.

     During 1993, the Wasson field accounted for approximately 9% of the Company's domestic crude oil and liquids production and at December 31, 1993 the field accounted for approximately 8% of the Company's domestic proved crude oil and liquids reserves. Since initiation of CO2 flooding operations in 1984, the field's previous production decline has been reversed. Reservoir engineering studies prepared on behalf of the Company indicate significant additions to proved reserves can be made through additional EOR and development projects.

     Reeves. The Company owns a 72% net interest in the Reeves field, seven miles east of the large Wasson field in west Texas. The field has been under waterflood since 1965. During 1993, six wells were drilled and 16 wells were worked over as part of a program to delineate the extended productive limits of the field, to evaluate the potential for infill drilling and to enhance current waterflood operations. Based on the successes of the prior year's program, the Company plans to initiate an infill drilling and workover program in this field in the near future.

     New Mexico. During 1993, the Company increased its activity in the light-oil Delaware prospect in Lea and Eddy Counties of southeast New Mexico. A total of 51 gross (18.1 net) development wells were completed in 1993 with a 100% success rate and during December 1993 such wells produced approximately 1.4 MBbls of oil per day and 3.1 MMcf of natural gas per day. Net production from this area during December 1993 totaled approximately 1.5 MBbls of oil per day and 4.0 MMcf of natural gas per day. The Company has plans to drill additional development wells in 1994.

     Also in southeastern New Mexico, the Company participated in five gross (2.8 net) wells in 1993 in the light oil and gas Cisco-Canyon project. Four wells were completed as producers from the Cisco-Canyon zone by year-end and a fifth continued production testing. The Company plans to continue delineation of this play which contains some 75 identified potential development locations.

     OFFSHORE GULF OF MEXICO

     At December 31, 1993, offshore Gulf of Mexico properties accounted for 39% of the Company's proved natural gas reserves and during 1993 these properties accounted for approximately 56% of the Company's natural gas production.

     In the Gulf Division, several new fields or field additions were placed on production during 1993. Net production from these fields at year-end averaged approximately 29.0 MMcf of gas per day. Further development in these fields is either planned or under study for 1994 and 1995. The Company's activities in the offshore Gulf of Mexico are conducted in shallow water (less than 300 feet), where the costs of drilling, completion and production are not as uncertain as are the costs in the Flextrend and Deepwater areas of the Gulf of Mexico. During 1993, the Company participated in the drilling of four gross (1.3 net) exploratory wells and one gross (0.3 net) well was drilling at year-end (which well resulted in a discovery and a multi-well development program is expected to commence in 1994). For a description of the Company's leasehold position in the offshore Gulf of Mexico, see "--Domestic Exploration Activities."

DOMESTIC EXPLORATION ACTIVITIES

     The Company's domestic exploration focus continues to be in the Permian Basin and the offshore Gulf of Mexico. Overall the Company participated in 22 gross (9.0 net) exploratory wells in 1993. A total of ten gross (3.6 net) were completed as producers for a 40% net well success. At year end there were nine gross (4.3 net) wells in some stage of drilling or completion.

     As of December 31, 1993, the Company held approximately 0.3 million net undeveloped leasehold acres in 14 states and offshore areas, excluding approximately 0.5 million net undeveloped leasehold acres sold to Bridge in April 1994. The primary terms of lease expire with respect to 24% of such acreage in 1994, 25% in 1995, 15% in 1996, 10% in 1997 and the remainder thereafter. In addition, the Company owns approximately 0.5 million net acres of undeveloped fee minerals in Louisiana, Texas and California.

     The Company also controls the oil and gas rights on approximately 8.1 million net undeveloped acres in the western United States through direct ownership and pursuant to lease option agreements from Santa Fe Pacific Railroad Company and other former affiliates. These lands are located in high risk exploration areas. Due to this risk, the Company has historically negotiated with third parties to explore this acreage with the Company to receive a royalty or carried interest in the exploration phase. An agreement relating to substantially all of these oil and gas rights has been entered into with Bridge. This agreement is intended to provide incentive to Bridge to accelerate exploration activities on lands subject to these rights. The Company will receive a small revenue interest in the event such activities are successful.

     Set forth below is a brief discussion of some of the Company's principal exploration programs.

     Permian Basin. This area continues to be one of the Company's most active and successful exploration areas. During 1993, the Company participated in 18 gross (7.7 net) exploratory wells. Eight gross (3.3 net) of these were completed in 1993 as oil or gas discoveries. Additionally, eight gross (4.0 net) were in some phase of drilling or completing at year-end.

     Drilling objectives for the Company's exploratory program target oil and gas zones at depths of between 2,500 to 15,000 feet. The shallower targets such as the Delaware and Cisco-Canyon formations are providing successful results. The Delaware program in southeast New Mexico was the subject of seven gross (3.7 net) exploratory and 51 gross (18.1 net) development wells completed in 1993. A success rate of 58% of the net exploratory wells and 100% of the net development wells was achieved in this increasingly active light oil play. Currently, the Company has identified in excess of 150 development well locations and has 20 exploratory prospects in inventory to be drilled over the next several years.

     In the west Texas Permian Basin, the Company completed the shooting of 3-D seismic over its 250-square mile block near Midland last fall. The joint venture block contains over 100,000 net acres of lands owned or controlled by the Company and its partners. Almost all of the Company's 25% interest in the 3-D seismic was paid by a promoted partner. Drilling began in December 1993 on two prospects identified in this program. Additional drilling is planned on a variety of other prospects in 1994 at depths of 10,000 to 12,000 feet.

     Offshore Gulf of Mexico. The Company participated in four gross (1.3 net) exploratory wells in the offshore Gulf of Mexico in 1993 and one gross (0.3 net) was drilling at year-end. One gross (0.3 net) well resulted in a discovery on which a multi-well development program will commence in the first quarter of 1994.

     The Company acquired 3-D seismic coverage over 12 blocks during 1993 adding to its extensive Gulf of Mexico seismic database which includes 3-D coverage on 57 blocks. Currently, the Company has 35 exploratory prospects in inventory and some 30 development locations identified, a portion of which are exploratory and planned to be drilled in 1994.

     At year-end, the Company owned 179 blocks of acreage in the offshore Gulf of Mexico consisting of approximately 299,800 gross (147,400 net) undeveloped acres and 257,900 gross (79,000 net) developed acres.

INTERNATIONAL DEVELOPMENT ACTIVITIES

     Indonesia. The Company, through a wholly owned subsidiary, is engaged in the production of crude oil in Indonesia through a joint venture (the "Salawati Basin Joint Venture") formed in 1970 to explore for and develop hydrocarbon reserves in the Salawati Basin area of Irian Jaya. At December 31, 1993, the Company held a 33 1/3% participation interest in, and acts as operator for, the Salawati Basin Joint Venture. The Salawati Basin Joint Venture operates under a production sharing contract (the "PSC") with the Indonesia state oil agency ("Pertamina"), which had an initial term of 30 years and expires in the year 2000. The Company is currently negotiating with such state oil agency to extend the contract for an additional 20 years. As of December 31, 1993, the contract covered an area of approximately 235,000 acres. Production occurs from seven oil and three gas condensate fields.

     The PSC entitles the Salawati Basin Joint Venture to recover all of its expenditures related to the operation (the "cost recovery amount") before any additional production is shared with the Indonesian state oil agency, which recovery is effected by allocating to the Salawati Basin Joint Venture a portion of the crude oil production sufficient, at the Indonesian government official crude oil price ("ICP"), to offset the cost recovery amount. The balance of production after the cost recovery amount is divided between the parties, with approximately 66% allocated to Pertamina and 34% allocated to the Salawati Basin Joint Venture. However, 25% of the 34% pre-tax portion (8.5% of total production) must be sold into the Indonesian domestic market for $0.20 per barrel. The entire entitlement of the Salawati Basin Joint Venture under the PSC, including the domestic market obligation, averaged approximately 10.1 MBbls per day (approximately 3.4 MBbls per day net to the Company) for the year ended December 31, 1993. The Salawati Basin Joint Venture is required to pay Indonesian income taxes at the rate of 56%.

     The Company, through another subsidiary, has also entered into a joint venture with Pertamina to explore the Salawati Island Block of Irian Jaya. The effective date of this joint venture is April 23, 1990 with a term of 30 years. At December 31, 1993, the Company held a 16 2/3% participation interest in the block which covers 1.09 million acres. The Company and Pertamina (with its 50% interest) jointly operate the contract area. In 1991, a successful exploratory well tested at a combined rate of 3.6 MBbls of oil per day and was followed by two successful delineation wells. Pertamina declared the field commercial in January 1993 and designated it as the Matoa field. Sales of production began in January 1993. Development activities through 1993 have the Matoa field producing approximately 5.6 MBbls of oil per day from eight wells as of December 31, 1993.

     Under the terms of the PSC, the joint venture participants are allowed to recover the cost recovery amount, after an initial 20% portion (2.9% to the joint venture participants and 17.1% to Pertamina) has been deducted, by allocating to the joint venture participants a portion of the crude oil production ("cost oil") sufficient to offset the cost recovery amount. All unrecovered costs in any calendar year can be carried forward to future years. The balance of production after allocation of cost oil is allocated approximately 85.5% to Pertamina and 14.5% to the other Salawati Island Venture participants. However, 7.25% of the gross production allocated to the joint venture participants must be sold into the Indonesian domestic market for 10% of ICP.

     Argentina. In 1991, the Company, through a wholly owned subsidiary, acquired an 18% non-operated working interest (15.84% net interest) in the El Tordillo field in Chubut Province, Argentina. At that time, the field was producing approximately 10,500 barrels of oil per day. The Company has agreed to spend approximately $16.7 million net during the period from July 1, 1992 to July 1, 1996 on development and maintenance of the field which began with an extensive workover and recompletion program. As of December 31, 1993 the El Tordillo owners have completed 163 such workovers and drilled three new wells. During that time, production increased to approximately 16.0 MBbls of oil per day. The Company expects this program to continue through 1994 and anticipates an expansion of the existing waterflood facilities.

     Under the terms of the contract with the Argentine national oil company, the joint venture group is allowed to sell crude oil produced from this field into the open market. There is a 12% royalty on gross production and the joint venture is taxed at a 30% rate after deductions for capitalized costs and expenses.

     In April 1993, the Company's subsidiary completed the Sierra Chata X-1 as a successful exploratory test in Chihuidos Block, Neuquen Province, Argentina. The well produced at a combined rate of 22.2 MMcf per day and 109 barrels of condensate per day. Carbon dioxide content of the natural gas was 6%. Five successful delineation wells were drilled in 1993. Producing rates on these wells varied from 3.2 MMcf to 27.6 MMcf per day. Engineering and geological studies are presently being undertaken to develop the field through additional drilling, with 4.0 gross (1.0 net) additional wells currently planned for 1994. In addition, the Company and its partners intend to build a gas processing facility and a 40-mile gathering pipeline during 1994 that will transport production from the field and interconnect with a main transmission line owned by a third party that transports gas to Buenos Aires and other major markets. Construction of the gas processing facility and the pipeline and the drilling of the development wells are estimated to cost an aggregate of $76.0 million gross ($17.2 million net to the Company's interest). The Company expects that sales of production from the Sierra Chata discovery will commence in 1995.

INTERNATIONAL EXPLORATION ACTIVITIES

     In 1993, the Company had its most active year ever in the international arena. The Company participated in six gross (1.8 net) exploratory wells of which two gross (0.5 net) were completed as natural gas wells. Additionally, four gross (1.2 net) wells were either drilling or completing at year-end.

     The Company made one exploration discovery in 1993. The Sierra Chata natural gas discovery in the Neuquen Basin of Argentina is being developed from sandstone reservoirs at 6,000 feet. The Company has a 22.5% working interest (20% net revenue interest) and is operator of this field. To date a total of six gross (1.3 net) wells have been drilled with no dry holes. Combined gross flow rates from these six wells are in excess of 100 MMcf of gas and 500 barrels of condensate per day. Additional development drilling will continue during 1994 to increase production capacity and further define the limits of the field. See "--International Development Activities."

     The Company plans to drill eight gross (2.8 net) wells in 1994 in addition to the four gross (1.2 net) wells which carried over from 1993 in either a drilling or completing status. The 1994 drilling and exploratory activity will be centered principally in Indonesia and South America. Of the total wells to be completed in 1994, four gross (1.2 net) are in Indonesia, four gross (1.3 net) are in Argentina and Bolivia, one gross (0.2 net) is in Papua New Guinea, two gross (1.0 net) are in Canada and one gross (0.3 net) is in Gabon (West Africa).

     The Company holds exploration contracts totaling 3.5 million net acres in eight foreign countries. The majority of acreage is in Indonesia (1.1 million net acres) and South America (1.2 million net acres) with the balance in Canada, Morocco, Myanmar, Papua New Guinea and Gabon.

DRILLING ACTIVITIES

     The table below sets forth, for the periods indicated, the number of wells drilled in which the Company had an economic interest. As of December 31, 1993, the Company was in the process of drilling or completing 9 gross (4.3 net) domestic exploratory wells and 13 gross (5.3 net) domestic development wells, 4 gross (1.2 net) foreign exploratory wells and 3 gross (1.0 net) foreign development wells.

                                                                YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------
                                                      1993                1992                1991
                                                ----------------     --------------     ----------------
                                                GROSS      NET       GROSS     NET      GROSS      NET
                                                -----     ------     -----     ----     -----     ------
Development Wells
  Domestic
     Completed as natural gas wells.........      21         6.0        6       1.5       25         7.5
     Completed as oil wells.................     237       180.0       62      39.0      220       167.3
     Dry holes..............................      10         3.6        5       0.4        6         1.6
  Foreign
     Completed as natural gas wells.........       4         1.0       --        --       --          --
     Completed as oil wells.................       3         0.9       --        --       --          --
                                                -----     ------     -----     ----     -----     ------
                                                 275       191.5       73      40.9      251       176.4
                                                -----     ------     -----     ----     -----     ------
Exploratory Wells
  Domestic
     Completed as natural gas wells.........       3         0.9        1       0.3        6         2.0
     Completed as oil wells.................       7         2.7        4       1.2        6         1.9
     Dry holes..............................      12         5.4        2       0.6       19         7.2
  Foreign
     Completed as natural gas wells.........       2         0.4       --        --       --          --
     Completed as oil wells.................      --          --        1       0.3       --          --
     Dry holes..............................       4         1.3        4       1.3        3         0.4
                                                -----     ------     -----     ----     -----     ------
                                                  28        10.7       12       3.7       34        11.5
                                                -----     ------     -----     ----     -----     ------
                                                 303       202.2       85      44.6      285       187.9
                                                -----     ------     -----     ----     -----     ------
                                                -----     ------     -----     ----     -----     ------

DOMESTIC ACREAGE

     The following table summarizes the Company's developed and undeveloped fee and leasehold acreage in the United States at December 31, 1993. Excluded from such information is acreage in which the Company's interest is limited to royalty, overriding royalty and other similar interests.

                                                          UNDEVELOPED                DEVELOPED
                                                     ---------------------     ---------------------
                                                      GROSS         NET         GROSS         NET
                                                     --------     --------     --------     --------
Alabama--Offshore................................          --           --       23,040       12,480
Alabama--Onshore.................................       3,089          108        6,063          382
Arkansas.........................................         633          493        4,177        3,173
California--Offshore.............................          --           --       17,280        2,074
California--Onshore..............................     249,207      248,990        7,391        7,011
Colorado.........................................          --           --        6,368        5,657
Illinois.........................................         202           50           43           13
Kansas...........................................      19,433       19,373        4,591        1,002
Louisiana--Offshore..............................     222,376      116,843      190,675       57,721
Louisiana--Onshore...............................      17,575       16,620       14,635        2,941
Michigan.........................................          --            -           71           11
Mississippi......................................         114           30        3,724          810
Montana..........................................          --           --        3,196          142
Nevada...........................................       3,491          764        9,455        9,455
New Mexico.......................................     195,750      155,594       41,427       18,852
New York.........................................          --           --          189           47
North Dakota.....................................       1,509          544        4,337        1,377
Oklahoma.........................................       1,917        1,917       29,589        9,940
Texas--Offshore..................................      77,397       30,545       67,194       21,243
Texas--Onshore...................................     180,828      174,912      246,287      168,421
Utah.............................................       1,348          575        8,389        3,494
Wyoming..........................................      13,785       10,804       25,888       11,312
                                                     --------     --------     --------     --------
                                                      988,654      778,162      714,009      337,558
                                                     --------     --------     --------     --------
                                                     --------     --------     --------     --------

     The foregoing table excludes approximately 2,033,400 gross (1,682,000 net) undeveloped fee and leasehold acres and 80,200 gross (45,900 net) developed acres sold to Bridge in April 1994 pursuant to a purchase agreement signed in December 1993 and 123,000 gross (123,000 net) undeveloped acres sold in January 1994.

FOREIGN ACREAGE

     The following table summarizes the Company's foreign acreage at December 31, 1993:

                                                          UNDEVELOPED                 DEVELOPED
                                                   -------------------------     -------------------
                                                      GROSS           NET         GROSS        NET
                                                   -----------     ---------     -------     -------
Argentina......................................      2,103,010       550,457      53,988      10,858
Bolivia........................................      1,442,446       649,100          --          --
Canada (Alberta)...............................        150,703        68,071          --          --
Gabon..........................................        701,000       175,250          --          --
Indonesia......................................      4,439,569     1,059,193       9,360       2,870
Morocco........................................      1,300,000       422,500          --          --
Myanmar........................................        394,000       315,200          --          --
Papua New Guinea...............................      1,970,000       295,500          --          --
                                                   -----------     ---------     -------     -------
                                                    12,500,728     3,535,271      63,348      13,728
                                                   -----------     ---------     -------     -------
                                                   -----------     ---------     -------     -------

CURRENT MARKETS FOR OIL AND GAS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and gas. For the last several years, prices of these products have reflected a worldwide surplus of supply over demand. The price received by the Company for its crude oil and natural gas depends upon numerous factors beyond the Company's control, including economic conditions in the United States and elsewhere and the world political situation as it affects OPEC, the Middle East (including the current embargo of Iraqi crude oil from worldwide markets) and other producing countries, the actions of OPEC and governmental regulation. The fluctuation in world oil prices continues to reflect market uncertainty regarding OPEC's ability to control member country production and underlying concern about the balance of world demand for and supply of oil and natural gas. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the Company's development and exploration programs, proved reserves, revenues, profitability, cash flow and dividend levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     The Company believes the market for heavy crude oil produced in California differs substantially from the remainder of the domestic crude oil market. It is necessary to heat or dilute heavy oil to make it flow, which increases transportation and handling costs, and it is also more costly to refine. As a result, the price paid for heavy crude oil is generally lower than the price paid for light crudes. In addition, there is currently an oversupply of crude oil in the California market that has had an adverse effect on the prices for crude oil in that market. Although no assurance can be given, the Company believes that such oversupply will not continue for the long term due to the availability of crude oil pipelines to transport excess crude oils, including blended oils, to markets in the Midwest and west Texas, and due to the decline of crude oil produced from the North Slope of Alaska.

     From time to time the Company has hedged a portion of its oil and natural gas production to manage its exposure to volatility in prices of oil and natural gas. The Company used several instruments whereby monthly settlements were based on the difference between the price, or a range of prices, specified in the instruments and the monthly average of the daily settlement prices of certain WTI crude oil futures contracts or of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the actual average of the daily settlement price was less than the price specified in the contract, the Company received a settlement based on the difference; in instances where the actual average of the daily settlement price was higher than the specified price, the Company paid an amount based on the difference. The instruments utilized by the Company differed from futures contracts in that there was no contractual obligation which required or allowed for the future delivery of the product. Settlements were included in revenues in the period in which the oil and natural gas were sold.


     In 1990, oil hedges resulted in a $10.7 million reduction in oil revenues and in 1991 and 1992 oil hedges resulted in an increase in oil revenues of $41.7 million and $9.7 million, respectively. The Company has had no oil hedging contracts subsequent to 1992. In 1992 and 1993, natural gas hedges resulted in a reduction in natural gas revenues of $0.5 million and $8.2 million, respectively. The Company currently has open natural gas hedging contracts covering an aggregate of approximately 6.0 Bcf of natural gas during the period March through September 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.89 per Mcf. The Company has no other outstanding natural gas hedging instruments.


     During 1993, affiliates of Shell Oil Company and Celeron Corporation accounted for approximately 23% and 15%, respectively, of the Company's domestic crude oil and liquids and natural gas revenues. No other individual customer accounted for more than 10% of such revenues during 1993. Substantially all of the Company's oil and natural gas production is currently sold at market-responsive prices that approximate spot prices. Availability of a ready market for the Company's oil and gas production depends on numerous factors, including the level of consumer demand, the extent of worldwide oil production, the cost and availability of alternative fuels, the cost of and proximity of pipelines and other transportation facilities, regulation by state and federal authorities and the cost of complying with applicable environmental regulations.

     In December 1993, the Company signed a seven-year gas sales contract with Hadson pursuant to the terms of which Hadson will market substantially all of the Company's domestic natural gas production. Pursuant to such gas contract, Santa Fe dedicated to Hadson all of its domestic natural gas production from specified existing wells, which consist of essentially all of the Company's domestic natural gas production, except to the extent such production was dedicated under pre-existing contracts. Upon the expiration of any such pre-existing contracts, that production shall also be dedicated to Hadson.

     In addition to production from existing wells, such gas contract provides for the dedication by the Company of gas production from certain domestic development wells and exploration wells to the extent that the Company accepts proposals from Hadson to gather and market production from such exploration wells. Production from gas wells acquired by the Company pursuant to an acquisition of producing oil and gas properties will not be dedicated under the gas contract but may be dedicated by the mutual agreement of the Company and Hadson.

     Pursuant to the gas contract, Hadson will be required to pay the Company for all production delivered at a price for such gas equal to stipulated published monthly index prices. Hadson is obligated to use its best efforts to receive gas from the Company at delivery points so as to maximize the net price received by the Company for such production. Payment for purchases by Hadson are to be made in immediately available funds no later than the last working day of the month following the month of production.

SANTA FE ENERGY TRUST

     In November 1992, 5,725,000 Depositary Units, each consisting of beneficial ownership of one unit of undivided interest in the Trust and a $20 face amount beneficial ownership interest in a $1,000 face amount zero-coupon United States Treasury obligation maturing on February 15, 2008, were sold in a public offering. The assets of the Trust consist of certain oil and gas properties conveyed by the Company. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. The Company received the remaining $70.1 million of proceeds and retained 575,000 Depositary Units. A portion of the proceeds received by the Company was used to retire $30.0 million of the debt incurred in connection with the Adobe Merger and the remainder was used for general corporate purposes. In the first quarter of 1994, the Company sold the remaining 575,000 Depositary Units it held for $11.3 million.

     The properties conveyed to the Trust consisted of two term royalty interests in two production units in the Wasson field in west Texas and a net profits royalty interest in certain royalty and working interests in a diversified portfolio of properties located in 12 states. At December 31, 1993,
5.2 MMBOE of the Company's estimated proved reserves were subject to such net profits interest. The reserve estimates included herein reflect the conveyance of the Wasson term royalties to the Trust.

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that such payments are required to provide distributions of $0.40 per Depositary Unit per quarter. Such additional royalty payments, if needed, will come from the Company's remaining royalty interest in one of the production units in the Wasson field described above, and are non-recourse to the Company. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) are limited to $20.0 million on a revolving basis. The Company was required to make an additional royalty payment of $362,000 with respect to the distribution made by the Trust for operations during the quarter ended December 31, 1993. On April 21, 1994, the Trust announced that a distribution of $0.40 per Depositary

Unit would be paid for the calendar quarter ended March 31, 1994 to Unitholders of record on May 16, 1994, which distribution will include an additional royalty payment by the Company of $505,700.

OTHER BUSINESS MATTERS

     Competition

     The Company faces competition in all aspects of its business, including, but not limited to, acquiring reserves, leases, licenses and concessions; obtaining goods, services and labor needed to conduct its operations and manage the Company; and marketing its oil and gas. The Company's competitors include multinational energy companies, government-owned oil and gas companies, other independent producers and individual producers and operators. The Company believes that its competitive position is affected by price, its geological and geophysical capabilities and ready access to markets for production. Many competitors have greater financial and other resources than the Company, more favorable exploration prospects and ready access to more favorable markets for their production. The Company believes that the well-defined nature of the reservoirs in its long-lived oil fields, its expertise in EOR methods in these fields, its active development and exploration position and its experienced management may give it a competitive advantage over some other producers.

     Regulation of Crude Oil and Natural Gas

     The petroleum industry is subject to various types of regulation throughout the world, including regulation in the United States by state and federal agencies. Domestic legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and which may carry substantial penalties for non-compliance. Although the regulatory burden on the oil and gas industry increases the cost of doing business and, consequently, affects profitability, generally these burdens do not appear to affect the Company any differently or to any greater or lesser extent than other companies in the industry with similar types and quantities of production. While the Company is a party to several regulatory proceedings before governmental agencies arising in the ordinary course of business, management does not believe that the outcome of such proceedings will have a material adverse affect on the operations or financial condition of the Company. Set forth below is a general description of certain state and federal regulations which have an effect on the Company's operations.

     State Regulation. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Most states in which the Company operates also have statutes and regulations governing the conservation of oil and gas and the prevention of waste, including the unitization or pooling of oil and gas properties and rates of production from oil and gas wells. Rates of production may be regulated through the establishment of maximum daily production allowables on a market demand or conservation basis or both.

     Federal Regulation. A portion of the Company's oil and gas leases are granted by the federal government and administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS"), both of which are federal agencies. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed BLM and MMS regulations and orders (which are subject to change by the BLM and the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, Army Corps of Engineers and Environmental Protection Agency), lessees must obtain a permit from the BLM or the MMS prior to the commencement of drilling.

     The interstate transportation of natural gas is regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and, to a lesser extent, the Natural Gas Policy Act of 1978 (collectively, the "Acts"). Numerous questions have been raised concerning the interpretation and implementation of several significant provisions of the Acts, as well as the regulations and policies promulgated by FERC thereunder. A number of lawsuits and administrative proceedings have been instituted which challenge the validity of regulations implementing the Acts. In addition, as described below, FERC currently has under consideration various policies and proposals which will affect the marketing of gas under new and existing contracts.

     Since 1991, FERC's regulatory efforts have centered largely around its generic rulemaking proceedings, Order No. 636. Through Order No. 636 and successor orders, FERC has undertaken to restructure the interstate pipeline industry with the goal of providing enhanced access to, and competition among, alternative gas suppliers. By requiring interstate pipelines to "unbundle" their sales services and to provide its customers with direct access to any upstream pipeline capacity held by pipelines, Order No. 636 has enabled pipeline customers to choose the levels of transportation and storage service they require, as well as to purchase gas directly from third-party merchants other than the pipelines.

     Although the implementation of Order No. 636 on individual interstate pipelines is nearing completion, this process is not yet final. Moreover, nearly all of these individual restructuring proceedings, as well as Order No. 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be substantially modified by the courts. Thus, while Order No. 636, if ultimately implemented without substantial change, should generally facilitate the transportation of gas and the direct access to end-user markets, the precise impact of these regulations on marketing production cannot be predicted at this time.

     Beyond Order No. 636, FERC is now considering a number of other important policies, all of which could significantly affect the marketing of gas. Some of the more notable of these regulatory initiatives include FERC's rulemakings on gathering and production-area rate design, regulation of pipeline marketing affiliates under Order No. 497, and standards for pipeline electronic bulletin boards and electronic data exchange.

     The U.S. Congress has historically been active in the area of oil and natural gas regulation. Although no prediction can be made concerning future regulation or legislation which may affect the competitive status of the Company, or affect the prices at which it may sell its oil and gas, any regulation or legislation that, directly or indirectly, lowers price levels for oil and gas sold or increases the costs of production could have an adverse effect on the Company's operations.

     Environmental Regulation

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs. In particular, the Company's oil and gas exploration, development, production and EOR operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. Such regulation has increased the cost of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities. The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future in order to comply with stricter industry and regulatory safety standards such as those described below. Although the Company believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. Although the resulting costs cannot be accurately estimated at this time, these requirements and risks typically apply to companies with types and quantities of production similar to those of the Company and to the oil and gas industry in general.

     Offshore Production. Offshore oil and gas operations are subject to regulations of the United States Department of the Interior, the Department of Transportation, the United States Environmental Protection Agency ("EPA") and certain state agencies. In particular, the Federal Water Pollution Control Act of 1972, as amended ("FWPCA"), imposes strict controls on the discharge of oil and its derivatives into navigable waters. The FWPCA provides for civil and criminal penalties for any discharges of petroleum in reportable quantities and, along with the Oil Pollution Act of 1990 and similar state laws, imposes substantial liability for the costs of oil removal, remediation and damages.

     Solid and Hazardous Waste. The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the properties owned or leased by the Company. State and federal laws applicable to oil and gas wastes and properties have gradually become more strict. Under these new laws, the Company has been, and in the future could be, required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     The Company generates hazardous and nonhazardous wastes that are subject to the federal Resource Conservation and Recovery Act and comparable state statutes. The EPA has limited the disposal options for certain hazardous wastes and has recently issued stricter disposal standards for nonhazardous wastes. Furthermore, it is possible that additional wastes (which could include certain wastes generated by the Company's oil and gas operations) could in the future be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements. In response to the changing regulatory environment, the Company has made certain changes in its operations and disposal practices. For example, the Company has commenced remediation of sites or replacement of facilities in some locations where its wastes have previously been disposed.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in responses to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its operations, the Company has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed.

     The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The EPA is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989 the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phase of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be

$130 million. The Company's share of costs for this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work which may be required by the EPA.

     In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the Gulf Coast Vacuum Services and D.
L. Mud superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRPs at the site a settlement order pursuant to Section 122 of CERCLA. On December 15, 1993 the Company entered into a cost-sharing agreement with other PRPs to participate in the final remediation of the Gulf Coast site, which is presently estimated to cost $15.0 million. The Company's share of the remediation is approximately $600,000 and reflects its proportionate share of the "orphans' share" for this site. With respect to the D.L. Mud site, a former property owner has already conducted remedial activities at the site under a state agency agreement. To date, the Company has not been requested to share in the remediation costs. The extent, if any, of any further necessary remedial activity at, and the prospective PRPs and the Company's financial obligations for, the D. L. Mud site has not been finally determined.

     The Company has received a request for information from the EPA regarding the Lee Acres Landfill CERCLA site in New Mexico. The Company advised the EPA that it was not able to locate any information indicating that it had used that facility. The Company is investigating its potential connection, if any, to this facility and is not able to estimate its share of costs, if any, for the site at this time.

     On April 4, 1994, the Company received a request from the EPA for information pursuant to Section 104(a) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Sante Fe Springs, California. The Company owned the property on which the site is located from 1921 to 1932. After the Company sold the property, hazardous wastes were allegedly disposed there by a third party who operated a disposal site. The EPA estimates that the total past and future costs for remediation will approximate $9 million. The Company believes that it has valid defenses to liability. While it is still investigating its exposure, if any, for the remedial costs, the Company does not believe that any such costs would be material.

     Air Emissions. The operations of the Company, including its operations in the San Joaquin Valley, are subject to local, state and federal regulations for the control of emissions from sources of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, the 1990 Clean Air Act Amendments will impose additional requirements that may affect the Company's operations, including permitting of existing sources and control of hazardous air pollutants. However, it is impossible to predict accurately the effects, if any, of the Clean Air Act Amendments on the Company at this time. The Company has been and may in the future be subject to administrative enforcement actions for failure to comply strictly with air regulations or permits. These administrative actions are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Alternatively, regulatory agencies may require the Company to forego construction or operation of certain air emission sources.

     Other. The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes (such as California Proposition 65) require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. The Company's facilities in California are also subject to California Proposition 65, which was adopted in 1986 to address discharges and releases of, or exposures to, toxic chemicals in the environment. Proposition 65 makes it illegal to knowingly discharge a listed chemical if the chemical will pass (or probably will pass) into any source of drinking water. It also prohibits companies from knowingly and intentionally exposing any individual to such chemicals through ingestion, inhalation or other exposure pathways without first giving a clear and reasonable warning.

     Although generally less stringent, the Company's foreign operations are subject to similar foreign laws respecting environmental and worker safety matters.

     Insurance Coverage Maintained with Respect to Operations

     The Company maintains insurance policies covering its operations in amounts and areas of coverage normal for a company of its size in the oil and gas exploration and production industry. These coverages include, but are not limited to, workers' compensation, employers' liability, automotive liability and general liability. In addition, an umbrella liability and operator's extra expense policies are maintained. All such insurance is subject to normal deductible levels. The Company does not insure against all risks associated with its business either because insurance is not available or because it has elected not to insure due to prohibitive premium costs.

     Employees

     As of December 31, 1993, the Company had approximately 777 employees, 210 of whom were covered by a collective bargaining agreement which expires on January 31, 1996. The Company believes that its relations with its employees are satisfactory.

     Legal Proceedings

     The Company, its subsidiaries and other related companies are named defendants in several lawsuits and named parties in certain governmental proceedings arising in the ordinary course of business. For a description of certain proceedings in which the Company is involved, see "--Environmental Regulation." While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company and their ages (as of January 1, 1994) and positions are listed below.

              NAME                   AGE                         POSITION
- ---------------------------------    ---     -------------------------------------------------
James L. Payne...................    56      Chairman of the Board,
                                             President and Chief Executive Officer
Hugh L. Boyt.....................    48      Senior Vice President--Production
Jerry L. Bridwell................    50      Senior Vice President--Exploration and Land
Keith P. Hensler.................    62      Senior Vice President--Marketing
Richard B. Bonneville............    51      Vice President--Planning and Administration
E. Everett Deschner..............    53      Vice President--Reservoir Engineering and
                                             Evaluation
C. Ed Hall.......................    51      Vice President--Public Affairs
Charles G. Hain, Jr..............    47      Vice President--Employee Relations
David L. Hicks...................    44      Vice President--Law and General Counsel
Michael J. Rosinski..............    48      Vice President and Chief Financial Officer
John R. Womack...................    55      Vice President--Business Development
Rod F. Dammeyer..................    53      Director
Marc J. Shapiro..................    47      Director
William E. Greehey...............    57      Director
Robert F. Vagt...................    47      Director
Melvyn N. Klein..................    52      Director
Robert D. Krebs..................    51      Director
David M. Schulte.................    47      Director
Allan V. Martini.................    66      Director
Michael A. Morphy................    61      Director
Kathryn D. Wriston...............    55      Director
Reuben F. Richards...............    64      Director

     The business experience of the above officers and directors for the past five years is described below. Unless otherwise stated, all offices were held with Santa Fe Energy Company prior to its merger with the Company. Each executive officer holds office until his successor is elected or appointed or until his earlier death, resignation or removal.

     James L. Payne has served as a Director since 1986 and has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990. Mr. Payne was President of Santa Fe Energy Company from January 1986 to January 1990 when he became President of the Company. From 1982 to January 1986 Mr. Payne was Senior Vice President--Exploration and Land of Santa Fe Energy Company. Mr. Payne is also a director of Pool Energy Services Co. (oilfield services) and Hadson (natural gas transportation and marketing).

     Hugh L. Boyt has been Senior Vice President--Production since March 1, 1990. From 1989 until March 1990, Mr. Boyt served as Corporate Production Manager. From 1983, when Mr. Boyt joined the Company, until 1989 he served as District Production Manager--Permian Basin.

     Jerry L. Bridwell has been Senior Vice President--Exploration and Land since 1986. Mr. Bridwell served in various other capacities, including Vice President--Exploration, Central Division, since joining the Company in 1974.

     Keith P. Hensler has been Senior Vice President--Marketing since January 1990. From 1980, when Mr. Hensler joined the Company, until January 1990, he served as Vice President--Marketing. Mr. Hensler is also Senior Vice President of Energy Products.

     Richard B. Bonneville has been Vice President--Planning and Administration since 1988. Prior to such time Mr. Bonneville served as Secretary of Santa Fe Pacific Corporation ("SFP").

     E. Everett Deschner has been Vice President--Reservoir Engineering and Evaluation since April 1990. From 1982, when Mr. Deschner joined the Company, until 1990, he served as Manager-- Engineering and Evaluation.

     C. Ed Hall has been Vice President--Public Affairs since March 1991. Prior to such time Mr. Hall served as Director--Public Affairs since joining the Company in 1984.

     Charles G. Hain, Jr. has been Vice President--Employee Relations since 1988. From 1981, when Mr. Hain joined the Company, until 1988, Mr. Hain served as Director--Employee Relations.

     David L. Hicks has been Vice President--Law and General Counsel since March 1991. From 1988 until March 1991, Mr. Hicks was General Counsel and prior to that time was General Attorney for SFP.

     Michael J. Rosinski has been Vice President and Chief Financial Officer since September 1992. Prior to joining the Company, Mr. Rosinski was with Tenneco Inc. and its subsidiaries for 24 years. From 1988 until 1990, Mr. Rosinski served as Deputy Project Executive for the Colombian Crude Oil Pipeline Project and from 1990 until August 1992 he was Executive Director of Investor Relations. Mr. Rosinski is also a director of Hadson (natural gas transportation and marketing).

     John R. Womack has been Vice President--Business Development since 1987. From 1982, when Mr. Womack joined the Company, until 1987, Mr. Womack served as Vice President--Land.

     Rod F. Dammeyer has served as a Director since 1990. Mr. Dammeyer has been President and a director since 1985 and Chief Executive Officer since 1993 of Itel Corporation (holding company involved primarily in distribution of wiring systems products). Mr. Dammeyer is also a director of Q-Tel S.A., Servicios Financieros Quadrum, S.A., Lomas Financial Corporation, Jacor Communications, Inc., Revco D.S., Inc., Capsure Holdings Corp. and the Vigoro Corporation and a trustee of Van Kampen Merritt Closed-End Mutual Funds. In addition, Mr. Dammeyer is President, Chief Executive Officer and a director of Great American Management and Investment, Inc.

     Marc J. Shapiro has served as a Director since 1990. Mr. Shapiro has been Chairman, President and Chief Executive Officer of Texas Commerce Bancshares, Inc. (banking) since January 1994. He has been President and Chief Executive Officer of Texas Commerce Bancshares, Inc. since December 1989, Chairman and Chief Executive Officer of Texas Commerce Bank National Association since 1987 and a member of the Management Committee of Chemical Banking Corporation since December 1991. Mr. Shapiro was a member of the Office of the Chairman of Chemical Banking Corporation from August 1990 to December 1991, Vice Chairman of Texas Commerce Bancshares, Inc. from 1982 to 1989, and Vice Chairman of Texas Commerce Bank National Association from 1982 to 1987. Mr. Shapiro is also a director of Browning-Ferris Industries and a trustee of Weingarten Realty Investors.

     William F. Greehey has served as a Director since 1991. Mr. Greehey has been Chairman of the Board, Chief Executive Officer and director of Valero Energy Corporation (refining and marketing, gas transmission and processing) since 1983. Mr. Greehey is also a director of Weatherford International.

     Robert F. Vagt has served as a Director since 1992. Mr. Vagt has been President, Chief Executive Officer and director of Global Natural Resources Inc. (oil and gas exploration and production) since May 1992; President and Chief Operating Officer of Adobe (oil and gas exploration and production) from November 1990 to May 1992; Executive Vice President of Adobe from August 1987 to October 1990; and Senior Vice President of Adobe from October 1985 to August 1987. Mr. Vagt is also a director of First Albany Corporation (brokerage firm).

     Melvyn N. Klein has served as a Director since February 1993, when he was elected to fill the vacancy created by the resignation of L.G. Dodd. Mr. Klein is an Attorney and Counselor at Law, private investor and the sole stockholder of a general partner in GKH Partners, L.P. Mr. Klein is also a director of Itel Corporation, American Medical Holdings, Inc. (hospital ownership and management), Bayou Steel

Corporation (specialty steel manufacturer) and Savoy Pictures Entertainment, Inc. (distributor of motion pictures).

     Robert D. Krebs has served as a Director since 1985. Mr. Krebs has been Chairman, President and Chief Executive Officer of SFP since 1988. Prior to such time, Mr. Krebs was President and Chief Operating Officer of SFP. Mr. Krebs is also a director of SFP, Catellus Development Corporation, the Atchison, Topeka and Santa Fe Railway Company, Santa Fe Pacific Pipelines, Inc., Phelps Dodge Corporation and Northern Trust Corporation.

     David M. Schulte has served as a Director since February 1994. Mr. Schulte has been, for the past five years, Managing Partner of Chilmark Partners, L.P. (investments) and since July 1990, General Partner of ZC Limited Partnership, the General Partner of Zell/Chilmark Fund, L.P. (investments). Mr. Schulte is also a director of Carter Hawley Hale Stores, Inc., Revco D.S., Inc., Sealy Corporation and Jacor Communications, Inc.

     Allan V. Martini has served as a Director since 1990. Mr. Martini retired as Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) in August 1988. Mr. Martini served in that position from July 1986 until his retirement.

     Michael A. Morphy has served as a Director since 1990. Mr. Morphy has been, for the past five years, retired Chairman and Chief Executive Officer of California Portland Cement Company. Mr. Morphy is also a director of Cyprus Amax Minerals Co. and SFP.

     Kathryn D. Wriston has served as a Director since 1990. Ms. Wriston has been, for the past five years, director of various corporations and organizations, including Northwestern Mutual Life Insurance Company and a Trustee of the Financial Accounting Foundation.

     Reuben F. Richards has served as a Director since 1992. Mr. Richards has been Chairman of the Board of Terra Industries Inc. (agribusiness) since December 1982; Chief Executive Officer of Terra Industries Inc. from December 1982 to May 1991 and President of Terra Industries Inc. from July 1983 to May 1991; Chairman of the Board of Engelhard Corporation (specialty chemicals and engineered materials) since May 1985; Chairman of the Board of Minorco (U.S.A.) Inc. ("Minorco (USA)") since May 1990 and Chief Executive Officer and President of Minorco (USA) since February 1994. Mr. Richards is also a director of Ecolab, Inc. (cleaning and sanitizing products), Potlatch Corporation (forest products), and Minorco.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     At the date hereof, the authorized capital stock of the Company is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), of which 5,000,000 have been designated as Convertible Preferred Stock, Series 7%, and of which up to 12,305,000 will be designated as DECS to be issued pursuant to this Offering. The following summary of the Company's Common Stock and Preferred Stock, including the Convertible Preferred Stock, Series 7%, is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation ("Charter"), Bylaws and the Certificate of Designations, Rights and Preferences for the Convertible Preferred Stock, Series 7%, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part. For a description of the DECS, see "Description of the DECS."

COMMON STOCK

     Restrictions on Dividends

     The holders of the Company's Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. Certain of the Company's existing credit agreements restrict the payment of dividends to the holders of Common Stock. The most restrictive of such agreements is the Senior Notes, which contain a dividend restriction that limits aggregate dividends to $45 million plus 100% (or minus 100% in the case of a deficit) of the cumulative consolidated net income of Santa Fe and its subsidiaries from April 1, 1990, subject to other financial conditions. For a description of the aggregate amount that the Company could pay as a dividend on its capital stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the terms of the Convertible Preferred Stock, Series 7%, restrict and the terms of the DECS will restrict any dividend payment by the Company to holders of Common Stock unless all dividends on the Convertible Preferred Stock, Series 7%, and the DECS for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart. At March 31, 1994, under its most restrictive debt covenant the Company had the ability to pay up to $18.4 million in dividends on its outstanding capital stock. After giving effect as of March 31, 1994 to consummation of this Offering and the Concurrent Debenture Offering and the application of the net proceeds thereof as described in "Use of Proceeds," under the Company's most restrictive covenant the Company would have had the ability to pay up to only $50.0 million in dividends on its Common Stock (pursuant to such covenant, dividends on the Convertible Preferred Stock, Series 7%, and the DECS are exempted from, but will reduce, the amount available for the payment of dividends on Common Stock). The amount permitted under these covenants to be used to pay dividends will vary over time depending, among other things, on the Company's earnings and any issuances of capital stock.

     Other

     Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so.

     The Company's Board of Directors is divided into three classes, each of which consists of approximately one-third of the total number of directors constituting the Board. Directors are elected to three-year terms, and one class of directors is elected each year. The Company's Bylaws include provisions that establish procedures for director nominations by stockholders and for the presentation by stockholders of matters to be considered at stockholder meetings.

     In addition, upon the failure to pay dividends on the Convertible Preferred Stock, Series 7%, and, assuming consummation of the offering being made hereby, the DECS for four quarterly dividend periods, the number of the Company's directors will be increased by two, and the holders of the Convertible Preferred Stock, Series 7%, and the DECS at the time outstanding, voting together as a class with all other holders of affected classes or series, if any, of Company parity capital stock, upon which like voting rights have been conferred and are exercisable, will be entitled to elect said two directors. See "--Description of Convertible Preferred Stock, Series 7%--Voting Rights."

     Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Convertible Preferred Stock, Series 7%, and, assuming consummation of the Offering being made hereby, holders of the DECS. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully-paid and nonassessable.

     As of March 14, 1994, there were 89,936,650 shares of Common Stock issued and outstanding held by approximately 57,755 shareholders of record.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. As of the date hereof, 5,000,000 shares of Preferred Stock were designated as the Convertible Preferred Stock, Series 7%, all of which were outstanding as of March 1, 1994. The form of the Certificate of Designations, Rights and Preferences for the Convertible Preferred Stock, Series 7%, is included as an exhibit to the Registration Statement of which this Prospectus is a part and the summary of the terms of such shares contained herein is qualified in its entirety by reference thereto and is incorporated herein.

     In connection with this Offering, the Company's Board of Directors authorized the creation of the DECS. The form of the Certificate of Designations for the DECS is included as an exhibit to the Registration Statement of which this Prospectus is a part and the summary of the terms of such shares contained herein is qualified in its entirety by reference thereto and is incorporated herein. For a description of the terms of the DECS, see "Description of the DECS."

TAKEOVER PROVISIONS

     Section 203 of the Delaware General Corporation Law

     Section 203 of the Delaware Act ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

     Prior to the effective date of Section 203, a corporation, by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its shareholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such a charter or bylaw amendment.

     No Action by Written Consent

     The Charter prohibits the taking of any action by written stockholder consent in lieu of a meeting and the amendment of the Charter to repeal or alter such provision without the affirmative vote of the holders of at least 80% of the voting capital stock of the Company.

     Rights Plan

     The Charter provides that the Company may, by action of its Board of Directors, adopt a rights plan. The Company does not currently have a rights plan in effect.

     The foregoing provisions in the Charter, the existence of authorized but unissued capital stock and the application of Section 203 to stockholders of the Company may tend to deter unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's Board of Directors and thereby deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK, SERIES 7%

     General

     The Convertible Preferred Stock, Series 7%, has a liquidation preference of $20 per share plus accrued and unpaid dividends and ranks prior to all shares of the Common Stock as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company. Holders of the Convertible Preferred Stock, Series 7%, have no preemptive rights.

     The transfer agent for the Convertible Preferred Stock, Series 7%, is First Chicago Trust Company of New York, which also acts as transfer agent and registrar for the Common Stock, whose address is 525 Washington Boulevard, Suite 4690, Jersey City, New Jersey 07310.

     Dividends

     Holders of Convertible Preferred Stock, Series 7%, are entitled to receive, prior to the payment of dividends on shares of Common Stock, cumulative cash dividends at an annual rate equivalent to $1.40 per share, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, payable quarterly on March 1, June 1, September 1 and December 1.

     If at any time any dividend on any outstanding shares of capital stock of Santa Fe, which, by the terms of the Charter or of the instrument by which the Company's Board of Directors shall fix, shall be senior to the Convertible Preferred Stock, Series 7%, in respect of the right to receive dividends, then no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock, Series 7%, unless and until all accrued and unpaid dividends with respect to such outstanding senior capital stock shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment. No full dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock, Series 7%, for any dividend period unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payment on all shares of outstanding Santa Fe capital stock which, by the terms of the Charter or of the instrument by which the Company's Board of Directors shall fix, shall be entitled to share ratably with the Convertible Preferred Stock, Series 7%, in the payment of full dividends, for all dividend periods terminating on or prior to the end of such dividend period. If this Offering is consummated, the DECS will be entitled to share ratably with the Convertible Preferred Stock, Series 7%, in the payment of dividends. When dividends are not paid in full as aforesaid on all shares of such outstanding parity capital stock and the Convertible Preferred Stock, Series 7%, any dividend payments on the Convertible Preferred Stock, Series 7%, including accumulated dividends, if any, will be paid to the holders of the shares of the Convertible Preferred Stock, Series 7%, and any such outstanding parity capital stock (including the DECS) ratably in proportion to the respective sums which such holders would receive if all dividends accumulated thereon to the date of payment were declared and paid in full. Accumulated dividends will not bear interest.

     So long as any shares of the Convertible Preferred Stock, Series 7%, are outstanding, in no event will any dividends, other than dividends payable solely in shares of junior stock, be paid or declared and set apart for payment, nor will any distribution be made, on any class of stock ranking subordinate to the Convertible Preferred Stock, Series 7%, unless all accrued and unpaid dividends on the Convertible Preferred Stock, Series 7%, for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

     The amount of dividends payable per share of Convertible Preferred Stock, Series 7%, for each full quarterly dividend period will be computed by dividing the annual dividend rate by four.

     Voting Rights

     The holders of Convertible Preferred Stock, Series 7%, will have no voting rights except as set forth below or as otherwise may be required by the Delaware Act. On any matters on which the holders of the Convertible Preferred Stock, Series 7%, will be entitled to vote, they will be entitled to one vote for each share held.

     If and when four quarterly dividends payable on the Convertible Preferred Stock, Series 7%, or any capital stock of the Company ranking on a parity with the Convertible Preferred Stock, Series 7%, in respect of dividend rights and rights to share in the Company's liquidation upon dissolution or winding up of the Company ("Parity Stock"), whether or not consecutive, shall be unpaid in whole or in part, the number of directors will be increased by two, and the holders of the Convertible Preferred Stock, Series 7%, at the time outstanding, voting separately as a class with all holders of Parity Stock (which will include the DECS) upon which like voting rights have been conferred and are exercisable, will be entitled to elect said two directors. The right to elect said two directors will begin at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears and will continue until said arrearages in dividends shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment, at which time the right of the holders of shares of the Convertible Preferred Stock, Series 7%, to elect said two directors will cease and the terms of said two directors then in office will expire and terminate.

     The affirmative vote of the holders of at least two-thirds of the shares of Convertible Preferred Stock, Series 7%, at the time outstanding, voting separately as a class, is necessary to amend, alter or repeal any provision of the Certificate of Designations, Rights and Preferences for the Convertible Preferred Stock, Series 7%, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of holders of the Convertible Preferred Stock, Series 7%.

     Conversion Rights

     Voluntary Conversion. The holder of any shares of Convertible Preferred Stock, Series 7%, has the right, at its option and at any time, to convert any or all of such shares into Common Stock at the initial rate of 1.3913 shares of Common Stock for each share of Convertible Preferred Stock, Series 7% (subject to adjustments as described below). No payment or adjustment shall be made upon any conversion of any share of Convertible Preferred Stock, Series 7%, on account of any accrued and unpaid dividends on the shares surrendered for conversion prior to the record date for the determination of holders entitled to such dividends or on account of any dividends on the Common Stock issued upon conversion subsequent to the record date established by the Company for the determination of holders of Common Stock entitled to such dividend.

     Mandatory Conversion. The Company may, at its option and at any time on or after May 19, 1997, during the 10-day period following a "Special Conversion Event" (defined below), convert all outstanding shares of Convertible Preferred Stock, Series 7%, together with all unpaid dividends thereon accrued on a pro rata basis through the date of such conversion, into fully paid and non-assessable shares of Common Stock. A "Special Conversion Event" shall be deemed to have occurred at, and shall be defined as, such time(s) as the average of the daily closing prices for a share of Common Stock for 20 of 30 consecutive trading days equals or exceeds 125% of the quotient of (x) $20.00 divided by (y) the then applicable conversion rate. The number of shares of Common Stock into which each outstanding share of Convertible Preferred Stock, Series 7%, shall be converted shall equal the sum of (i) the then current conversion rate, plus (ii) the number determined by dividing the amount of such accrued and unpaid dividends by a fraction, the numerator of which is $20.00 and the denominator of which is the average of such daily closing prices.

     No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company in an amount equal to the same fraction of the market price per share of the Common Stock, as determined by the Company's Board of Directors, on the business day prior to the date of the conversion.

     The conversion rate of the Convertible Preferred Stock, Series 7%, is subject to adjustment in certain events. No adjustment of the conversion rate will be required to be made until cumulative adjustments amount to 1% or more of the conversion rate as last adjusted; however, any adjustment not made will be carried forward.

     Special Redemption Right

     Upon the occurrence of the first Ownership Change (as defined below) of the Company, each holder of shares of Convertible Preferred Stock, Series 7%, will have the right, at the holder's option, at any time within 45 days after notice of such Ownership Change is mailed, to elect to have all of such holder's shares of Convertible Preferred Stock, Series 7%, redeemed for an amount equal to the sum of (x) $20.00 for each share plus (y) accrued and unpaid dividends thereon up to the redemption date. An "Ownership Change" will be deemed to have occurred at, and is defined as, such time as any person or group, together with any affiliates or associates, becomes the beneficial owner of 50% or more of the outstanding Common Stock.

     Liquidation Preference

     Subject to the prior rights of the Company's creditors, secured and unsecured, and the prior rights of holders of the Company's capital stock ranking senior to the Convertible Preferred Stock, Series 7%, if any, in the event of any liquidation, dissolution or winding up of the Company, then, before any distribution or payment may be made to the holders of shares of any of the Company's capital stock ranking subordinate to the Convertible Preferred Stock, Series 7%, the holders of shares of the Convertible Preferred Stock, Series 7%, will be entitled to be paid in full the respective amount per share of Convertible Preferred Stock, Series 7%, equal to the sum of (x) dividends accrued and unpaid thereon to the date of final dissolution to such holders, whether or not declared, plus (y) $20.00; provided that neither the consolidation, the merger or other business combination of the Company with or into another corporation, nor sale or transfer of all or part of the assets of the Company for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Company for purposes of this sentence. In any event, the right of holders of Convertible Preferred Stock, Series 7%, to the foregoing liquidation preference will accrue to such holders only if the Company's payments with respect to the liquidation preferences of the holders of outstanding capital stock of the Company ranking senior to the Convertible Preferred Stock, Series 7%, if any, are fully met. If the assets of the Company available for distribution to the holders of the shares of the Convertible Preferred Stock, Series 7%, shall not be sufficient to make the payment thereon required to be made in full, such assets will be distributed to the holders of the shares of the Convertible Preferred Stock, Series 7%, and any Parity Stock (such as the DECS) ratably in proportion to the full amounts to which they would otherwise be entitled. After payment is made in full to the holders of the shares of the Convertible Preferred Stock, Series 7%, the remaining assets and funds of the Company will be distributed among the holders of all shares of stock ranking subordinate to the Convertible Preferred Stock, Series 7%, according to their respective rights.

                            DESCRIPTION OF THE DECS

     The following information is a summary of the material terms of the Certificate of Designations with respect to the DECS ("Certificate of Designations"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and such summary is subject to and qualified in its entirety by reference to the Company's Charter and the Certificate of Designations.

     Ranking. The DECS will rank prior to the Common Stock both as to payment of dividends and distribution of assets upon liquidation and will rank pari passu with the Company's outstanding Convertible Preferred Stock, Series 7%. In addition, the DECS will rank on a parity with any Preferred Stock issued in the future by the Company that by its terms ranks pari passu with the DECS.

     Dividends. The holders of DECS are entitled to receive, when, as and if dividends on the DECS are declared by the Board of Directors of the Company out of funds legally available therefor, cumulative preferential dividends from the
issue date of the DECS, accruing at the rate per share of $          per annum
or $          per quarter for each DECS, payable quarterly in arrears on the first day of each January, April, July and October, or, if any such date is not a business day, on the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in cash to the holders of DECS as of the record date for such dividend payment and would not be included in the calculation of the related Call Price as set forth below. The first dividend payment will be for the period from the issue date of the DECS to and including June 30, 1994 and will be payable on July 1, 1994. Dividends (or amounts equal to accrued and unpaid dividends) payable on the DECS for any period shorter than a quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Dividends will be payable to holders of record of the DECS as they appear on the stock register of the Company, on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends are payable in cash except in connection with certain redemptions by the Company.

     Dividends on the DECS will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. Accumulated and unpaid dividends will not bear interest.

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

     Unless full cumulative dividends with respect to the DECS shall have been paid or contemporaneously are declared and paid through the most recent dividend payment date, then, whether or not the Mandatory Conversion Date has occurred,
(a) no full cash dividend shall be declared or paid or set aside for payment or other distribution declared or made on any shares of the Company ranking on a parity as to dividends with the DECS, (b) no dividend or other distribution (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, shares of Common Stock or in any other stock of the Company ranking junior to the DECS as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other shares of the Company ranking junior to the DECS as to dividends and (c) no Common Stock or any other shares of the Company ranking junior to or on a parity with the DECS as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series or class) by the Company, except by conversion into or exchange for shares of the Company ranking junior to the DECS as to dividends and upon liquidation. When dividends which are payable in cash have not been paid or set aside in full with respect to the DECS and any other shares of the Company ranking on a parity as to dividends with the DECS, all dividends declared with respect to the DECS and any other shares of the Company ranking on a parity as to dividends with the DECS shall be declared pro rata so that the amount of dividends declared per share on the DECS and such other shares shall in all cases bear to each other the same ratio that at the time of declaration accrued and payable but unpaid dividends per share on the DECS and such other shares bear to each other. Holders of the DECS shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein described.

     Mandatory Conversion of DECS. On the Mandatory Conversion Date, each outstanding DECS will convert automatically into shares of Common Stock at the Common Equivalent Rate in effect on such date and the right to receive an amount in cash equal to all accrued and unpaid dividends on such DECS (other than dividends payable to a holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Company to redeem the DECS on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, as described below, and subject to the conversion of the DECS at the option of the holder at any time prior to the Mandatory Conversion Date. The Common Equivalent Rate is initially one share of Common Stock for each DECS, and is subject to adjustment as described below.

     Because the price of the Common Stock is subject to market fluctuations, the value of the Common Stock received by a holder of DECS upon Mandatory Conversion may be more or less than the amount paid for the DECS. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the DECS then outstanding.

     Right to Redeem DECS. The DECS are not redeemable by the Company prior to the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Company may redeem the outstanding DECS, in whole or in part. Upon any such redemption, each holder of DECS will receive, in exchange for each DECS so called, a number of shares of Common Stock equal to the Call Price of the DECS in effect on the date of redemption divided by the Current Market Price of the Common Stock determined as of the date which is the trading day prior to the public announcement of the call for redemption. The Call Price of each DECS is the sum
of (i) $       on and after the Initial Redemption Date through June 30, 1997,
$       on and after July 1, 1997 through September 30, 1997, $       on and
after October 1, 1997 through December 31, 1997, and $       on and after
January 1, 1998 until the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon to the date fixed for redemption (other than dividends payable to a holder of record as of a prior date). The public announcement of any call for redemption shall be made prior to the mailing of the notice of such call to holders of DECS as described below. Dividends will cease to accrue on DECS on the date fixed for their redemption.

     The term "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Common Stock as reported on the

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

NYSE for the 15 consecutive trading days ending on and including such date of determination and (y) the closing sale price of the Common Stock as reported on the NYSE for such date of determination; provided, however, that, with respect to any redemption of the DECS, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

     The opportunity for equity appreciation afforded by an investment in the DECS is less substantial than the opportunity for equity appreciation afforded by an investment in the Common Stock because the Company may, at its option, redeem the DECS at any time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, and may be expected to do so prior to the Mandatory Conversion Date if the market price of the Common Stock exceeds the Call Price. In such event, holders of the DECS will receive less than one share of Common Stock for each DECS. However, because holders of DECS called for redemption will have the option to surrender DECS for conversion at the Conversion Price up to the close of business on the redemption date (and may be expected to do so if the market price of the Common Stock exceeds the Conversion
Price), a holder that elects to convert will receive    of a share of Common
Stock for each DECS. Because the number of shares of Common Stock to be delivered in payment of the Call Price will be determined on the basis of the market price of the Common Stock prior to the announcement of the call, the value per share of the shares of Common Stock to be delivered may be more or less than the Call Price on the date of delivery.

     As a result of these provisions, holders of DECS would be expected to realize no equity appreciation if the market price of one share of Common Stock is below the Conversion Price, and less than all of such appreciation if the market price of one share of Common Stock is above the Conversion Price. Holders of DECS will realize the entire decline in equity value if the market price of the Common Stock is less than the price paid for a DECS.

     Conversion at Option of Holder. The DECS are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a
rate of    of a share of Common Stock for each DECS (the "Optional Conversion
Rate") (equivalent to a Conversion Price of $          per share of Common
Stock), subject to adjustment as described below. The right to convert DECS called for redemption will terminate at the close of business on the redemption date.

     Conversion of DECS may be effected by delivering certificates evidencing such DECS, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose (and, if applicable, payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Company. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of DECS at the close of business on a record date for any payment of dividends will be entitled to receive the dividend payable on such DECS on the corresponding dividend payment date notwithstanding the conversion of such DECS following such record date and prior to such dividend payment date. However, DECS surrendered for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding dividend payment date (unless such DECS are subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date. Except as provided above, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on converted DECS or for dividends or distributions on the shares of Common Stock issued upon such conversion.

     Conversion Adjustment. The Common Equivalent Rate and the Optional Conversion Rate are each subject to adjustment if the Company shall (i) pay a dividend or make a distribution with respect to

Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of Common Stock any shares of common stock of the Company, (v) issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the market price of the Common Stock or (vi) pay a dividend or make a distribution to all holders of its Common Stock in the form of evidences of its indebtedness, cash or other assets (including capital stock of the Company other than Common Stock but excluding any dividends or distributions referred to in clause (i) above or any cash dividends other than "Extraordinary Cash Dividends" as defined below) or issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). The Company will also be entitled (but shall not be required) to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price, as it in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders will not be taxable. "Extraordinary Cash Distribution" means the portion of any cash dividend or cash distribution on the Common Stock that, when added to all other cash dividends and cash distributions on the Common Stock made during the immediately preceding 12-month period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10 percent of the average daily closing sales price of the Common Stock over such 12-month period. All adjustments to the Common Equivalent Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock (or if there is not a nearest 1/100th of a share to the next lower 1/100th of a share). No adjustment in the Common Equivalent Rate and the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     Whenever the Common Equivalent Rate and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with each transfer agent for the DECS a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the DECS providing specified information with respect to such adjustment. At least 10 business days prior to certain specified actions that could result in certain adjustments in the Common Equivalent Rate and the Optional Conversion Rate, the Company will notify each holder of DECS concerning such proposed action.

     Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another corporation) or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each DECS shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such DECS might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such DECS would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such DECS immediately prior to consummation of such transaction, assuming that, if the earlier of the public announcement of such redemption or the commencement of the mailing of notice of such redemption to holders of DECS (the "Notice Date") is not prior to such transaction, the Notice Date had been the date of such transactions; and assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share of Common Stock, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which the DECS shall be convertible after consummation of such transaction shall be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     Fractional Shares. No fractional shares of Common Stock will be issued upon redemption or conversion of the DECS. In lieu of any fractional share otherwise issuable in respect of all DECS of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash equal to the same fraction of the (i) Current Market Price in the case of redemption, or
(ii) Closing Price (as defined in the Certificate of Designations) of the Common Stock determined (A) as of the fifth trading day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second trading day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder.

     Notice to Holders of DECS. The Company will provide notice of any call of the DECS to holders of record of the DECS to be called not less than 15 nor more than 60 days prior to the date fixed for redemption. Such notice shall be provided by mailing notice of such redemption to the holders of record of the DECS to be called. Each holder of DECS to be called shall surrender the certificates evidencing such DECS to the Company at the place designated in such notice and shall be entitled to receive certificates for shares of Common Stock following such surrender and the date of such redemption. If fewer than all the outstanding DECS are to be called, the DECS to be called shall be selected by the Company from outstanding DECS by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors of the Company in its sole discretion to be equitable.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of DECS, after payment or provision for payment of the debts and other liabilities of the Company and before any distribution to the holders of the Common Stock or any other stock ranking junior to the DECS with respect to distributions upon liquidation, dissolution or winding up, will be entitled to receive, for each DECS, an amount equal to the sum of (i) the per share price to the public shown on the cover page of this Prospectus and (ii) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up. In the event the assets of the Company available for distribution to the holders of the DECS upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding DECS and any shares of the Company ranking on a parity with the DECS upon liquidation, then the holders of all such DECS shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding DECS and the holders of such shares of the Company ranking on a parity with the DECS upon liquidation are entitled were paid in full.

     Voting Rights. The holders of DECS shall have the right to vote with the holders of Common Stock in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of 4/5 of a vote for each DECS held; the holders of DECS, and the holders of Common Stock will vote together as one class except as otherwise provided by law or by the Charter.

     Whenever dividends on the DECS shall be in arrears and unpaid in an aggregate amount of dividends payable thereon for four quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any reason to exercise voting rights, separate from the Common Stock, to elect any Director of the Company ("Preferred Stock Directors"), the holders of the DECS (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each DECS entitled to one vote on this and other matters in which the holders of Preferred Stock vote as a group, will be entitled to vote for the election of two Preferred Stock Directors of the Company, such Directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right. Such right shall, when vested, continue until all dividends in default on the DECS shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors shall terminate or have terminated and, when so paid and such termination occurs or has occurred, such right of the holders of the DECS shall cease. The term of office of all Directors elected by the holders of the DECS and such other series shall terminate on the earlier of (i) the next annual meeting of the stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of the DECS and such other series to vote for such Directors.

     The Company will not, without the approval of the holders of at least
66 2/3 percent of all the DECS then outstanding: (i) amend, alter or repeal any of the provisions of the Charter or the Bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the DECS then outstanding or reduce the minimum time required for any notice to which only the holders of the DECS then outstanding may be entitled (an amendment of the Charter to authorize or create, or to increase the authorized amount of any stock of any class ranking junior to or on a parity with the DECS shall be deemed not to affect adversely the powers, preferences, or rights of the holders of the DECS); (ii) create any series of Preferred Stock ranking prior to the DECS as to payment of dividends or upon liquidation; (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the DECS as to payment of dividends or upon liquidation; or (iv) merge or consolidate with or into any other corporation, unless each holder of the DECS immediately preceding such merger or consolidation shall receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the DECS so held.

     As long as any DECS are outstanding, the Company will not, without the approval of the holders of at least a majority of the DECS and shares of any Preferred Stock ranking on a parity with the DECS then outstanding: (i) increase the authorized amount of the Preferred Stock or (ii) create any class or classes of capital stock ranking on a parity with the DECS, either as to payment of dividends or upon liquidation, and not existing on the date of the Certificate of Designations, or create any stock, or other security, convertible into or exchangeable for or evidencing the right to purchase any stock of such other class of capital stock ranking on a parity with the DECS, or increase the authorized number of shares of any such other class of capital stock or amount of such other stock or security.

     Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the DECS shall be required if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such prior or parity stock or such other stock or security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all DECS at the time outstanding.

     Reissuance. DECS redeemed for or converted into Common Stock or otherwise acquired by the Company will assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

     Listing. The DECS have been approved for listing on the NYSE under the symbol SFRPRA.

     Registrar and Transfer Agent. First Chicago Trust Company of New York, which also acts as transfer agent and registrar for the Common Stock and the Convertible Preferred Stock, 7%, will serve as registrar and transfer agent for the DECS.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the material United States federal income tax consequences under existing law of the ownership and disposition of the DECS. Changes to existing law, which could have retroactive effect, may alter the consequences described below. This discussion relates only to DECS or shares of Common Stock received upon conversion thereof or in exchange therefor that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended at the date hereof (the "Code"), and does not deal with all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules). In addition, stock having terms closely resembling those of the DECS has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Internal Revenue Service will take the positions set forth below. Except as otherwise indicated, statements of legal conclusions regarding federal income tax consequences in this section reflect the opinion of Andrews & Kurth L.L.P., counsel to the Company. These conclusions are based on the Code, regulations promulgated thereunder, and the current judicial and administrative interpretations thereof. The Company has not and will not seek a ruling as to any tax matters relating to the DECS. Persons considering the purchase of DECS should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

     Dividends paid on the DECS out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and will qualify for the 70 percent intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other applicable requirements. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction.

     Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of the DECS will not constitute extraordinary dividends under Section 1059(c). In addition, under
Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." However, while the issue is not free from doubt due to the lack of authority directly on point, the DECs will not constitute "disqualified preferred stock."

REDEMPTION PREMIUM

     Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includable in income, prior to receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority addressing the issue,
Section 305(c) should not currently apply to stock with terms such as those of the DECS.

REDEMPTION OR MANDATORY OR OPTIONAL CONVERSION INTO COMMON STOCK

     Gain or loss generally will not be recognized by a holder upon the redemption of the DECS for shares of Common Stock or the conversion of DECS into shares of Common Stock if no cash is received. Income may be recognized, however, to the extent cash or Common Stock is received in payment of accrued and unpaid dividends in arrears. Such income would probably be characterized as dividend income, although some uncertainty exists as to the appropriate characterization of payments in satisfaction of undeclared accrued and unpaid dividends. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received such fractional share and having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's basis in the fractional share interest.

     Generally, a holder's basis in the Common Stock received upon the redemption or conversion of the DECS (other than shares of Common Stock taxed upon receipt) will equal the adjusted tax basis of the redeemed or converted DECS plus the amount of gain recognized, minus the amount of cash received, and the holding period of such Common Stock will include the holding period of the redeemed or converted DECS.

ADJUSTMENT OF CONVERSION RATE

     Certain adjustments (or failures to make adjustments) to the Common Equivalent Rate to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock may result in a constructive distribution taxable as dividends to the holders of the DECS, which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders. See "--Dividends."

CONVERSION OF DECS AFTER DIVIDEND RECORD DATE

     If a holder of DECS exercises such holder's right to convert DECS into shares of Common Stock after a dividend record date but before payment of the dividend, then such holder generally will be required to pay the Company an amount equal to the portion of such dividend attributable to the current quarterly dividend period upon conversion, which amount would increase the basis of the Common Stock received. The holder would recognize the dividend payment as income.

BACKUP WITHHOLDING

     Certain non-corporate holders may be subject to backup withholding at a rate of 31 percent on dividends and certain consideration received upon the redemption or conversion of the DECS. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the Internal Revenue Service that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company the number of DECS set forth opposite their respective names. The Underwriters are committed to purchase all of the DECS if any are purchased.

                                                                       NUMBER OF
                                 UNDERWRITERS                            DECS
            ------------------------------------------------------    -----------
            Salomon Brothers Inc..................................
            Lazard Freres & Co....................................
            PaineWebber Incorporated..............................
                                                                      -----------
                 Total............................................     10,700,000
                                                                      -----------

     The Underwriters have advised the Company that they propose initially to offer DECS to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company and each of its executive officers and directors (other than Mr. Dammeyer) and each of HC Associates and Minorco USA, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities convertible into or exercisable or exchangeable for Common Stock, or any rights to acquire Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of Salomon Brothers Inc; provided, however, that such restriction shall not affect the ability of the Company or its subsidiaries to take any such actions (i) as a consequence of obligations with respect to securities outstanding prior to the date of this Prospectus, (ii) in connection with any employee benefit or incentive plans of the Company or (iii) in connection with the offering of the DECS made hereby or the conversion thereof.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 1,605,000 DECS, at the per share price to public less underwriting discounts and commissions. The Underwriters may exercise such rights of purchase only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase the same proportion of such additional DECS as the number of other DECS to be purchased by that Underwriter shown in the foregoing table bears to the total number of DECS initially offered hereby.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     The DECS are a new issue of securities with no established trading market. The DECS have been approved for trading on the NYSE, but no assurance can be given as to the development or liquidity of any trading market in the DECS. If an active market does not develop, the market price and liquidity of the DECS may be adversely affected.

                           VALIDITY OF THE SECURITIES

     The validity of the DECS will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information appearing in this Prospectus regarding the estimated quantities of reserves of the oil and natural gas properties owned by the Company, the future net revenues from such reserves and the present value thereof is based on estimates of such reserves and present values prepared by Ryder Scott Company, independent petroleum engineers.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       ------
Audited Financial Statements
          Report of Independent Accountants............................................    F-2
          Consolidated Statement of Operations for the years ended December 31, 1993,
         1992 and 1991.................................................................    F-3
          Consolidated Balance Sheet -- December 31, 1993 and 1992.....................    F-4
          Consolidated Statement of Cash Flows for the years ended December 31, 1993,
         1992 and 1991.................................................................    F-5
          Consolidated Statement of Shareholders' Equity for the years ended December
         31, 1993, 1992 and 1991.......................................................    F-6
          Notes to Consolidated Financial Statements...................................    F-7
Unaudited Financial Information
          Supplemental Information to the Consolidated Financial Statements............   F-26
Unaudited Financial Statements
          Consolidated Statement of Operations for the three months ended March 31,
         1994
            and 1993...................................................................   F-35
          Consolidated Balance Sheet -- March 31, 1994 and December 31, 1993...........   F-36
          Consolidated Statement of Cash Flows for the three months ended March 31,
         1994
            and 1993...................................................................   F-37
          Consolidated Statement of Shareholders' Equity for the three months ended
         March 31, 1994 and 1993.......................................................   F-38
          Notes to Consolidated Financial Statements...................................   F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Santa Fe Energy Resources, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows, and of shareholders' equity present fairly, in all material respects, the financial position of Santa Fe Energy Resources, Inc. and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

Houston, Texas
February 18, 1994

                        SANTA FE ENERGY RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                       1993      1992        1991
                                                                                    ---------  ---------  ---------
Revenues
    Crude oil and liquids.........................................................  $   307.3  $   333.6  $   320.3
    Natural gas...................................................................      107.8       74.8       47.9
    Natural gas systems...........................................................        8.2        7.3         --
    Crude oil marketing and trading...............................................        9.9        5.9        7.2
    Other.........................................................................        3.7        5.9        4.4
                                                                                    ---------  ---------  ---------
                                                                                        436.9      427.5      379.8
                                                                                    ---------  ---------  ---------
Costs and Expenses
    Production and operating......................................................      163.8      153.4      134.6
    Oil and gas systems and pipelines.............................................        4.2        3.2         --
    Exploration, including dry hole costs.........................................       31.0       25.5       18.7
    Depletion, depreciation and amortization......................................      152.7      146.3      106.6
    Impairment of oil and gas properties..........................................       99.3         --         --
    General and administrative....................................................       32.3       30.9       27.8
    Taxes (other than income).....................................................       27.3       24.3       27.2
    Restructuring charges.........................................................       38.6         --         --
    Loss (gain) on disposition of oil and gas properties..........................        0.7      (13.6)       0.5
                                                                                    ---------  ---------  ---------
                                                                                        549.9      370.0      315.4
                                                                                    ---------  ---------  ---------
Income (Loss) from Operations.....................................................     (113.0)      57.5       64.4
    Interest income...............................................................        9.1        2.3        2.3
    Interest expense..............................................................      (45.8)     (55.6)     (47.3)
    Interest capitalized..........................................................        4.3        4.9        7.7
    Other income (expense)........................................................       (4.8)     (10.0)       5.6
                                                                                    ---------  ---------  ---------
Income (Loss) Before Income Taxes.................................................     (150.2)      (0.9)      32.7
    Income taxes..................................................................       73.1       (0.5)     (14.2)
                                                                                    ---------  ---------  ---------
Net Income (Loss).................................................................      (77.1)      (1.4)      18.5
Preferred dividend requirement....................................................       (7.0)      (4.3)        --
                                                                                    ---------  ---------  ---------
Earnings (Loss) Attributable to Common Shares.....................................  $   (84.1) $    (5.7) $    18.5
                                                                                    =========  =========  =========
Earnings (Loss) Attributable to Common Shares Per Share...........................  $   (0.94) $   (0.07) $    0.29
                                                                                    =========  =========  =========
Weighted Average Number of Shares Outstanding (in millions).......................       89.7       79.0       63.8
                                                                                    =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1993          1992
                                                                                        -----------   ------------
                                        ASSETS
Current Assets
    Cash and cash equivalents.........................................................  $        4.8  $       83.8
    Accounts receivable...............................................................          87.4          90.0
    Income tax refund receivable......................................................            --          16.2
    Inventories.......................................................................           8.7           4.8
    Assets held for sale..............................................................          59.5            --
    Other current assets..............................................................          12.2          10.6
                                                                                        ------------  ------------
                                                                                               172.6         205.4
                                                                                        ------------  ------------
Investment in Hadson Corporation......................................................          56.2            --
                                                                                        ------------  ------------
Properties and Equipment, at cost
    Oil and gas (on the basis of successful efforts accounting).......................       2,064.3       2,330.9
    Other.............................................................................          27.3          26.8
                                                                                        ------------  ------------
                                                                                             2,091.6       2,357.7
    Accumulated depletion, depreciation, amortization and impairment..................      (1,258.9)     (1,255.9)
                                                                                        ------------  ------------
                                                                                               832.7       1,101.8
                                                                                        ------------  ------------
Other Assets
    Receivable under gas balancing arrangements.......................................           3.9           7.7
    Other.............................................................................          11.5          22.3
                                                                                        ------------  ------------
                                                                                                15.4          30.0
                                                                                        ------------  ------------
                                                                                        $    1,076.9  $    1,337.2
                                                                                        ============  ============
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts payable..................................................................  $       93.5  $       90.9
    Interest payable..................................................................          10.2          11.0
    Current portion of long-term debt.................................................          44.3          53.4
    Other current liabilities.........................................................          18.1          17.1
                                                                                        ------------  ------------
                                                                                               166.1         172.4
                                                                                        ------------  ------------
Long-Term Debt........................................................................         405.4         492.8
                                                                                        ------------  ------------
Deferred Revenues.....................................................................           8.6          13.0
                                                                                        ------------  ------------
Other Long-Term Obligations...........................................................          48.8          43.4
                                                                                        ------------  ------------
Deferred Income Taxes.................................................................          44.4         119.0
                                                                                        ------------  ------------
Commitments and Contingencies (Note 12)...............................................            --            --
                                                                                        ------------  ------------
Convertible Preferred Stock, $0.01 par value, 5.0 million shares authorized, issued
  and outstanding.....................................................................          80.0          80.0
                                                                                        ------------  ------------
Shareholders' Equity
    Preferred stock, $0.01 par value, 45.0 million shares authorized, none issued.....            --            --
    Common stock, $0.01 par value, 200.0 million shares authorized....................           0.9           0.9
    Paid-in capital...................................................................         496.9         494.3
    Unamortized restricted stock awards...............................................          (0.1)         (0.4)
    Accumulated deficit...............................................................        (173.8)        (78.0)
    Foreign currency translation adjustment...........................................          (0.3)         (0.2)
                                                                                        ------------  ------------
                                                                                               323.6         416.6
                                                                                        ------------  ------------
                                                                                        $    1,076.9  $    1,337.2
                                                                                        ============  ============

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1992        1991
                                                                                ----------  ----------  ----------
Operating Activities:
    Net income (loss).........................................................  $    (77.1) $     (1.4) $     18.5
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Depletion, depreciation and amortization..............................       152.7       146.3       106.6
        Impairment of oil and gas properties..................................        99.3          --          --
        Restructuring charges.................................................        27.8          --          --
        Deferred income taxes.................................................       (71.9)       (6.3)        1.5
        Net loss (gain) on disposition of properties..........................         0.7       (13.6)       (5.5)
        Exploratory dry hole costs............................................         8.9         4.7         3.8
        Expenses related to acquisition of Adobe Resources Corporation........          --        10.9          --
        Other.................................................................         4.2         2.0         0.3
    Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable............................        12.4        (8.3)       23.6
        Decrease (increase) in inventories....................................        (3.8)        0.3         5.6
        Increase (decrease) in accounts payable...............................        (2.6)        5.9       (24.9)
        Increase (decrease) in interest payable...............................        (0.8)        0.4         0.2
        Decrease in income taxes payable......................................        (0.6)       (0.4)       (3.6)
        Net change in other assets and liabilities............................        11.0         1.0         2.3
                                                                                ----------  ----------  ----------
Net Cash Provided by Operating Activities.....................................       160.2       141.5       128.4
                                                                                ----------  ----------  ----------
Investing Activities:
    Capital expenditures, including exploratory dry hole costs................      (127.0)      (76.8)     (108.1)
    Acquisitions of producing properties, net of related debt.................        (4.4)      (14.2)      (28.5)
    Acquisition of Adobe Resources Corporation................................          --       (11.9)         --
    Acquisition of Santa Fe Energy Partners, L.P..............................       (28.3)         --          --
    Net proceeds from sales of properties.....................................        39.9        89.1        22.1
    Increase in partnership interest due to reinvestment......................        (1.6)       (2.1)       (2.7)
                                                                                ----------  ----------  ----------
Net Cash Used in Investing Activities.........................................      (121.4)      (15.9)     (117.2)
                                                                                ----------  ----------  ----------
Financing Activities:
    Net change in short-term debt.............................................          --        (4.6)       (4.2)
    Proceeds from long-term borrowings........................................          --         5.0          --
    Principal payments on long-term borrowings................................       (41.5)      (55.5)      (16.3)
    Net change in revolving credit agreement..................................       (55.0)         --          --
    Cash dividends paid to others.............................................       (21.3)      (14.9)      (10.2)
                                                                                ----------  ----------  ----------
Net Cash Used in Financing Activities.........................................      (117.8)      (70.0)      (30.7)
                                                                                ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..........................       (79.0)       55.6       (19.5)
Cash and Cash Equivalents at Beginning of Year................................        83.8        28.2        47.7
                                                                                ----------  ----------  ----------
Cash and Cash Equivalents at End of Year......................................  $      4.8  $     83.8  $     28.2
                                                                                ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                        (SHARES AND DOLLARS IN MILLIONS)


                                                                                                         FOREIGN
                                                                            UNAMORTIZED                  CURRENCY
                                                 COMMON STOCK               RESTRICTED                   TRANSLA-       TOTAL
                                                ---------------   PAID-IN      STOCK      ACCUMULATED      TION     SHAREHOLDERS'
                                                SHARES   AMOUNT   CAPITAL     AWARDS        DEFICIT     ADJUSTMENT     EQUITY
                                                ------   ------   -------  ------------   -----------   ----------  -------------
Balance at December 31, 1990..................    63.8    $0.6    $ 282.4     $    --      $   (67.2)     $   --       $ 215.8
  Net income..................................      --      --         --          --           18.5          --          18.5
  Issuance of common stock....................     0.3      --        2.5        (1.4)            --          --           1.1
  Dividends declared..........................      --      --         --          --          (10.3)         --         (10.3)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance at December 31, 1991..................    64.1     0.6      284.9        (1.4)         (59.0)         --         225.1
  Issuance of common stock
    Acquisition of Adobe
     Resources Corporation....................    24.9     0.3      205.3          --             --          --         205.6
    Employee stock compensation and savings
     plans....................................     0.5      --        4.1        (0.5)            --          --           3.6
  Amortization of restricted stock awards.....      --      --         --         1.5             --          --           1.5
  Foreign currency translation adjustments....      --      --         --          --             --        (0.2)         (0.2)
  Net loss....................................      --      --         --          --           (1.4)         --          (1.4)
  Dividends declared..........................      --      --         --          --          (17.6)         --         (17.6)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance at December 31, 1992..................    89.5     0.9      494.3        (0.4)         (78.0)       (0.2)        416.6
  Issuance of common stock
    Employee stock compensation and savings
     plans....................................     0.3      --        2.6        (0.1)            --          --           2.5
  Amortization of restricted
   stock awards...............................      --      --         --         0.4             --          --           0.4
  Pension liability adjustment................      --      --         --          --           (0.9)         --          (0.9)
  Foreign currency transaction adjustments....      --      --         --          --             --        (0.1)         (0.1)
  Net loss....................................      --      --         --          --          (77.1)         --         (77.1)
  Dividends declared..........................      --      --         --          --          (17.8)         --         (17.8)
                                                  ----    ----    -------     -------      ---------      ------       -------
Balance December 31, 1993.....................    89.8    $0.9    $ 496.9     $  (0.1)     $  (173.8)     $ (0.3)      $ 323.6
                                                  ====    ====    =======     =======      =========      ======       =======

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

    The consolidated financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") and its subsidiaries include the accounts of all wholly owned subsidiaries. The accounts of Santa Fe Energy Partners, L.P., (the "Partnership") are included on a proportional basis until September 1993 when Santa Fe purchased all the Partnership's outstanding Depositary Units and undeposited LP Units other than those units held by Santa Fe and its affiliates.

    On September 27, 1993 the Company exercised its right under the Agreement of Limited Partnership to purchase all of the Partnership's outstanding Depositary Units and undeposited LP Units, other than those units held by the Company and its affiliates, at a redemption price of $4.9225 per unit. Consideration for the 5,749,500 outstanding units totalled $28.3 million. The acquisition of the units has been accounted for as a purchase and the results of operations of the Partnership attributable to the units acquired is included in the Company's results of operations with effect from October 1, 1993. The purchase price has been allocated primarily to oil and gas properties.

    References herein to the "Company" or "Santa Fe" relate to Santa Fe Energy Resources, Inc., individually or together with its consolidated subsidiaries; references to the "Partnership" relate to Santa Fe Energy Partners, L.P.

    All significant intercompany accounts and transactions have been eliminated. Prior years' financial statements include certain reclassifications to conform to current year's presentation.

  Oil and Gas Operations

    The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Costs (both tangible and intangible) of productive wells and development dry holes, as well as the cost of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not find proved reserves are expensed upon determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

    Depletion and depreciation of proved properties are computed on an individual field basis using the unit-of-production method based upon proved oil and gas reserves attributable to the field. Certain other oil and gas properties are depreciated on a straight-line basis. Individual proved properties are reviewed periodically to determine if the carrying value of the field exceeds the estimated undiscounted future net revenues from proved oil and gas reserves attributable to the field. Based on this review and the continuing evaluation of development plans, economics and other factors, if appropriate, the Company records impairments (additional depletion and depreciation) to the extent that the carrying value exceeds the estimated undiscounted future net revenues. Such impairments totaled $99.3 million in 1993 and there were none in 1992 and 1991.

    The Company provides for future abandonment and site restoration costs with respect to certain of its oil and gas properties. The Company estimates that with respect to these properties such future costs total approximately $24.7 million and such amount is being accrued over the expected life of the properties. At December 31, 1993 Accumulated Depletion, Depreciation, Amortization and Impairment includes $14.6 million with respect to such costs.

    The value of undeveloped acreage is aggregated and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized to expense over the average holding period. Additional amortization may be recognized based upon periodic assessment of prospect evaluation results. The cost of properties determined to be productive is transferred to proved

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

properties; the cost of properties determined to be nonproductive is charged to accumulated amortization.

    Maintenance and repairs are expensed as incurred; major renewals and improvements are capitalized. Gains and losses arising from sales of properties are included in income currently.

  Revenue Recognition

    Revenues from the sale of petroleum produced are generally recognized upon the passage of title, net of royalties and net profits interests. Crude oil revenues include the effect of hedging transactions; see Note 12 -- Commitments and Contingencies -- Crude Oil Hedging Program. Crude oil revenues also include the value of crude oil consumed in operations with an equal amount charged to operating expenses. Such amounts totalled $15.4 million in 1991, $4.8 million in 1992 and $1.2 million in 1993.

    Revenues from natural gas production are generally recorded using the entitlement method, net of royalties and net profits interests. Sales proceeds in excess of the Company's entitlement are included in Deferred Revenues and the Company's share of sales taken by others is included in Other Assets. At December 31, 1993 the Company's deferred revenues for sales proceeds received in excess of the Company's entitlement was $6.8 million with respect to 5.2 MMcf and the asset related to the Company's share of sales taken by others was $3.9 million with respect to 2.7 MMcf. Natural gas revenues are net of the effect of hedging transactions; see Note 12 -- Commitments and Contingencies -- Natural Gas Hedging Program.

    Revenues from crude oil marketing and trading represent the gross margin resulting from such activities. Revenues from such activities are net of costs of sales of $210.5 million in 1991, $247.3 million in 1992 and $225.9 million in 1993.

    Revenues from natural gas systems are net of the cost of natural gas purchased and resold. Such costs totalled $43.8 million in 1992 and $49.9 million in 1993.

  Earnings Per Share

    Earnings per share are based on the weighted average number of common shares outstanding during the year.

  Accounts Receivable

    Accounts Receivable relates primarily to sales of oil and gas and amounts due from joint interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint interest agreements. At December 31, 1993 and 1992 the Company's allowance for doubtful accounts receivable, which is reflected in the consolidated balance sheet as a reduction in accounts receivable, totaled $6.3 million and $5.0 million, respectively. Accounts receivable totalling $0.2 million, $1.1 million and $0.1 million were written off as uncollectible in 1991, 1992 and 1993, respectively.

  Inventories

    Inventories are valued at the lower of cost (average price or first.in, first.out) or market. Crude oil inventories at December 31, 1993 and 1992 were $1.1 million and $1.5 million, respectively, and materials and supplies inventories at such dates were $7.6 million and $3.3 million, respectively.

  Environmental Expenditures

    Environmental expenditures relating to current operations are expensed or capitalized, as appropriate, depending on whether such expenditures provide future economic benefits. Liabilities

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

  Income Taxes

    The Company follows the asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are determined using the tax rate for the period in which those amounts are expected to be received or paid, based on a scheduling of temporary differences between the tax bases of assets and liabilities and their reported amounts. Under this method of accounting for income taxes, any future changes in income tax rates will affect deferred income tax balances and financial results.

(2) CORPORATE RESTRUCTURING PROGRAM

    In October 1993 the Company's Board of Directors endorsed a broad corporate restructuring program that focuses on the disposition of non-core assets, the concentration of capital spending in core areas, the refinancing of certain long-term debt and the elimination of the payment of its $0.04 per share quarterly dividend on common stock.

    In implementing the restructuring program the Company recorded a nonrecurring charge of $38.6 million in 1993 comprised of (1) losses on property dispositions of $27.8 million: (2) long-term debt repayment penalties of $8.6 million; and (3) accruals for certain personnel benefits and related costs of $2.2 million.

    The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson"), the sale to Vintage Petroleum, Inc. of certain southern California and Gulf Coast oil and gas producing properties and the sale to Bridge Oil (U.S.A.) Inc. ("Bridge") of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage. The Company also plans to dispose of other non-core oil and gas properties during 1994.

    In 1994 the Company intends to refinance a portion of its existing long-term debt and is currently evaluating a combination of debt and equity financing arrangements with which to effect the refinancing.

    Sale to Hadson. In December 1993 the Company completed a transaction with Hadson under the terms of which the Company sold the common stock of Adobe Gas Pipeline Company ("AGPC"), a wholly-owned subsidiary which held the Company's natural gas gathering and processing assets, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of $52.0 million and 40% of Hadson's common stock. In addition, the Company signed a seven-year gas sales contract under the terms of which Hadson will market substantially all of the Company's domestic natural gas production at market prices as defined by published monthly indices for relevant production locations.

    The Company accounted for the sale as a non-monetary transaction and the investment in Hadson has been valued at $56.2 million, the carrying value of the Company's investment in AGPC. The Company's investment in Hadson is being accounted for on the equity basis. At December 31, 1993 the Company's investment in Hadson's common stock exceeded the net book value attributable to such common shares by approximately $11.3 million. The Company's income from operations for 1993 includes $1.6 million attributable to the assets sold to Hadson.

    Sale to Vintage. In November 1993 the Company completed the sale of certain southern California and Gulf Coast producing properties for net proceeds totalling $41.3 million in cash, $31.5

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

million of which was collected in 1993. The Company's income from operations for 1993 includes $2.7 million attributable to the assets sold to Vintage.

    Sale to Bridge. In December 1993 the Company signed a Purchase and Sales Agreement with Bridge under the terms of which Bridge will purchase certain Mid-Continent and Rocky Mountain producing and nonproducing oil and gas properties. The sale price of $51.0 million, subject to certain adjustments, will be received by the Company either in the form of cash plus 10% of the outstanding shares of Bridge, following the contemplated public offering of that stock in the first quarter of 1994, or entirely in cash. The transaction is expected to close in the second quarter of 1994.

    The net book value of these assets is included in Assets Held for Sale at December 31, 1993. The Company's income from operations for 1993 includes $5.8 million attributable to the assets to be sold to Bridge.

    Other Dispositions. The Company has identified certain other oil and gas properties which it plans to dispose of in 1994. The estimated realizable value of these properties, $1.0 million, is included in Assets Held for Sale at December 31, 1993. In the first quarter of 1994 the Company sold its interest in certain other oil and gas properties for $8.3 million.

(3)  MERGER WITH ADOBE RESOURCES CORPORATION

    On May 19, 1992 Adobe Resources Corporation ("Adobe"), an oil and gas exploration and production company, was merged with and into Santa Fe (the "Merger"). The acquisition has been accounted for as a purchase and the results of operations of the properties acquired (the "Adobe Properties") are included in Santa Fe's results of operations effective June 1, 1992.

    To consummate the Merger, the Company issued 24.9 million shares of common stock valued at $205.5 million, 5.0 million shares of convertible preferred stock valued at $80.0 million, assumed long-term bank debt and other liabilities of $140.0 million and $35.0 million, respectively, and incurred $13.8 million in related costs. The Company also recorded a $19.7 million deferred tax liability with respect to the difference between the book and tax basis in the assets acquired. Certain merger.related costs incurred by Adobe and paid by Santa Fe totaling $10.9 million were charged to income in the second quarter of 1992.

    The Merger constituted a "change of control" as defined in certain of the Company's employee benefit plans and employment agreements (see Notes 10 and 12).

    In a separate transaction in January 1992, the Company purchased three producing properties from Adobe for $14.2 million.

(4)  SANTA FE ENERGY TRUST

    In November 1992 5,725,000 Depository Units ("Trust Units"), each consisting of beneficial ownership of one unit of undivided beneficial interest in the Santa Fe Energy Trust (the "Trust") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on or about February 15, 2008, were sold in a public offering. The Trust consists of certain oil and gas properties conveyed by Santa Fe. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. Santa Fe received the remaining $70.1 million and 575,000 Trust Units. A portion of the proceeds received by the Company was used to retire $30.0 million of the debt incurred in connection with the Merger and the remainder will be used for general corporate purposes including possible acquisitions.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent that it needs such payments to distribute $0.40 per Depository Unit per quarter. The source of such additional royalty payments, if needed, will be limited to the Company's remaining royalty interest in certain of the properties conveyed to the Trust. If such additional payments are made, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate amount of the additional royalty payments (net of any amounts recouped) will be limited to $20.0 million on a revolving basis.

    At December 31, 1993 the Company held 575,000 Trust Units. At December 31, 1993 Accounts Receivable includes $0.2 million due from the Trust and Accounts Payable includes $1.9 million due to the Trust. In the first quarter of 1994 the Company sold the Trust Units for $11.3 million, the Company's investment in the Trust Units, $10.4 million, is included in Assets Held for Sale at December 31, 1993.

(5)  ACQUISITIONS OF OIL AND GAS PROPERTIES

    In January 1991 the Company completed the purchase of Mission Operating Partnership, L.P.'s ("Mission") interest in certain oil and gas properties, effective from November 1, 1990, for approximately $55.0 million. The Company formed a partnership, with an institutional investor as a limited partner, to acquire and operate the properties. The investor contributed $27.5 million for a 50% interest in the partnership, which will be reduced to 15% upon the occurence of payout. Payout will occur when the investor has received distributions from the partnership totalling an amount equal to its original contribution plus a 12% rate of return on such contribution. Prior to payout, the Company will bear 100% of the capital expenditures of the partnership. Under the terms of the partnership agreement a total of $36.8 million must be expended on development of the property by the year 2000, $12.4 million of which had been expended through the end of 1993.

    The Company funded $16.8 million of its share of the purchase of the properties with the assumption of a term loan and paid the remainder from working capital. The Company has given the lender the equivalent of an overriding royalty interest in certain production from the properties. The royalty is payable only if such production occurs and is limited to a maximum of $3.0 million.

    In June 1991 the Company acquired a 10% interest in a producing field in Argentina for approximately $18.3 million and in October 1991 purchased an additional 8% interest in the field for approximately $15.7 million. The Company financed $17.8 million of the total purchase price with loans from an Argentine bank. The Company has agreed to spend approximately $16.7 million over a five-year period on development and maintenance of the field.

(6)  CASH FLOWS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    The Merger included certain non-cash investing and financing activities not reflected in the Statement of Cash Flows as follows (in millions of dollars):

          Common stock issued.............................................      205.5
          Convertible preferred stock issued..............................       80.0
          Deferred tax liability..........................................       19.7
          Long-term debt..................................................      140.0
          Assets acquired, other than cash, net of liabilities assumed....     (457.1)
                                                                               ------
          Cash paid.......................................................      (11.9)
                                                                               ======

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In 1991, the Company sold a producing property for $0.9 million in cash and a note receivable for $1.2 million. In 1991, the Partnership purchased certain surface properties for $6.2 million, $5.5 million of which was funded by the issuance of promissory notes and the Company also purchased producing properties for $63.1 million, $34.6 million of which was funded with debt (see Notes 5 and 7).

    The Company made interest payments of $45.5 million, $49.0 million and $48.0 million in 1991, 1992 and 1993, respectively. In 1991, 1992 and 1993, the Company made tax payments of $18.4 million, $4.4 million and $5.0 million, respectively, and in 1993 received refunds of $4.1 million, primarily related to the audit of prior years' returns.

(7)  FINANCING AND DEBT

    Long-term debt at December 31, 1993 and 1992 consisted of (in millions of dollars):


                                                                                      DECEMBER 31,
                                                                      --------------------------------------------
                                                                              1993                    1992
                                                                      --------------------    --------------------
                                                                      CURRENT    LONG-TERM    CURRENT    LONG-TERM
                                                                      -------    ---------    -------   ----------
SFER
    Senior Notes...................................................     30.0        310.0       25.0        340.0
    Revolving and Term Credit Agreement............................      1.3         48.7       12.8         92.2
    Notes Payable to Bank..........................................      3.8         11.3        2.5         15.1
    Term.Loan......................................................      1.2         11.4        1.2         12.6
Partnership
    Credit Agreement...............................................      8.0         24.0       11.1         29.5
    Promissory Notes...............................................       --           --        0.8          3.4
                                                                        ----        -----       ----        -----
                                                                        44.3        405.4       53.4        492.8
                                                                        ====        =====       ====        =====

    Aggregate total maturities of long-term debt during the next five years are as follows: 1994 -- $44.3 million; 1995 -- $78.9 million; 1996 -- $73.5 million;
1997 -- $43.0 million; and 1998 -- $35.0 million. These maturities will be affected by the refinancing discussed in Note 2 -- Corporate Restructuring Program.

    On April 11, 1990 SFER issued $365.0 million of serial unsecured Senior Notes with interest rates averaging 10.35%. The Note Agreement pursuant to which the Senior Notes were issued includes certain covenants which, among other things, restrict the Company's ability to incur additional indebtedness and to pay dividends. Under the terms of the Note Agreement, at December 31, 1993 the Company had the ability to incur at least $64.0 million in additional long-term debt and pay $26.0 million in dividends and other restricted payments. At December 31, 1993 $340.0 million in Senior Notes were outstanding and are to be repaid, $30.0 million in 1994 and 1995, $35.0 million in 1996 through 1998 and $25.0 million per year in 1999 through 2005.

    In January 1991 the Company executed a $16.8 million term.loan agreement, with interest at 9.0%, in connection with the purchase of certain producing properties from Mission. At December 31, 1993 $12.6 million was outstanding under the terms of the agreement and is to be repaid $1.2 million in 1994 and $11.4 million in 1995. The Company made principal payments on the loan totalling $1.8 million in 1991, $1.2 million in 1992 and $1.2 million in 1993.

    In June 1991 the Company borrowed $10.4 million from an Argentine bank in connection with the purchase of an interest in a producing oil field in Argentina. The loan bore interest at the higher of 12% or the interbank offering rate plus 2%. In October 1991 the Company borrowed an additional $7.8 million in connection with the purchase of an additional interest in the field. The second loan bore interest at the higher of rates ranging from 13.4% to 14.0% or the London Interbank Offering

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Rate ("LIBOR") plus 2%. During 1993 the two loans were combined in a new loan which bears interest at the higher of 13.06% or LIBOR plus 2%.

    In connection with the Merger the Company entered into a $195.0 million Revolving and Term Credit Agreement (the "Credit Agreement") with a group of banks. Upon consummation of the Merger the Company drew down the $145.0 million available under the term loan feature of the Credit Agreement and repaid the $140.0 million of long-term debt assumed in the Merger. The borrowings under the term loan feature of the Credit Agreement are secured by properties acquired in the Merger. Interest rates on borrowings are determined from time to time and at December 31, 1993 amounts outstanding under the term loan feature bore interest at an average of 5.5% per annum.

    In April 1993 the term loan feature was amended to allow the Company to make voluntary prepayments and reborrowings. At December 31, 1993 the balance outstanding under the term loan feature was $50.0 million and the total amount available under the term loan feature, including amounts then outstanding, was $87.7 million. The amount available will be reduced, in semi.annual increments, to $48.6 million in December 31, 1994 and $24.3 million at December 31, 1995. The Credit Agreement expires December 31, 1996. In certain circumstances, primarily related to the sale of properties securing the loans, the amount available may be reduced or the Company may be required to make mandatory repayments. The Company is currently negotiating an amendment to the Credit Agreement which would extend the maturities and under certain circumstances increase the amount available for borrowings.

    Under the revolving credit feature of the Credit Agreement the Company may borrow and issue letters of credit totalling up to $50.0 million. Borrowings under the revolving credit feature are unsecured but are subject to compliance with covenants identical to existing covenants under the Company's other long-term debt agreeements including covenants related to debt incurrence, dividends and other restricted payments, investments and limitations on liens, mergers and sales of assets. In addition, the Company must comply annually with certain borrowing base coverage ratios relating to projected cash flows from oil and gas revenues. The amount available under the revolving credit feature will be reduced to $10.0 million on February 28, 1994 and this feature expires on February 28, 1995. At December 31, 1993, the Company had $8.7 million in letters of credit outstanding under the revolving credit feature of the Credit Agreement.

    The Company has two uncommitted lines of credit totalling $35.0 million which is used to meet short-term cash needs. Interest rates on borrowings under this line of credit is typically lower than rates paid under the Credit Agreement. At December 31, 1993 no amounts were outstanding under these lines of credit.

    In December 1991 the Partnership issued two promissory notes for a total of $5.5 million in connection with the purchase of certain surface lands. The notes, which bore interest at 10.0%, were retired in 1993. The Company's proportionate share of such debt at December 31, 1992 was $4.2 million.

    At December 31, 1993 and 1992 the Partnership had $32.0 million and $44.0 million, respectively, outstanding under the terms of long-term credit agreement which expires in 1997. The Company's proportionate share of such debt totaled $40.6 million at December 31, 1992. Interest on 65% of principal amount outstanding is fixed at 10.13% with interest on the remaining amount outstanding at floating rates which averaged 4.3% in 1993 and 5.46% in 1992. The credit agreement imposes certain restrictions on future indebtedness and the transfer or sale of principal properties and requires the maintenance of certain financial ratios to avoid collateralization or default.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  SEGMENT INFORMATION

    The principal business of the Company is oil and gas, which consists of the acquisition, exploration and development of oil and gas properties and the production and sale of crude oil and liquids and natural gas. Pertinent information with respect to the Company's oil and gas business is presented in the following table (in millions of dollars):


                                                                  OIL AND GAS
                                                 ---------------------------------------------
                                                                                        OTHER      GENERAL
                                                   U.S.      ARGENTINA    INDONESIA    FOREIGN    CORPORATE     TOTAL
                                                 --------    ---------    ---------    -------    ---------   ---------
1993
  Revenues.....................................    401.2         12.5          23.2         --           --        436.9
  Income (Loss) from Operations................    (33.6)         3.0         (13.4)     (18.4)       (50.6)      (113.0)
  Depletion, Depreciation, Amortization and
    Impairment.................................    218.8          3.6          21.2        6.7          1.7        252.0
  Additions to Property and Equipment..........    116.1          7.3          16.8        6.1          4.4        150.7
  Identifiable Assets at December 31...........    862.0         48.2          65.3        2.8         98.6      1,076.9
1992
  Revenues.....................................    400.0         13.9          13.6       --          --           427.5
  Income (Loss) from Operations................    100.6          2.5           2.3      (10.7 )      (37.2)        57.5
  Depletion, Depreciation and Amortization.....    136.7          3.7           2.7        1.6          1.6        146.3
  Additions to Property and Equipment..........    452.6          4.0          71.6        5.7          2.4        536.3
  Identifiable Assets at December 31...........  1,076.5         39.2          73.9        5.8        141.8      1,337.2
1991
  Revenues.....................................    376.1          3.7         --          --          --           379.8
  Income (Loss) from Operations................    103.7         (2.2)           .2       (2.5 )      (34.8)        64.4
  Depletion, Depreciation and Amortization.....    101.3          1.8         --            .7          2.8        106.6
  Additions to Property and Equipment..........    125.8         35.4         --           3.7          8.8        173.7
  Identifiable Assets at December 31...........    816.5         37.5            .2        3.9         53.8        911.9


    Crude oil and liquids and natural gas accounted for more than 95% of revenues in 1991, 1992 and 1993. The following table reflects sales revenues from crude oil purchasers who accounted for more than 10% of the Company's crude oil and liquids revenues (in millions of dollars):


                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                             1993       1992      1991
                                                                             ----       ----      ----
Texaco Trading and Transportation, Inc...................................      --       46.8      55.9
Celeron Corporation......................................................    56.8       56.3      45.6
Shell Oil Company........................................................    86.3         --        --


    None of the Company's purchasers of natural gas accounted for more than 10% of revenues in 1991, 1992 or 1993. The Company does not believe the loss of any purchaser would have a material adverse effect on its financial position since the Company believes alternative sales arrangements could be made on relatively comparable terms.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  CONVERTIBLE PREFERRED STOCK

    The convertible preferred stock issued in connection with the Merger is non-voting and entitled to receive cumulative cash dividends at an annual rate equivalent to $1.40 per share. The holders of the convertible preferred shares may, at their option, convert any or all such shares into 1.3913 shares of the Company's common stock. The Company may, at any time after the fifth anniversary of the effective date of the Merger and upon the occurrence of a "Special Conversion Event", convert all outstanding shares of convertible preferred stock into common stock at the initial conversion rate of 1.3913 shares of common stock, subject to certain adjustments, plus additional shares in respect to accrued and unpaid dividends. A Special Conversion Event is deemed to have occurred when the average daily closing price for a share of the Company's common stock for 20 of 30 consecutive trading days equals or exceeds 125% of the quotient of $20.00 divided by the then applicable conversion rate (approximately $18.00 per share at a conversion rate of 1.3913).

    Upon the occurrence of the "First Ownership Change" of Santa Fe, each holder of shares of convertible preferred stock shall have the right, at the holder's option, to elect to have all of such holder's shares redeemed for $20.00 per share plus accrued and unpaid interest and dividends. The First Ownership Change shall be deemed to have occurred when any person or group, together with any affiliates or associates, becomes the beneficial owner of 50% or more of the outstanding common stock of Santa Fe.

(10)  SHAREHOLDERS' EQUITY

  Common Stock

    In 1991, 1992 and 1993 the Company issued 1.1 million previously unissued shares of common stock in connection with certain employee benefit and compensation plans. Also in 1992, the Company issued 24.9 million previously unissued shares of common stock in connection with the Merger.

    The Company declared dividends to common shares of $0.16 per share in 1991 and 1992 and $0.12 per share in 1993.

  Preferred Stock

    The Board of Directors of the Company is empowered, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, and to determine the number of shares in each series and the rights, preferences and limitations of each series. Among the specific matters which may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any.

  Accumulated Deficit

    At December 31, 1993 Accumulated Deficit included dividends in excess of retained earnings of $89.8 million.

  1990 Incentive Stock Compensation Plan

    The Company has adopted the Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan (the "Plan") under the terms of which the Company may grant options and awards with respect to no more than 5,000,000 shares of common stock to officers and key employees.

    Options granted in 1991 and prior are fully vested and expire in 2000. Options granted in 1992 have a ten year term and vest as to 33.33 percent one year after grant, as to a cumulative 66.67

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

percent two years after grant and as to the entire amount three years after grant. The options granted in 1993 have a ten year term and vest as to 50 percent 5 years after grant, as to a cumulative 75 percent 6 years after grant and as to the entire amount 7 years after grant. The options are exercisable on an accelerated basis beginning one year and ending three years after grant in certain circumstances. If the market value per share of the Company's common stock (sustained in all events for at least 60 days) exceeds $15, 25 percent of the options shall become exercisable; in the event the market value per share exceeds $20, 50 percent of the options shall become exercisable; and in the event the market value exceeds $25, 100 percent shall become exercisable. Unexercised options would be forfeited in the event of voluntary or involuntary termination. Vested options are exercisable for a period of one year following termination due to death, disability or retirement. In the event of termination by the Company for any reason there is no prorata vesting of unvested options.

    The following table reflects activity with respect to Non-Qualified Stock Options during 1991 through 1993:


                                                                                        OPTION
                                                                     OPTIONS             PRICE
                                                                   OUTSTANDING         PER SHARE
                                                                   -----------     ------------------
Outstanding at December 31, 1990................................     1,803,923     $14.4375 to $24.24
Grants..........................................................         4,500     $14.625
Cancellations...................................................       (45,332)    $14.4375 to $24.24
                                                                     ---------
Outstanding at December 31, 1991................................     1,763,091     $14.4375 to $24.24
Grants..........................................................     1,099,000     $ 9.5625
Cancellations...................................................       (50,163)    $14.4375 to $24.24
                                                                     ---------
Outstanding at December 31, 1992................................     2,811,928     $ 9.5625 to $24.24
Grants..........................................................       800,000     $ 9.5625
Cancellations...................................................       (95,398)    $ 9.5625 to $24.24
Exercises.......................................................        (6,945)    $ 9.5625
                                                                     ---------
Outstanding at December 31, 1993................................     3,509,585     $ 9.5625 to $24.24
                                                                     =========

    At December 31, 1993 options on 780,790 shares were available for future grants.

    A "Phantom Unit" is the right to receive a cash payment in an amount equal to the average trading price of the shares of common stock at the time the award becomes payable. Awards are made for a specified period and are dependent upon continued employment and the achievement of performance objectives established by the Company. In December 1990 the Company awarded 211,362 Phantom Units and in December 1991 313,262 shares of restricted stock were issued in exchange for such units. Compensation expense is recognized over the period the awards are earned based on the market price of the restricted stock on the date it was issued ($8.00 per share). During 1990 and 1991 $0.2 million and $0.8 million, respectively, were charged to expense with respect to such awards. The unamortized portion of the award at December 31, 1991 ($1.4 million) was reflected in Shareholders' Equity. The consummation of the Merger resulted in a "change of control" as defined in the Plan and resulted in the vesting of the awards and $1.4 million in compensation expense was recognized in 1992.

    In 1993 the Company issued 6,432 shares of restricted stock to certain employees and 118,039 common shares in accordance with the terms of certain other employee compensation plans.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11)  PENSION AND OTHER EMPLOYEE BENEFIT PLANS

  Pension Plans

    Prior to the Spin-Off the Company was included in certain non-contributory pension plans of SFP. The Santa Fe Pacific Corporation Retirement Plan (the "SFP Plan") covered substantially all of the Company's officers and salaried employees who were not covered by collective bargaining agreements. The Santa Fe Pacific Corporation Supplemental Retirement Plan was an unfunded plan which provided supplementary benefits, primarily to senior management personnel.

    The Company adopted, effective as of the date of the Spin-Off, a defined benefit retirement plan (the "SFER Plan") covering substantially all salaried employees not covered by collective bargaining agreements and a nonqualified supplemental retirement plan (the "Supplemental Plan"). The Supplemental Plan will pay benefits to participants in the SFER Plan in those instances where the SFER Plan formula produces a benefit in excess of limits established by ERISA and the Tax Reform Act of 1986. Benefits payable under the SFER Plan are based on years of service and compensation during the five highest paid years of service during the ten years immediately preceding retirement. Benefits accruing to the Company's employees under the SFP Plan have been assumed by the SFER Plan. The Company's funding policy is to contribute annually not less than the minimum required by ERISA and not more than the maximum amount deductible for income tax purposes. In the fourth quarter of 1993 the Company established a new pension plan with respect to certain persons employed in foreign locations.

    The following table sets forth the funded status of the SFER Plan and the Supplemental Plan at December 31, 1993 and 1992 (in millions of dollars):


                                                                   SFER PLAN         SUPPLEMENTAL PLAN
                                                              --------------------  --------------------
                                                                1993       1992       1993       1992
                                                              --------   ---------  --------   ---------
Plan assets at fair value, primarily invested in common
  stocks and U.S. and corporate bonds.....................       30.2       28.9         --         --
Actuarial present value of projected benefit obligations:
    Accumulated benefit obligations
        Vested............................................      (30.9)     (24.5)      (0.6)      (0.5)
        Nonvested.........................................       (1.5)      (1.4)        --         --
        Effect of projected future salary increases.......       (8.3)      (6.4)      (0.3)      (0.2)
                                                                -----      -----       ----       ----
Excess of projected benefit obligation over plan
  assets..................................................      (10.5)      (3.4)      (0.9)      (0.7)
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions......        6.4        0.7        0.3        0.2
Unrecognized net (asset) obligation being recognized over
  plan's average remaining service life...................       (1.0)      (1.1)       0.2        0.3
Additional minimum liability..............................         --         --       (0.3)      (0.3)
                                                                -----      -----       ----       ----
Accrued pension liability.................................       (5.1)      (3.8)      (0.7)      (0.5)
                                                                =====      =====       ====       ====
Major assumptions at year-end
    Discount rate.........................................        7.0%      8.25%       7.0%      8.25%
    Long-term asset yield.................................        9.5%       9.5%       9.5%       9.5%
    Rate of increase in future compensation...............       5.25%      5.25%      5.25%      5.25%


                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table sets forth the components of pension expense for the SFER Plan and Supplemental Plan for 1993, 1992 and 1991 (in millions of dollars):


                                                     SFER PLAN                    SUPPLEMENTAL PLAN
                                          -------------------------------  -------------------------------
                                            1993       1992       1991       1993       1992       1991
                                          ---------  ---------  ---------  ---------  ---------  ---------
    Service cost.....................        1.4        1.2        1.1         --         --         --
    Interest cost....................        2.6        2.4        2.3        0.1        0.1        0.1
    Return on plan assets............       (2.7)      (2.5)      (2.4)        --         --         --
    Net amortization and deferral....         --         --       (0.1)        --         --         --
                                            ----       ----       ----        ---        ---        ---
                                             1.3        1.1        0.9        0.1        0.1        0.1
                                            ====       ====       ====        ===        ===        ===


    The Company also sponsors a pension plan covering certain hourly-rated employees in California (the "Hourly Plan"). The Hourly Plan provides benefits that are based on a stated amount for each year of service. The Company annually contributes amounts which are actuarially determined to provide the Hourly Plan with sufficient assets to meet future benefit payment requirements.

    The following table sets forth the components of pension expense for the Hourly Plan for the years 1993, 1992 and 1991 (in millions of dollars):


                                                                                   YEAR ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                                 1993       1992       1991
                                                                               ---------  ---------  ---------
    Service cost.............................................................    0.2        0.2        0.2
    Interest cost............................................................    0.7        0.7        0.7
    Return on plan assets....................................................   (0.8)      (0.1)      (0.5)
    Net amortization and deferral............................................    0.4       (0.4)       0.1
                                                                                ----       ----       ----
                                                                                 0.5        0.4        0.5
                                                                                ====       ====       ====

    The following table sets forth the funded status of the Hourly Plan at December 31, 1993 and 1992 (in millions of dollars):


                                                                                             1993       1992
                                                                                             ----       ----
    Plan assets at fair value, primarily invested in fixed-rate securities...........         7.7         7.2
    Actual present value of projected benefit obligations
        Accumulated benefit obligations
            Vested...................................................................       (11.2)       (9.1)
            Nonvested................................................................        (0.4)       (0.3)
                                                                                            -----        ----
    Excess of projected benefit obligation over plan assets..........................        (3.9)       (2.2)
    Unrecognized net (gain) loss from past experience different from that
        assumed and effects of changes in assumptions................................         1.5        (0.3)
    Unrecognized prior service cost..................................................         0.5         0.6
    Unrecognized net obligation......................................................         1.5         1.6
    Additional minimum liability.....................................................        (3.5)       (2.1)
                                                                                            -----        ----
        Accrued pension liability....................................................        (3.9)       (2.4)
    Major assumptions at year-end                                                           =====        ====
        Discount rate................................................................         7.0%       8.25%
        Expected long-term rate of return on plan assets.............................         8.5%       8.5 %


    At December 31, 1993 the Company's additional minimum liability exceeded the total of its unrecognized prior service cost and unrecognized net obligation by $1.5 million. Accordingly, at

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1993 the Company's retained earnings have been reduced by such amount, net of related taxes of $0.6 million.

  Postretirement Benefits Other Than Pensions

    The Company provides health care and life insurance benefits for substantially all employees who retire under the provisions of a Company-sponsored retirement plan and their dependents. Participation in the plans is voluntary and requires a monthly contribution by the employee. Effective January 1, 1993 the Company adopted the provisions of SFAS No.
106 -- "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Statement requires the accrual, during the years the employee renders service, of the expected cost of providing postretirement benefits to the employee and the employee's beneficiaries and covered dependents. The following table sets forth the plan's funded status at December 31, 1993 and January 1, 1993 (in millions of dollars):


                                                                           DECEMBER 31,     JANUARY 1,
                                                                               1993            1993
                                                                           ------------     ----------
    Plan assets, at fair value............................................       --             --
    Accumulated postretirement benefit obligation
      Retirees............................................................      (3.6)          (3.1)
      Eligible active participants........................................      (1.2)          (0.9)
      Other active participants...........................................      (1.4)          (1.2)
                                                                               -----           ----
    Accumulated postretirement benefit obligation in excess of plan
      assets..............................................................      (6.2)          (5.2)
    Unrecognized transition obligation....................................       5.0            5.2
    Unrecognized net loss from past experience different from
      that assumed and from changes in assumptions........................       0.5            --
                                                                               -----           ----
    Accrued postretirement benefit cost...................................      (0.7)           --
                                                                               =====           ====
    Assumed discount rate.................................................       7.5%          8.25%
    Assumed rate of compensation increase.................................      5.25%          5.25%


    The Company's net periodic postretirement benefit cost for 1993 includes the following components (in millions of dollars):

    Service costs........................................................          0.3
    Interest costs.......................................................          0.4
    Amortization of unrecognized transition obligation...................          0.3
                                                                                   ---
                                                                                   1.0
                                                                                   ===

    In periods prior to 1993 the cost to the Company of providing health care and life insurance benefits for qualified retired employees was recognized as expenses when claims were paid. Such amounts totalled $0.4 million in 1991 and $0.3 million in 1992.

    Estimated costs and liabilities have been developed assuming trend rates for growth in future health care costs beginning with 10% for 1993 graded to 6% (5.5% for post age 65) by the year 2000 and remaining constant thereafter. Increasing the assumed health care cost trend rate by one percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $0.9 million and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1994 by $0.2 million.

  Savings Plan

    The Company has a savings plan, which became effective November 1, 1990, available to substantially all salaried employees and intended to qualify as a deferred compensation plan under

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The
Company will match employee contributions for an amount up to 4% of each employee's base salary. In addition, if at the end of each fiscal year the Company's performance for such year has exceeded certain predetermined criteria, each participant will receive an additional matching contribution equal to 50% of the regular matching contribution. The Company's contributions to the 401(k) Plan, which are charged to expense, totaled $1.2 million in 1991, $1.3 million in 1992 and $1.5 million in 1993. In the fourth quarter of 1993 the Company established a new savings plan with respect to certain personnel employed in foreign locations.

  Other Postemployment Benefits

    In the fourth quarter of 1993 the Company adopted SFAS No.
112 -- "Employers' Accounting for Postemployment Benefits". The Statement requires the accrual of the estimated costs of benefits provided by an employer to former or inactive employees after employment but before retirement. Such benefits include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and counseling and continuation of benefits such as health care and life insurance coverage. The adoption of SFAS No. 112 resulted in a charge to earnings of $1.8 million in 1993.

(12)  COMMITMENTS AND CONTINGENCIES

  Crude Oil Hedging Program

    In the third quarter of 1990, the Company initiated a hedging program designed to provide a certain minimum level of cash flow from its sales of crude oil. Settlements were included in oil revenues in the period the oil is sold. In the year ended December 31, 1990 hedges resulted in a reduction in oil revenues of $10.7 million; in 1991 hedges resulted in an increase in oil revenues of $41.7 million and in 1992 hedges resulted in an increase in oil revenues of $9.7 million. The Company had no open crude oil hedging contracts during 1993.

  Natural Gas Hedging Program

    In the third quarter of 1992 the Company initiated a hedging program with respect to its sales of natural gas. The Company has used various instruments whereby monthly settlements are based on the differences between the price or range of prices specified in the instruments and the settlement price of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified prices the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. In 1992 and 1993 hedges resulted in a reduction in natural gas revenues of $0.5 million and $8.2 million, respectively.

    At December 31, 1993 the Company had two open natural gas hedging contracts covering approximately 1.2 Bcf during the six month period beginning March 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.82 per Mcf. In addition, certain parties hold options on contracts covering approximately 4.8 Bcf during the seven month period beginning March 1994 at an approximate break even price of $1.90 per Mcf. The Company has no other outstanding natural gas hedging instruments.

  Indemnity Agreement With SFP

    At the time of the Spin-Off, the Company and SFP entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Spin-off were determined to be a taxable event resulting primarily from actions taken by the Company during a one-year period that ended December 4, 1991. If the Company were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Company does not believe that it took any actions during such one-year period that would have such an effect on the Spin-Off.

  Environmental Regulation

    Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989, the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree (which has not been finally entered by the court) with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be $130.0 million. The Company's share of costs of this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work or final remediation which may be required by the EPA.

    In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the D.L. Mud and Gulf Coast Vacuum Services superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRP's at the site a settlement order pursuant to Section 122 of CERCLA. Earlier, an emergency order pursuant to Section 106 of CERLA was issued on December 11, 1992, for purposes of containment due to the Louisiana rainy season. On December 15, 1993 the Company entered into a sharing agreement with other PRP'S to participate in the final remediation of the Gulf Coast site. The Company's share of the remediation is approximately $600,000 and includes its proportionate share of those PRPs who do not have the financial resources to provide their share of the work at the site. A former site owner has already conducted remedial activities at the D.L. Mud Site under a state agency agreement. The extent, if any, of any further necessary remedial activity at the D.L. Mud Site has not been finally determined.

  Employment Agreements

    The Company has entered into employment agreements with certain key employees. The initial term of each agreement expired on December 31, 1990 and, on January 1, 1991 and beginning on each January 1 thereafter, is automatically extended for one-year periods, unless by September 30 of any year the Company gives notice that the agreement will not be extended. The term of the agreements is automatically extended for 24 months following a change of control. The consummation of the Merger constituted a change of control as defined in the agreements.

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In the event that following a change of control employment is terminated for reasons specified in the agreements, the employee would receive: (i) a lump sum payment equal to two years' base salary; (ii) the maximum possible bonus under the terms of the Company's incentive compensation plan; (iii) a lapse of restrictions on any outstanding restricted stock grants and full payout of any outstanding Phantom Units; (iv) cash payment for each outstanding stock option equal to the amount by which the fair market value of the common stock exceeds the exercise price of the option; and, (v) life, disability and health benefits for a period of up to two years. In addition, payments and benefits under certain employment agreements are subject to further limitations based on certain provisions of the Internal Revenue Code.

  Interest Rate Swaps

    Prior to the Merger, Adobe had entered into two interest rate swaps with a bank with notional principal amounts of $15.0 mllion and $20.0 million. Under the terms of the $20.0 million swap, which expires in April 1994, during any quarterly period at the beginning of which a floating rate specified in the agreement is less than 7.84%, the Company must pay the bank interest for such period on the principal amount at the difference between the rates. Should the floating rate be in excess of 7.84%, the bank must pay the Company interest for such period on the principal amount at the difference between the rates. For the period from the effective date of the Merger to December 31, 1992 the amount due the bank in accordance with the terms of the $20.0 million swap totalled $0.6 million and the amount due the bank in 1993 totalled $0.9 million. For the quarterly period which ends in April 1994, the amount due the bank is based on a floating rate of 3.375%. The $15.0 million swap, which expired December 31, 1992, had terms similar to the $20.0 million swap and the amount due the bank for the period subsequent to the Merger totaled $0.5 million.

  Operating Leases

    The Company has noncancellable agreements with terms ranging from one to ten years to lease office space and equipment. Minimum rental payments due under the terms of these agreements are: 1994 -- $6.1 million, 1995 -- $6.0 million, 1996 -- $5.5 million, 1997 -- $5.2 million, 1998 -- $4.4 million and $4.7 million thereafter. Rental payments made under the terms of noncancellable agreements totaled $4.0 million in 1991,$4.5 million in 1992 and $5.5 million in 1993.

  Other Matters

    The Company has several long-term contracts ranging up to fifteen years for the supply and transportation of approximately 30 million cubic feet per day of natural gas. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $10 million per year.

    There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.

(13)  INCOME TAXES

    Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The adoption of SFAS No. 109 had no significant impact on the Company's provision for income taxes.

    Through the date of the Spin-Off the taxable income or loss of the Company was included in the consolidated federal income tax return filed by SFP. The Company has filed separate consolidated federal income tax returns for periods subsequent to the Spin-Off. The consolidated federal income

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tax returns of SFP have been examined through 1988 and all years prior to 1981 are closed. Issues relating to the years 1981 through 1985 are being contested through various stages of administrative appeal. The Company is evaluating its position with respect to issues raised in a 1986 through 1988 audit. The Company believes adequate provision has been made for any adjustments which might be assessed for all open years.

    During 1989, the Company received a notice of deficiency for certain state franchise tax returns filed for the years 1978 through 1983 as part of the consolidated tax returns of SFP. The years subsequent to 1983 are still subject to audit. At December 31, 1993 Other Long-Term Obligations includes $20.6 million with respect to this matter. The Company intends to contest this matter.

    With the Merger of Adobe the Company succeeded to a net operating loss carryforward that is subject to Internal Revenue Code Section 382 limitations which annually limit taxable income that can be offset by such losses. Certain changes in the Company's shareholders may impose additional limitations as well. Losses carrying forward of $133.3 million expire beginning in 1998.

    At date of the Merger, Adobe had ongoing tax litigation related to a refund claim for carryback of certain net operating losses denied by the Internal Revenue Service. During 1991 Adobe successfully defended its claim in Federal District Court and prevailed again in 1992 in the United States Court of Appeals for the Fifth Circuit. The Internal Revenue Service had no further recourse to litigation and a $16.2 million refund was reflected as Income Tax Refund Receivable at December 31, 1992 and collected in 1993.

    Pretax income from continuing operations for the years ended December 31, 1993, 1992 and 1991 was taxed under the following jurisdictions:


                                                                                 1993        1992        1991
                                                                                -------     ------      -----
    Domestic...............................................................     (120.9)       2.7       34.8
    Foreign................................................................      (29.3)      (3.6)      (2.1)
                                                                                ------       ----       ----
                                                                                (150.2)      (0.9)      32.7
                                                                                ======       ====       ====

    The Company's income tax expense (benefit) for the years ended December 31, 1993, 1992 and 1991 consisted of (in millions of dollars):


                                                                                    1993    1992    1991
                                                                                   ------   -----   ----
    Current
        U.S. federal...........................................................     (1.3)    3.5    11.0
        State..................................................................     (1.2)    1.4     1.7
        Foreign................................................................      1.3     1.9     --
                                                                                    ----    ----    ----
                                                                                    (1.2)    6.8    12.7
                                                                                   -----    ----    ----
    Deferred
        U.S. federal...........................................................    (65.6)   (3.5)    0.2
        U.S. federal tax rate change...........................................      2.6     --      --
        State..................................................................     (8.0)   (2.5)    1.3
        Foreign................................................................     (0.9)   (0.3)    --
                                                                                   -----    ----    ----
                                                                                   (71.9)   (6.3)    1.5
                                                                                   -----    ----    ----
                                                                                   (73.1)    0.5    14.2
                                                                                   =====    ====    ====

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The Company's deferred income tax liabilities (assets) at December 31, 1993 and 1992 are composed of the following differences between financial and tax reporting (in millions of dollars):


                                                                                      1993         1992
                                                                                      -----       -----
    Capitalized costs and write-offs..............................................     83.0       150.8
    Differences in Partnership basis..............................................     15.1        29.3
    State deferred liability......................................................      5.8        13.4
    Foreign deferred liability....................................................     13.7        15.5
                                                                                      -----       -----
    Gross deferred liabilities....................................................    117.6       209.0
                                                                                      -----       -----
    Accruals not currently deductible for tax purposes............................    (17.7)      (28.3)
    Alternative minimum tax carryforwards.........................................     (8.3)       (5.3)
    Net operating loss carryforwards..............................................    (46.7)      (56.4)
    Other.........................................................................     (0.5)       --
                                                                                      -----       -----
    Gross deferred assets.........................................................    (73.2)      (90.0)
                                                                                      -----       -----
    Deferred tax liability........................................................     44.4       119.0
                                                                                      =====       =====

    The Company had no deferred tax asset valuation allowance at December 31, 1993 or 1992.

    A reconciliation of the Company's U.S. income tax expense (benefit) computed by applying the statutory U.S. federal income tax rate to the Company's income
(loss) before income taxes for the years ended December 31, 1993, 1992 and 1991 is presented in the following table (in millions of dollars):


                                                                              1993      1992      1991
                                                                             ------     -----     ----
    U.S. federal income taxes (benefit) at statutory rate................    (52.6)     (0.3)     11.1
    Increase (reduction) resulting from:
      State income taxes, net of federal effect..........................     (1.0)      1.4       2.2
      Foreign income taxes in excess of U.S. rate........................     (0.8)      0.3       --
      Nondeductible amounts..............................................     (0.2)     (2.4)      --
      Effect of increase in statutory rate on deferred taxes.............      2.6       --        --
      Federal audit refund...............................................     (3.2)      --        --
      Amendment to tax sharing agreement with SFP........................     (1.2)      --        --
      Benefit of tax losses..............................................    (11.2)      --        --
      Prior period adjustments...........................................     (5.5)      --        --
      Other..............................................................     --         1.5       0.9
                                                                             -----      ----      ----
                                                                             (73.1)      0.5      14.2
                                                                             =====      ====      ====

    The Company increased its deferred tax liability in 1993 as a result of legislation enacted during 1993 increasing the corporate tax rate from 34% to 35% commencing in 1993.

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences, if any, of realization or settlement. The following table reflects the

                        SANTA FE ENERGY RESOURCES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

financial instruments for which the fair value differs from the carrying amount of such financial instrument in the Company's December 31, 1993 and 1992 balance sheets (in millions of dollars):


                                                                  1993                      1992
                                                          -------------------       -------------------
                                                          CARRYING       FAIR       CARRYING       FAIR
                                                           AMOUNT       VALUE        AMOUNT       VALUE
                                                          --------      -----       --------      -----
    Assets
        Trust Units....................................      10.4         11.3         10.4         10.5
    Liabilities
        Long-Term Debt (including current
          portion).....................................     449.7        482.2        546.2        572.2
        Convertible Preferred Stock....................      80.0        103.8         80.0         93.8
        Interest rate swap.............................        --          0.4           --          1.1


    The fair value of the Trust Units and convertible preferred stock is based on market prices. The fair value of the Company's fixed-rate long-term debt is based on current borrowing rates available for financings with similar terms and maturities. With respect to the Company's floating-rate debt, the carrying amount approximates fair value. The fair value of the interest rate swap represents the estimated cost to the Company over the remaining life of the contract.

    At December 31, 1993 the Company had two open natural gas hedging contracts and options outstanding on five additional contracts (see Note 12 -- Commitments and Contingencies -- Natural Gas Hedging Contracts). Based on the settlement prices of certain natural gas futures contracts as quoted on the New York Mercantile Exchange on December 30, 1993, assuming all options are exercised, the cost to the Company with respect to such contracts during 1994 would be approximately $0.6 million.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OIL AND GAS RESERVES AND RELATED FINANCIAL DATA

    Information with respect to the Company's oil and gas producing activities is presented in the following tables. Reserve quantities as well as certain information regarding future production and discounted cash flows were determined by independent petroleum consultants, Ryder Scott Company.

  Oil and Gas Reserves

    The following table sets forth the Company's net proved oil and gas reserves at December 31, 1990, 1991, 1992 and 1993 and the changes in net proved oil and gas reserves for the years ended December 31, 1991, 1992 and 1993.


                                                       CRUDE OIL AND LIQUIDS (MMBBLS)                  NATURAL GAS (BCF)
                                                   --------------------------------------      ------------------------------------
                                                   U.S.     ARGENTINA   INDONESIA   TOTAL      U.S.   ARGENTINA   INDONESIA   TOTAL
                                                   ----     ---------   ---------   -----      ----   ---------   ---------   -----
Proved reserves at
 December 31, 1990..............................   222.3        --          --      222.3      185.9      --          --      185.9
  Revisions of previous estimates...............    (1.9)       --          --       (1.9)       0.4      --          --        0.4
  Improved recovery techniques..................    15.9        --          --       15.9        0.5      --          --        0.5
  Extensions, discoveries and other
   additions....................................     1.8        --          --        1.8       19.6      --          --       19.6
  Purchases of minerals-in-place................     4.6       8.7          --       13.3        2.5      --          --        2.5
  Sales of minerals-in-place....................    (2.4)       --          --       (2.4)      (5.5)     --          --       (5.5)
  Increase in ownership in Partnership..........     0.4        --          --        0.4        2.2      --          --        2.2
  Production....................................   (20.0)     (0.2)         --      (20.2)     (34.8)     --          --      (34.8)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
 December 31, 1991..............................   220.7       8.5          --      229.2      170.8      --          --      170.8
  Revisions of previous estimates...............    14.4      (0.3)         --       14.1        7.3      --          --        7.3
  Improved recovery techniques..................    17.0        --          --       17.0        1.3      --          --        1.3
  Extensions, discoveries and other
   additions....................................     1.3       1.3          --        2.6        5.6      --          --        5.6
  Purchases of minerals-in-place................    13.5        --         7.2       20.7      141.5      --         0.6      142.1
  Sales of minerals-in-place....................    (5.7)       --          --       (5.7)      (5.0)     --          --       (5.0)
  Increase in ownership in Partnership..........     0.2        --          --        0.2        1.6      --          --        1.6
  Production....................................   (21.4)     (0.8)       (0.8)     (23.0)     (46.2)     --          --      (46.2)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
 December 31, 1992..............................   240.0       8.7         6.4      255.1      276.9      --         0.6      277.5
  Revisions to previous estimates...............   (11.9)      0.5         0.6      (10.8)      26.6      --         0.1       26.7
  Improved recovery techniques..................    26.7        --          --       26.7         --      --          --         --
  Extensions, discoveries and other
   additions....................................     3.4       0.5         2.3        6.2       29.5    26.4          --       55.9
  Purchases of minerals-in-place................     3.2        --         0.7        3.9        9.8      --         0.1        9.9
  Sales of minerals in place....................    (8.7)       --          --       (8.7)     (47.4)     --          --      (47.4)
  Increase in ownership in Partnership..........     0.1        --          --        0.1        0.8      --          --        0.8
  Production....................................   (21.9)     (0.9)       (1.5)     (24.3)     (60.3)     --        (0.1)     (60.4)
                                                   -----      ----        ----      -----      -----    ----        ----      -----
Proved reserves at
  December 31, 1993.............................   230.9       8.8         8.5      248.2      235.9    26.4         0.7      263.0
                                                   =====      ====        ====      =====      =====    ====        ====      =====

                                             (Table continued on following page)

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


                                             CRUDE OIL AND LIQUIDS (MMBBLS)                       NATURAL GAS (BCF)
                                          --------------------------------------      ---------------------------------------
                                          U.S.     ARGENTINA   INDONESIA  TOTAL       U.S.     ARGENTINA   INDONESIA    TOTAL
                                          ----     ---------   ---------  ------      ----     ---------   ---------    -----
    Proved developed reserves
      at December 31
        1990........................      176.8       --          --      176.8       169.4       --          --        169.4
        1991........................      179.2      5.4          --      184.6       154.2       --          --        154.2
        1992........................      194.6      5.6         6.4      206.6       250.2       --         0.6        250.8
        1993........................      178.8      5.5         6.7      191.0       206.0       --         0.7        206.7


    Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

    Indonesian reserves represent an entitlement to gross reserves in accordance with a production sharing contract. These reserves include estimated quantities allocable to the Company for recovery of operating costs as well as quantities related to the Company's net equity share after recovery of costs. Accordingly, these quantities are subject to fluctuations with an inverse relationship to the price of oil. If oil prices increase, the reserve quantities attributable to the recovery of operating costs decline. Although this reduction would be offset partially by an increase in the net equity share, the overall effect would be a reduction of reserves attributable to the Company. At December 31, 1993, the quantities include 0.6 million barrels which the Company is contractually obligated to sell for $.20 per barrel.

    At December 31, 1993 the Company's reserves were 6.9 million barrels of crude oil and liquids and 14.5 Bcf of natural gas lower than at December 31, 1992, reflecting the sale in 1993 of properties with reserves totalling 8.7 million barrels of crude oil and liquids and 47.4 Bcf of natural gas.

    At December 31, 1993, 1.9 million barrels of crude oil reserves and 19.7 billion cubic feet of natural gas reserves were subject to a 90% net profits interest held by Santa Fe Energy Trust.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Estimated Present Value of Future Net Cash Flows

    Estimated future net cash flows from the Company's proved oil and gas reserves at December 31, 1991, 1992 and 1993 are presented in the following table (in millions of dollars, except as noted):


                                                                       U.S.      ARGENTINA    INDONESIA      TOTAL
                                                                       ----      ---------    ---------      -----
    1993
        Future cash inflows......................................     2,654.9      117.9        115.6       2,888.4
        Future production costs..................................    (1,547.2)     (65.9)       (78.7)     (1,691.8)
        Future development costs.................................      (216.7)     (32.4)        (8.9)       (258.0)
        Future income tax expenses...............................      (100.5)        --         (6.9)       (107.4)
                                                                     --------      -----        -----      --------
            Net future cash flows................................       790.5       19.6         21.1         831.2
        Discount at 10% for timing of cash flows.................      (308.5)     (12.1)        (8.2)       (328.8)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       482.0        7.5         12.9         502.4
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................        9.10       9.74        13.50
            Natural gas ($/Mcf)..................................        2.28       1.23         0.97
    1992
        Future cash inflows......................................     3,709.8      132.9        105.8       3,948.5
        Future production costs..................................    (1,982.6)     (82.1)       (79.5)     (2,144.2)
        Future development costs.................................      (292.2)     (13.5)          --        (305.7)
        Future income tax expenses...............................      (286.9)      (1.0)        (9.5)       (297.4)
                                                                     --------      -----        -----      --------
            Net future cash flows................................     1,148.1       36.3         16.8       1,201.2
        Discount at 10% for timing of cash flows.................      (450.5)     (14.0)        (3.2)       (467.7)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       697.6       22.3         13.6         733.5
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................       13.30      15.28        16.46
            Natural gas ($/Mcf)..................................        2.01         --         0.97
    1991
        Future cash inflows......................................     2,899.9      117.2           --       3,017.1
        Future production costs..................................    (1,655.3)     (76.1)          --      (1,731.4)
        Future development costs.................................      (242.2)     (13.7)          --        (255.9)
        Future income tax expenses...............................      (236.6)        --           --        (236.6)
                                                                     --------      -----        -----      --------
            Net future cash flows................................       765.8       27.4           --         793.2
        Discount at 10% for timing of cash flows.................      (320.0)      (9.6)          --        (329.6)
                                                                     --------      -----        -----      --------
        Present value of future net cash flows from
          proved reserves........................................       445.8       17.8           --         463.6
                                                                     ========      =====        =====      ========
        Average sales prices
            Oil ($/Barrel).......................................       11.80      13.72           --
            Natural gas ($/Mcf)..................................        1.78         --           --


                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

    The following tables sets forth the changes in the present value of estimated future net cash flows from proved reserves during 1991, 1992 and 1993 (in millions of dollars):


                                                                     U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                     ----       ---------     ---------     -----
    1993
      Balance at beginning of year..............................     697.6         22.3          13.6        733.5
                                                                    ------        -----         -----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $189.5 million.....................................    (230.1)        (7.3)        (10.0)      (247.4)
        Net changes in prices and production costs..............    (325.1)        (7.7)          1.7       (331.1)
        Extensions, discoveries and improved recovery...........      94.8         14.8           7.0        116.6
        Purchases of minerals-in-place..........................      20.4           --           2.1         22.5
        Sales of minerals-in-place..............................     (84.7)          --            --        (84.7)
        Development costs incurred..............................      50.0          5.1            --         55.1
        Changes in estimated volumes............................      28.3          1.5           1.8         31.6
        Changes in estimated development costs..................      25.6        (24.1)         (8.9)        (7.4)
        Interest factor -- accretion of discount................      87.1          2.3           2.1         91.5
        Income taxes............................................     112.0          0.6           3.5        116.1
        Increase in ownership in Partnership....................       1.2           --            --          1.2
        Other...................................................       4.9           --            --          4.9
                                                                    ------        -----         -----       ------
                                                                    (215.6)       (14.8)         (0.7)      (231.1)
                                                                    ------        -----         -----       ------
                                                                     482.0          7.5          12.9        502.4
                                                                    ======        =====         =====       ======

                                                                     U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                     ----       ---------     ---------     -----
    1992
      Balance at beginning of year..............................     445.8         17.8            --        463.6
                                                                    ------        -----         -----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $176.2 million.....................................    (236.6)        (8.4)         (6.3)      (251.3)
        Net changes in prices and production costs..............     191.7          7.8           3.5        203.0
        Extensions, discoveries and improved recovery...........      70.9          4.6            --         75.5
        Purchases of minerals-in-place..........................     230.6           --          24.1        254.7
        Sales of minerals-in-place..............................     (77.7)          --            --        (77.7)
        Development costs incurred..............................      26.5          3.1            --         29.6
        Changes in estimated volumes............................      63.4         (1.0)           --         62.4
        Changes in estimated development costs..................     (76.9)        (2.8)           --        (79.7)
        Interest factor -- accretion of discount................      58.7          1.8            --         60.5
        Income taxes............................................     (14.8)        (0.6)         (7.7)       (23.1)
        Increase in ownership in Partnership....................       1.9           --            --          1.9
        Other...................................................      14.1           --            --         14.1
                                                                    ------        -----         -----       ------
                                                                     251.8          4.5          13.6        269.9
                                                                    ------        -----         -----       ------
                                                                     697.6         22.3          13.6        733.5
                                                                    ======        =====         =====       ======

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


                                                                    U.S.       ARGENTINA     INDONESIA     TOTAL
                                                                    ----       ---------     ---------     -----
    1991
      Balance at beginning of year..............................     839.4         --            --        839.4
                                                                    ------       ----          ----       ------
      Increase (decrease) due to:
        Sales of oil and gas, net of production costs
          of $157.6 million.....................................    (221.0)      (1.2)           --       (222.2)
        Net changes in prices and production costs..............    (617.6)       7.9            --       (609.7)
        Extensions, discoveries and improved recovery...........      71.6         --            --         71.6
        Purchases of minerals-in-place..........................      10.4       24.8            --         35.2
        Sales of minerals-in-place..............................     (30.7)        --            --        (30.7)
        Development costs incurred..............................      54.0        0.7            --         54.7
        Changes in estimated volumes............................       2.3         --            --          2.3
        Changes in estimated development costs..................    (117.5)     (14.4)           --       (131.9)
        Interest factor -- accretion of discount................     123.5         --            --        123.5
        Income taxes............................................     233.5         --            --        233.5
        Increase in ownership in Partnership....................       4.6         --            --          4.6
        Other...................................................      93.3         --            --         93.3
                                                                    ------       ----          ----       ------
                                                                    (393.6)      17.8            --       (375.8)
                                                                    ------       ----          ----       ------
                                                                     445.8       17.8            --        463.6
                                                                    ======       ====          ====       ======

    Estimated future cash flows represent an estimate of future net cash flows from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes, and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

    The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at year end. Such prices have been held constant except for known and determinable escalations.

    Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

    Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved. While applicable investment tax credits and other permanent differences are considered in computing taxes, no recognition is given to tax benefits applicable to future exploration costs or the activities of the Company that are unrelated to oil and gas producing activities.

    The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at year-end and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Costs Incurred in Oil and Gas Producing Activities

    The following table includes all costs incurred, whether capitalized or charged to expense at the time incurred (in millions of dollars):


                                                                                                    OTHER
                                                              U.S.     ARGENTINA      INDONESIA     FOREIGN      TOTAL
                                                             ------    ---------      ---------     -------      -----
     1993
       Property acquisition costs
         Unproved.......................................        6.4        --             1.8         3.8         12.0
         Proved.........................................       29.7        --             2.9          --         32.6
         Other..........................................        0.8        --              --          --          0.8
       Exploration costs................................       20.9       0.7             5.2        11.7         38.5
       Development costs................................       85.3       7.3             7.6          --        100.2
                                                              -----      ----            ----        ----        -----
                                                              143.1       8.0            17.5        15.5        184.1
                                                              =====      ====            ====        ====        =====

     1992
       Property acquisition costs
         Unproved.......................................       29.3       0.2             8.8         3.5         41.8
         Proved.........................................      294.1        --            59.4          --        353.5
         Other..........................................       65.6        --              --          --         65.6
       Exploration costs................................       18.4       2.1             2.9         8.9         32.3
       Development costs................................       56.8       3.0             1.8          --         61.6
                                                              -----      ----            ----        ----        -----
                                                              464.2       5.3            72.9        12.4        554.8
                                                              =====      ====            ====        ====        =====
     1991
       Property acquisition costs
         Unproved.......................................        4.4        --              --         3.2          7.6
         Proved.........................................       29.0        --              --        34.1         63.1
         Other..........................................         --        --              --          --           --
       Exploration costs................................       20.7        --              --         4.1         24.8
       Development costs................................       85.8        --              --         0.7         86.5
                                                              -----      ----            ----        ----        -----
                                                              139.9        --              --        42.1        182.0
                                                              =====      ====            ====        ====        =====

                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Capitalized Costs Related to Oil and Gas Producing Activities

    The following table sets forth information concerning capitalized costs at December 31, 1993 and 1992 related to the Company's oil and gas operations (in millions of dollars):


                                                   1993                                               1992
                           -------------------------------------------------   --------------------------------------------------
                                                            OTHER                                                OTHER
                             U.S.    ARGENTINA  INDONESIA  FOREIGN   TOTAL      U.S.    ARGENTINA   INDONESIA   FOREIGN    TOTAL
                           ------    ---------  ---------  -------  --------   -----    ---------   ---------   -------   -------
Oil and gas properties
    Unproved............       40.3      1.3       12.0     10.7        64.3       80.1      1.3        10.2       7.3        98.9
    Proved..............    1,869.9     48.9       68.0       --     1,986.8    2,049.8     37.5        62.7        --     2,150.0
    Other...............       13.2       --         --       --        13.2       82.0       --                    --        82.0
Accumulated amortization
  of unproved
  properties............      (14.6)    (1.2)      (2.8)    (9.9)      (28.5)     (23.6)    (1.0)       (1.7)     (2.6)      (28.9)
Accumulated depletion,
  depreciation and
  impairment of proved
  properties............   (1,181.9)    (7.9)     (22.4)      --    (1,212.2)  (1,200.0)    (4.6)       (2.3)       --    (1,206.9)
Accumulated depreciation
  of other oil and gas
  properties                   (4.3)      --         --       --        (4.3)      (7.5)      --          --        --        (7.5)
                           --------     ----      -----     ----    --------   --------     ----        ----      ----    --------
                              722.6     41.1       54.8      0.8       819.3      980.8     33.2        68.9       4.7     1,087.6
                           ========     ====      =====     ====    ========   ========     ====        ====      ====    ========


                        SANTA FE ENERGY RESOURCES, INC.
                          SUPPLEMENTAL INFORMATION TO
          CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Results of Operations From Oil and Gas Producing Activities

    The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 1993, 1992 and 1991 (in millions of dollars):


                                                                                                    OTHER
                                                                 U.S.    ARGENTINA    INDONESIA    FOREIGN      TOTAL
                                                               -------   ---------    ---------    -------    ---------
1993
  Revenues..................................................     401.2       12.5          23.2         --        436.9
  Production costs..........................................    (166.9)      (5.2)        (13.2)        --       (185.3)
  Oil and gas systems and pipelines.........................      (4.2)        --            --         --         (4.2)
  Exploration, including dry hole costs.....................     (16.4)      (0.7)         (2.2)     (11.7)       (31.0)
  Depletion, depreciation, amortization and impairments.....    (218.8)      (3.6)        (21.2)      (6.7)      (250.3)
  Restructuring charges.....................................     (27.8)        --            --         --        (27.8)
  Gain (loss) on disposition of properties..................      (0.7)        --            --         --         (0.7)
                                                                ------      -----         -----      -----       ------
                                                                 (33.6)       3.0         (13.4)     (18.4)       (62.4)
  Income taxes..............................................      24.1       (0.9)          1.9         --         25.1
                                                                ------      -----         -----      -----       ------
                                                                  (9.5)       2.1         (11.5)     (18.4)       (37.3)
                                                                ======      =====         =====      =====       ======
1992
  Revenues..................................................     400.0       13.9          13.6         --        427.5
  Production costs..........................................    (160.2)      (5.5)         (7.3)        --       (173.0)
  Oil and gas systems and pipelines.........................      (3.2)        --            --         --         (3.2)
  Exploration, including dry hole costs.....................     (12.9)      (2.2)         (1.3)      (9.1)       (25.5)
  Depletion, depreciation, amortization and impairments.....    (136.7)      (3.7)         (2.7)      (1.6)      (144.7)
  Gain (loss) on disposition of properties..................      13.6         --            --         --         13.6
                                                                ------      -----         -----      -----       ------
                                                                 100.6        2.5           2.3      (10.7)        94.7
  Income taxes..............................................     (37.9)        --          (1.6)        --        (39.5)
                                                                ------      -----         -----      -----       ------
                                                                  62.7        2.5           0.7      (10.7)        55.2
                                                                ======      =====         =====      =====       ======
1991
  Revenues..................................................     376.1        3.7            --         --        379.8
  Production costs..........................................    (155.1)      (2.5)           --         --       (157.6)
  Exploration, including dry hole costs.....................     (15.5)      (1.5)           --       (1.7)       (18.7)
  Depletion, depreciation, amortization and impairments.....    (101.3)      (1.8)           --       (0.7)      (103.8)
  Gain (loss) on disposition of properties..................      (0.5)        --            --         --         (0.5)
                                                                ------      -----         -----      -----       ------
                                                                 103.7       (2.1)           --       (2.4)        99.2
  Income Taxes..............................................     (42.3)        --            --         --        (42.3)
                                                                ------      -----         -----      -----       ------
                                                                  61.4       (2.1)           --       (2.4)        56.9
                                                                ======      =====         =====      =====       ======

    Income taxes are computed by applying the appropriate statutory rate to the results of operations before income taxes. Applicable tax credits and allowances related to oil and gas producing activities have been taken into account in computing income tax expenses. No deduction has been made for indirect cost such as corporate overhead or interest expense.

                       SANTA FE ENERGY RESOURCES, INC.
                         SUPPLEMENTAL INFORMATION TO
         CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

SUMMARIZED QUARTERLY FINANCIAL DATA


                                                                          1 QTR      2 QTR      3 QTR       4 QTR       YEAR
                                                                          -----      -----      -----       -----       ----
                                                                             (IN MILLIONS OF DOLLARS EXCEPT PER SHARE DATE)
  1993
    Revenues...........................................................    115.3      116.3      102.7       102.6       436.9
    Gross profit (a)...................................................     19.0       22.5        8.5      (130.7)      (80.7)
    Income (loss) from operations......................................     12.0       15.4        1.2      (141.6)(b)  (113.0)
    Net income (loss)..................................................     (0.4)       4.0        2.4       (83.1)      (77.1)
    Earnings (loss) attributable to common shares......................     (2.2)       2.3        0.6       (84.8)      (84.1)
    Earnings (loss) attributable to common shares per share............    (0.02)      0.02       0.01       (0.95)      (0.94)
    Average shares outstanding (millions)..............................     89.6       89.7       89.8        89.8        89.7
  1992
    Revenues...........................................................     78.5       97.7      127.9       123.4       427.5
    Gross profit (a)...................................................      2.9       34.1       32.0        19.4        88.4
    Income (loss) from operations......................................     (3.5)      25.1       24.4        11.5        57.5
    Net income (loss)..................................................     (8.8)       1.8        7.3        (1.7)       (1.4)
    Earnings (loss) attributable to common shares......................     (8.8)       1.0        5.5        (3.4)       (5.7)
    Earnings (loss) attributable to common shares per share............     (.14)       .01        .06        (.04)       (.07)
    Average shares outstanding (millions)..............................     64.3       72.7       89.4        89.5        79.0

__________

  (a) Revenues less operating expenses other than general and administrative.

  (b) Includes charges of $99.3 million for impairment of oil and gas properties and $38.6 million for restructuring charges.

                        SANTA FE ENERGY RESOURCES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED
                                            MARCH 31,
                                       --------------------
                                         1994       1993
                                       ---------  ---------
Revenues
    Crude oil and liquids............  $    58.6  $    80.5
    Natural gas......................       28.1       28.6
    Natural gas systems..............         --        3.0
    Crude oil marketing and
      trading........................        2.7        2.3
    Other............................        0.9        0.9
                                       ---------  ---------
                                            90.3      115.3
                                       ---------  ---------
Costs and Expenses
    Production and operating.........       40.6       42.7
    Oil and gas systems and
      pipelines......................         --        1.1
    Exploration, including dry hole
      costs..........................        5.0        7.1
    Depletion, depreciation and
      amortization...................       32.1       37.6
    General and administrative.......        7.6        7.0
    Taxes (other than income)........        7.4        7.1
    Restructuring charges............        7.0         --
    Loss (gain) on disposition of oil
      and gas properties.............       (9.4)       0.7
                                       ---------  ---------
                                            90.3      103.3
                                       ---------  ---------
Income (Loss) from Operations........         --       12.0
    Interest income..................        0.2        1.2
    Interest expense.................      (10.3)     (13.7)
    Interest capitalized.............        0.9        1.1
    Other income (expense)...........        0.9       (0.2)
                                       ---------  ---------
Income (Loss) Before Income Taxes....       (8.3)       0.4
    Income tax benefit (expense).....        5.8       (0.8)
                                       ---------  ---------
Net Income (Loss)....................       (2.5)      (0.4)
Preferred dividend requirement.......       (1.8)      (1.8)
                                       ---------  ---------
Earnings (Loss) Attributable to
  Common Shares......................  $    (4.3) $    (2.2)
                                       =========  =========
Earnings (Loss) Attributable to
  Common Shares Per Share............  $   (0.05) $   (0.02)
                                       =========  =========
Weighted Average Number of Shares
  Outstanding (in millions)..........       89.9       89.6
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                        MARCH 31,     DECEMBER 31,
                                           1994           1993
                                       ------------   ------------
                                       (UNAUDITED)
               ASSETS
Current Assets
    Cash and cash equivalents........  $        3.2    $      4.8
    Accounts receivable..............          78.4          87.4
    Inventories......................           9.7           8.7
    Assets held for sale.............          49.1          59.5
    Other current assets.............          11.7          12.2
                                       ------------    ----------
                                              152.1         172.6
                                       ------------    ----------
Investment in Hadson Corporation.....          57.0          56.2
                                       ------------    ----------
Properties and Equipment, at cost
    Oil and gas (on the basis of
      successful efforts
      accounting)....................       2,081.0       2,064.3
    Other............................          27.0          27.3
                                       ------------    ----------
                                            2,108.0       2,091.6
    Accumulated depletion,
      depreciation, amortization and
      impairment.....................      (1,289.8)     (1,258.9)
                                       ------------    ----------
                                              818.2         832.7
                                       ------------    ----------
Other Assets
    Receivable under gas balancing
      arrangements...................           4.0           3.9
    Other............................          10.9          11.5
                                       ------------    ----------
                                               14.9          15.4
                                       ------------    ----------
                                       $    1,042.2    $  1,076.9
                                       ============    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts payable.................  $       85.0    $     93.5
    Interest payable.................           0.8          10.2
    Current portion of long-term
      debt...........................          42.9          44.3
    Other current liabilities........          16.2          18.1
                                       ------------    ----------
                                              144.9         166.1
                                       ------------    ----------
Long-Term Debt.......................         403.5         405.4
                                       ------------    ----------
Deferred Revenues....................           8.2           8.6
                                       ------------    ----------
Other Long-Term Obligations..........          43.9          48.8
                                       ------------    ----------
Deferred Income Taxes................          41.0          44.4
Commitments and Contingencies
  (Note 5)...........................            --            --
                                       ------------    ----------
Convertible Preferred Stock..........          80.0          80.0
                                       ------------    ----------
Shareholders' Equity
    Preferred stock..................            --            --
    Common stock.....................           0.9           0.9
    Paid-in capital..................         498.3         496.9
    Unamortized restricted stock
      awards.........................          (0.1)         (0.1)
    Accumulated deficit..............        (178.1)       (173.8)
    Foreign currency translation
      adjustment.....................          (0.3)         (0.3)
                                       ------------    ----------
                                              320.7         323.6
                                       ------------    ----------
                                       $    1,042.2    $  1,076.9
                                       ============    ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)

                                         THREE MONTHS ENDED
                                             MARCH 31,
                                       ----------------------
                                          1994        1993
                                       ----------  ----------
Operating Activities:
    Net income (loss)................  $     (2.5) $     (0.4)
    Adjustments to reconcile net
      income (loss) to net cash
      provided by operating
      activities:
        Depletion, depreciation and
          amortization...............        32.1        37.6
        Restructuring charges........         1.0          --
        Deferred income taxes........        (3.4)       (0.4)
        Net loss (gain) on
          disposition of
          properties.................        (9.4)        0.7
        Exploratory dry hole
          costs......................         0.6         1.3
        Other........................        (0.1)        0.7
    Changes in operating assets and
      liabilities:
        Decrease (increase) in
          accounts receivable........         9.0         2.3
        Decrease (increase) in income
          tax refund receivable......          --        16.2
        Decrease (increase) in
          inventories................        (1.0)       (4.7)
        Increase (decrease) in
          accounts payable...........         2.8        (3.4)
        Increase (decrease) in
          interest payable...........        (9.4)       (8.9)
        Increase (decrease) in income
          taxes payable..............        (0.1)        1.3
        Net change in other assets
          and liabilities............        (5.3)       (0.7)
                                       ----------  ----------
Net Cash Provided by Operating
  Activities.........................        14.3        41.6
                                       ----------  ----------
Investing Activities:
    Capital expenditures, including
      exploratory dry hole costs.....       (30.5)      (30.0)
    Acquisitions of producing
      properties, net of related
      debt...........................        (0.6)       (4.7)
    Net proceeds from sales of
      properties.....................        20.3         7.4
    Increase in partnership interest
      due to reinvestment............          --        (0.5)
                                       ----------  ----------
Net Cash Used in Investing
  Activities.........................       (10.8)      (27.8)
                                       ----------  ----------
Financing Activities:
    Net change in debt...............        (3.3)      (30.1)
    Cash dividends paid..............        (1.8)       (5.3)
                                       ----------  ----------
Net Cash Used in Financing
  Activities.........................        (5.1)      (35.4)
                                       ----------  ----------
Net Decrease in Cash and Cash
  Equivalents........................        (1.6)      (21.6)
Cash and Cash Equivalents at
  Beginning of Period................         4.8        83.8
                                       ----------  ----------
Cash and Cash Equivalents at End of
  Period.............................  $      3.2  $     62.2
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
                        (SHARES AND DOLLARS IN MILLIONS)

                                                                                                 FOREIGN
                                                                    UNAMORTIZED                  CURRENCY
                                        COMMON STOCK                RESTRICTED                   TRANSLA-       TOTAL
                                       ---------------   PAID-IN      STOCK       ACCUMULATED      TION       SHAREHOLDERS'
                                       SHARES   AMOUNT   CAPITAL      AWARDS        DEFICIT     ADJUSTMENT      EQUITY
                                       ------   ------   -------    -----------   ------------  ----------    -------------
Balance at December 31, 1993.........    89.8    $0.9    $ 496.9     $  (0.1)     $  (173.8)     $ (0.3)       $ 323.6
  Issuance of common stock...........     0.1      --        1.4          --             --          --            1.4
  Net loss...........................      --      --         --          --           (2.5)         --           (2.5)
  Dividends declared.................      --      --         --          --           (1.8)         --           (1.8)
                                         ----    ----    -------     -------      ---------      ------        -------
Balance at March 31, 1994............    89.9    $0.9    $ 498.3     $  (0.1)     $  (178.1)     $ (0.3)       $ 320.7
                                         ====    ====    =======     =======      =========      ======        =======

Balance at December 31, 1992.........    89.5    $0.9    $ 494.3     $  (0.4)     $   (78.0)     $ (0.2)       $ 416.6
  Issuance of common stock...........     0.2      --        1.8          --             --          --            1.8
  Amortization of restricted
   stock awards......................      --      --         --         0.1             --          --            0.1
  Net loss...........................      --      --         --          --           (0.4)         --           (0.4)
  Dividends declared.................      --      --         --          --           (5.3)         --           (5.3)
                                         ----    ----    -------     -------      ---------      ------        -------
Balance March 31, 1993...............    89.7    $0.9    $ 496.1     $  (0.3)     $   (83.7)     $ (0.2)       $ 412.8
                                         ====    ====    =======     =======      =========      ======        =======


   The accompanying notes are an integral part of these financial statements.

                        SANTA FE ENERGY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  ACCOUNTING POLICIES

    The unaudited consolidated financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe" or the "Company") reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's financial position at March 31, 1994 and the Company's results of operations and cash flows for the three-month periods ended March 31, 1994 and 1993. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.

    These financial statements and the notes thereto should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 1993.

(2)  CORPORATE RESTRUCTURING PROGRAM

    In the fourth quarter of 1993 the Company adopted a corporate restructuring program which includes (i) the concentration of capital spending in the Company's core operating areas; (ii) the disposition of non-core assets; (iii) the elimination of the $0.04 per share quarterly common stock dividend; and
(iv) an evaluation of the Company's capital and cost structures.

    The Company's non-core asset disposition program includes the sale of its natural gas gathering and processing assets to Hadson Corporation ("Hadson"), the sale to Vintage Petroleum, Inc. of certain southern California and Gulf Coast oil and gas producing properties and the sale to Bridge Oil (U.S.A.) Inc. of certain Mid-Continent and Rocky Mountain oil and gas producing properties and undeveloped acreage. Based on the evaluation of its capital and cost structures, the Company (i) implemented a cost reduction program which includes the reduction of its salaried work force by approximately 20%, an improvement in the efficiency of its information systems and reductions in other general and administrative costs and (ii) determined to proceed with a refinancing of certain of its long-term debt.

    In implementing the corporate restructuring program, in 1993 the Company recorded restructuring charges of $38.6 million comprised of (i) losses on property dispositions of $27.8 million; (ii) long-term debt repayment penalties of $8.6 million; and (iii) accruals for certain personnel benefits and related costs of $2.2 million. In the first quarter of 1994 the Company recorded additional restructuring charges of $7.0 million comprised of severance, benefits and relocation expenses associated with the cost reduction program.

(3)  STATEMENT OF CASH FLOWS

    The Company made interest and income tax payments as follows during the three months ended March 31, 1994 and 1993 (in millions of dollars):

                                            1994       1993
                                            ----       ----
Interest payments....................       21.2       21.5
Income tax payments..................        0.8        0.8

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

(4)  INVESTMENT IN HADSON CORPORATION

    The following table summarizes the Company's investment in Hadson Corporation ("Hadson") and the changes in such investment during the three months ended March 31, 1994 (in millions of dollars):

                                           INVESTMENT IN
                                        -------------------
                                        PREFERRED    COMMON
                                          STOCK      STOCK     TOTAL
                                        ---------    ------    -----
Investment at December 31, 1993......      48.7        7.5      56.2
Preferred dividends, paid in-kind....       1.4         --       1.4
Equity in loss attributable to common
  shares.............................        --       (0.6)     (0.6)
                                           ----       ----      ----
Investment at March 31, 1994.........      50.1        6.9      57.0
                                           ====       ====      ====

    The following table summarizes Hadson's results of operations for the three months ended March 31, 1994 (in millions of dollars):

Revenues.............................      193.2
Expenses.............................     (192.8)
                                          ------
Income before income taxes...........        0.4
Income taxes.........................         --
                                          ------
Net income...........................        0.4
Preferred dividend requirement.......       (1.4)
                                          ------
Loss attributable to common
  shares.............................       (1.0)
                                          ======

(5)  COMMITMENTS AND CONTINGENCIES

  NATURAL GAS HEDGING PROGRAM

    In the third quarter of 1992 the Company initiated a hedging program with respect to its sales of natural gas. The Company has used various instruments whereby monthly settlements are based on the differences between the price or range of prices specified in the instruments and the settlement price of certain natural gas futures contracts quoted on the New York Mercantile Exchange. In instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference; in instances where the applicable settlement price is higher than the specified prices the Company pays an amount based on the difference. The instruments utilized by the Company differ from futures contracts in that there is no contractual obligation which requires or allows for the future delivery of the product. For the three months ended March 31, 1994 and 1993, hedges resulted in a reduction in natural gas revenues of $0.3 million and $0.8 million, respectively.

    The Company has open natural gas hedging contracts covering approximately
6.0 Bcf during the period March through September 1994. The "approximate break-even price" (the average of the monthly settlement prices of the applicable futures contracts which would result in no settlement being due to or from the Company) with respect to such contracts is approximately $1.89 per Mcf. The Company has no other outstanding natural gas hedging instruments.

  ENVIRONMENTAL REGULATION

    Federal, state and local laws and regulations relating to environmental quality control affect the Company in all of its oil and gas operations. The Company has been identified as one of over 250 potentially responsible parties ("PRPs") at a superfund site in Los Angeles County, California. The site was operated by a third party as a waste disposal facility from 1948 until 1983. The Environmental Protection Agency ("EPA") is requiring the PRPs to undertake remediation of the site in

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

several phases, which include site monitoring and leachate control, gas control and final remediation. In 1989, the EPA and a group of the PRPs entered into a consent decree covering the site monitoring and leachate control phases of remediation. The Company is a member of the group that is responsible for carrying out this first phase of work, which is expected to be completed in five to eight years. The maximum liability of the group, which is joint and several for each member of the group, for the first phase is $37.0 million, of which the Company's share is expected to be approximately $2.4 million ($1.3 million after recoveries from working interest participants in the unit at which the wastes were generated) payable over the period that the phase one work is performed. The EPA and a group of PRPs of which the Company is a member have also entered into a subsequent consent decree with respect to the second phase of work (gas control). The liability of this group has not been capped, but is estimated to be $130.0 million. The Company's share of costs of this phase, however, is expected to be approximately of the same magnitude as that of the first phase because more parties are involved in the settlement. The Company has provided for costs with respect to the first two phases, but it cannot currently estimate the cost of any subsequent phases of work or final remediation which may be required by the EPA.

    In 1989, Adobe received requests from the EPA for information pursuant to
Section 104(e) of CERCLA with respect to the D. L. Mud and Gulf Coast Vacuum Services superfund sites located in Abbeville, Louisiana. The EPA has issued its record of decision at the Gulf Coast Site and on February 9, 1993 the EPA issued to all PRP's at the site a settlement order pursuant to Section 122 of CERCLA. Earlier, an emergency order pursuant to Section 106 of CERLA was issued on December 11, 1992, for purposes of containment due to the Louisiana rainy season. On December 15, 1993 the Company entered into a sharing agreement with other PRP'S to participate in the final remediation of the Gulf Coast site. The Company's share of the remediation is approximately $600,000 and includes its proportionate share of those PRPs who do not have the financial resources to provide their share of the work at the site. A former site owner has already conducted remedial activities at the D. L. Mud Site under a state agency agreement. The extent, if any, of any further necessary remedial activity at the
D. L. Mud Site has not been finally determined.

    The Company has received a request for information from the EPA regarding the Lee Acres Landfill CERCLA site in New Mexico. The Company advised the EPA that it was not able to locate any information indicating that it had used that facility. The Company is investigating its potential connection, if any, to this facility and is not able to estimate its share of costs, if any, for the site at this time.

    On April 4, 1994, the Company received a request from the EPA for information pursuant to Section 104(a) of CERCLA and a letter ordering the Company and seven other PRPs to negotiate with the EPA regarding implementation of a remedial plan for a site located in Santa Fe Springs, California. The Company owned the property on which the site is located from 1921 to 1932. After the Company sold the property, hazardous wastes were allegedly disposed there by a third party who operated a disposal site. The EPA estimates that the total past and future costs for remediation will approximate $9 million. The Company believes that it has valid defenses to liability. While it is still investigating its exposure, if any, for the remedial costs, the Company does not believe that any such costs would be material.

  EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain key employees. The initial term of each agreement expired on December 31, 1990 and, on January 1, 1991 and beginning on each January 1 thereafter, is automatically extended for one-year periods, unless by September 30 of any year the Company gives notice that the agreement will not be extended. The term of the

                        SANTA FE ENERGY RESOURCES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

agreements is automatically extended for 24 months following a change of control. The consummation of the merger of Adobe Resources into the Company in 1992 constituted a change of control as defined in the agreements.

In the event that following a change of control employment is terminated for reasons specified in the agreements, the employee would receive: (i) a lump sum payment equal to two years' base salary; (ii) the maximum possible bonus under the terms of the Company's incentive compensation plan; (iii) a lapse of restrictions on any outstanding restricted stock grants and full payout of any outstanding Phantom Units; (iv) cash payment for each outstanding stock option equal to the amount by which the fair market value of the common stock exceeds the exercise price of the option; and, (v) life, disability and health benefits for a period of up to two years. In addition, payments and benefits under certain employment agreements are subject to further limitations based on certain provisions of the Internal Revenue Code.

  OTHER MATTERS

    The Company has several long-term contracts ranging up to fifteen years for the supply and transportation of approximately 30 million cubic feet per day of natural gas. In the aggregate, these contracts involve a minimum commitment on the part of the Company of approximately $10 million per year.

    There are other claims and actions, including certain other environmental matters, pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions could be significant to the results of operations of any period but would not be material to the Company's consolidated financial position.

NO DEALER, SALESPERSON OR ANY OTHER               10,700,000 SHARES
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY                 SANTA FE ENERGY
THE COMPANY OR ANY OF THE                         RESOURCES, INC.
UNDERWRITERS. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER OR SOLICITATION BY ANYONE IN
ANY JURISDICTION IN WHICH SUCH OFFER
OR SOLICITATION IS NOT AUTHORIZED OR              $            SERIES A
IN WHICH THE PERSON MAKING SUCH OFFER             CONVERTIBLE PREFERRED STOCK
IS NOT QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO                  (DIVIDEND ENHANCED CONVERTIBLE
MAKE SUCH SOLICITATION.                           STOCKSM--DECSSM)

        -------------------

         TABLE OF CONTENTS                                    (Logo)

                                         PAGE
                                       ------
Available Information..................     2
Documents Incorporated by Reference....     2
Certain Definitions....................     2
Prospectus Summary.....................     3
Investment Considerations..............    12     SALOMON BROTHERS INC
Ratios of Earnings to Fixed Charges....    17
Use of Proceeds........................    17
Capitalization.........................    18
Price Range of Common Stock and                   LAZARD FRERES & CO.
  Dividends............................    19
Selected Financial and Operating
  Data.................................    20
Management's Discussion and Analysis of
  Financial Condition and Results of              PAINEWEBBER INCORPORATED
  Operations...........................    22
Business and Properties................    29
Management.............................    47
Description of Capital Stock...........    50
Description of the DECS................    55
Federal Income Tax Considerations......    61
Underwriting...........................    62
Validity of the Securities.............    63     PROSPECTUS
Experts................................    63
Index to Financial Statements..........   F-1     DATED MAY   , 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the registrant in connection with this offering, other than underwriting discounts and commissions, are as follows:

    Securities Act registration fee......................................     $    75,323
    NASD filing fee......................................................          22,844
    Blue Sky qualification fees and expenses.............................          10,200
    Legal fees and expenses..............................................         250,000
    Accounting fees and expenses.........................................         235,000
    Trustee fees.........................................................          25,000
    Transfer agent and registrar fees....................................          30,000
    Stock exchange listing fee...........................................          73,400
    Printing and engraving costs.........................................         250,000
    Miscellaneous expenses...............................................          28,233
                                                                              -----------
      Total..............................................................     $ 1,000,000
                                                                              -----------
                                                                              -----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article NINTH of the Company's Restated Certificate of Incorporation states that:

          "No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages from breach of fiduciary duty by such director as a director; provided, however, that this Article NINTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any facts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

     Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law. Pursuant to such provision, the Company has entered into agreements with various of its officers, directors and employees which provide for indemnification of such persons.

     Pursuant to the Underwriting Agreements filed as Exhibit 1.1 and Exhibit
1.2 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its officers and directors and persons who control the Company within the meaning of the Securities Act against certain liabilities.

     The Company maintains a $25,000,000 policy of officers and directors liability insurance.

ITEM 16.  EXHIBITS


    1.1      Form of Underwriting Agreement relating to the Debentures*
    1.2      Form of Underwriting Agreement relating to the Series A Convertible Preferred
             Stock*
    3.1      Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant's
             Registration Statement on Form S-2 (Reg. No. 33-32831) and incorporated herein by reference)
    3.2      Bylaws, as amended (filed as Exhibit 3(b) to the Registrant's Annual Report on
             Form 10-K for the year ended December 31, 1992 and incorporated herein by reference)
    4.1      Form of Indenture
    4.2      Form of Debenture (included in Exhibit 4.1)
    4.3      Form of Certificate of Designations of the Series A Convertible Preferred Stock*
    4.4      Form of Stock Certificate representing shares of Series A Convertible Preferred
             Stock (filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A
             relating to the Series A Convertible Preferred Stock and incorporated herein by reference)
    4.5      Specimen Stock Certificate representing shares of Common Stock (filed as Exhibit
             4.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-32831)
             and incorporated herein by reference)
    4.6      Form of Certificate of Designation, Rights and Preferences of the Convertible
             Preferred Stock, Series 7% (filed as Exhibit 3(b) to the Registrant's
             Registration Statement on Form S-4 (Reg. No. 33-45043) and incorporated herein by reference)
    5.1      Opinion of Andrews & Kurth L.L.P. re. Legality of Securities*
    7.1      Opinion of Andrews & Kurth L.L.P. re. Liquidation Preference*
    8.1      Opinion of Andrews & Kurth L.L.P. re. Tax Matters (included in their opinion filed as Exhibit 5.1)*
   23.1      Consent of Price Waterhouse
   23.2      Consent of Andrews & Kurth L.L.P. (included in their opinion filed as Exhibit
             5.1)*
   23.3      Consent of Ryder Scott Company, independent petroleum engineers
   24.1      A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page contained in Part II of this
             Registration Statement*
   24.2      Power of attorney of David M. Schulte, pursuant to which amendments to this
             Registration Statement may be filed*
   25.1      Statement of eligibility of Trustee*


- ---------------

* Previously filed

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the forms of prospectuses filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Santa Fe Energy Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 17, 1994.


                                          SANTA FE ENERGY RESOURCES, INC.

                                          By:      /S/  DAVID L. HICKS
                                                        David L. Hicks
                                                      Vice President-Law

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                               TITLE                        DATE
- -------------------------------------   ----------------------------------  -------------------
           JAMES L. PAYNE*              Chairman of the Board, President    May 17, 1994
- -------------------------------------   and Chief Executive Officer and
           James L. Payne               Director (Principal Executive
                                        Officer)
         MICHAEL J. ROSINSKI*           Vice President and Chief Financial  May 17, 1994
- -------------------------------------   Officer (Principal financial and
         Michael J. Rosinski            accounting officer)
           ROD F. DAMMEYER*                          Director               May 17, 1994
- -------------------------------------
           Rod F. Dammeyer
         WILLIAM E. GREEHEY*                         Director               May 17, 1994
- -------------------------------------
         William E. Greehey
           ROBERT D. KREBS*                          Director               May 17, 1994
- -------------------------------------
           Robert D. Krebs
          ALLAN V. MARTINI*                          Director               May 17, 1994
- -------------------------------------
          Allan V. Martini
          MICHAEL A. MORPHY*                         Director               May 17, 1994
- -------------------------------------
          Michael A. Morphy
          REUBEN F. RICHARDS*                        Director               May 17, 1994
- -------------------------------------
         Reuben F. Richards
           MARC J. SHAPIRO*                          Director               May 17, 1994
- -------------------------------------
           Marc J. Shapiro

              SIGNATURE                               TITLE                        DATE
- -------------------------------------   ----------------------------------  -------------------
           ROBERT F. VAGT*                           Director               May 17, 1994
- -------------------------------------
           Robert F. Vagt
         KATHRYN D. WRISTON*                         Director               May 17, 1994
- -------------------------------------
         Kathryn D. Wriston
           MELVYN N. KLEIN*                          Director               May 17, 1994
- -------------------------------------
           Melvyn N. Klein
          DAVID M. SCHULTE*                          Director               May 17, 1994
- -------------------------------------
          David M. Schulte
*By:   /s/  DAVID L. HICKS
- -------------------------------------
           David L. Hicks,
          Attorney-in-fact